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As filed with the Securities and Exchange Commission on April 1, 2020

Registration No. 333-[    •    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity National Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6361 (Primary Standard Industrial Classification Code Number)	16-1725106 (I.R.S. Employer Identification No.)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:
Alexander M. Dye, Esq. Laura L. Delanoy, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Eric L. Marhoun, Esq. Executive Vice President, General Counsel & Secretary 4th Floor Boundary Hall, Cricket Square Grand Cayman KY1-1102 Cayman Islands (345) 947-5614	Todd E. Freed, Esq. Jon A. Hlafter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all conditions to the proposed transaction described herein have been satisfied or waived, as applicable, and upon completion of the mergers described in the enclosed proxy statement/prospectus.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered†	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

FNF Common Stock, par value of $0.0001 per share	25,174,891(1)	N/A	$644,154,366(2)	$83,612(3)

†
Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities of FNF as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)
The number of shares of FNF Common Stock, par value $0.0001, per share, of the registrant represents the estimated maximum number of shares of the registrant's common stock to be issued pursuant to the merger agreement described herein. The number of shares of common stock is based on the sum of (i) the product obtained by multiplying (x) 221,807,598 ordinary shares of FGL Holdings ("FGL"), par value of $0.0001 per share, estimated to be outstanding immediately prior to the first merger (which will be canceled on completion of the first merger) by (y) 0.40 by (z) the exchange ratio of 0.2558 of a share of FNF Common Stock for each FGL ordinary share and (ii) the product obtained by multiplying (x) 121,175 shares of Series B preferred stock of FGL, par value $0.0001 per share (the "Series B Shares"), outstanding immediately prior to the first merger (which will be canceled on completion of the first merger) by (y) the liquidation preference ($1,000 per share plus accrued and unpaid dividends thereon, estimated as of a June 30, 2020 closing date) divided by $48.87.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of FGL ordinary shares (the securities to be canceled on completion of the first merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (x) $9.535, the average of the high and low prices per FGL ordinary share on March 26, 2020, as quoted on the New York Stock Exchange, multiplied by (y) 221,928,773, the estimated number of FGL ordinary shares and Series B Shares to be exchanged pursuant to the first merger, less (ii) $1,471,936,485, which is the estimated maximum amount of cash to be paid by the registrant pursuant to the first merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

            The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Fidelity National Financial, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 1, 2020

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman KY1-1102, Cayman Islands

         [    •    ], 2020

Dear FGL Shareholder:

         On February 7, 2020, FGL Holdings, a Cayman Islands exempted company ("FGL"), entered into an Agreement and Plan of Merger (the "merger agreement"), by and among FGL, Fidelity National Financial, Inc., a Delaware corporation ("FNF"), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF ("Merger Sub I"), and F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF ("Merger Sub II" and, together with Merger Sub I, "Merger Subs"). Upon the terms and subject to the conditions set forth in the merger agreement, at the time of the closing of the transactions contemplated by the merger agreement: (i) Merger Sub I will be merged with and into FGL (the "first merger") with FGL surviving the first merger (the "surviving company") and becoming a wholly owned subsidiary of FNF as a result of the first merger in accordance with the Companies Law (2020 Revision) of the Cayman Islands (the "CICL"); and (ii) immediately following the first merger, the surviving company will be merged with and into Merger Sub II (the "second merger" and, together with the first merger, the "mergers") with Merger Sub II surviving the second merger and remaining a wholly owned subsidiary of FNF as a result of the second merger in accordance with the CICL.

         Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) shall be canceled and converted automatically into the right to receive (i) $12.50 in cash (the "cash consideration") or (ii) 0.2558 shares of FNF common stock (the "stock consideration"), at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement and the aggregate amount of cash consideration not exceeding $1,471,936,485. Your right to elect to receive the cash consideration or the stock consideration is subject to proration as described in the section entitled "The Mergers—Procedures for Election—Proration Procedures."

         The mergers, taken together, are intended to be treated as a single integrated transaction for U.S. federal income tax purposes that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. Please see the discussion in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" of the accompanying proxy statement/prospectus.

         We will hold an extraordinary general meeting in connection with the proposed mergers on [    •    ], 2020 at [The Ritz Carlton, Grand Cayman, Seven Mile Beach, Grand Cayman KY1-1209, Cayman Islands] at [    •    ] a.m., local time (unless the FGL extraordinary general meeting is adjourned). At the FGL extraordinary general meeting (or any adjournment thereof), shareholders will be asked to vote on proposals to approve the merger agreement, the plans of merger required to be filed with the Cayman Islands Registrar of Companies, attached as an exhibit to the merger agreement (as it may be amended from time to time, the "plans of merger"), the mergers, and the transactions contemplated by the merger agreement and the plans of merger, including changing the authorised share capital of FGL and adopting an amended and restated memorandum and articles of association of FGL. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate.

         Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. Approval of the non-binding compensation advisory proposal, the adjournment proposal and the authorised share capital proposal requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present). We cannot complete the mergers unless FGL shareholders approve the merger agreement proposal, the amendment proposal and the authorised share capital proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the FGL extraordinary general meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or via the internet at www.cstproxyvote.com as promptly as possible so that your shares may be represented and voted at the FGL extraordinary general meeting (or any adjournment thereof).

         After careful consideration, the special committee of the board of directors of FGL (the "FGL special committee") comprised solely of independent directors not affiliated with FNF or The Blackstone Group Inc. ("Blackstone") unanimously determined that it is fair and in the best interests of FGL, and declared it advisable, to enter into the merger agreement. The FGL special committee unanimously recommends that the FGL shareholders vote "FOR" the proposals to approve the merger agreement, the plans of merger, the mergers, the transactions contemplated by the merger agreement and the plans of merger, the amended and restated memorandum and articles of association and the change to the authorised share capital of FGL.

         In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain compensation that will or may be paid or become payable to FGL's named executive officers that is based on or otherwise relates to the acquisition. The FGL special committee unanimously recommends that FGL shareholders vote "FOR" the named executive officer acquisition-related compensation advisory proposal described in the accompanying proxy statement/prospectus.

         The obligations of FGL and FNF to complete the acquisition are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement/prospectus contains detailed information about FGL and FNF, the FGL extraordinary general meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

         This proxy statement/prospectus is an important document containing answers to frequently asked questions and a summary description of the mergers and the merger agreement, followed by more detailed information about FNF, FGL, the mergers, and the other matters to be voted upon by FGL shareholders as part of the FGL extraordinary general meeting. We urge you to read this document carefully and in its entirety. In particular, you should consider the matters discussed under "Risk Factors".

         Thank you for your consideration of this matter and your continued confidence in FGL.

Sincerely,
Chinh E. Chu Chairman of the Special Committee of the Board of Directors of FGL Holdings

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGERS, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [    •    ], 2020 and, together with the enclosed form of proxy, is first being mailed to FGL shareholders on or about [    •    ], 2020.

FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman KY1-1102, Cayman Islands

NOTICE OF EXTRAORDINARY GENERAL MEETING

DATE & TIME	[•], 2020 at [•] a.m., local time.
PLACE	[The Ritz Carlton, Grand Cayman Seven Mile Beach Grand Cayman KY1-1209, Cayman Islands]
ITEMS OF BUSINESS	Consider and vote on:

•

A proposal to approve the Agreement and Plan of Merger, dated as of February 7, 2020, by and among FGL Holdings, Fidelity National Financial, Inc., F I Corp. and F II Corp., a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part, and pursuant to which FGL will be acquired by FNF, the plans of merger, copies of which are attached as Annex B and Annex C to the proxy statement/prospectus of which this notice forms a part, the mergers, and the transactions contemplated by the merger agreement and the plans of merger;

•

A proposal to adopt the Amended and Restated Memorandum and Articles of Association appended to the merger agreement and copy of which is included as Annex D to the proxy statement/prospectus of which this notice forms a part;

•

A proposal to alter the authorised share capital of FGL from US$90,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each and 100,000,000 preferred shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, as indicated in the "first plan of merger" appended to the merger agreement and a copy of which is attached as Annex B to the proxy statement/prospectus of which this notice forms a part;

•

A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to FGL's named executive officers that is based on or otherwise relates to the mergers; and

•

A proposal to approve an adjournment of the extraordinary general meeting of FGL (the "FGL extraordinary general meeting"), including, if necessary, to solicit additional proxies in favor of the proposal to approve the merger agreement, if a quorum is present and there are not sufficient votes at the time of such adjournment to approve the merger agreement, the plans of merger, the mergers and the transactions contemplated by the merger agreement and the plans of merger.

RECORD DATE	Shareholders of record at the close of business on [•], 2020 are entitled to notice of and may vote at the FGL extraordinary general meeting.
VOTING BY PROXY

The FGL special committee is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the FGL extraordinary general meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement/prospectus and enclosed proxy card. If you later decide to vote in person at the FGL extraordinary general meeting, information on revoking your proxy prior to the FGL extraordinary general meeting is also provided.

RECOMMENDATIONS	The FGL special committee unanimously recommends that you vote:
• "FOR" the proposal to approve the merger agreement, the plans of merger, the mergers and the transactions contemplated by the merger agreement and the plans of merger;

•

"FOR" the proposal to adopt the Amended and Restated Memorandum and Articles of Association appended to the merger agreement and copy of which is included as Annex D to the proxy statement/prospectus of which this notice forms a part;

•

"FOR" the proposal to alter the authorised share capital of FGL from US$90,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each and 100,000,000 preferred shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, as indicated in the "first plan of merger" appended to the merger agreement and a copy of which is attached as Annex B to the proxy statement/prospectus of which this notice forms a part;

•

"FOR" the proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to FGL's named executive officers that is based on or otherwise relates to the mergers; and

•

"FOR" the proposal to authorise the adjournment of the FGL extraordinary general meeting by FGL to permit further solicitation of proxies if a quorum is present and sufficient votes are not represented at the FGL extraordinary general meeting to approve the merger agreement, the plans of merger, the mergers, and the transactions contemplated by the merger agreement and the plans of merger.

RIGHTS OF DISSENTING SHARES

Under Cayman Islands law, if the merger is completed, FGL shareholders who provided written objection to the mergers before the vote at the FGL extraordinary general meeting to authorise the merger agreement, the plans of merger, the mergers and transactions contemplated by the merger agreement and the plans of merger, and thereafter perfect and do not withdraw their dissent will not receive the merger consideration and will have the right to be paid the fair value of their shares, as agreed with such dissenting shareholders or, failing such agreement, as ultimately determined by the Grand Court of the Cayman Islands; provided that they comply with all of the requirements of Section 238 of the CICL. This fair value amount could be more than, the same as or less than the per share merger consideration of $12.50 in cash or 0.2558 shares of FNF common stock per share payable pursuant to the terms of the merger agreement. Dissenters' rights are available only to registered holders of FGL ordinary shares. Section 238 of the CICL is reproduced in its entirety in Annex F to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

        YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE FGL EXTRAORDINARY GENERAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR BY MAIL BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE FGL EXTRAORDINARY GENERAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

        Your proxy may be revoked at any time before the vote at the FGL extraordinary general meeting, or any adjournment thereof, by following the procedures outlined in the accompanying proxy statement/prospectus.

        Please note that we intend to limit attendance at the FGL extraordinary general meeting to shareholders as of the record date (or their authorised representatives). If your shares are held by a broker, bank or other nominee, please bring to the FGL extraordinary general meeting your account statement evidencing your beneficial ownership of FGL ordinary shares as of the record date. All shareholders should also bring photo identification.

        As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate.

        The proxy statement/prospectus of which this notice forms a part provides a detailed description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the mergers or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your FGL ordinary shares, please contact FGL's proxy solicitor:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, Connecticut 06902
Shareholders May Call Toll-Free: 1-(800)-662-5200
Banks and Brokers Call Collect: (203)-658-9400
Email: FGL.info@investor.morrowsodali.com

                      By Order of the Special Committee of the Board of Directors of FGL Holdings,

                      Chinh E. Chu
                       Chairman of the Special Committee of the Board of Directors of FGL Holdings

Grand Cayman, Cayman Islands
[    •    ], 2020

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about FGL and FNF from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by visiting FNF's website (www.fnf.com) or FGL's website (www.fglife.bm) or requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Fidelity National Financial, Inc.	FGL Holdings
601 Riverside Avenue	4th Floor
Jacksonville, Florida 32204	Boundary Hall, Cricket Square
(904) 854-8100	Grand Cayman KY1-1102, Cayman Islands
Attention: Corporate Secretary	(345) 947-5614
Attention: Investor Relations

        In addition, if you have questions about the mergers or the FGL extraordinary general meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact Morrow Sodali, FGL's proxy solicitor, at the address, telephone number and email listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, Connecticut 06902
Shareholders May Call Toll-Free: 1-(800)-662-5200
Banks and Brokers Call Collect: (203)-658-9400
Email: FGL.info@investor.morrowsodali.com

        If you would like to request any documents, please do so by 11:59 p.m. Eastern time, on [    •    ], 2020 in order to receive them before the FGL extraordinary general meeting.

        For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information."

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the "SEC") by FNF, constitutes a prospectus of FNF under the Securities Act of 1933, as amended (referred to as the "Securities Act"), with respect to the shares of FNF Group common stock (referred to as the "FNF common stock") to be issued to FGL shareholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for FGL under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the FGL extraordinary general meeting.

        FNF has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to FNF, and FGL has supplied all information contained herein or incorporated by reference into this proxy statement/prospectus relating to FGL. FNF and FGL have both contributed information relating to the transactions. You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorised to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2020, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this proxy statement/prospectus to FGL shareholders nor the issuance by FNF of shares of FNF common stock pursuant to the mergers will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding FGL has been provided by FGL and information contained in this proxy statement/prospectus regarding FNF has been provided by FNF.

        Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:

  •
  "adjournment proposal" means the proposal to authorise the adjournment of the FGL extraordinary general meeting by FGL to permit further solicitation of proxies if a quorum is present and sufficient votes are not represented at the FGL extraordinary general meeting to approve the merger agreement proposal;

  •
  "amendment proposal" means the proposal to adopt the Amended and Restated Memorandum and Articles of Association appended to the merger agreement and copy of which is included as Annex D to this proxy statement/prospectus;

  •
  "authorised share capital proposal" means the proposal to alter the authorised share capital of FGL from US$90,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each and 100,000,000 preferred shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, as indicated in the "first plan of merger" appended to the merger agreement and a copy of which is attached as Annex B to this proxy statement/prospectus;

  •
  "cash electing share" means each FGL ordinary share with respect to which a cash election has been properly made and not revoked;

  •
  "cash election" means the election by a FGL shareholder to receive cash as merger consideration in respect of a FGL ordinary share;

  •
  "closing" means the closing of the mergers;

  •
  "Code" means the Internal Revenue Code of 1986, as amended;

  •
  "combined company" refers collectively to FNF and FGL, following completion of the mergers;

  •
  "Credit Suisse" means Credit Suisse Securities (USA) LLC, financial advisor to FGL;

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended;

  •
  "exchange agent" means Continental Stock Transfer & Trust Company;

  •
  "exchange ratio" means 0.2558 shares of FNF common stock per FGL ordinary share;

  •
  "Excluded Party" means those third parties that contacted FGL and made a bona fide written Takeover Proposal during the Go-Shop Period that the FGL special committee has determined, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal;

  •
  "first effective time" means the effective time of the first merger;

  •
  "FGL" means FGL Holdings, a Cayman Islands exempted company;

  •
  "FGL special committee" means the special committee of the board of directors of FGL;

  •
  "FGL ordinary shares" means the ordinary shares of FGL, par value of $0.0001 per share;

  •
  "FGL extraordinary general meeting" means the extraordinary general meeting of FGL shareholders held pursuant to the terms of the merger agreement in order to receive the approval of FGL shareholders of the merger agreement proposal, the amendment proposal and the authorised share capital proposal;

  •
  "first merger" means the merger through which Merger Sub I merges with and into FGL, with FGL surviving the merger as a direct wholly owned subsidiary of FNF;

  •
  "FNF" means Fidelity National Financial, Inc., a Delaware corporation;

  •
  "FNF board" means the board of directors of FNF;

  •
  "FNF charter" means the Fifth Amended and Restated Certificate of Incorporation of FNF;

  •
  "FNF common stock" means the FNF Group common stock, par value $0.0001 per share;

  •
  "FNF stockholders" means holders of FNF common stock;

  •
  "Houlihan Lokey" means Houlihan Lokey Capital, Inc., financial advisor to the FGL special committee;

  •
  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  "mergers" refers collectively to the first merger and the second merger;

  •
  "Kirkland" means Kirkland & Ellis LLP;

  •
  "merger agreement" means the Agreement and Plan of Merger, dated as of February 7, 2020, as it may be amended from time to time, by and among FNF, FGL, Merger Sub I and Merger Sub II;

  •
  "merger agreement proposal" means the proposal to approve the merger agreement, the plans of merger, the mergers and the transactions contemplated by the merger agreement and the plans of merger;

  •
  "merger consideration" means the right of holders of FGL ordinary shares (other than dissenting shares or those owned by FGL or any of its subsidiaries thereof) as of the record date for the FGL extraordinary general meeting to receive the cash election consideration or the stock consideration, in each case, in accordance with the merger agreement;

  •
  "Merger Sub I" means F I Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of FNF;

  •
  "Merger Sub II" means F II Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of FNF;

  •
  "Merger Subs" refers collectively to Merger Sub I and Merger Sub II;

  •
  "non-binding compensation advisory proposal" means the proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to FGL's named executive officers that is based on or otherwise relates to the mergers;

  •
  "NYSE" means the New York Stock Exchange;

  •
  "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002;

  •
  "SEC" means the U.S. Securities and Exchange Commission;

  •
  "second merger" means the merger through which FGL merges with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly owned subsidiary of FNF;

  •
  "Securities Act" means the Securities Act of 1933, as amended;

  •
  "Skadden Arps" means Skadden, Arps, Slate, Meagher & Flom LLP;

  •
  "second effective time" means the effective time of the second merger;

  •
  "stock electing share" means each FGL ordinary share with respect to which a stock election has been properly made and not revoked;

  •
  "stock election" means the election by a FGL shareholder to receive FNF common stock as merger consideration in respect of a FGL ordinary share;

  •
  "Superior Proposal" means any Takeover Proposal that the FGL special committee determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms), would be more favorable to the holders of FGL ordinary shares than the mergers (taking into account any binding offers to amend the merger agreement committed to in writing by FNF in response to any Takeover Proposal); provided that for purposes of the definition of "Superior Proposal", all references in the term Takeover Proposal to "15% or more" shall be deemed to be reference to "50% or more."

  •
  "Takeover Proposal" means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding FGL ordinary shares or (ii) 15% or more (based on the fair market value thereof, as determined by the FGL special committee) of the assets (including capital stock of the subsidiaries of FGL) of FGL and/or its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the outstanding FGL ordinary shares or (c) any merger, consolidation, business combination, scheme of arrangement, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving FGL pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 15% or more of any ordinary or common shares of FGL or of the surviving entity in a merger or the resulting direct or indirect parent of FGL or such surviving entity, other than, in each case, the transactions contemplated by the merger agreement.

  •
  "transaction" means the mergers and the other transactions contemplated by the merger agreement and described in this proxy statement/prospectus;

  •
  "we", "our" and "us" refer to FGL and FNF, collectively; and

  •
  "Willkie Farr" means Willkie Farr & Gallagher LLP.

i

ii

iii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a shareholder of FGL, may have regarding the mergers, the consideration to be received in the transaction and the matters being considered at the FGL extraordinary general meeting as well as the answers to those questions. FGL urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers and the other matters being considered at the FGL extraordinary general meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement/prospectus, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement.

Q:    Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because FNF, FGL, Merger Sub I and Merger Sub II have entered into a merger agreement pursuant to which, on the terms and subject to the conditions set forth in the merger agreement, FNF has agreed to acquire FGL by means of a "first merger" of Merger Sub I with and into FGL, with FGL surviving the first merger as a wholly owned subsidiary of FNF, and a subsequent "second merger" of FGL with and into Merger Sub II, with Merger Sub II surviving the second merger as a wholly owned subsidiary of FNF, and your vote is required in connection with the merger. The merger agreement, which governs the terms of the mergers, is attached to this proxy statement/prospectus as Annex A. Copies of the plans of merger are attached to this proxy statement/prospectus as Annex B and Annex C.

  The merger agreement must be approved by the holders of FGL ordinary shares in accordance with the CICL in order for the mergers to be consummated. At the FGL extraordinary general meeting, the FGL shareholders will consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby, along with certain other matters described in this proxy statement/prospectus.

  If the mergers are completed, the surviving company will become a wholly owned subsidiary of FNF, and FGL will no longer be a publicly traded company.

Q:    What will I receive in the mergers?

A:
Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof) will be canceled and converted automatically into the right to receive (i) $12.50 in cash or (ii) 0.2558 shares of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement, described in further detail in the sections entitled "The Merger Agreement—Merger Consideration" and "The Mergers—Procedures for Election—Proration Procedures."

  You should be aware that your ability to elect to receive cash consideration or stock consideration in exchange for FGL ordinary shares in the mergers is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the aggregate amount of cash consideration does not exceed $1,471,936,485, which is designed to ensure that the mergers, taken together, are treated as a "reorganization" within the meaning of Section 368(a) of the Code provided certain other requirements are satisfied.

  For more information on the allocation and proration procedures, see the sections entitled "The Mergers—Procedures for Election—Proration Procedures," "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Efforts to Complete the Mergers" of this proxy statement/prospectus.

Q:    How will I receive the merger consideration to which I am entitled?

A:
You will receive under separate cover a form of election in a separate mailing no less than 20 business days prior to the election deadline. The election deadline is 5:00 p.m. (Eastern Time) on the business day that is 3 business days prior to the closing date or such other date as FNF and FGL will, prior to the closing, mutually agree. FNF and FGL will publicly announce the election deadline at least 5 business days prior to the anticipated closing date. If the closing date is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date, and FNF and FGL will promptly announce any such delay and, when determined, the rescheduled election deadline. You should carefully review and follow the instructions accompanying that form of election. You will make your cash election or stock election by properly completing, signing and submitting the form of election to Continental Stock Transfer & Trust Company, the entity expected to serve as exchange agent in connection with the mergers, no later than the election deadline. Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement. For more details on the election procedures, see "The Mergers—Procedures for Election."

  For holders of certificated FGL ordinary shares, you will be paid the merger consideration as promptly as practicable after the first effective time and after receipt by the exchange agent of your stock certificates, a duly executed letter of transmittal and any additional documents required by the procedures set forth in the form of election or the letter of transmittal. If you hold certificated FGL ordinary shares, please do not send your FGL share certificates with your proxy card.

  With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each FGL shareholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to such shareholder's proportionate interest in the net proceeds from the sale by the exchange agent of such fractional shares of such FNF common stock, rounded to the nearest penny, without interest, on the NYSE as promptly as practicable after the first effective time. No interest will be paid or accrued on any cash amounts received as merger consideration or in lieu of any fractional shares. See "The Mergers—Exchange of Shares."

Q:    Can I change my election after the form of election has been submitted?

A:
Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of FGL and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and in the form of election that you will receive in a separate mailing. If you instructed a broker, bank, trustee or other nominee to submit an election for your shares, you must follow the directions of your broker, bank, trustee or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the exchange agent by the election deadline in order for the revocation or new election to be valid. See "The Mergers—Procedures for Election—Election Revocation and Changes."

Q:    May I transfer FGL shares after I make my election?

A:
Yes; however, for FGL shareholders who have made elections, any further transfers of their shares made on the stock transfer books of FGL will be deemed to be a revocation of their election. See "The Mergers—Procedures for Election—Impact of Selling Shares as to Which an Election has Already Been Made."

Q:    What if I do not send a form of election or it is not received?

A:
Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement. See "The Mergers—Procedures for Election—Non-Electing Holders." You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate address shown in the form of election.

  If you do not make a valid election with respect to any FGL ordinary shares that you own of record, you will receive written instructions from the exchange agent after completion of the proposed transactions on how to exchange your FGL ordinary shares for the merger consideration.

Q:    May I submit a form of election even if I do not vote to approve the merger agreement proposal?

A:
Yes. You may submit a form of election even if you vote against the approval of the merger agreement proposal or if you abstain from voting.

Q:    When and where will the FGL extraordinary general meeting be held?

A:
The FGL extraordinary general meeting will be held on [    •    ], 2020 at [    •    ] a.m. local time, at [The Ritz Carlton, Grand Cayman, Seven Mile Beach, Grand Cayman, Cayman Islands KY1-1209]. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate.

Q:    What proposals will be considered at the FGL extraordinary general meeting?

A:
At the FGL extraordinary general meeting, FGL shareholders are being asked to consider and vote upon:

•
a proposal to approve the merger agreement, the plans of merger, the mergers and the transactions contemplated by the merger agreement and the plans of merger, referred to as the merger agreement proposal;

•
a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to FGL's named executive officers that is based on or otherwise relates to the mergers, referred to as the non-binding compensation advisory proposal;

•
a proposal to authorise the adjournment of the FGL extraordinary general meeting by FGL to permit further solicitation of proxies if a quorum is present and sufficient votes are not represented at the FGL extraordinary general meeting to approve the merger agreement proposal, referred to as the adjournment proposal;

•
a proposal to adopt the Amended and Restated Memorandum and Articles of Association appended to the merger agreement and copy of which is included as Annex D to this proxy statement/prospectus; and

  •
  a proposal to alter the authorised share capital of FGL from US$90,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each and 100,000,000 preferred shares of a par value of US$0.0001 each to US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, as indicated in the "first plan of merger" appended to the merger agreement and a copy of which is attached as Annex B to this proxy statement/prospectus.

  The approval of the merger agreement proposal, the amendment proposal and the authorised share capital proposal is a condition to the completion of the mergers. The approval of the adjournment proposal and the non-binding compensation advisory proposal are not conditions to the completion of the mergers.

Q:    How does the FGL special committee recommend that FGL shareholders vote?

A:
The FGL special committee recommends that you vote "FOR" the merger agreement proposal, "FOR" the amendment proposal, "FOR" the authorised share capital proposal, "FOR" the non-binding compensation advisory proposal and "FOR" the adjournment proposal, if necessary, to solicit additional proxies in favor of the approval of the merger agreement proposal. Your vote is important. Approval of the merger agreement proposal and the amendment proposal by the FGL shareholders is a condition to the completion of the mergers. Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. Approval of the other proposals to be considered at the FGL extraordinary general meeting requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present). Approval of the authorised share capital proposal is a condition to the completion of the mergers.

  For more information regarding how the FGL special committee recommends you vote, see "The Mergers—Recommendation of the FGL Special Committee and Reasons for the Mergers."

Q:    How can I attend the FGL extraordinary general meeting?

A:
All FGL shareholders are invited to attend the FGL extraordinary general meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the FGL extraordinary general meeting. If you hold your FGL shares in "street name", you also may be asked to present proof of ownership to be admitted to the FGL extraordinary general meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date are examples of proof of ownership.

  As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate.

Q:    Who is entitled to vote at the FGL extraordinary general meeting?

A:
The record date for the FGL extraordinary general meeting is [    •    ], 2020 (the "FGL record date"). Only shareholders of record at the close of business on that date are entitled to attend and vote at the FGL extraordinary general meeting or any adjournment thereof. Each outstanding FGL ordinary share is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [    •    ] FGL ordinary shares issued and outstanding, approximately [    •    ]% of which were held by FGL's directors and executive officers. We currently expect that FGL's directors and executive officers will vote their shares in favor of the merger agreement proposal and the other proposals to be considered at the FGL extraordinary general meeting.

Q:    How many votes do I have?

A:
Each ordinary shareholder is entitled to one vote on each proposal for each FGL ordinary share owned by such shareholder at the close of business on [    •    ], 2020.

Q:    What constitutes a quorum at the FGL extraordinary general meeting?

A:
A quorum will be present if holders of a simple majority of the issued FGL ordinary and preferred shares are present in person or represented by proxy at the FGL extraordinary general meeting. If a quorum is not present at the FGL extraordinary general meeting, the FGL extraordinary general meeting may be adjourned from time to time until a quorum is obtained in accordance with the merger agreement and FGL's amended and restated memorandum and articles of association.

  If you mark, validly sign, date and return a proxy card (or otherwise properly submit a proxy over the Internet or by telephone) but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your FGL ordinary shares will be counted for purpose of determining whether a quorum is present at the FGL extraordinary general meeting.

  If your FGL ordinary shares are held through a brokerage firm, bank or other nominee and you do not obtain a proxy from your broker or other nominee and attend the FGL extraordinary general meeting in person or do not instruct the nominee how to vote your FGL ordinary shares, these FGL ordinary shares will not be voted at the FGL extraordinary general meeting, nor will they be counted for purposes of determining whether a quorum is present for the transaction of business at the FGL extraordinary general meeting.

Q:    What vote is required to approve each proposal?

A:
Approval of the merger agreement proposal and the amendment proposal by the FGL shareholders is a condition to the completion of the mergers. Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. Approval of the other proposals to be considered at the FGL extraordinary general meeting requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present). Approval of the authorised share capital proposal is a condition to the completion of the mergers.

Q:    What impact will the voting agreements have on the likelihood that the necessary shareholder approval for the mergers will be received?

A:
Concurrently with the execution and delivery of the merger agreement, FGL and FNF entered into voting agreements with the following shareholders representing, as of February 24, 2020, in the aggregate approximately 33.3% of the issued and outstanding ordinary shares and all the issued and outstanding Series A preferred shares and Series B preferred shares of FGL:

•
Two affiliates of Blackstone (CFS Holdings (Cayman) L.P. and CFS Holdings II (Cayman) L.P.), which together hold approximately 17.6% of FGL's ordinary shares;

•
BilCar, LLC and William P. Foley, II, which together hold approximately 6.7% of FGL's ordinary shares;

•
Three subsidiaries of FNF (Chicago Title Insurance Company, Fidelity National Title Insurance Company, and Commonwealth Land Title Insurance Company), which together hold approximately 7.6% of FGL's ordinary shares and all of the issued and outstanding Series B preferred shares of FGL;

•
GSO, which holds approximately 2.8% of FGL's ordinary shares and all of the issued and outstanding Series A preferred shares of FGL.

  Pursuant to their respective voting agreements, these shareholders have agreed to vote in favor of the mergers, regardless of how our other shareholders vote, unless the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, in which case such shareholders will be required to vote all Subject Shares owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby in the same proportion as the number of FGL ordinary shares owned by "Unaffiliated Shareholders" that are voted in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby bears to the total number of shares owned by Unaffiliated Shareholders present (in person or by proxy) and voting at a meeting of FGL's shareholders. Accordingly, the voting agreements make it more likely that the necessary shareholder approval will be received for the mergers than would be the case in the absence of the voting agreements.

Q:    How can I vote my shares in person at the FGL extraordinary general meeting?

A:
FGL ordinary shares held directly in your name as the shareholder of record as of the close of business on the FGL record date may be voted in person at the FGL extraordinary general meeting. If you choose to attend the FGL extraordinary general meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of FGL ordinary shares but not the shareholder of record of such shares, you will also need proof of share ownership to be admitted to the FGL extraordinary general meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Please note that if your shares are held in "street name" by a broker, bank or other nominee and you wish to vote at the FGL extraordinary general meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the FGL extraordinary general meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the FGL extraordinary general meeting.

  Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the FGL extraordinary general meeting. The doors to the meeting room will be closed promptly at the start of the meeting, and FGL shareholders will not be permitted to enter after that time.

  Holders of FGL ordinary shares should submit their proxy even if they plan to attend the FGL extraordinary general meeting. FGL shareholders can change their vote at the FGL extraordinary general meeting.

Q:    How can I vote my shares without attending the FGL extraordinary general meeting?

A:
If you are a shareholder of record of FGL ordinary shares as of the close of business on the FGL record date, you can vote by proxy via the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your bank, brokerage firm or other nominee, or otherwise by following instructions provided by your bank, brokerage firm or other nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your bank, brokerage firm or other nominee.

Q:    What is the difference between a shareholder of record and a "street name" holder?

A:
If your FGL ordinary shares are registered directly in your name with FGL's transfer agent, Continental Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in "street name." Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Q:    My shares are held in "street name" by my broker, bank, trust company or other nominee. Will my broker, bank, trust company or other nominee automatically vote my shares for me?

A:
If you hold your FGL ordinary shares in a stock brokerage account or if your shares are held by a bank, brokerage firm or other nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Banks, brokerage firms or other nominees who hold FGL ordinary shares on behalf of their customers may not give a proxy to FGL to vote those shares without specific instructions from their customers. Please follow the voting instructions provided by your bank, brokerage firm or other nominee. Please note that you may not vote FGL ordinary shares held in street name by returning a proxy card directly to FGL or by voting in person at the FGL extraordinary general meeting unless you provide a "legal proxy," which you must obtain from your bank, brokerage firm or other nominee.

  If you fail to instruct your bank, brokerage firm or other nominee to vote your FGL ordinary shares, your bank, brokerage firm or other nominee may not vote your shares on any of the proposals to be considered at the FGL extraordinary general meeting.

Q:    What will happen if I fail to vote or I abstain from voting?

A:
If you attend the FGL extraordinary general meeting in person or by proxy and abstain from voting, it will have no effect on any of the proposals to be considered at the FGL extraordinary general meeting. If you fail to submit a proxy over the Internet, by telephone or by mail and otherwise fail to attend the FGL extraordinary general meeting and cast your vote in person, or if you hold your FGL ordinary shares in "street name" and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any of the FGL extraordinary general meeting proposals.

Q:    What will happen if I return my proxy card without indicating how to vote?

A:
If you sign, date and return your proxy and do not indicate how you want your FGL ordinary shares to be voted, then your FGL ordinary shares will be voted "FOR" the merger agreement proposal, "FOR" the amendment proposal, "FOR" the authorised share capital proposal, "FOR" the non-binding compensation advisory proposal and "FOR" the adjournment proposal, if necessary, to solicit additional proxies in favor of the approval of the merger agreement proposal.

Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes. If you are a holder of record of FGL ordinary shares as of the close of business on the FGL record date, whether you vote by telephone, internet or mail, you can change or revoke your proxy before it is voted at the FGL extraordinary general meeting by:

•
delivering to the Registered Office of FGL a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
signing and delivering a new proxy, relating to the same shares and bearing a later date;

•
submitting another proxy by telephone or on the internet (the latest telephone or internet voting instructions are followed); or

•
attending the FGL extraordinary general meeting and voting in person, although attendance at the FGL extraordinary general meeting will not, by itself, revoke a proxy.

  If you are a beneficial owner of FGL ordinary shares as of the close of business on the FGL record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
You may receive more than one set of voting materials relating to the FGL extraordinary general meeting (i) if you hold FGL ordinary shares in "street name" and also directly in your name as a shareholder of record or otherwise or (ii) if you hold FGL ordinary shares in more than one brokerage account. If you do receive more than one set of voting materials, you should follow the appropriate procedures in each set of voting materials to ensure that you vote all of your shares.

  Direct holders (shareholders of record)

    For FGL ordinary shares held directly, please complete, sign, date and return the proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your FGL ordinary shares are voted.

  Holders of shares in "street name"

    For FGL ordinary shares held in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:    Who is the inspector of election?

A:
FGL has selected Continental Stock Transfer & Trust Company to act as the inspector of election for the FGL extraordinary general meeting.

Q:    Where can I find the voting results of the FGL extraordinary general meeting?

A:
The preliminary voting results are expected to be announced at the FGL extraordinary general meeting. In addition, within 4 business days following certification of the final voting results, FGL intends to file the final voting results of its extraordinary general meeting with the SEC on Form 8-K.

Q:    Do I need to do anything with my FGL ordinary shares other than voting for the proposals at the FGL extraordinary general meeting?

A:
If the merger agreement proposal, the amendment proposal and the authorised share capital proposals are approved, you will have the ability to elect to receive the stock consideration or the cash consideration. If the merger agreement proposal, the amendment proposal and the authorised share capital proposals are approved, you will receive instructions following the FGL extraordinary general meeting regarding exchanging your FGL ordinary shares for shares of FNF common stock. You do not need to take any action at this time. If you hold certificated FGL ordinary shares, please do not send your FGL share certificates with your proxy card.

Q:    Are FGL shareholders entitled to dissenters' rights?

A:
Yes. FGL shareholders may exercise dissenters' rights in connection with the mergers under the CICL. For more information on dissenters' rights, see the section entitled "Summary—Dissenters' Rights in Connection With the Mergers."

Q:    What happens if I transfer my FGL ordinary shares before the FGL extraordinary general meeting?

A:
The FGL record date for FGL shareholders entitled to vote at the FGL extraordinary general meeting is earlier than the date of the FGL extraordinary general meeting. If you transfer your FGL ordinary shares after the FGL record date but before the FGL extraordinary general meeting, you will, unless special arrangements are made, retain your right to vote at the FGL extraordinary general meeting but will have transferred the right to receive the merger consideration in connection with the mergers to the person to whom you transferred your FGL ordinary shares.

Q:    What are the material U.S. federal income tax consequences of the mergers to U.S. Holders of FGL ordinary shares?

A:
For U.S. federal income tax purposes, the mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and completion of the mergers is conditioned on, among other things, the receipt by FGL of a tax opinion from its Skadden Arps, Deloitte LLP ("Deloitte") or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

  Generally, assuming the mergers, taken together, constitute a single integrated transaction that qualifies as a reorganization, subject to the passive foreign investment company rules, a U.S.

  Holder (as defined in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") of FGL ordinary shares:

  •
  will not recognize gain or loss as a result of receiving solely FNF common stock as merger consideration, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FNF common stock;

  •
  will recognize gain (but not loss) as a result of receiving part cash and part FNF common stock with respect to the holder's FGL ordinary shares, generally determined on a per share basis, in an amount equal to the lesser of (i) any gain realized with respect to an FGL ordinary share and (ii) the amount of any cash received with respect to such share; and

  •
  will recognize gain or loss as a result of receiving solely cash with respect to all of the holder's FGL ordinary shares in an amount equal to the difference between the holder's basis in the FGL ordinary shares and the total amount of cash received as a result of the mergers.

  Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. Holder has the effect of the distribution of a dividend for U.S. federal income tax purposes.

  If the mergers, taken together, do not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, then the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration. In that case, a U.S. Holder would recognize gain or loss upon the exchange of FGL ordinary shares for the merger consideration equal to the difference between (i) the sum of the amount of any cash and the fair market value, at the time of the merger, of any FNF common stock received in the first merger (including any cash received in lieu of a fractional share) and (ii) such U.S. Holder's tax basis in the FGL ordinary shares surrendered in the merger. Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Code, such gain or loss would be long-term capital gain or loss if the FGL ordinary shares were held for more than one year at the time of the merger.

  Tax matters are very complicated, and the tax consequences of the mergers to a particular FGL ordinary shareholder will depend in part on such shareholder's circumstances, on whether such shareholder elects to receive common stock, cash or a mix of common stock and cash, on whether such shareholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within FGL's or FNF's control. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax consequences. For more information on tax consequences, see the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers."

Q:    What will happen if all of the proposals to be considered at the FGL extraordinary general meeting are not approved?

A:
As a condition to the completion of the mergers, FGL shareholders must approve the merger agreement proposal, the amendment proposal and the authorised share capital proposal. Completion of the mergers is not conditioned or dependent on approval of the non-binding compensation advisory proposal and the adjournment proposal.

Q:    Will I still be paid dividends prior to the mergers?

A:
The merger agreement permits FGL to, among other things, pay (i) quarterly cash dividends on the FGL ordinary shares not in excess of $0.01 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the fourth fiscal quarter of 2019, and (ii) dividends on the Series A preferred shares and Series B preferred shares in the ordinary course of business consistent with past practice.

Q:    When do you expect the mergers to be completed?

A:
FNF and FGL hope to complete the transaction as soon as reasonably practicable and currently expect the closing of the mergers to occur in the second or third quarter of 2020. However, the mergers are subject to FGL shareholder approval, regulatory approvals and the satisfaction or waiver of other conditions, as described in the merger agreement, and it is possible that factors outside the control of FNF or FGL could result in the mergers being completed at an earlier time, a later time or not at all. There can be no assurance as to when or if the mergers will close. For a discussion of the regulatory approvals required in connection with the mergers, see the section entitled "The Mergers—Regulatory Approvals." For a discussion of the conditions to the mergers, see the section entitled "Summary—Conditions to Completion of the Mergers."

Q:    What are the conditions to completion of the mergers?

A:
Consummation of the mergers is subject to the satisfaction or waiver of customary conditions on or prior to the closing date, including, among other things:

•
the approval of the merger agreement, the mergers and the other transactions contemplated thereby by (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof;

•
the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any requisite approvals, consents or authorizations from governmental authorities, including insurance regulators in the jurisdictions of domicile of FGL's and certain of FNF's insurance subsidiaries;

•
the absence of any injunction or applicable law or order preventing or prohibiting consummation of the mergers;

•
a declaration by the SEC of the effectiveness of the Form S-4 to be filed with the SEC by FNF relating to the registration under the Securities Act of the shares of FNF common stock to be issued in the first merger;

•
approval for listing by the New York Stock Exchange of the shares of FNF common stock to be issued in the first merger;

•
the receipt by FGL of an opinion of Skadden Arps, Deloitte or other nationally recognized accounting or law firm to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred

    Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  subject to specified material adverse effect standards, the accuracy of representations and warranties made by each party under the merger agreement, and certification by an officer of each of the parties with respect thereto;

  •
  the conditions to closing set forth in the Series A Preferred Share Purchase Agreement (as defined below) relating to (i) the accuracy of the parties' representations and warranties and (ii) the performance and compliance by the parties of all agreements, obligations and conditions contained in the Series A Preferred Share Purchase Agreement having been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the Series A preferred shares, but subject to the satisfaction or waiver of those conditions) and GSO being ready, willing and able to sell and transfer the Series A preferred shares to FNF pursuant to the Series A Preferred Share Purchase Agreement; and

  •
  compliance in all material respects with the covenants of both parties, and certification by an officer of each of the parties with respect thereto.

  For more information on conditions to completion of the mergers, see "Summary—Conditions to Completion of the Mergers."

Q:    What will happen to the outstanding FGL preferred shares in the mergers?

A:
Subject to the terms and conditions of the Series A Preferred Share Purchase Agreement (the "Series A Preferred Share Purchase Agreement"), dated as of February 7, 2020, by and among FNF, GSO COF III AIV-5 LP, GSO COF III Co-Investment AIV-5 LP, GSO Co-Investment Fund-D LP, GSO Credit Alpha Fund LP, GSO Aiguille des Grands Montets Fund II LP, GSO Churchill Partners LP, GSO Credit-A Partners LP and GSO Harrington Credit Alpha Fund (Cayman) L.P. (collectively, "GSO"), immediately prior to the first merger, FNF will purchase and acquire from GSO each outstanding Series A preferred share for an amount equal to the Liquidation Preference (as defined in the Series A certificate of designation) in respect of such Series A preferred shares as of the effective time of such acquisition in cash. Subject to the terms and conditions of the merger agreement, at the first effective time, each Series A preferred share will be surrendered by FNF for no consideration, be canceled and cease to exist and no payment or distribution will be made with respect thereto.

  Subject to the terms and conditions of the merger agreement, at the first effective time, each Series B preferred share issued and outstanding immediately prior to the first effective time will be canceled and converted automatically into the right to receive a number of shares of FNF common stock equal to (i) the Liquidation Preference (as defined in the Series B certificate of designation) in respect of such Series B preferred shares as of the first effective time divided by (ii) $48.87, which is the average of the daily volume weighted average trading prices of shares of FNF common stock on the NYSE for the 5 trading-day period, using the Calculation Methodology (as defined in the merger agreement), ending on the trading day that is 3 trading days prior to the date of the merger agreement, rounded to the nearest penny.

Q:    What will holders of FGL equity-based awards and warrants receive in the mergers?

A:
The FGL equity-based awards, including the FGL restricted stock awards, FGL stock options and FGL phantom units, as well as the FGL warrants, will be treated as follows pursuant to the merger agreement:

        FGL Restricted Stock:    At the first effective time, each FGL restricted stock award that is outstanding and unvested will immediately vest and will be treated as a FGL ordinary share.

        FGL Stock Options:    Immediately prior to the first effective time, each unvested FGL stock option, whether time or performance-based, will be converted to a FGL stock option that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that with respect to (i) performance-vesting conditions tied to the achievement of FGL stock price goals, the number of FGL ordinary shares subject to the FGL stock option will be based on the stock price equal to the greater of (x) $12.50 or (y) FGL's stock price achieved at or prior to the first effective time as calculated in accordance with the terms of the applicable award agreement; and (ii) performance-vesting conditions tied to the achievement of FGL return on equity ("ROE") or other performance objectives that are not tied to FGL's stock price, the number of FGL ordinary shares subject to each such FGL stock option will be the number of FGL ordinary shares that would performance vest upon the achievement of such performance objectives.

        With respect to the FGL stock options granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL stock options that will be deemed to be vested as of the first effective time, each holder will be credited as though such holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL stock option will be moved to an earlier date calculated from the grant date of the unvested FGL stock option as follows: the number of days between the grant date of the FGL stock option and the original vesting date, minus the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs.

        At the first effective time, each vested FGL stock option and each unvested FGL stock option will be converted into an option to purchase a number of shares of FNF common stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of FGL ordinary shares subject to each FGL stock option immediately prior to the first effective time multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per FGL ordinary share of the FGL stock option immediately prior to the first effective time divided by (B) the exchange ratio.

        Immediately following the first effective time, each Converted Stock Option will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL stock option immediately prior to the first effective time; provided that any unvested Converted Stock Options will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Phantom Units:    Immediately prior to the first effective time, each unvested FGL phantom unit, whether time or performance-based, will be converted to a FGL phantom unit that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that the number of FGL ordinary shares subject to the FGL phantom unit immediately prior to the first effective time will be determined assuming achievement of target level of performance.

        With respect to the FGL phantom units granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL phantom units that will be deemed to be vested as of the first effective time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL phantom unit will be moved to an earlier date calculated from the grant date of the unvested FGL phantom unit as follows: the number of days between the grant date of such FGL phantom unit and the original vesting date, minus the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs.

        At the first effective time, each vested FGL phantom unit and each unvested FGL phantom unit will be converted into a phantom stock unit denominated in shares of FNF common stock (a "FNF Phantom Unit") entitling the holder thereof to receive the number of FNF Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of FGL ordinary shares subject to each FGL phantom unit immediately prior to the first effective time multiplied by (ii) the exchange ratio.

        Immediately following the first effective time, each FNF Phantom Unit will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL phantom unit immediately prior to the first effective time; provided that any unvested FNF Phantom Units will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Warrants:    Subject to the terms and conditions of the merger agreement, at the first effective time, each warrant to purchase FGL ordinary shares (each a "Company Warrant") outstanding immediately prior to the first effective time shall automatically be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the FGL ordinary shares purchasable and receivable upon the exercise of the rights represented thereby, the merger consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the first effective time. If the registered holder of the Company Warrant properly exercises the Company Warrant within thirty days following public disclosure of the closing of the mergers, the warrant exercise price will be reduced as specified in the warrant agreement by an amount equal to the difference (but no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) (x) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (y) in all other cases, the volume weighted average price of the ordinary shares as reported during the 10 trading-day period ending on the trading day prior to the effective date of the mergers minus (B) the Black-Scholes Warrant Value of the Company Warrant. The "Black-Scholes Warrant Value" means the value of a Company Warrant immediately prior to the consummation of the first merger based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. The purpose of such exercise price reduction is to provide additional value to holders of the Company Warrants when an extraordinary transaction occurs during the exercise period of the Company Warrants pursuant to which the holders of the Company Warrants otherwise do not receive the full potential value of the Company Warrants.

Q:    Do any of the FGL directors or executive officers have interests in the mergers that may differ from those of FGL shareholders?

A:
Yes. The FGL directors and executive officers have interests in the merger that are different from, or in addition to, their interests as FGL shareholders. See "The Mergers—Interests of FGL's Directors and Executive Officers in the Mergers." The members of the FGL special committee were aware of and considered these interests, among other matters, in evaluating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of FGL.

Q:    Are there any risks in the mergers that I should consider?

A:
Yes. You should consider the risk factors set out in the section entitled "Risk Factors."

Q:    What effects will the mergers have on FNF and FGL?

A:
Subject to the terms and conditions of the merger agreement and in accordance with the CICL, at the first effective time, Merger Sub I, a newly formed subsidiary of FNF, will be merged with and into FGL, with FGL surviving the first merger as a subsidiary of FNF, then at the subsequent effective time, FGL will be merged with and into Merger Sub II, another newly formed subsidiary of FNF, with Merger Sub II surviving the second merger as a subsidiary of FNF. As a condition to the completion of the mergers, the shares of FNF common stock to be issued in connection with the mergers will have been approved for listing on the NYSE, subject to official notice of issuance.

Q:    Where can I find more information about the parties to the mergers?

A:
FGL and FNF each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including FGL and FNF, who file electronically with the SEC. The address of that site is www.sec.gov.

  Investors may also consult FNF's or FGL's website for more information about FNF or FGL, respectively. FNF's website is www.fnf.com. FGL's website is www.fglife.bm. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

  You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or FNF or FGL will provide you with copies of these documents, without charge, upon written or oral request to:

Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 (904) 854-8100 Attention: Corporate Secretary	FGL Holdings 4th Floor Boundary Hall, Cricket Square Grand Cayman KY1-1102, Cayman Islands (345) 947-5614 Attention: Investor Relations

Q:    Who can help answer my questions?

A:
You may contact FGL's proxy solicitor, Morrow Sodali, with any questions about the proposals or how to vote or request additional copies of any materials at:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, Connecticut 06902
Shareholders May Call Toll-Free: 1-(800)-662-5200
Banks and Brokers Call Collect: (203)-658-9400
Email: FGL.info@investor.morrowsodali.com

SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the mergers and the other matters being considered at the FGL extraordinary general meeting. FGL and FNF urge you to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information." We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

The Parties

FGL Holdings

        FGL Holdings, a Cayman Islands exempted company, has for more than fifty years helped middle-income Americans prepare for retirement and for their loved ones' financial security. FGL partners with leading independent marketing organizations and their agents to serve the needs of the middle-income market and develop competitive products to align with their evolving needs. As of December 31, 2019, FGL had approximately 650,000 policyholders who count on the safety and protection features our fixed annuity and life insurance products provide.

        FGL's ordinary shares are listed on the NYSE under the symbol "FG."

        The principal executive offices of FGL are located at 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands, and its telephone number is (345) 947-5614.

Fidelity National Financial, Inc.

        Fidelity National Financial, Inc., a Delaware corporation, is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation's largest title insurance companies operating through its title insurance underwriters—Fidelity National Title Insurance Company ("FNTIC"), Chicago Title Insurance Company ("Chicago Title"), Commonwealth Land Title Insurance Company ("Commonwealth Land Title"), Alamo Title Insurance and National Title Insurance of New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through FNF's subsidiary, ServiceLink Holdings, LLC ("ServiceLink"), FNF provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans.

        FNF's common stock is traded on the NYSE under the symbol "FNF."

        The principal executive offices of FNF are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and its telephone number is (904) 854-8100.

F I Corp.

        F I Corp., a direct wholly owned subsidiary of FNF ("Merger Sub I"), is a Cayman Islands exempted company that was formed on January 2, 2020 for the sole purpose of effecting the first merger. In the first merger, Merger Sub I will be merged with and into FGL, with FGL surviving the merger as a direct wholly owned subsidiary of FNF (the "surviving company"). Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

F II Corp.

        F II Corp., a direct wholly owned subsidiary of FNF ("Merger Sub II"), is a Cayman Islands exempted company that was formed on January 2, 2020 for the purpose of effecting the second merger. In the second merger, the surviving company will be merged with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly owned subsidiary of FNF. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Mergers and the Merger Agreement

        A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Copies of the plans of merger are attached to this proxy statement/prospectus as Annex B and Annex C. FGL and FNF encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers. For more information on the merger agreement, see the section entitled "The Merger Agreement."

Structure of the Mergers

        Subject to the terms and conditions of the merger agreement and in accordance with the CICL, at the first effective time, Merger Sub I, a newly formed subsidiary of FNF, will be merged with and into FGL, with FGL surviving the first merger as a subsidiary of FNF (the "surviving company"), then at the second effective time, the surviving company will be merged with and into Merger Sub II, another newly formed subsidiary of FNF, with Merger Sub II surviving the second merger as a subsidiary of FNF.

Merger Consideration

        Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof) will be canceled and converted automatically into the right to receive (i) $12.50 in cash or (ii) 0.2558 shares of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement.

        Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

Treatment of FGL Equity Awards and Warrants

        The FGL equity-based awards, including the FGL restricted stock awards, FGL stock options and FGL phantom units, as well as the FGL warrants, will be treated as follows pursuant to the merger agreement:

        FGL Restricted Stock:    At the first effective time, each FGL restricted stock award that is outstanding and unvested will immediately vest and will be treated as a FGL ordinary share.

        FGL Stock Options:    Immediately prior to the first effective time, each unvested FGL stock option, whether time or performance-based, will be converted to a FGL stock option that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that with respect to (i) performance-vesting conditions tied to the achievement of FGL stock price goals, the number of FGL ordinary shares subject to the FGL stock option will be based on the stock price equal to the greater of (x) $12.50 or (y) FGL's stock price achieved at or prior to the first effective time as calculated in accordance with the terms of the applicable award agreement; and (ii) performance-vesting conditions tied to the achievement of FGL ROE or other performance objectives that are not tied to FGL's stock price, the number of FGL ordinary shares subject to each such FGL stock option will be the number of FGL ordinary shares that would performance vest upon the achievement of such performance objectives.

        With respect to the FGL stock options granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL stock options that will be deemed to be vested as of the first effective time, each holder will be credited as though such holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL stock option will be moved to an earlier date calculated from the grant date of the unvested FGL stock option as follows: the number of days between the grant date of the FGL stock option and the original vesting date, minus the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs.

        At the first effective time, each vested FGL stock option and each unvested FGL stock option will be converted into an option to purchase a number of shares of FNF common stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of FGL ordinary shares subject to each FGL stock option immediately prior to the first effective time multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per FGL ordinary share of the FGL stock option immediately prior to the first effective time divided by (B) the exchange ratio.

        Immediately following the first effective time, each Converted Stock Option will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL stock option immediately prior to the first effective time; provided that any unvested Converted Stock Options will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Phantom Units:    Immediately prior to the first effective time, each unvested FGL phantom unit, whether time or performance-based, will be converted to a FGL phantom unit that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that the number of FGL ordinary shares subject to the FGL phantom unit immediately prior to the first effective time will be determined assuming achievement of target level of performance.

        With respect to the FGL phantom units granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL phantom units that will be deemed to be vested as of the first effective time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL phantom unit will be moved to an earlier date calculated from the grant date of the unvested FGL phantom unit as follows: the number of days between the grant date of such FGL phantom unit and the original vesting date, minus the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs.

        At the first effective time, each vested FGL phantom unit and each unvested FGL phantom unit will be converted into a phantom stock unit denominated in shares of FNF common stock (a "FNF Phantom Unit") entitling the holder thereof to receive the number of FNF Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of FGL ordinary shares subject to each FGL phantom unit immediately prior to the first effective time multiplied by (ii) the exchange ratio.

        Immediately following the first effective time, each FNF Phantom Unit will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL phantom unit immediately prior to the first effective time; provided that any unvested FNF Phantom Units will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Warrants:    Subject to the terms and conditions of the merger agreement, at the first effective time, each warrant to purchase FGL ordinary shares (each a "Company Warrant") outstanding immediately prior to the first effective time shall automatically be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the FGL ordinary shares purchasable and receivable upon the exercise of the rights represented thereby, the merger consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the first effective time. If the registered holder of the Company Warrant properly exercises the Company Warrant within 30 days following public disclosure of the closing of the mergers, the warrant exercise price will be reduced as specified in the warrant agreement by an amount equal to the difference (but no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) (x) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (y) in all other cases, the volume weighted average price of the ordinary shares as reported during the 10 trading-day period ending on the trading day prior to the effective date of the mergers minus (B) the Black-Scholes Warrant Value of the Company Warrant. The "Black-Scholes Warrant Value" means the value of a Company Warrant immediately prior to the consummation of the first merger based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. The purpose of such exercise price reduction is to provide additional value to holders of the Company Warrants when an extraordinary transaction occurs during the exercise period of the Company Warrants pursuant to which the holders of the Company Warrants otherwise do not receive the full potential value of the Company Warrants.

Interests of FGL's Directors and Executive Officers in the Mergers

        The FGL directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as FGL shareholders. See "The Mergers—Interests of FGL's Directors and Executive Officers in the Mergers." The members of the FGL special committee were aware of and considered these interests, among other matters, in evaluating the merger agreement, in approving the merger agreement and the mergers and in recommending that the merger agreement be approved by the shareholders of FGL.

FGL Extraordinary General Meeting

        The FGL extraordinary general meeting will be held at [The Ritz Carlton, Grand Cayman, Seven Mile Beach, Grand Cayman, Cayman Islands KY1-1209], on [    •    ], 2020, at [    •    ], local time. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate. At the FGL extraordinary general meeting, FGL shareholders will be asked:

  •
  to consider and vote on the merger agreement proposal;

  •
  to consider and vote on the non-binding compensation advisory proposal;

  •
  to consider and vote on the amendment proposal;

  •
  to consider and vote on the authorised share capital proposal; and

  •
  to consider and vote on the adjournment proposal.

        You may vote at the FGL extraordinary general meeting if you owned FGL ordinary shares at the close of business on [    •    ], 2020, which we refer to as the FGL record date. As of the close of business on the FGL record date, there were [    •    ] FGL ordinary shares outstanding and entitled to vote. You may cast one vote for each FGL ordinary share that you owned as of the close of business on the FGL record date.

        Concurrently with the execution and delivery of the merger agreement, FGL and FNF entered into voting agreements with the following shareholders representing, as of February 24, 2020, in the aggregate approximately 33.3% of the issued and outstanding ordinary shares and all the issued and outstanding Series A preferred shares and Series B preferred shares of FGL:

  •
  Two affiliates of Blackstone (CFS Holdings (Cayman) L.P. and CFS Holdings II (Cayman) L.P.), which together hold approximately 17.6% of FGL's ordinary shares;

  •
  BilCar, LLC and William P. Foley, II, which together hold approximately 6.7% of FGL's ordinary shares;

  •
  Three subsidiaries of FNF (Chicago Title Insurance Company, Fidelity National Title Insurance Company, and Commonwealth Land Title Insurance Company), which together hold approximately 7.6% of FGL's ordinary shares and all of the issued and outstanding Series B preferred shares of FGL;

  •
  GSO, which holds approximately 2.8% of FGL's ordinary shares and all of the issued and outstanding Series A preferred shares of FGL.

        Pursuant to their respective voting agreements, these shareholders have agreed to vote in favor of the mergers, regardless of how our other shareholders vote, unless the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, in which case such shareholders will be required to vote all Subject Shares owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby in the same proportion as the number of FGL ordinary shares owned by "Unaffiliated Shareholders" that are voted in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby bears to the total number of shares owned by Unaffiliated Shareholders present (in person or by proxy) and voting at a meeting of FGL's shareholders. Accordingly, the voting agreements make it more likely that the necessary shareholder approval will be received for the mergers than would be the case in the absence of the voting agreements.

        As of the close of business on the FGL record date, approximately [    •    ]% of the outstanding FGL ordinary shares were held by FGL's directors and executive officers and their affiliates. We currently expect that FGL's directors and executive officers will vote their FGL ordinary shares in favor of the above-listed proposals.

        Approval of the merger agreement proposal and the amendment proposal by the FGL shareholders is a condition to the completion of the mergers. Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. Approval of the other proposals to be considered at the FGL extraordinary general meeting requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present). Approval of the authorised share capital proposal is a condition to the completion of the mergers.

Recommendation of the FGL Special Committee and Reasons for the Mergers

        After careful consideration, the FGL special committee, pursuant to a written consent dated as of February 7, 2020, has unanimously (i) determined that it is fair and in the best interests of FGL, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement by FGL and the consummation of the transactions contemplated thereby, including the mergers, and (iii) resolved to recommend the approval of the merger agreement, the mergers and the other transactions contemplated thereby by FGL shareholders.

        The FGL special committee unanimously recommends that FGL shareholders vote "FOR" each of the merger agreement proposal, the non-binding compensation advisory proposal, the adjournment proposal, the amendment proposal and the authorised share capital proposal.

        For a summary of the factors considered by the FGL special committee in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, as well as the FGL special committee's reasons for, and certain risks related to, the mergers, see "The Mergers—Recommendation of the FGL Special Committee and Reasons for the Mergers".

Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey

        On February 6, 2020, Houlihan Lokey Capital, Inc., referred to as Houlihan Lokey, verbally rendered its opinion to the FGL special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the FGL special committee dated February 6, 2020), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement was fair to such holders from a financial point of view.

        Houlihan Lokey's opinion was directed to the FGL special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement and did not address any other aspect or implication of the mergers or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the FGL special committee, the FGL board of directors, any security holder of FGL or any other person as to how to act, vote or make any election with respect to any matter relating to the mergers. See "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey".

Accounting Treatment of the Mergers

        The mergers will be accounted for using the acquisition method of accounting. FNF will allocate the purchase price to the fair value of FGL's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Material U.S. Federal Income Tax Consequences of the Mergers

        For U.S. federal income tax purposes, the mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and completion of the mergers is conditioned on, among other things, the receipt by FGL of a tax opinion from Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. It is possible, however, that FGL would waive this condition if the required tax opinion could not be delivered at closing. In addition, neither FGL nor FNF intends to request a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of the mergers, and as a result, no assurance can be given that the IRS will not challenge the treatment of the mergers, taken together, as a single integrated transaction that qualifies as a reorganization or that a court would not sustain such a challenge.

        If the mergers, taken together, are treated as a single integrated transaction that qualifies as a reorganization, subject to the passive foreign investment company rules, (i) a U.S. Holder (as defined in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") who receives solely shares of FNF common stock in the mergers generally will not recognize gain or loss for U.S. federal income tax purposes, except with respect to the receipt of cash in lieu of a fractional share of FNF common stock, (ii) a U.S. Holder who receives a combination of FNF common stock and cash in the mergers generally will recognize gain but not loss, and such U.S. Holder's taxable gain in that case will not exceed the cash received in the mergers. A U.S. Holder who receives solely cash in the mergers will recognize gain or loss. Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. Holder has the effect of the distribution of a dividend for U.S. federal income tax purposes.

        If the mergers, taken together, do not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, then the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration. In that case, a U.S. Holder would recognize gain or loss upon the exchange of FGL ordinary shares for the merger consideration equal to the difference between (i) the sum of the amount of any cash and the fair market value, at the time of the merger, of any FNF common stock received in the first merger (including any cash received in lieu of a fractional share) and (ii) such U.S. Holder's tax basis in the FGL ordinary shares surrendered in the merger. Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Code, such gain or loss would be long-term capital gain or loss if the FGL ordinary shares were held for more than one year at the time of the merger.

        You should read the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to you will depend on your particular tax situation. You are urged to consult your own tax advisor to determine the tax consequences of the mergers to you.

Conditions to Completion of the Mergers

        The obligations of each of FGL, FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  the approval of the merger agreement, the mergers and the other transactions contemplated thereby by (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof;

  •
  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any requisite approvals, consents or authorizations from governmental authorities, including insurance regulators in the jurisdictions of domicile of FGL's and certain of FNF's insurance subsidiaries;

  •
  the absence of any injunction or applicable law or order preventing or prohibiting consummation of the mergers;

  •
  a declaration by the SEC of the effectiveness of the Form S-4 to be filed with the SEC by FNF relating to the registration under the Securities Act of the shares of FNF common stock to be issued in the first merger;

  •
  approval for listing by the New York Stock Exchange of the shares of FNF common stock to be issued in the first merger; and

  •
  the conditions to closing set forth in the Series A Preferred Share Purchase Agreement relating to (i) the accuracy of the parties' representations and warranties and (ii) the performance and compliance by the parties of all agreements, obligations and conditions contained in the Series A Preferred Share Purchase Agreement having been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the Series A preferred shares, but subject to the satisfaction or waiver of those conditions) and GSO being ready, willing and able to sell and transfer the Series A preferred shares to FNF pursuant to the Series A Preferred Share Purchase Agreement.

        In addition, the obligations of FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction, or waiver, to the extent permitted by applicable law, of the following conditions:

  •
  subject to specified materiality standards, the accuracy of the representations and warranties of FGL in the manner described in the merger agreement;

  •
  FGL having performed or complied with all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects; and

  •
  receipt of a certificate signed by an officer of FGL confirming the satisfaction of the conditions described in the preceding two bullets.

        In addition, the obligations of FGL to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  subject to specified materiality standards, the accuracy of the representations and warranties of FNF in the manner described in the merger agreement;

  •
  each of FNF, Merger Sub I and Merger Sub II having performed or complied with all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

  •
  receipt of a certificate signed by an officer of FNF confirming the satisfaction of the conditions described in the preceding two bullets; and

  •
  the receipt by FGL of an opinion of Skadden Arps, Deloitte or other nationally recognized accounting or law firm to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

        For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see the section entitled "The Merger Agreement—Conditions to Completion of the Mergers."

Regulatory Efforts Required to Complete the Mergers

        Each of FNF and FGL has agreed to use its reasonable best efforts to take any and all actions necessary to consummate the mergers and avoid each and every impediment under any applicable law that may be asserted, or order that may be entered, by any governmental authority with respect to the merger agreement, the mergers or any other transaction contemplated thereby.

        Notwithstanding such general obligation, FNF is not required to (a) agree to any term or condition or take any action that would impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the closing, any assets or businesses that are material to (i) FNF and its subsidiaries, taken as a whole, or (ii) FGL and its subsidiaries, taken as a whole, (b) impair, in any material respect, the ability of FNF, FGL or any of their respective subsidiaries to continue to conduct their respective businesses following the closing substantially in the manner conducted in the 12-month period prior to February 7, 2020 or (c) impose any other obligation on FNF, FGL or any of their respective affiliates if, in the case of the foregoing clause (c), such imposition would reasonably be expected to result in (i) a material adverse effect on the financial condition or results of operations of FNF and its affiliates, taken as a whole, or (ii) a material adverse effect on the financial condition or results of operations of the FGL and its subsidiaries, taken as a whole. See the section entitled "The Merger Agreement—Efforts to Complete the Mergers."

Termination of the Merger Agreement

        The merger agreement contains certain provisions giving each of FNF and FGL the right to terminate the merger agreement under certain circumstances:

  •
  FGL and FNF may terminate the merger agreement by mutual written consent with the approval of the FGL special committee and the board of directors or the special committee of FNF.

  •
  Subject to certain limitations, either FNF or FGL may terminate the merger agreement:

  •
  if any governmental authority issues a final and nonappealable order or a law is in effect permanently preventing or prohibiting the mergers;

    •
    if FGL shareholder approval is not obtained at the FGL extraordinary general meeting; or

    •
    if the closing does not occur prior to November 7, 2020 (as such date may be extended to February 7, 2021, by FNF or FGL under certain circumstances in which the requisite regulatory approvals have not been obtained but all of the other closing conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing)) (the "Outside Termination Date"),

  •
  Subject to certain limitations, FGL may terminate the merger agreement:

  •
  to enter into any Takeover Proposal documentation regarding a Superior Proposal at any time prior to obtaining the requisite shareholder approval if the FGL special committee determines that failure to take such actions would be inconsistent with the fiduciary duties of the directors under the laws of the Cayman Islands; or

  •
  if there has been a breach by FNF, Merger Sub I or Merger Sub II of any representation, warranty, covenant or agreement contained in the merger agreement to the extent such breach would result in the failure of a closing condition (provided, that such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (i) a 30-day cure period and (ii) the Outside Termination Date).

  •
  Subject to certain limitations, FNF may terminate the merger agreement:

  •
  If the FGL special committee makes an Adverse Recommendation Change;

  •
  if FGL's board of directors recommends to FGL's shareholders that they approve or accept a Superior Proposal;

  •
  if FGL enters into or publicly announces its intention to enter into any Takeover Proposal documentation with respect to a Superior Proposal;

  •
  if FGL fails to hold the FGL extraordinary general meeting;

  •
  if FGL willfully and materially breaches any of its obligations concerning the go-shop process or non-solicitation of alternative transactions; or

  •
  if FGL breaches any representation, warranty, covenant or agreement in the merger agreement (other than if there is a material adverse effect on FGL) to the extent such breach would result in the failure of a closing condition (provided, that such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (i) a 30-day cure period and (ii) the Outside Termination Date).

Go-Shop Period; Superior Proposals

        During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Eastern time) on March 18, 2020 (the "Go-Shop Period"), FGL and its subsidiaries were permitted to solicit, initiate and encourage any inquiry regarding or the making of any proposal that would constitute or would reasonably be likely to lead to a Takeover Proposal from a third party and, subject to certain limitations, provide confidential information to, and engage in discussions or negotiations with, third parties with respect to a Takeover Proposal. During the Go-Shop Period, FGL and its financial advisor, Credit Suisse, solicited 42 potential acquirers, which resulted in one potential acquirer entering into a confidentiality agreement with FGL. Despite these efforts, FGL did not receive any Takeover Proposals during the Go-Shop Period.

        After the end of the Go-Shop Period, FGL became subject to customary "no-shop" restrictions on its ability to solicit Takeover Proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding Takeover Proposals, except that FGL may (i) continue to engage in the aforementioned activities with certain third parties that contacted FGL and made a bona fide written Takeover Proposal during the Go-Shop Period that the FGL special committee has determined constitutes or could reasonably be expected to lead to a Superior Proposal (each, an "Excluded Party") and (ii) furnish information to, and participate in discussions and negotiations with, any third party that makes a Takeover Proposal that the FGL special committee determines constitutes or could reasonably be expected to lead to a Superior Proposal and where the FGL special committee determines, after consultation with its financial advisors and outside counsel, that the failure to furnish such information or engage in such discussions or negotiations would be inconsistent with its fiduciary duties under Cayman Islands law.

Expenses and Termination Fees Relating to the Mergers

        Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the mergers are consummated. Upon termination of the merger agreement, under specified circumstances, FGL may be required to pay a termination fee to FNF in an aggregate amount of either $39,966,000 or $66,610,000. The termination fee shall be an amount equal to $39,966,000 if such termination fee becomes payable in the event that (i) FGL terminates the merger agreement to enter into any Takeover Proposal documentation regarding a Superior Proposal with an Excluded Party or (ii) FNF terminates the merger agreement where the event giving rise to the right of termination is based on the submission of a Takeover Proposal by an Excluded Party. The termination fee shall be an amount equal to $66,610,000 in all other circumstances that require FGL to pay a termination fee. No Excluded Parties were identified during the Go-Shop Period. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" for a more complete discussion of the circumstances under which FGL may be required to pay the termination fee.

Comparison of Rights of Holders of FNF Group Common Stock and FGL Ordinary Shares

        The rights of the holders of FNF's stock will be governed by FNF's Fifth Amended and Restated Certificate of Incorporation, which was approved by a vote of the FNF stockholders on June 13, 2018, and which we refer to as the "current FNF charter" and bylaws which we refer to as the "FNF bylaws," as well as the DGCL. The rights of the FGL shareholders are governed by FGL's current amended and restated memorandum and articles of association, as well as the CICL and common law of the Cayman Islands. Upon completion of the merger, the rights of the FGL shareholders will be governed by the current FNF charter and the FNF bylaws, as well as the DGCL, and will differ in some respects from their rights under FGL's memorandum and articles of association. For more information regarding a comparison of such rights, see "Comparison of the Rights of Common Shareholders of FNF and FGL."

Dissenters' Rights in Connection With the Mergers

        Under the CICL, FGL shareholders have dissenters' rights in connection with the mergers. Failure to strictly comply with the procedures and requirements of Section 238 of the CICL may result in termination or waiver of such shareholder's dissenters' rights. Due to the complexity of Cayman Islands law relating to dissenters' rights, if any FGL shareholder is considering exercise of his or her dissenters' rights, such shareholder is encouraged to seek the advice of his or her own legal counsel. A summary of the procedures and requirements under Cayman Islands law to exercise dissenters' rights is included in the section entitled "The Mergers—Dissenters' Rights in Connection With the Mergers" and the text of Section 238 of the CICL is included as Annex F.

Listing, Delisting and Deregistration

        It is a condition to the completion of the mergers that the shares of FNF common stock to be issued to FGL shareholders pursuant to the merger agreement be approved for listing on the NYSE,

subject to official notice of issuance, at the effective time. Upon completion of the merger, FGL ordinary shares currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Selected Historical Consolidated Financial Data of FNF

        The information set forth below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. Certain reclassifications have been made to the prior year amounts to conform with the 2019 presentation.

        On November 17, 2017, FNF completed the split-off (the "FNFV Split-Off") of its former wholly-owned subsidiary Cannae Holdings, Inc. ("Cannae"), which consisted of the businesses, assets and liabilities formerly attributed to its FNF Ventures ("FNFV") Group including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. The results of FNFV are presented as discontinued operations in the following tables.

        On September 29, 2017, FNF completed its tax-free distribution to FNF Group shareholders, of all 83.3 million shares of New BKH Corp. ("New BKH") common stock that FNF previously owned (the "BK Distribution"). The results of Black Knight are presented as discontinued operations in the following tables.

        Prior to November 17, 2017, FNF's common stock was comprised of two tracking stocks, FNF Group common stock and FNFV Group common stock.

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in millions, except share data)
Operating Data:
Revenue	$8,469	$7,594	$7,663	$7,257	$6,664

Expenses:
Personnel costs	2,696	2,538	2,460	2,275	2,137
Agent commissions	2,258	2,059	2,089	1,998	1,731
Other operating expenses	1,681	1,801	1,781	1,648	1,557
Depreciation and amortization	178	182	183	160	150
Provision for title claim losses	240	221	238	157	246
Interest expense	47	43	48	64	73
	7,100	6,844	6,799	6,302	5,894

Earnings before income taxes, equity in earnings of unconsolidated affiliates, and noncontrolling interest	1,369	750	864	955	770
Income tax expense	308	120	235	347	274
Earnings before equity in earnings of unconsolidated affiliates	1,061	630	629	608	496
Equity in earnings of unconsolidated affiliates	15	5	10	14	5
Earnings from continuing operations, net of tax	1,076	635	639	622	501
Earnings from discontinued operations, net of tax	—	—	155	70	60
Net earnings	1,076	635	794	692	561
Less: net earnings attributable to noncontrolling interests	14	7	23	42	34
Net earnings attributable to FNF common shareholders	$1,062	$628	$771	$650	$527

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in millions, except share data)
Per Share Data:
Basic net earnings per share attributable to FNF Group common shareholders	$3.89	$2.30	$2.44	$2.40	$1.95
Basic net earnings (loss) per share attributable to FNFV Group common shareholders	$0	$0	$1.68	$(0.06)	$(0.16)
Weighted average shares outstanding FNF Group, basic basis	273	273	271	272	277
Weighted average shares outstanding FNFV Group, basic basis	0	0	65	67	79
Diluted net earnings per share attributable to FNF Group common shareholders	$3.83	$2.26	$2.38	$2.34	$1.89
Diluted net earnings (loss) per share attributable to FNFV Group common shareholders	$0	$0	$1.63	$(0.06)	$(0.16)
Weighted average shares outstanding FNF Group, diluted basis	277	278	278	280	286
Weighted average shares outstanding FNFV Group, diluted basis	0	0	67	70	82
Dividends declared per share of FNF Group common stock	$1.26	$1.20	$1.02	$0.88	$0.80
Balance Sheet Data:
Investments(1)	$4,384	$3,549	$3,371	$3,782	$4,015
Cash and cash equivalents(2)	1,376	1,257	1,110	1,049	696
Total assets	10,677	9,301	9,151	14,521	14,043
Notes payable	838	836	759	987	981
Reserve for title claim losses	1,509	1,488	1,490	1,487	1,583
Redeemable NCI	344	344	344	344	344
Equity	5,365	4,628	4,467	6,898	6,588
Book value per share FNF Group(3)	$20.71	$18.05	$17.53	$22.81	$21.21
Book value per share FNFV Group(3)				$15.54	$15.05
Other Data:
Orders opened by direct title operations (in 000's)	2,066	1,818	1,942	2,184	2,092
Orders closed by direct title operations (in 000's)	1,448	1,315	1,428	1,575	1,472
Provision for title insurance claim losses as a percent of title insurance premiums(4)	4.5%	4.5%	4.9%	3.3%	5.7%
Title-related revenue(5):
Percentage direct operations	62.6%	64.3%	63.8%	63.2%	65.1%
Percentage agency operations	37.4%	35.7%	36.2%	36.8%	34.9%

(1)
Investments as of December 31, 2019, 2018, 2017, 2016, and 2015, include securities pledged to secured trust deposits of $422 million, $426 million, $367 million, $544 million, and $608 million, respectively.

(2)
Cash and cash equivalents as of December 31, 2019, 2018, 2017, 2016, and 2015 include cash pledged to secured trust deposits of $384 million, $412 million, $475 million, $331 million, and $108 million, respectively.

(3)
Book value per share is calculated as equity at December 31 of each year presented divided by actual shares outstanding at December 31 of each year presented.

(4)
Includes the effects of the release of $97 million of excess reserves in the quarter ended December 31, 2016.

(5)
Includes title insurance premiums and escrow, title-related and other fees.

Selected Quarterly Financial Data (Unaudited)

        Selected quarterly financial data is as follows:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31
	(Dollars in millions, except per share data)
2019
Revenue	$1,722	$2,144	$2,241	$2,362
Earnings from continuing operations before income taxes, equity in earnings of unconsolidated affiliates, and noncontrolling interest	264	353	313	439
Net earnings attributable to FNF common shareholders	206	266	250	340
Basic earnings per share attributable to FNF common shareholders	0.75	0.97	0.92	1.24
Diluted earnings per share attributable to FNF common shareholders	0.74	0.96	0.90	1.22
Dividends paid per share FNF common stock	0.31	0.31	0.31	0.33
2018
Revenue	$1,693	$2,123	$2,085	$1,693
Earnings from continuing operations before income taxes, equity in earnings of unconsolidated affiliates, and noncontrolling interest	127	275	287	61
Net earnings attributable to FNF common shareholders	97	251	236	44
Basic earnings per share attributable to FNF common shareholders	0.36	0.92	0.86	0.16
Diluted earnings per share attributable to FNF common shareholders	0.35	0.90	0.85	0.16
Dividends paid per share FNF common stock	0.30	0.30	0.30	0.30

Selected Historical Consolidated Financial Data of FGL

        The following table shows selected historical consolidated financial data of FGL Holdings and subsidiaries as of December 31, 2019 and 2018 and for the years then ended and the period December 1, 2017 to December 31, 2017 (Successor Company operations) and of Fidelity & Guaranty Life and subsidiaries as of September 30, 2017, 2016 and 2015 and for the years then ended and the period October 1, 2017 to November 30, 2017 (Predecessor Company operations).

        FGL's historical results are not necessarily indicative of future operating results. The selected historical consolidated financial data should be read in conjunction with the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in FGL's

Annual Report on Form 10-K for the year ended December 31, 2019, which has been incorporated by reference herein. See the section entitled "Where You Can Find More Information."

	FGL Holdings			Fidelity & Guaranty Life
			As of 12/31/2017 and for the Period from 12/1/2017 to 12/31/2017	As of 11/30/2017 and for the Period from 10/1/2017 to 11/30/2017 (Predecessor)
	As of and for the Year Ended				As of and for the Year Ended
					9/30/2017 (Predecessor)	9/30/2016 (Predecessor)	9/30/2015 (Predecessor)
(in millions, except share data)(1)	12/31/2019	12/31/2018
Statement of Income Data:
Total Revenues	2,113	711	165	362	1,530	1,139	961
Pretax income	568	29	19	44	333	153	182
Net income (loss) attributable to FGL	507	13	(91)	28	223	97	118
Net income (loss) attributable to common shareholders	476	(16)	(93)	28	223	97	118
Cash (used) provided by operations	675	897	85	79	237	365	35
Basic earnings (loss) attributable to FGL per FGL share	2.19	(0.07)	(0.44)
Diluted earnings (loss) attributable to FGL per FGL share	2.19	(0.07)	(0.44)
Cash dividends per FGL share	0.04	—	—
Balance Sheet Data:
Total assets	36,714	30,945	29,923	29,227	28,965	27,035	24,925
Total liabilities	33,971	30,055	27,960	26,943	26,718	25,101	23,423
Notes payable and convertible senior notes	542	541	412	405	405	400	300
Stockholders' equity	2,743	890	1,963	2,284	2,247	1,934	1,502
Stockholders' equity excluding accumulated other comprehensive income (AOCI)	2,262	1,827	1,888	1,729	1,704	1,495	1,414
Book value per common share	10.81	2.19	7.40
Book value per common share, excluding AOCI	8.56	6.43	7.05

(1)
Certain historical per share metrics and values for periods prior to the acquisition of Fidelity & Guaranty Life by CF Corporation in 2017 are not disclosed in this table because such metrics are not comparable to subsequent periods.

Comparative Stock Prices and Dividends

Stock Prices

        FNF common stock is listed on the NYSE under the symbol "FNF." FGL ordinary shares are listed on the NYSE under the symbol "FG." The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of FNF common stock and of FGL ordinary shares as reported by the NYSE Composite Transaction Tape. For current price information, FNF and FGL shareholders are urged to consult publicly available sources.

	FNF Group Common Stock			FGL Ordinary Shares
Calendar Period	High	Low	Dividends Declared	High	Low	Dividends Declared
2016
First Quarter	$24.87	$20.39	$0.21	—	—	—
Second Quarter	$27.08	$22.11	$0.21	—	—	—
Third Quarter	$27.80	$26.04	$0.21	$9.85	$9.60	$0.00
Fourth Quarter	$26.90	$22.84	$0.25	$9.98	$9.78	$0.00
2017
First Quarter	$28.51	$24.18	$0.25	$10.25	$9.89	$0.00
Second Quarter	$32.62	$27.53	$0.25	$12.25	$10.00	$0.00
Third Quarter	$35.65	$31.87	$0.25	$11.75	$10.52	$0.00
Fourth Quarter	$40.75	$33.91	$0.27	$11.94	$9.19	$0.00
2018
First Quarter	$42.52	$36.57	$0.30	$10.74	$8.65	$0.00
Second Quarter	$40.04	$36.32	$0.30	$10.22	$8.14	$0.00
Third Quarter	$41.41	$36.85	$0.30	$9.63	$8.35	$0.00
Fourth Quarter	$39.58	$29.50	$0.30	$9.08	$5.93	$0.00
2019
First Quarter	$37.69	$30.75	$0.31	$8.80	$6.57	$0.01
Second Quarter	$41.23	$37.07	$0.31	$8.96	$7.87	$0.01
Third Quarter	$45.40	$40.31	$0.31	$8.75	$6.31	$0.01
Fourth Quarter	$48.40	$43.41	$0.33	$10.80	$7.85	$0.01
2020
First Quarter	$49.28	$19.00	$0.33	$12.46	$8.34	$0.01

        The following table sets forth the high, low and closing prices per share of FNF common stock and of FGL ordinary shares as reported by the NYSE Composite Transaction Tape, and the price per share of FGL ordinary shares on an equivalent basis, as determined by reference to the value of the merger consideration to be received in respect of each share of FGL ordinary shares in the mergers, in each case, on November 5, 2019, the last trading day before the date on which FGL formed a special committee to consider FNF's offer to acquire FGL, on February 6, 2020, the last trading day prior to the public announcement of the mergers, and on March [26], 2020, the latest practicable date before the date of this proxy statement/prospectus.

	FNF Group Common Stock
				FGL Ordinary Shares			Equivalent Price per FGL Ordinary Share(1)
	High	Low	Close	High	Low	Close
November 5, 2019	$46.41	$46.00	$46.28	$9.12	$8.97	$9.06	$11.84
February 6, 2020	$49.27	$48.62	$49.04	$12.46	$10.21	$12.20	$12.54
March [26], 2020

(1)
The equivalent price per FGL ordinary share data has been calculated as the product of (i) the market price of one share of FNF common stock on each of the specified dates and (ii) the exchange ratio of 0.2558.

        The market value of the FNF common stock to be issued in exchange for FGL ordinary shares upon the completion of the mergers will not be known at the time of the FGL extraordinary general meeting. The above tables show only historical comparisons. Because the market prices of FNF common stock and FGL ordinary shares will likely fluctuate prior to the mergers, these comparisons may not provide meaningful information to FGL shareholders in determining whether to approve the merger agreement or to elect to receive the cash consideration or stock consideration. FGL shareholders are encouraged to obtain current market quotations for FNF common stock and FGL ordinary shares and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

Selected Unaudited Pro Forma Condensed Combined Financial Information of FGL and FNF

        The following table presents selected unaudited pro forma condensed combined financial information about FNF's consolidated balance sheet and statement of earnings, after giving effect to the merger with FGL. The information under "Unaudited Pro Forma Condensed Combined Balance Sheet Data" in the table below assumes the merger had been consummated on December 31, 2019. The information under "Unaudited Pro Forma Condensed Combined Statement of Earnings Data" in the table below gives effect to the merger as if it had been consummated on January 1, 2019, the beginning of the earliest period presented. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with FNF considered the acquirer of FGL. See the section entitled "Accounting Treatment of the Mergers."

        In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

        The information presented below should be read in conjunction with the historical consolidated financial statements of FNF and FGL, including the related notes, filed by each of them with the SEC, and with the unaudited pro forma combined financial statements of FNF and FGL, including the related notes, appearing elsewhere in this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" and "Unaudited Pro Forma Combined Financial Information". The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Transactions between FNF and FGL during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated. In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes.

  Unaudited Pro Forma Condensed Combined Balance Sheet Data (in millions):

As of December 31, 2019
Total assets	$46,062
Total liabilities	$39,943
Redeemable non-controlling interest	$344
Total equity	$5,775
Total liabilities, redeemable non-controlling interest, and equity	$46,062

  Unaudited Pro Forma Condensed Combined Statement of Earnings Data (in millions):

Year Ended December 31, 2019
Total revenues	$10,386
Total expenses	$8,645
Net earnings	$1,433
Net earnings attributable to FNF/FGL common shareholders	$1,419

Unaudited Comparative Per Share Data

        Presented below are FNF's and FGL's historical per share data and unaudited pro forma combined per share data for the year ended December 31, 2019. This information should be read together with the consolidated financial statements and related notes of FNF and FGL that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under "Selected Unaudited Pro Forma Condensed Combined Financial Information of FGL and FNF" and "Unaudited Pro Forma Combined Financial Information". The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed on January 1, 2019, the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma earnings per share of the combined company is computed by dividing the pro forma net earnings attributable to common shareholders by the pro forma weighted average number of shares outstanding.

Unaudited Pro Forma Per Share Data: For the Year Ended December 31, 2019 (in millions, except for per share amounts)	FNF	FGL	Pro forma adjustments	Pro forma combined
Net earnings per share—basic, attributable to FNF/FGL common shareholders	$3.89	$2.19	$0.94	$4.83
Weighted average shares outstanding—basic	273	217	21	294
Net earnings per share—diluted, attributable to FNF/FGL common shareholders	$3.83	$2.19	$0.89	$4.72
Weighted average shares outstanding—diluted	277	217	24	301

(in millions)	Year Ended December 31, 2019
Eliminate FGL shares	(217)
FNF common shares issued as consideration for acquisition of FGL	24

        The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of FGL were assumed to be replaced by the shares expected to be issued by FNF as part of the merger.

RISK FACTORS

        In evaluating FNF, FGL, their respective businesses, the combined company and the merger agreement proposal, you should carefully consider the following risk factors, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, before deciding how to vote. Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in the information incorporated by reference could have a material adverse effect on FNF's, FGL's or the combined company's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading price of their respective shares of common stock. You should consider these risks and the other information in this document and the other documents incorporated by reference into this document. See the section entitled "Where You Can Find More Information."

Risk Factors Relating to the Mergers

The mergers and related transactions are subject to approval by the shareholders of FGL.

        In order for the mergers to be completed, FGL shareholders must approve the merger agreement proposal and the amendment proposal. Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. There can be no assurance that this approval will be obtained. In order for the mergers to be completed, FGL shareholders must also approve the authorised share capital proposal, which requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present).

FNF's stock price may be negatively impacted by risks and conditions that apply to FNF, which are different from the risks and conditions applicable to FGL.

        Upon completion of the mergers, FGL shareholders who receive the stock consideration will become holders of FNF common stock. The businesses and markets of FNF and the other companies it has acquired and may acquire in the future are different from those of FGL. There is a risk that various factors, conditions and developments that would not affect the price of FGL ordinary shares could negatively affect the price of FNF common stock.

The mergers are subject to notices to and/or approvals or non-disapprovals from regulatory authorities that may impose conditions that could have an adverse effect on FNF or FGL or that could delay or, if not obtained, could prevent completion of the mergers.

        The mergers are subject to notices to and/or approvals or non-disapprovals from state insurance regulators, as well as financial institution authorities in Bermuda and the Cayman Islands. On March 3, 2020, the Cayman Islands Monetary Authority indicated to the parties that no prior approval for the proposed transaction was required, and on March 26, 2020, the Bermuda Monetary Authority issued its acknowledgement and approval for the proposed transaction to the parties. Additionally, the mergers are subject to review by the FTC and the Antitrust Division of the DOJ under the HSR Act. Before the mergers may be completed, applicable waiting periods must expire or terminate under antitrust laws and various approvals or non-disapprovals may be required to be obtained from regulatory entities. In deciding whether to grant antitrust or other regulatory clearances, the relevant governmental entities will consider the effect of the mergers on competition within their relevant jurisdictions. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of FNF's business following the mergers. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the mergers or imposing additional material costs on or materially limiting the revenues of FNF following the mergers. In addition, neither FNF nor FGL can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the mergers. For more information on the regulatory review process, see the section entitled "The Mergers—Regulatory Approvals."

FGL shareholders may not receive all consideration in the form they elect, and the form of consideration that they receive may have a lower value or less favorable tax consequences than the form of consideration that they elect to receive.

        FGL shareholders that make either the cash election or the stock election will be subject to proration if FGL shareholders, in the aggregate, elect to receive more or less than the aggregate amount of cash consideration to be paid in the mergers. Accordingly, some of the consideration that FGL shareholders receive in the mergers may differ from the type of consideration they select and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if FGL shareholders had received solely the form of consideration that they elected. The relative proportion of stock and cash that a FGL shareholders receives may also have a value that is higher or lower than the relative proportion of stock and cash that the FGL shareholder elected to receive. A discussion of the proration mechanism can be found under the heading "The Mergers—Procedures for Election—Proration Procedures" and a discussion of the material federal income tax consequences of the mergers can be found under the heading "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers."

FNF and FGL may have difficulty attracting, motivating and retaining executives and other employees in light of the mergers.

        Uncertainty about the effect of the mergers on FNF and FGL employees may have an adverse effect on FNF and FGL and consequently the combined company. This uncertainty may impair FNF's and FGL's ability to attract, retain and motivate personnel until the mergers are completed. FNF and FGL are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company's success after the mergers will depend in part upon its ability to retain key management personnel and other key employees of FNF and FGL. Employee retention may be particularly challenging during the pendency of the mergers, as employees may feel uncertain about their future roles with the combined company. In addition, FNF and FGL may have to provide additional compensation in order to retain employees. If employees of FNF or FGL depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company's ability to realize the anticipated benefits of the mergers could be reduced.

FNF and FGL will incur substantial transaction-related costs in connection with the mergers.

        FNF and FGL expect to incur a number of non-recurring transaction-related costs associated with completing the mergers, combining the operations of the two companies and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of FNF and FGL. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

The mergers are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the mergers could have material and adverse effects on FGL and FNF.

        The completion of the mergers is subject to a number of conditions, which makes the completion and timing of the completion of the mergers uncertain. These conditions include: (i) the approval of the merger agreement, the mergers and the other transactions contemplated thereby affirmative vote in favor of approval by the holders of (A) FGL's ordinary shares representing at least two-thirds of the FGL ordinary shares present and voting in person or by proxy as a single class at the FGL extraordinary general meeting in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (B) the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (C) the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any requisite approvals, consents or authorizations from governmental authorities, including insurance regulators in the jurisdictions of domicile of our and certain of FNF's insurance subsidiaries, (iii) the absence of any injunction or applicable law or order preventing or prohibiting consummation of the mergers, (iv) a declaration by the SEC of the effectiveness of the Form S-4 to be filed with the SEC by FNF relating to the registration under the Securities Act of the shares of FNF's common stock to be issued in the mergers, (v) approval for listing by the New York Stock Exchange of the shares of FNF common stock to be issued in the mergers and (vi) the receipt of an opinion of Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement entered into by FNF and GSO, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

        We cannot be certain that the conditions to closing the mergers will be satisfied (or waived, if applicable) in a timely manner or at all. Failure to satisfy, or any delay in satisfying, the conditions to closing could cause us to not realize some or all of the benefits that we expect to achieve if the mergers are successfully completed within the expected timeframe.

        For more information relating to conditions to completion of the mergers, see the section entitled "The Merger Agreement—Conditions to Completion of the Mergers."

The merger agreement contains provisions that could require FGL to pay a termination fee to FNF. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of FGL.

        Upon termination of the merger agreement, under specified circumstances, FGL may be required to pay a termination fee to FNF in an aggregate amount of either $39,966,000 or $66,610,000. The termination fee shall be an amount equal to $39,966,000 if such termination fee becomes payable in the event that (i) FGL terminates the merger agreement to enter into any Takeover Proposal documentation regarding a Superior Proposal with an Excluded Party or (ii) FNF terminates the merger agreement where the event giving rise to the right of termination is based on the submission of a Takeover Proposal by an Excluded Party. The termination fee shall be an amount equal to

$66,610,000 in all other circumstances that require FGL to pay a termination fee. No Excluded Parties were identified during the Go-Shop Period. Depending on the circumstances requiring us to make this payment, doing so could materially adversely affect our business, financial condition and results of operations.

        These provisions could discourage a third party that may have an interest in acquiring all or a significant part of FGL or FNF from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer of FGL proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

A breach of the terms of the merger agreement by FNF or a failure of the transaction to close could negatively impact FGL's financial condition and price of FGL's ordinary shares.

        There can be no assurance that an adequate remedy will be available to us in the event of a breach of the merger agreement by FNF or its affiliates, or that we will wholly or partially recover any damages incurred in connection with the proposed mergers. In particular, a failed transaction may result in negative publicity and a negative impression of our business among our customers or in the investment community or business community generally, all of which could negatively impact our business. Any disruptions to our business resulting from the announcement and pendency of the proposed mergers, including any adverse changes in our relationships with our customers, IMOs, business partners, and employees, may continue or accelerate in the event of a failed transaction. In addition, if the proposed mergers are not completed, the share price of our ordinary shares could decline to the extent that the current market price of our ordinary shares reflects an assumption that the proposed mergers will be completed. Furthermore, we have incurred, and will continue to incur, significant costs, expenses and fees for professional services, including legal, accounting, investment banking and advisory fees, and other transaction costs in connection with the proposed mergers, for which it will have received little or no benefit if the proposed mergers are not completed. Many of these fees and costs will be payable by us if the proposed mergers are not completed and may relate to activities that we would not have undertaken other than to complete the proposed mergers.

FGL's executive officers and directors have interests in the mergers that may be different from, or in addition to, the interests of FGL shareholders generally.

        In considering the recommendation of the FGL special committee, you should be aware that aside from their interests as shareholders, FGL's executive officers and directors may have employment and other compensation arrangements or plans that give them financial interests in the mergers that may be different from, or in addition to, the interests of FGL shareholders generally. The members of the FGL special committee were aware of these interests and considered them, among others, in their approval and adoption of the merger agreement and their recommendation that FGL shareholders approve the merger agreement proposal. For a further description of these interests, including the aggregate cash payments that each director and executive officer is entitled to receive in connection with the completion of the merger, see the section entitled "The Mergers—Interests of FGL's Directors and Executive Officers in the Mergers." See also "The Mergers—Background of the Mergers" and "The Mergers—Recommendation of the FGL Special Committee and Reasons for the Mergers" for additional discussion of these matters.

Blackstone and GSO have interests in the mergers that may be different from, or in addition to, the interests of FGL shareholders generally.

        In considering the recommendation of the FGL special committee, you should be aware that Blackstone and GSO have financial interests in the mergers that may be different from, or in addition to, the interests of FGL shareholders generally. The members of the FGL special committee were aware of these interests and considered them, among others, in their approval and adoption of the merger agreement and their recommendation that FGL shareholders approve the merger agreement proposal. For a further description of these interests and additional discussion of these matters, see the sections entitled "The Mergers—Background of the Mergers" and "The Mergers—Recommendation of the FGL Special Committee and Reasons for the Mergers."

CC Capital Partners, LLC, transaction advisor to the FGL special committee, may have had a conflict of interest in rendering services to the FGL special committee in connection with the mergers.

        The FGL special committee engaged CC Capital Partners, LLC as a transaction advisor in connection with the mergers. CC Capital Partners, LLC is controlled by Chinh E. Chu, who serves as the chairman of the FGL special committee and co-chairman of the board of directors of FGL. CC Capital Partners, LLC will receive a fee for its services to the FGL special committee, a substantial portion of which is contingent upon the consummation of the mergers. The members of the FGL special committee were aware of these interests and considered them in their determination to engage CC Capital Partners, LLC as a transaction advisor.

The announcement and pendency of the proposed mergers may adversely affect our business and results of operations.

        Uncertainty about the effect of the proposed mergers on our shareholders, employees, customers, suppliers and other parties with whom we have business relationships may have an adverse effect on our business and results of operations regardless of whether the proposed mergers are completed. Some shareholders, employees, customers, suppliers and others who deal with FNF and FGL may seek to change existing relationships with FNF and FGL or delay decisions to continue their relationship with the combined company. In addition, particular risks to our business include the following: (i) the impairment of our ability to attract, retain and motivate our employees; (ii) the diversion of significant management time and attention from ongoing business operations towards the completion of the proposed mergers and management's ability to grow and manage growth of our business profitably; (iii) difficulties maintaining relationships with customers, IMOs and other business partners; (iv) competition; (v) delays or deferments of certain business decisions by our customers, IMOs and other business partners; (vi) the inability to pursue alternative business opportunities or make appropriate changes to our business because the merger agreement requires us to conduct our business in the ordinary course of business and not engage in certain kinds of transactions prior to the completion of the proposed mergers without the prior written consent of FNF, even if such actions could prove beneficial; (vii) litigation relating to the proposed mergers and the costs related thereto; and (viii) the incurrence of significant costs, expenses and fees for professional services and other transaction costs in connection with the proposed mergers.

        Each of the foregoing may be exacerbated by a delay in the completion of the proposed mergers. Particularly, our management team will have devoted substantial time and resources to matters relating to the mergers (including integration planning), and would otherwise have devoted their time and resources to other opportunities that may have been beneficial to us as an independent company.

Lawsuits relating to the mergers could be filed against us and adversely impact FGL's business, financial condition and operating results.

        Litigation is common in connection with acquisitions of public companies, regardless of any merits related to the claims. In the event lawsuits are filed against FGL, the outcome of the lawsuits would be uncertain, and FGL may not be successful in defending against any such claims. While FGL will defend against any lawsuits filed against us in connection with the mergers, the costs of the defense of such actions and other effects of such litigation could have an adverse effect on FGL's business, financial condition and operating results.

Certain FGL shareholders have agreed to vote in favor of the mergers, regardless of how other FGL shareholders vote.

        Concurrently with the execution and delivery of the merger agreement, FGL and FNF entered into voting agreements with the following shareholders representing, as of February 24, 2020, in the aggregate approximately 33.3% of the issued and outstanding ordinary shares and all the issued and outstanding Series A preferred shares and Series B preferred shares of FGL:

  •
  Two affiliates of Blackstone (CFS Holdings (Cayman) L.P. and CFS Holdings II (Cayman) L.P.), which together hold approximately 17.6% of FGL's ordinary shares;

  •
  BilCar, LLC and William P. Foley, II, which together hold approximately 6.7% of FGL's ordinary shares;

  •
  Three subsidiaries of FNF (Chicago Title Insurance Company, Fidelity National Title Insurance Company, and Commonwealth Land Title Insurance Company), which together hold approximately 7.6% of FGL's ordinary shares and all of FGL's issued and outstanding Series B preferred shares;

  •
  GSO, which holds approximately 2.8% of FGL's ordinary shares and all of the issued and outstanding Series A preferred shares of FGL.

        Pursuant to their respective voting agreements, these shareholders have agreed:

  •
  unless the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or withdrawn, to vote all Subject Shares (as defined in the voting agreements) owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby;

  •
  against any action or agreement that is recommended against by the FGL special committee and that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the mergers and the other transactions contemplated by the merger agreement; and

  •
  in the event that the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, to vote all Subject Shares owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby in the same proportion as the number of FGL ordinary shares owned by "Unaffiliated Shareholders" that are voted in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby bears to the total number of shares owned by Unaffiliated Shareholders present (in person or by proxy) and voting at a meeting of FGL's shareholders.

        Accordingly, the voting agreements make it more likely that the necessary shareholder approval will be received for the mergers than would be the case in the absence of the voting agreements.

        In addition, because the voting agreements automatically terminate if the merger agreement is terminated in accordance with its terms, the voting agreements do not prevent such shareholders from exercising their existing rights as holders of common shares and preferred shares in the event that the FGL special committee determines to terminate the merger agreement to enter into an alternative acquisition agreement relating to a Superior Proposal. In such a case, these shareholders will have the ability to vote against the alternative acquisition transaction if they so choose and, because an alternative acquisition transaction would require the approval of a majority of the issued and outstanding Series A preferred shares and a majority of the issued and outstanding Series B preferred shares, these shareholders would effectively have the ability to block an alternative acquisition transaction that may otherwise be in the best interests of FGL's shareholders.

The opinion rendered to the FGL special committee by its financial advisor, Houlihan Lokey, was based on the financial analyses Houlihan Lokey performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Houlihan Lokey as of the date of such opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion, including changes as a result of the novel coronavirus or COVID-19 pandemic. The FGL special committee has not requested, and does not anticipate requesting, an updated opinion from Houlihan Lokey reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

        The opinion rendered to the FGL special committee by Houlihan Lokey was provided on the date of such opinion in connection with the FGL special committee's evaluation of the mergers. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Houlihan Lokey as of the date of such opinion, which may have changed, or may change, after the date of such opinion, including changes as a result of the novel coronavirus or COVID-19 pandemic. The FGL special committee has not requested an updated opinion from Houlihan Lokey as of the date of this proxy statement/prospectus, and the FGL special committee does not anticipate requesting an updated opinion prior to the completion of the mergers. Changes in the operations and prospects of FNF or FGL, general market and economic conditions and other factors on which the opinion of Houlihan Lokey was based, may be beyond the control of FNF and FGL, may have altered the value of FNF or FGL or the prices of shares of FNF common stock or FGL ordinary shares since the date of such opinion, or may alter such values and prices by the time the mergers are completed. Houlihan Lokey's opinion does not speak as of any date other than the date of such opinion. For a description of the opinion that the FGL special committee received from Houlihan Lokey, see "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey."

Closing of the first merger and/or second merger may trigger change in control provisions in certain agreements to which FGL or its subsidiaries is a party.

        Closing of the merger and/or second merger may trigger change in control provisions in certain agreements to which FGL or its subsidiaries is a party. If FGL and FNF are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if FGL and FNF are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to FGL or the combined company.

FGL is subject to business uncertainties and contractual restrictions while the proposed mergers are pending, which could adversely affect FGL's business and operations.

        Under the terms of the merger agreement, FGL is subject to certain restrictions on the conduct of its business prior to completing the proposed mergers, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect FGL's businesses and operations prior to the completion of the proposed mergers. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and company resources and could ultimately have an adverse effect on each of FNF and FGL.

        In connection with the pending mergers, it is possible that some customers, suppliers and other persons with whom FGL has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with FGL as a result of the proposed mergers, which could negatively affect FGL's revenues, earnings and cash flows, as well as the market price of its ordinary shares, regardless of whether the mergers are completed.

Because the exchange ratio is fixed and because the market price of FNF common stock and FGL ordinary shares will fluctuate, FGL ordinary shareholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their FGL ordinary shares that they are exchanging.

        Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FNF, the Merger Subs or any other subsidiary thereof) will be canceled and converted automatically into the right to receive (i) $12.50 in cash or (ii) 0.2558 shares of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement described in further detail in the sections entitled "The Merger Agreement—Merger Consideration" and "The Mergers—Procedures for Election." During the pendency of the mergers, the market value of FNF common stock will fluctuate, and decreases in the market value of FNF common stock will negatively affect the value of the stock consideration that FGL shareholders receive. The market value of FGL ordinary shares will also fluctuate during the pendency of the mergers, and increases in the market value of FGL ordinary shares may mean that the merger consideration issued to FGL ordinary shareholders will be worth less than the market value of the FGL ordinary shares such shareholders are exchanging. The exchange ratio was fixed at the time the merger agreement was executed, and the value of FNF common stock and FGL shares may vary significantly from their values on the date of the merger agreement, the date of this proxy statement/prospectus, the date on which FGL shareholders vote on the merger agreement, the date on which FGL shareholders make their election and the date on which FGL shareholders receive the merger consideration. Neither FGL nor FNF is permitted to terminate the merger agreement solely due to changes in the market price of either party's common stock.

        There will be a time lapse between the date on which FGL shareholders make an election with respect to the form of merger consideration to be received by them in exchange for their FGL ordinary shares and the date on which FGL shareholders actually receive FNF common stock, depending on their election and subject to proration. Fluctuations in the market value of FNF stock during this time period will also affect the value of the merger consideration, once it is actually received.

        If a FGL shareholder makes a stock election or otherwise receives stock consideration and the market value of FNF common stock falls between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such shareholder would have received under a cash election. Conversely, if a FGL shareholder makes a cash election or otherwise receives cash consideration and the market value of FNF common stock rises between the time of the election and the time the merger consideration is actually received, the value of the merger consideration received may be less than the value of the merger consideration such shareholder would have received under a stock or mixed election. FGL shareholders are urged to obtain current market quotations for FNF common stock when they make their elections.

        If the proposed mergers are approved, the date that FGL shareholders will receive the merger consideration depends on the completion date of the mergers, which is uncertain.

        The financial estimates set forth in the forecast included under "The Mergers—The FGL Forecasts" are based on assumptions of, and information available to, FGL, at the time they were prepared and provided to the FGL special committee and Houlihan Lokey, its financial advisor. FGL does not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond FGL's control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this "Risk Factors" section and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" will be important in determining FGL's future results. As a result of these contingencies, actual future results may vary materially from FGL's estimates. In view of these uncertainties, the inclusion of FGL's financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are FGL's internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and FGL undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, FGL. Moreover, FGL's independent accountants, KPMG LLP, has not compiled, examined or performed any procedures with respect to FGL's prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, KPMG LLP assumes no responsibility for, and disclaims any association with, FGL's prospective financial information. The reports of KPMG LLP incorporated by reference relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See "The Mergers—The FGL Forecasts" for more information.

Even if the mergers, taken together, are treated as a single integrated transaction that qualifies as a "reorganization" under Section 368(a) of the Code, a U.S. Holder may still recognize gain and/or suffer other adverse tax consequences as a result of the mergers if FGL is or was classified as a passive foreign investment company for any taxable year during which a U.S. Holder held FGL ordinary shares.

        FGL may have constituted a passive foreign investment company ("PFIC") in one or more prior taxable years, and, even though FGL does not believe that it was a PFIC for the taxable year ending December 31, 2019, and does not currently believe that it will be classified as a PFIC for the 2020 taxable year, there can be no assurance that the IRS would agree with our determination of our PFIC status for any taxable year.

        Even if the mergers, taken together, are treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, if FGL was a PFIC for any taxable year during which a U.S. Holder (as defined in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers") owned FGL ordinary shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. Holder as a result of the mergers, unless such U.S. Holder had timely put certain elections into effect.

        We urge U.S. Holders to read the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers—Passive Foreign Investment Company Rules," to read the risk factor entitled "We may be a PFIC, which could result in adverse United States federal income tax consequences for our shareholders" included in FGL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and to consult their own tax advisors regarding the possible classification of FGL as a PFIC and the resulting U.S. federal income tax considerations of such a classification.

The mergers may not be treated as a single integrated transaction that qualifies as a "reorganization" under Section 368(a) of the Code, in which case the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration.

        Even though completion of the mergers is conditioned on, among other things, the receipt by FGL of a tax opinion from Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, there can be no guarantee that the mergers will be so treated. In addition, it is possible that FGL would waive this condition and allow the completion of the mergers to proceed without a tax opinion. Whether or not a tax opinion is delivered in connection with the mergers, it is possible that the mergers, taken together, would not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, in which case the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration. Even if the tax opinion is obtained, because neither FGL nor FNF intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers, there can be no assurance that the IRS will not challenge the treatment of the mergers, taken together, as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

        We urge U.S. Holders to read the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers" and to consult their own tax advisors regarding the possibility of the mergers, taken together, failing to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the tax consequences of such event.

Risk Factors Relating to FNF

FNF has recorded goodwill as a result of prior acquisitions, and an economic downturn could cause these balances to become impaired, requiring write-downs that would reduce FNF's operating income.

        Goodwill aggregated approximately $2,727 million, or 25.5% of FNF's total assets, as of December 31, 2019. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may be considered a change in circumstance indicating the carrying value of FNF's intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in FNF's stock price and market capitalization, and negative industry or economic trends. In the year ended December 31, 2018, FNF recorded $3 million of goodwill impairment related to a real estate brokerage subsidiary in our Corporate and other segment. For the years ended December 31, 2019 and 2017, no goodwill impairment charge was recorded. However, if there is an economic downturn in the future, the carrying amount of FNF's goodwill may no longer be recoverable, and FNF may be required to record an impairment charge, which would have a negative impact on FNF's results of operations and financial condition. FNF will continue to monitor FNF's market capitalization and the impact of the economy to determine if there is an impairment of goodwill in future periods. FNF's management has articulated a willingness to seek growth through acquisitions, both in FNF's current lines of business as well as in lines of business outside of FNF's traditional areas of focus or geographic areas. This expansion of FNF's business subjects FNF to associated risks, such as risks and uncertainties associated with new companies, the diversion of management's attention and lack of experience in operating unrelated businesses, and may affect FNF's credit and ability to repay its debt.

        FNF management has historically sought to grow through acquisitions, both in its current lines of business, as well as lines of business that are not directly tied to or synergistic with its current operations. Accordingly, FNF has in the past acquired, and may in the future acquire, businesses in industries or geographic areas with which management is less familiar than FNF is with its current businesses. These activities involve risks that could adversely affect FNF's operating results, due to uncertainties involved with new companies, diversion of management's attention and lack of substantial experience in operating such businesses. There can be no guarantee that FNF will not enter into transactions or make acquisitions that will cause FNF to incur additional debt, increase FNF's exposure to market and other risks and cause FNF's credit or financial strength ratings to decline.

FNF is a holding company and depends on distributions from its subsidiaries for cash.

        FNF is a holding company whose primary assets are the securities of its operating subsidiaries. FNF's ability to pay interest on its outstanding debt and its other obligations and to pay dividends is dependent on the ability of its subsidiaries to pay dividends or make other distributions or payments to FNF. If FNF's operating subsidiaries are not able to pay dividends to FNF, FNF may not be able to meet its obligations or pay dividends on its common stock.

        FNF's title insurance subsidiaries must comply with state laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts FNF's regulated subsidiaries can dividend to FNF. During 2020, FNF's title insurers may pay dividends or make distributions to FNF of approximately $518 million; however, insurance regulators have the authority to prohibit the payment of ordinary dividends or other payments by FNF's title insurers to FNF if they determine that such payment could be adverse to FNF's policyholders.

        The maximum dividend permitted by law is not necessarily indicative of an insurer's actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, FNF may in the future need to retain cash in FNF's underwriters or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators.

The loss of key personnel could negatively affect FNF's financial results and impair its operating abilities.

        FNF's success substantially depends on its ability to attract and retain key members of its senior management team and officers. If FNF loses one or more of these key employees, FNF's operating results and in turn the value of its common stock could be materially adversely affected. Although FNF has employment agreements with many of its officers, there can be no assurance that the entire term of the employment agreement will be served or that the employment agreement will be renewed upon expiration.

Failure of FNF's information security systems or processes could result in a loss or disclosure of confidential information, damage to FNF's reputation, monetary losses, additional costs and impairment of FNF's ability to conduct business effectively.

        FNF's operations are highly dependent upon the effective operation of its computer systems. FNF uses its computer systems to receive, process, store and transmit sensitive personal consumer data (such as names and addresses, social security numbers, driver's license numbers, credit cards and bank account information) and important business information of FNF's customers. FNF also electronically manages substantial cash, investment assets and escrow account balances on behalf of itself and its customers, as well as financial information about FNF's businesses generally. The integrity of FNF's computer systems and the protection of the information that resides on such systems are important to FNF's successful operation. If FNF fails to maintain an adequate security infrastructure, adapt to emerging security threats or follow FNF's internal business processes with respect to security, the information or assets FNF holds could be compromised. Further, even if we, or third parties to which FNF outsources certain information technology services, maintain a reasonable, industry-standard information security infrastructure to mitigate these risks, the inherent risk of unauthorised access to information or assets remains. This risk is increased by transmittal of information over the internet and the increased threat and sophistication of cyber criminals. While, to date, FNF believes that it has not experienced a material breach of FNF's computer systems, the occurrence or scope of such events is not always apparent. If additional information regarding an event previously considered immaterial is discovered, or a new event were to occur, it could potentially have a material adverse effect on FNF's operations or financial condition. In addition, some laws and certain of FNF's contracts require notification of various parties, including regulators, consumers or customers, in the event that confidential or personal information has or may have been taken or accessed by unauthorised parties. Such notifications can potentially result, among other things, in adverse publicity, diversion of management and other resources, the attention of regulatory authorities, the imposition of fines, and disruptions in business operations, the effects of which may be material. Any inability to prevent security or privacy breaches, or the perception that such breaches may occur, could inhibit FNF's ability to retain or attract new clients and/or result in financial losses, litigation, increased costs, negative publicity, or other adverse consequences to FNF's business.

        Further, FNF's financial institution clients have obligations to safeguard their information technology systems and the confidentiality of customer information. In certain of FNF's businesses, FNF is bound contractually and/or by regulation to comply with the same requirements. If FNF fails to comply with these regulations and requirements, FNF could be exposed to suits for breach of contract, governmental proceedings or the imposition of fines. In addition, future adoption of more restrictive privacy laws, rules or industry security requirements by federal or state regulatory bodies or by a specific industry in which FNF does business could have an adverse impact on FNF through increased costs or restrictions on business processes.

A prolonged deterioration in economic, credit and equity market conditions could have a material adverse impact on FNF's investment portfolio.

        FNF's investment portfolio is exposed to economic and financial market risks, including changes in interest rates, credit markets and prices of marketable equity and fixed-income securities, and risks relating to the coronavirus or COVID-19 pandemic. FNF's investment policy is designed to maximize total return through investment income and capital appreciation consistent with moderate risk of principal, while providing adequate liquidity and complying with internal and regulatory guidelines. To achieve this objective, FNF's marketable debt investments are primarily investment grade, liquid, fixed-income securities and money market instruments denominated in U.S. dollars. FNF makes investments in certain equity securities and preferred stock in order to take advantage of perceived value and for strategic purposes. Economic, credit and equity market conditions may adversely affect the ability of some issuers of investment securities to repay their obligations and affect the values of investment securities. Significant or prolonged downturns in equity markets, such as the recent downturn in the equity markets that has resulted from the coronavirus or COVID-19 pandemic, may also have an adverse impact on the fair value of FNF's investment portfolio and harm investor and customer perception of FNF's investment strategies and may require FNF to implement changes to its investment policy. If the carrying value of FNF's investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, FNF will be required to write down the value of FNF's investments, which could have a material negative impact on FNF's results of operations and financial condition.

Failure of FNF's enterprise-wide risk management processes could result in unexpected monetary losses, damage to FNF's reputation, additional costs or impairment of FNF's ability to conduct business effectively.

        As a large insurance entity and a publicly traded company, FNF has always had risk management functions, policies and procedures throughout its operations and management. These functions include but are not limited to departments dedicated to enterprise risk management and information technology risk management, information security, business continuity, lender strategy and development, and vendor risk management. These policies and procedures have evolved over the years as FNF continually reassesses its processes both internally and to comply with changes in the regulatory environment. Due to limitations inherent in any internal process, if FNF's risk management processes prove unsuccessful at identifying and responding to risks, FNF could incur unexpected monetary losses, damage to its reputation, additional costs or impairment of its ability to conduct business effectively.

FNF is the subject of various legal proceedings that could have a material adverse effect on FNF's results of operations.

        FNF is involved from time to time in various legal proceedings, including in some cases class-action lawsuits and regulatory inquiries, investigations or other proceedings. If FNF is unsuccessful in its defense of litigation matters or regulatory proceedings, FNF may be forced to pay damages, fines or penalties and/or change its business practices, any of which could have a material adverse effect on its business and results of operations.

If adverse changes in the levels of real estate activity occur, FNF's revenues may decline.

        Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. If significant inflation or an increase in interest rates were to occur, the residential real estate activity would be negatively impacted.

        FNF has found that residential real estate activity generally decreases in the following situations:

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  when mortgage interest rates are high or increasing;

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  when the mortgage funding supply is limited;

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  when housing inventory is limited or home prices are high or increasing; and

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  when the United States economy is weak, including high unemployment levels.

        Declines in the level of real estate activity or the average price of real estate sales are likely to adversely affect FNF's title insurance revenues. The Mortgage Bankers Association's ("MBA") Mortgage Finance Forecast as of January 17, 2020 calculates an approximately $2.1 trillion mortgage origination market for 2019, which would be an increase from 2018 resulting primarily from increased refinance activity. However, the MBA predicts overall mortgage originations in 2020 and 2021 will decrease slightly when compared to 2019. FNF's revenues in future periods will continue to be subject to these and other factors which are beyond FNF's control and, as a result, are likely to fluctuate.

If financial institutions at which FNF holds escrow funds fail, it could have a material adverse impact on FNF.

        FNF holds customers' assets in escrow at various financial institutions, pending completion of real estate transactions. These assets are maintained in segregated bank accounts and have not been included in the accompanying Consolidated Balance Sheets. FNF has a contingent liability relating to proper disposition of these balances for its customers, which amounted to $18.7 billion at December 31, 2019. Failure of one or more of these financial institutions may lead FNF to become liable for the funds owed to third parties and there is no guarantee that FNF would recover the funds deposited, whether through Federal Deposit Insurance Corporation coverage or otherwise.

If FNF experiences changes in the rate or severity of title insurance claims, it may be necessary for FNF to record additional charges to its claim loss reserve. This may result in lower net earnings and the potential for earnings volatility.

        By their nature, claims are often complex, vary greatly in dollar amounts and are affected by economic and market conditions and the legal environment existing at the time of settlement of the claims. Estimating future title loss payments is difficult because of the complex nature of title claims, the long periods of time over which claims are paid, significantly varying dollar amounts of individual claims and other factors. From time to time, FNF experiences large losses or an overall worsening of its loss payment experience in regard to the frequency or severity of claims that require it to record additional charges to its claims loss reserve. There are currently pending several large claims which FNF believes can be defended successfully without material loss payments. However, if unanticipated material payments are required to settle these claims, it could result in or contribute to additional charges to FNF's claim loss reserves. These loss events are unpredictable and adversely affect FNF's earnings.

        At each quarter end, FNF's recorded reserve for claim losses is initially the result of taking the prior recorded reserve for claim losses, adding the current provision to that balance and subtracting actual paid claims from that balance, resulting in an amount that management then compares to FNF's actuary's central estimate provided in the actuarial calculation. Due to the uncertainty and judgment used by both management and its actuary, its ultimate liability may be greater or less than its current reserves and/or its actuary's calculation. If the recorded amount is within a reasonable range of the actuary's central estimate, but not at the central estimate, management assesses other factors in order to determine FNF's best estimate. These factors, which are both qualitative and quantitative, can change from period to period and include items such as current trends in the real estate industry (which management can assess, but for which there is a time lag in the development of the data used by FNF's actuary), any adjustments from the actuarial estimates needed for the effects of unusually large or small claims, improvements in FNF's claims management processes, and other cost saving measures. Depending upon FNF's assessment of these factors, FNF may or may not adjust the recorded reserve. If the recorded amount is not within a reasonable range of the actuary's central estimate, FNF would record a charge or credit and reassess the provision rate on a go forward basis.

FNF's subsidiaries must comply with extensive regulations. These regulations may increase FNF's costs or impede or impose burdensome conditions on actions that FNF might seek to take to increase the revenues of those subsidiaries.

        FNF's insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

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  licensing requirements;

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  trade and marketing practices;

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  accounting and financing practices;

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  disclosure requirements on key terms of mortgage loans;

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  capital and surplus requirements;

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  the amount of dividends and other payments made by insurance subsidiaries;

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  investment practices;

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  rate schedules;

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  deposits of securities for the benefit of policyholders;

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  establishing reserves; and

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  regulation of reinsurance.

        Most states also regulate insurance holding companies like FNF with respect to acquisitions, changes of control and the terms of transactions with FNF's affiliates. State regulations may impede or impose burdensome conditions on FNF's ability to increase or maintain rate levels or on other actions that FNF may want to take to enhance its operating results. In addition, FNF may incur significant costs in the course of complying with regulatory requirements. Further, various state legislatures have in the past considered offering a public alternative to the title industry in their states, as a means to increase state government revenues. Although FNF thinks this situation is unlikely, if one or more such takeovers were to occur they could adversely affect FNF's business. FNF cannot be assured that future legislative or regulatory changes will not adversely affect its business operations.

        FNF's ServiceLink subsidiary provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. Certain of these businesses are subject to federal and state regulatory oversight. For example, ServiceLink's LoanCare business services and subservices mortgage loans secured primarily by residential real estate throughout the United States. LoanCare is subject to extensive federal, state and local regulatory oversight, including federal and state regulatory examinations, information gathering requests, inquiries, and investigations by governmental and regulatory agencies, including the CFPB. In connection with formal and informal inquiries by those agencies, LoanCare receives numerous requests, subpoenas, and orders for documents, testimony and information in connection with various aspects of its or its clients' regulated activities.

        LoanCare is also required to maintain a variety of licenses, both federal and state. License requirements are in a frequent state of renewal and reexamination as regulations change or are reinterpreted. In addition, federal and state statutes establish specific guidelines and procedures that debt collectors must follow when collecting consumer accounts. LoanCare's failure to comply with any of these laws, should the states take an opposing interpretation, could have an adverse effect on LoanCare in the event and to the extent that they apply to some or all of its servicing activities.

State regulation of the rates FNF charges for title insurance could adversely affect FNF's results of operations.

        FNF's title insurance subsidiaries are subject to extensive rate regulation by the applicable state agencies in the jurisdictions in which they operate. Title insurance rates are regulated differently in various states, with some states requiring the subsidiaries to file and receive approval of rates before such rates become effective and some states promulgating the rates that can be charged. In general, premium rates are determined on the basis of historical data for claim frequency and severity as well as related production costs and other expenses. In all states in which FNF's title subsidiaries operate, FNF's rates must not be excessive, inadequate or unfairly discriminatory. Premium rates are likely to prove insufficient when ultimate claims and expenses exceed historically projected levels. Premium rate inadequacy may not become evident quickly and may take time to correct, and could adversely affect FNF's business operating results and financial conditions.

Regulatory investigations of the insurance industry may lead to fines, settlements, new regulation or legal uncertainty, which could negatively affect FNF's results of operations.

        From time to time FNF receives inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to FNF's business. Sometimes these take the form of civil investigative demands or subpoenas. FNF cooperates with all such inquiries and FNF has responded to or is currently responding to inquiries from multiple governmental agencies. Also, regulators and courts have been dealing with issues arising from foreclosures and related processes and documentation. Various governmental entities are studying the title insurance product, market, pricing, and business practices, and potential regulatory and legislative changes, which may materially affect FNF's business and operations. From time to time, FNF is assessed fines for violations of regulations or other matters or enters into settlements with such authorities which may require FNF to pay fines or claims or take other actions.

Because FNF is dependent upon California and Texas for approximately 14.3% and 13.8% and of FNF's title insurance premiums, respectively, FNF's business may be adversely affected by regulatory conditions in California and/or Texas.

        California and Texas are the two largest sources of revenue for FNF's title segment and, in 2019, California-based premiums accounted for approximately 28.9% of premiums earned by FNF's direct operations and 0.8% of FNF's agency premium revenues. Texas-based premiums accounted for 17.9% of premiums earned by FNF's direct operations and 9.8% of FNF's agency premium revenues. In the aggregate, California and Texas accounted for approximately 14.3% and 13.8%, respectively, of FNF's total title insurance premiums for 2019. A significant part of FNF's revenues and profitability are therefore subject to FNF's operations in California and Texas and to the prevailing regulatory conditions in these states. Adverse regulatory developments in California and Texas, which could include reductions in the maximum rates permitted to be charged, inadequate rate increases or more fundamental changes in the design or implementation of the California and Texas title insurance regulatory framework, could have a material adverse effect on FNF's results of operations and financial condition.

If the rating agencies downgrade FNF's insurance companies, FNF's results of operations and competitive position in the title insurance industry may suffer.

        Ratings have always been an important factor in establishing the competitive position of insurance companies. FNF's title insurance subsidiaries are rated by S&P, Moody's, and Demotech. Ratings reflect the opinion of a rating agency with regard to an insurance company's or insurance holding company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed to investors. FNF's ratings are subject to continued periodic review by rating agencies and the continued retention of those ratings cannot be assured. If FNF's ratings are reduced from their current levels by those entities, FNF's results of operations could be adversely affected.

If FNF's claim loss prevention procedures fail, FNF could incur significant claim losses.

        In the ordinary course of FNF's title insurance business, FNF assumes risks related to insuring clear title to residential and commercial properties. FNF has established procedures to mitigate the risk of loss from title claims, including extensive underwriting and risk assessment procedures. FNF also mitigates the risk of large claim losses by reinsuring risks with other insurers under excess of loss and case-by-case ("facultative") reinsurance agreements. Reinsurance agreements generally provide that the reinsurer is liable for loss and loss adjustment expense payments exceeding the amount retained by the ceding company. However, the ceding company remains primarily liable to the insured whether or not the reinsurer is able to meet its contractual obligations. If inherent limitations cause FNF's claim loss risk mitigation procedures to fail, FNF could incur substantial losses having an adverse effect on FNF's results of operations or financial condition.

FNF's use of independent agents for a significant amount of FNF's title insurance policies could adversely impact the frequency and severity of title claims.

        In FNF's agency operations, an independent agent performs the search and examination function or the agent may purchase a search product from FNF. In either case, the agent is responsible for ensuring that the search and examination is completed. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. FNF's relationship with each agent is governed by an agency agreement defining how the agent issues a title insurance policy on FNF's behalf. The agency agreement also sets forth the agent's liability to FNF for policy losses attributable to the agent's errors. For each agent with whom FNF enters into an agency agreement, financial and loss experience records are maintained. Periodic audits of FNF's agents are also conducted and the number of agents with whom FNF transacts business is strategically managed in an effort to reduce future expenses and manage risks. Despite efforts to monitor the independent agents with which FNF transacts business, there is no guarantee that an agent will comply with their contractual obligations to FNF. Furthermore, FNF cannot be certain that, due to changes in the regulatory environment and litigation trends, FNF will not be held liable for errors and omissions by agents. Accordingly, FNF's use of independent agents could adversely impact the frequency and severity of title claims.

Failure to respond to rapid changes in technology could adversely affect FNF.

        Rapidly evolving technologies and innovations in software and financial technology could drive changes in how real estate transactions are recorded and processed throughout the mortgage life cycle. There is no guarantee that FNF will be able to effectively adapt to and utilize changing technology. Existing or new competitors may be able to utilize or create technology more effectively than FNF, which could result in the loss of market share.

FNF's business could be materially and adversely affected by the occurrence of a catastrophe, including natural or man-made disasters.

        Any catastrophic event, such as pandemic diseases, terrorist attacks, floods, severe storms or hurricanes or computer cyber-terrorism, could have a material and adverse effect on our business in several respects:

  •
  the outbreak of a pandemic disease, like the novel coronavirus COVID-19, could have a material adverse effect on FNF's liquidity, financial condition and the operating results of FNF's insurance business due to its impact on the economy and financial markets;

  •
  the occurrence of any pandemic disease, natural disaster, terrorist attack or any other catastrophic event that results in FNF's workforce being unable to be physically located at one of FNF's facilities could result in lengthy interruptions in FNF's service; or

  •
  FNF could experience long-term interruptions in FNF's service and the services provided by FNF's significant vendors due to the effects of catastrophic events, including but not limited to government mandates to work remotely and prolonged travel restrictions. Some of FNF's operational systems are not fully redundant, and FNF's disaster recovery and business continuity planning cannot account for all eventualities. Additionally, unanticipated problems with FNF's disaster recovery systems could further impede FNF's ability to conduct business, particularly if those problems affect FNF's computer-based data processing, transmission, storage and retrieval systems and destroy valuable data.

Trasimene, financial advisor to the FNF special committee, may have had a conflict of interest in rendering services to the special committee of FNF in connection with the mergers.

        The special committee of FNF engaged Trasimene as a financial advisor in connection with the mergers. Trasimene is controlled by Mr. William P. Foley, II, who serves as the non-executive chairman on the board of directors of FNF and co-chairman of the board of directors of FGL. Trasimene will receive a fee for its services to the FNF special committee, a substantial portion of which is contingent upon the consummation of the mergers. The members of the FNF special committee were aware of these interests and considered them in their determination to engage Trasimene as a financial advisor.

Certain of FNF's directors have interests that may conflict with FNF's interests in connection with the mergers.

        William P. Foley, II, the chairman of FNF's board of directors, is also the co-chairman of FGL's board of directors and currently owns approximately 6.7% of the outstanding FGL ordinary shares, both directly and through BilCar, LLC, an entity that he controls. Richard N. Massey, a member of FNF's board of directors, is also a director of FGL and owns less than one percent of the outstanding FGL ordinary shares. Accordingly, Mr. Foley and Mr. Massey may have conflicts between their interests and those of FNF. Mr. Foley and Mr. Massey disclosed these potential conflicts to the FNF board of directors and recused themselves from any decision in connection with the mergers. Additionally, in order to address these potential conflicts of interest, the board of directors of FNF formed a special committee comprising seven independent and disinterested directors to evaluate and approve the mergers. Two of those directors, Peter Shea and Thomas Hagerty, each own less than one-half of a percent of the outstanding FGL ordinary shares. Mr. Shea and Mr. Hagerty disclosed their FGL share ownership to the FNF board of directors.

Risk Factors Relating to FNF After Completion of the Mergers

Although FNF expects that FNF's acquisition of FGL will result in cost savings, synergies and other benefits to FNF, FNF may not realize those benefits because of integration difficulties and other challenges.

        The success of FNF's acquisition of FGL will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the mergers. FNF may fail to realize some or all of the anticipated benefits of the mergers if the integration process takes longer than expected or is more costly than expected. The failure of FNF to meet the challenges involved in successfully integrating the operations of FGL or to otherwise realize any of the anticipated benefits of the merger, including additional cost savings and synergies, could impair the operations of FNF. In addition, FNF anticipates that the overall integration of FGL will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt FNF's business. Potential difficulties the combined company may encounter in the integration process include the following:

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  the integration of management teams, strategies, technologies and operations, products and services;

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  the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

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  the retention of and possible decrease in business from the existing clients of both companies;

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  the creation of uniform standards, controls, procedures, policies and information systems;

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  the reduction of the costs associated with each company's operations;

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  the optimization of information technology platforms and administrative infrastructures;

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  the integration of corporate cultures and maintenance of employee morale;

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  the retention of key employees;

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  the possibility of faulty assumptions underlying expectations regarding the integration process; and

  •
  potential unknown liabilities, expenses or delays associated with the mergers.

        The anticipated cost savings, synergies and other benefits include the combination of offices in various locations and the elimination of numerous technology systems, duplicative personnel and duplicative market and other data sources. However, these anticipated cost savings, synergies and other benefits assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of FNF common stock may decline in the future as a result of the mergers.

        The market price of FNF common stock may decline in the future as a result of the mergers for a number of reasons, including:

  •
  the unsuccessful integration of FGL and FNF (including for the reasons set forth in the preceding risk factor);

  •
  the failure of FNF to achieve the perceived benefits of the merger, including financial results, synergies, cost savings, innovation and operational efficiencies, as rapidly as or to the extent anticipated by financial or industry analysts, or if the transaction costs related to the merger are greater than expected.

        These factors are, to some extent, beyond the control of FNF. As a consequence, FGL stockholders who elect to receive the stock consideration and become holders of FNF common stock after completion of the mergers could lose the value of their investment in FNF common stock. The issuance of shares of FNF common stock in the mergers could on its own have the effect of depressing the market price for FNF common stock. In addition, many FGL stockholders may decide not to hold the shares of FNF common stock they receive as a result of the mergers. Other FNF stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of FNF common stock they receive as a result of the mergers. Any such sales of FNF common stock could have the effect of depressing the market price for FNF common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the FNF common stock, regardless of the actual operating performance of FNF and FGL.

The mergers may not be accretive and may cause dilution to FNF's earnings per share, which may negatively affect the market price of FNF common stock.

        FNF currently anticipates that the mergers will be accretive to earnings per share (on an adjusted earnings basis) during the first full calendar year after the mergers. This expectation is based on preliminary estimates which may materially change. FNF could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the mergers. All of these factors could cause dilution to FNF's earnings per share or decrease or delay the expected accretive effect of the mergers and cause a decrease in the market price of FNF common stock.

FNF's future results will suffer if the combined company does not effectively manage its expanded operations following the mergers.

        Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either FNF's or FGL's current businesses. FNF's future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations, including new international operations, and associated increased costs and complexity. There can be no assurances that FNF will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the mergers.

FNF is expected to incur substantial expenses related to the merger and the integration of FGL's business.

        FNF is expected to incur substantial expenses in connection with the merger and the integration of FGL's business. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. While FNF has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that would be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that FNF expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in FNF taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The combined company will have substantial indebtedness following the merger and the credit ratings of the combined company or its subsidiaries may be different from what FNF and FGL currently expect.

        FNF expects to incur indebtedness in order to provide funds to pay a portion of the cash portion of the merger consideration and other costs and expenses incurred in connection with the merger. As a result, following completion of the merger, the combined company will have substantial indebtedness and the credit ratings of the combined company or its subsidiaries may be different from what FGL and FNF currently expect.

        This substantial indebtedness may adversely affect the business, financial condition and operating results of the combined company, including:

  •
  making it more difficult for the combined company to satisfy its debt service obligations;

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  requiring a substantial portion of cash flows from operations for debt service payments, thereby reducing the availability of FNF's cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

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  limiting the ability of the combined company to obtain additional financing to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general operating requirements;

  •
  limiting FNF's flexibility in planning for, or reacting to, changes in its business and, consequently, negatively affecting FNF's competitive position;

  •
  restricting the combined company from making strategic acquisitions or taking advantage of favorable business opportunities;

  •
  negatively impacting FNF's existing credit ratings, including resulting in a downgrade or negative outlook;

  •
  placing the combined company at a relative competitive disadvantage compared to competitors that have less debt;

  •
  limiting flexibility to plan for, or react to, changes in the businesses and industries in which the combined company operates, which may adversely affect the combined company's operating results and ability to meet its debt service obligations;

  •
  increasing the vulnerability of the combined company to adverse general economic and industry conditions; and

  •
  limiting the ability of the combined company to refinance its indebtedness or increasing the cost of such indebtedness.

        In addition, covenants in the debt instruments governing this indebtedness may limit how the combined company conducts its business following the merger. If the combined company incurs additional indebtedness following the merger, the risks related to the substantial indebtedness of the combined company may intensify.

The internal financial forecasts for FGL and FNF reflect management estimates and the unaudited pro forma financial data for FNF included in this document are preliminary, and FGL's and FNF's actual performance may differ materially from the internal financial forecasts included in this document and FNF's actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this document.

        The internal financial forecasts for FGL and FNF and the unaudited pro forma financial data for FNF included in this document are presented for illustrative purposes only and are not necessarily indicative of what FGL's or FNF's actual performance may be or what FNF's actual financial position or operations would have been had the merger been completed on the dates indicated. FGL's and FNF's actual performance may differ materially from the internal financial forecasts. FNF's actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this proxy statement/prospectus.

FGL is currently subject to, and after the transaction closes will likely continue to be subject to, pending and threatened litigation, and if judgments were to be rendered against FGL in such litigation and regulatory actions, such judgments could adversely affect the combined company's financial condition and operating results following the merger.

        FGL is involved in various pending and threatened litigation, some of which may include claims for punitive or exemplary damages. While FGL intends to vigorously defend all litigation and regulatory matters that are brought against it, there can be no assurance that FGL will not incur additional costs and expenses, including but not limited to fines or penalties and legal costs, or be subject to other remedies, in connection with the consent order or otherwise as a result of regulatory, legislative or administrative investigations or actions relating to civil litigation, which could materially adversely affect the financial condition and operating results of the combined company following the merger.

Other Risk Factors Relating to FGL

Interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems, including as a result of human error, could harm FGL's business.

        FGL is highly dependent on automated and information technology systems to record and process its internal transactions and transactions involving its customers, as well as to calculate reserves, value invested assets and complete certain other components of FGL's U.S. GAAP and statutory financial statements. FGL has policies, procedures, automation, and back-up plans designed to prevent or limit the effect of failure. All of these risks are also applicable where FGL relies on outside vendors, to provide services to FGL and its customers. The failure of any one of these systems for any reason could disrupt FGL's operations, result in loss of customer business and adversely impact FGL's business.

        FGL retains confidential information in its information technology systems and those of its business partners, and FGL relies on industry standard commercial technologies and network security measures to maintain the security of those systems and prevent disruptions from unauthorized tampering with FGL's computer systems. Any compromise of the security of FGL's information technology systems that results in inappropriate access, use or disclosure of personally identifiable customer information could damage FGL's reputation in the marketplace, deter purchases of FGL's products, subject FGL to heightened regulatory scrutiny or significant civil and criminal liability and require FGL to incur significant technical, legal and other expenses.

FGL is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect FGL's business, financial condition and results of operations.

        Natural and man-made catastrophes, pandemics, including the novel coronavirus COVID-19, and malicious and terrorist acts present risks that could materially adversely affect FGL's results of operations or the mortality or morbidity experience of FGL's business. Claims arising from such events could have a material adverse effect on FGL's business, operations and financial condition, either directly or as a result of their effect on FGL's reinsurers or other counterparties. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies. While FGL has taken steps to identify and mitigate these risks, such risks cannot be predicted, nor fully protected against even if anticipated. In addition, such events could result in overall macroeconomic volatility or specifically a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or administration of FGL's business within such geographic areas or the general economic climate, which in turn could have an adverse effect on FGL's business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect FGL's asset portfolio.

Other Risk Factors of FGL and FNF

        FNF's and FGL's businesses are and will be subject to the risks described above. In addition, FGL and FNF are, and will continue to be, subject to the risks described in, as applicable, FGL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and FNF's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference, see "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements relating to FGL, including statements relating to the pending merger transaction between FGL and FNF and related matters. Such statements are subject to risks and uncertainties, many of which are beyond FGL's and FNF's control, that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of the management of FGL and FNF, respectively. Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with FNF; (2) the outcome of any legal proceedings that may be instituted against FGL or FNF following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the merger agreement, including due to failure to obtain approval of the shareholders of FGL or other conditions to closing in the merger agreement; (4) delays in obtaining or the inability to obtain necessary regulatory approvals (including approval from insurance regulators) required to complete the transactions contemplated by the merger agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transactions contemplated by the merger agreement to fail to close; (6) the risk that the transactions contemplated by the merger agreement disrupt current plans and operations of FGL or FNF as a result of the announcement thereof; (7) the ability to recognize the anticipated benefits of the transactions contemplated by the merger agreement, which may be affected by, among other things, competition, the ability of the management of FGL and FNF to grow and manage the growth of their respective businesses profitably and to retain their key employees; (8) costs related to the transactions contemplated by the merger agreement; (9) changes in applicable laws or regulations; (10) the risk that the transactions contemplated by the merger agreement will not qualify for their intended tax treatment; (11) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the transactions contemplated by the merger agreement, cause the terms of such transactions to be modified or change the anticipated tax consequences of such transactions; (12) the possibility that FGL or FNF may be adversely affected by other economic, business, and/or competitive factors, as well as the impact on the business, operations, results of operations and trading prices of the shares of FGL and FNF arising out of the outbreak of the novel coronavirus COVID-19; and (13) other risks and uncertainties identified in FGL's and FNF's filings with the SEC. Each of FGL and FNF caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither FGL nor FNF undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this proxy statement/prospectus.

        All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither FGL nor FNF undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

        Actual results may differ materially and reported results should not be considered an indication of future performance. Please reference the SEC filings of FGL, which are available on their respective websites, for detailed descriptions of factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Information included on these websites is not incorporated by reference in this proxy statement/prospectus.

 INFORMATION ABOUT FNF

Fidelity National Financial, Inc.

        Fidelity National Financial, Inc., a Delaware corporation, is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation's largest title insurance companies operating through its title insurance underwriters—Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through FNF's subsidiary, ServiceLink Holdings, LLC, FNF provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. FNF's common stock is traded on the NYSE under the symbol "FNF."

        The principal executive offices of FNF are located at 601 Riverside Avenue Jacksonville, Florida 32204 and its telephone number is (904) 854-8100. For additional information about FNF and its subsidiaries, see "Additional Information About FNF" and "Where You Can Find More Information."

F I Corp.

        F I Corp., a direct wholly owned subsidiary of FNF, is a Cayman Islands exempted company that was formed on January 2, 2020 for the sole purpose of effecting the first merger. In the first merger, Merger Sub I will be merged with and into FGL, with FGL surviving the merger as a direct wholly owned subsidiary of FNF. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

F II Corp.

        F II Corp., a direct wholly owned subsidiary of FNF, is a Cayman Islands exempted company that was formed on January 2, 2020 for the purpose of effecting the second merger. In the second merger, the surviving company will be merged with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly owned subsidiary of FNF. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

INFORMATION ABOUT FGL

FGL Holdings

        FGL Holdings, a Cayman Islands exempted company, has for more than fifty years helped middle-income Americans prepare for retirement and for their loved ones' financial security. FGL partners with leading independent marketing organizations and their agents to serve the needs of the middle-income market and develop competitive products to align with their evolving needs. As of December 31, 2019, FGL had approximately 650,000 policyholders who count on the safety and protection features our fixed annuity and life insurance products provide.

        FGL's ordinary shares are listed on the NYSE under the symbol "FG."

        The principal executive offices of FGL are located at 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands, and its telephone number is (345) 947-5614.

 FGL EXTRAORDINARY GENERAL MEETING

General

        This proxy statement/prospectus is being provided to the shareholders of FGL as part of a solicitation of proxies by the FGL special committee for use at the FGL extraordinary general meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides FGL shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the FGL extraordinary general meeting.

Date, Time and Place

        The FGL extraordinary general meeting will be held on [    •    ], 2020 at [    •    ] a.m. local time, at [The Ritz Carlton, Grand Cayman, Seven Mile Beach, Grand Cayman, Cayman Islands KY1-1209]. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the FGL extraordinary general meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and provide you with details on how to participate.

Purpose of the FGL Extraordinary General Meeting

        At the FGL extraordinary general meeting, FGL ordinary shareholders will be asked to consider and vote upon:

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  the merger agreement proposal;

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  the non-binding compensation advisory proposal;

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  the amendment proposal;

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  the authorised share capital proposal; and

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  the adjournment proposal.

Recommendation of the FGL Special Committee

        After careful consideration, the FGL special committee, pursuant to a written consent dated as of February 7, 2020, has unanimously (i) determined that it is fair and in the best interests of FGL, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement by FGL and the consummation of the transactions contemplated thereby, including the mergers, and (iii) resolved to recommend the approval of the merger agreement, the mergers and the other transactions contemplated thereby by FGL shareholders.

        The FGL special committee unanimously recommends that FGL shareholders vote "FOR" each of the merger agreement proposal, the non-binding compensation advisory proposal, the adjournment proposal, the amendment proposal and the authorised share capital proposal.

        For a summary of the factors considered by the FGL special committee in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers, as well as the FGL special committee's reasons for approving, and certain risks related to, the mergers, see "The Mergers—Recommendation of the FGL Special Committee and Reasons for the Mergers."

FGL Record Date; Shareholders Entitled to Vote

        Only holders of record of FGL ordinary shares at the close of business on the FGL record date, [    •    ], 2020, are entitled to notice of and to vote at the FGL extraordinary general meeting. As of the FGL record date, there were [    •    ] FGL ordinary shares outstanding and entitled to vote at the FGL extraordinary general meeting, held by approximately [    •    ] holders of record. Each holder of FGL ordinary shares is entitled to one vote on each proposal for each FGL ordinary share owned as of the FGL record date.

Quorum and Required Vote

        A quorum will be present if holders of a simple majority of the issued FGL ordinary and preferred shares are present in person or represented by proxy at the FGL extraordinary general meeting. If a quorum is not present at the FGL extraordinary general meeting, the FGL extraordinary general meeting may be adjourned from time to time until a quorum is obtained in accordance with the merger agreement and FGL's amended and restated memorandum and articles of association.

        If you mark, validly sign, date and return a proxy card (or otherwise properly submit a proxy over the Internet or by telephone) but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your FGL ordinary shares will be counted for purpose of determining whether a quorum is present at the FGL extraordinary general meeting.

        If your FGL ordinary shares are held through a brokerage firm, bank or other nominee and you do not obtain a proxy from your broker or other nominee and attend the FGL extraordinary general meeting in person or do not instruct the nominee how to vote your FGL ordinary shares, these FGL ordinary shares will not be voted at the FGL extraordinary general meeting, nor will they be counted for purposes of determining whether a quorum is present for the transaction of business at the FGL extraordinary general meeting.

        Approval of the merger agreement proposal and the amendment proposal by the FGL shareholders is a condition to the completion of the mergers. Approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the amendment proposal requires (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof. Approval of the other proposals to be considered at the FGL extraordinary general meeting requires an ordinary resolution under Cayman Islands law which requires the affirmative vote by the holders of at least a simple majority of the FGL ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present). Approval of the authorised share capital proposal is a condition to the completion of the mergers.

Voting Agreements and Voting by FGL's Directors and Executive Officers

        Concurrently with the execution and delivery of the merger agreement, FGL and FNF entered into voting agreements with the following shareholders representing, as of February 24, 2020, in the aggregate approximately 33.3% of the issued and outstanding ordinary shares and all the issued and outstanding Series A preferred shares and Series B preferred shares of FGL:

  •
  Two affiliates of Blackstone (CFS Holdings (Cayman) L.P. and CFS Holdings II (Cayman) L.P.), which together hold approximately 17.6% of FGL's ordinary shares;

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  BilCar, LLC and William P. Foley, II, which together hold approximately 6.7% of FGL's ordinary shares;

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  Three subsidiaries of FNF (Chicago Title Insurance Company, Fidelity National Title Insurance Company, and Commonwealth Land Title Insurance Company), which together hold approximately 7.6% of FGL's ordinary shares and all of FGL's issued and outstanding Series B preferred shares;

  •
  GSO, which holds approximately 2.8% of FGL's ordinary shares and all of the issued and outstanding Series A preferred shares of FGL.

        Pursuant to their respective voting agreements, these shareholders have agreed:

  •
  unless the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or withdrawn, to vote all Subject Shares (as defined in the voting agreements) owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby;

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  against any action or agreement that is recommended against by the FGL special committee and that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the mergers and the other transactions contemplated by the merger agreement; and

  •
  in the event that the FGL special committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, to vote all Subject Shares owned by them in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby in the same proportion as the number of FGL ordinary shares owned by "Unaffiliated Shareholders" that are voted in favor of the approval of the merger agreement, the mergers and the other transactions contemplated thereby bears to the total number of shares owned by Unaffiliated Shareholders present (in person or by proxy) and voting at a meeting of FGL's shareholders.

        Accordingly, the voting agreements make it more likely that the necessary shareholder approval will be received for the mergers than would be the case in the absence of the voting agreements.

        As the close of business on [    •    ], directors and executive officers of FGL and their affiliates were entitled to vote [    •    ] FGL ordinary shares, or approximately [    •    ]% of the FGL ordinary shares issued and outstanding on such date. We currently expect that FGL's directors and executive officers will vote their shares in favor of the merger agreement proposal and the other proposals to be considered at the FGL extraordinary general meeting.

Voting; Proxies; Revocation

        Holders of FGL ordinary shares as of the FGL record date may vote by proxy or in person at the FGL extraordinary general meeting. Votes cast by proxy or in person at the FGL extraordinary general meeting will be tabulated and certified by Continental Stock Transfer & Trust Company, the registrar and transfer agent for FGL ordinary shares.

  Voting in Person

        Holders of FGL ordinary shares who plan to attend the FGL extraordinary general meeting and wish to vote in person will be given a ballot at the FGL extraordinary general meeting. Please note, however, that FGL shareholders who hold their FGL ordinary shares in "street name," which means such shares are held of record by a bank, broker, trust or other nominee, and who wish to vote in person at the FGL extraordinary general meeting, must bring to the FGL extraordinary general meeting a legal proxy, executed in their favor, from the record holder of the shares authorising such FGL shareholder to vote at the FGL extraordinary general meeting.

        To attend the FGL extraordinary general meeting in person, you must bring an acceptable form of identification, such as a driver's license. Holders of FGL ordinary shares in street name need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on [    •    ], 2020, the record date for the FGL extraordinary general meeting.

        Any representative of a shareholder who wishes to attend the FGL extraordinary general meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of FGL ordinary shares and an acceptable form of identification. FGL reserves the right to limit the number of representatives of any shareholder who may attend the FGL extraordinary general meeting.

        FGL shareholders who plan to attend the FGL extraordinary general meeting should allow adequate time to pass through the security process necessary to gain access to the meeting room.

  Voting of Proxies

        The vote of each FGL shareholder is very important. Accordingly, FGL shareholders who are record holders of their FGL ordinary shares should vote by proxy by:

  •
  completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided;

  •
  calling the toll-free number specified on the enclosed proxy card; or

  •
  accessing the internet website specified on the enclosed proxy card. Holders of FGL ordinary shares should submit their proxy even if they plan to attend the FGL extraordinary general meeting. FGL shareholders can change their vote at the FGL extraordinary general meeting. Voting instructions are included on the enclosed proxy card. If a FGL shareholder properly submits a proxy to FGL in time to vote, one of the individuals named as such FGL shareholder's proxy will vote the shares as such FGL shareholder has directed. A proxy card is enclosed for use by FGL shareholders.

        The method of voting by proxy differs for shares held as a record holder and shares held in "street name." If a FGL shareholder holds FGL ordinary shares in street name, which means such shares are held of record by a bank, broker, trust or other nominee, the FGL shareholder will receive instructions from such shareholder's bank, broker, trust or other nominee that the FGL shareholder must follow in order to vote such shareholder's shares. Such bank, broker, trust or other nominee may allow such FGL shareholder to deliver voting instructions over the internet, telephone or by mail. FGL shareholders who hold their shares in street name should refer to the voting instructions from their bank, broker, trust or other nominee that accompany this proxy statement. Unless FGL shareholders give their banks, brokers, trusts or other nominees instructions on how to vote their FGL ordinary shares, their banks, brokers, trusts and other nominees will not be able to vote their shares on any of the proposals at the FGL extraordinary general meeting.

  Revocability of Proxies and Changes to a FGL Shareholder's Vote

        A holder of record of FGL ordinary shares may revoke such shareholder's proxy at any time before it is voted at the FGL extraordinary general meeting by taking any of the following actions:

  •
  delivering to the Registered Office of FGL a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  signing and delivering a new proxy, relating to the same shares and bearing a later date;

  •
  submitting another proxy by telephone or on the Internet (the latest telephone or internet voting instructions are followed); or

  •
  attending the FGL extraordinary general meeting and voting in person, although attendance at the FGL extraordinary general meeting will not, by itself, revoke a proxy.

        If a FGL shareholder's ordinary shares are held in "street name" such FGL shareholder may change such shareholder's vote by submitting new voting instructions to such shareholder's bank, broker, trust or other nominee. FGL shareholders must contact their bank, broker, trust or other nominee to find out how to do so.

        Written notices of revocation and other communications with respect to the revocation of FGL proxies with respect to shares held of record should be addressed to:

FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman KY1-1102, Cayman Islands
(345) 947-5614
Attention: Investor Relations
Abstentions and Broker Non-Votes

        If you attend the FGL extraordinary general meeting in person or by proxy and abstain from voting, it will have no effect on the merger agreement proposal, the non-binding compensation advisory proposal, the amendment proposal, the authorised share capital proposal and the adjournment proposal. If you fail to submit a proxy over the Internet, by telephone or by mail and otherwise fail to attend the FGL extraordinary general meeting and cast your vote in person, or if you hold your FGL ordinary shares in "street name" and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the outcome of any of the FGL extraordinary general meeting proposals.

        Brokers who hold FGL ordinary shares in "street name" for a beneficial owner of those FGL ordinary shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to vote with respect to the approval of matters that are "non-routine," such as the merger agreement proposal, without specific instructions from the beneficial owner. Broker non-votes, with respect to any proposal, are FGL ordinary shares held by a broker or other nominee present in person or represented at a meeting at which at least one "routine" proposal is presented, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such FGL ordinary shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the FGL extraordinary general meeting are non-routine and non-discretionary, FGL anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your FGL ordinary shares in "street name," your broker or other nominee will vote your FGL ordinary shares only if you provide instructions on how to vote. If your broker or other nominee holds your FGL ordinary shares in "street name" and you do not obtain a proxy from your broker or other nominee to vote such FGL ordinary shares at the FGL extraordinary general meeting and do not provide your broker or other nominee instructions on how to vote your FGL ordinary shares, your FGL ordinary shares will not count towards quorum at the FGL extraordinary general meeting and this will have no effect on the outcome of any vote to approve the merger agreement proposal, approve the non-binding compensation advisory proposal, the amendment proposal, the authorised share capital proposal or the adjournment proposal. Please follow the directions on the voting instruction form sent to you by your brokerage firm, bank or other nominee with this proxy statement.

        For the avoidance of doubt, abstentions and broker non-votes will have no effect on the outcome of any of the FGL extraordinary general meeting proposals.

Solicitation of Proxies

        FGL is soliciting proxies for the FGL extraordinary general meeting from holders of FGL ordinary shares. FGL will bear the entire cost of soliciting proxies from such FGL shareholders. In addition to the solicitation of proxies by mail, FGL will request that banks, brokers, trusts and other nominees send proxies and proxy materials to the beneficial owners of FGL ordinary shares held by them and secure their voting instructions, if necessary. FGL may reimburse those record holders for their reasonable expenses. FGL has also made arrangements with Morrow Sodali to assist it in soliciting proxies, and has agreed to pay Morrow Sodali's reasonable and customary charges for such services, currently estimated not to exceed $12,500.00, plus expenses. FGL and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Other Business; Adjournments

        FGL does not expect that any matter other than the proposals presented in this proxy statement will be brought before the FGL extraordinary general meeting. However, if other matters are properly presented at the FGL extraordinary general meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. If a quorum is not present at the FGL extraordinary general meeting, the FGL extraordinary general meeting may be adjourned from time to time until a quorum is obtained in accordance with the merger agreement and FGL's amended and restated memorandum and articles of association.

Assistance

        If a FGL shareholder needs assistance in completing such shareholder's proxy card or has questions regarding the FGL extraordinary general meeting, such shareholder should contact Morrow Sodali, which is assisting FGL with the solicitation of proxies, toll-free at 1-(800)-662-5200 or by emailing FGL.info@investor.morrowsodali.com.

THE MERGERS

        This section of the proxy statement/prospectus describes the material aspects of the proposed mergers. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), and the plans of merger (which are attached as Annex B and Annex C) for a more complete understanding of the mergers. In addition, important business and financial information about each of FNF and FGL is included in or incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto. See "Where You Can Find More Information."

Effect of the Mergers

        Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into FGL, with FGL surviving the first merger as a direct wholly owned subsidiary of FNF. Immediately thereafter, the surviving company will merge with and into Merger Sub II, with Merger Sub II surviving the second merger as a direct wholly owned subsidiary of FNF.

        Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof) will be canceled and converted automatically into the right to receive (i) $12.50 in cash or (ii) 0.2558 shares of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement. FNF and its subsidiaries will receive 0.2558 of a share of FNF common stock for each FGL ordinary share that they own.

        Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

        As described above, the merger consideration that each holder of FGL ordinary shares will receive will ultimately depend on several factors, including whether the cash consideration or the stock consideration is oversubscribed (i.e., the choices other holders of FGL ordinary shares have made with respect to what type of consideration they would like to receive pursuant to the merger agreement). These factors may not be known until after the FGL extraordinary general meeting. In addition, to the extent that FGL shareholders receive FNF common stock as consideration pursuant to the transactions contemplated by the merger agreement (whether by virtue of electing to receive stock consideration or receiving stock consideration after making a cash election and the cash consideration is oversubscribed), because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of FNF common stock will fluctuate during the pendency of the transactions, FGL shareholders cannot be sure of the value of the stock consideration they elect to receive relative to the value of the FGL ordinary shares that they are exchanging. For example, for FGL ordinary shareholders receiving FNF common stock as part of the stock consideration, decreases in the market value of FNF common stock will negatively affect the value of the stock consideration that they receive, and increases in the market value of FGL ordinary shares may mean that the stock consideration that they receive will be worth less than the market value of the FGL ordinary shares such shareholders are exchanging. See "Risk Factors—Risk Factors Relating to the Mergers—Because the exchange ratio is fixed and because the market price of FNF common stock and FGL ordinary shares will fluctuate, FGL ordinary shareholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their FGL ordinary shares that they are exchanging." FGL shareholders are urged to obtain current market quotations for

FNF common stock when they make their elections. FNF common stock is traded on the NYSE under the trading symbol "FNF."

        With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each FGL shareholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to such shareholder's proportionate interest in the net proceeds from the sale by the exchange agent of such fractional shares of such FNF common stock, rounded to the nearest penny, without interest, on the NYSE as promptly as practicable after the first effective time.

        The merger consideration will be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities of a subsidiary of FNF or FGL or of securities convertible into FNF common stock or FGL ordinary shares), capitalization, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to FNF common stock or FGL ordinary shares with a record date occurring on or after the date hereof and prior to the first effective time.

        Neither FNF nor FGL is making any recommendation as to whether FGL shareholders should make a cash election, stock election or no election in the transactions contemplated by the merger agreement. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the allocation and proration procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The tax consequences of the mergers to a particular shareholder will depend on whether such shareholder elects to receive common stock, cash or a mix of common stock and cash, on whether such shareholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within FGL's and FNF's control. Tax matters are very complicated, and the tax consequences of the mergers to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information related to tax consequences, see the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers."

Procedures for Election

        You will receive under separate cover a form of election in a separate mailing no less than 20 business days prior to the election deadline (i.e., on the business day that is three business days prior to the closing date or such other date as FNF and FGL will publicly agree). FNF and FGL will publicly announce the election deadline at least 5 business days prior to the anticipated closing date. Any FGL shareholder who became a FGL shareholder after the record date established for the mailing of form of elections (the 5th business day prior to the filing of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part), or who did not otherwise receive a form of election, should contact Continental Stock Transfer & Trust Company at [[    •    ], telephone number [    •    ]], or their broker, bank or other nominee to obtain a form of election. FGL shareholders who vote against approving the merger agreement are still entitled to make elections with respect to their shares. The form of election allows holders of FGL ordinary shares to make a cash election or stock election for their FGL ordinary shares. To validly make a cash election or stock election, FGL shareholders must properly complete, sign and submit the form of election to the exchange agent prior to the election deadline (as discussed below).

Exchange Agent

        Continental Stock Transfer & Trust Company is expected to serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline

        The election deadline will be 5:00 p.m. (Eastern Time) on the business day that is 3 business days prior to the closing date (the election deadline will be publicly announced by FNF and FGL at least 5 business days prior to the anticipated closing date), or such other date as FNF and FGL will mutually agree and publicly announce prior to the closing.

        FGL shareholders who hold their shares in "street name" may be subject to an earlier deadline. Therefore, FGL shareholders should carefully read any materials received from their broker, bank, trustee or other nominee.

        In order to make a cash election or stock election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

Letter of Transmittal

        The applicable letter of transmittal must be properly completed, signed and submitted to the exchange agent and accompanied by:

  •
  duly endorsed certificates representing all of the FGL ordinary shares to which such letter of transmittal relates, duly endorsed in blank or otherwise in a form acceptable for transfer on FGL's books (or appropriate evidence as to loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the letter of transmittal); or

  •
  a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the letter of transmittal, from a firm which is a member of a registered national securities exchange or commercial bank or trust company having an office or correspondent in the United States; provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery.

Impact of Selling Shares as to Which an Election has Already Been Made

        For FGL shareholders who have made elections, any further transfers of their shares made on the stock transfer books of FGL will be deemed to be a revocation of their election.

Election Revocation and Changes

        An election may be revoked or changed with respect to all or a portion of the FGL ordinary shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline.

        FGL shareholders not making a valid election in respect of their shares prior to the election deadline, including as a result of revocation, will be deemed non-electing holders. Subject to the terms of the merger agreement and of the election form that will be mailed by the exchange agent to record holders of FGL ordinary shares and FGL restricted stock rights, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders

        FGL shareholders who make no election to receive cash consideration or stock consideration in the mergers, whose election forms are not received by the exchange agent by the election deadline, whose election forms are improperly completed or not signed, or who revoke their election without making a new election will be deemed not to have made an election (and such shares referred to as "non-electing shares"). FGL shareholders not making an election in respect of their FGL ordinary shares will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

Proration Procedures

        FGL shareholders should be aware that their ability to elect to receive cash consideration or stock consideration in exchange for FGL ordinary shares in the mergers is subject to proration procedures set forth in the merger agreement. These procedures are designed to ensure that the aggregate amount of cash election consideration does not exceed $1,471,936,485, which is designed to ensure that the mergers, taken together, are treated as a "reorganization" within the meaning of Section 368(a) of the Code provided certain other requirements are satisfied.

        Whether a FGL shareholder receives the amount of cash or stock that he, she or it requests in such shareholder's election form will depend in part on the elections of other FGL shareholders. If a FGL shareholder makes a stock election or a cash election with respect to any FGL ordinary shares, such shareholder may not receive the exact form of consideration that it elects in respect of such shares. Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

        The greater the oversubscription of the stock election, the fewer shares and more cash a FGL shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more FNF common stock a FGL shareholder making the cash election will receive.

        Set forth below are illustrative examples of how the proration procedures set forth in the merger agreement will operate in the event there is either an oversubscription or undersubscription of the cash election.

        The numerical assumptions set forth below are provided solely for the purpose of the illustrative examples of how the proration procedures in the merger agreement will operate in the event there is either an oversubscription or undersubscription of the cash election.

  Numerical Assumptions for Illustrative Examples:

  •
  FGL has 200 million ordinary shares outstanding.

  •
  The maximum cash amount is $1.5 billion. (The actual maximum cash consideration amount provided for in the merger agreement is $1,471,936,485.)

  •
  The cash consideration amount is $12.50 per FGL ordinary share.

Proration Scenarios and Illustrative Examples of Proration Procedures

  •
  SCENARIO # 1:  If the aggregate amount of cash consideration elected is equal to the maximum cash consideration amount, then:

  •
  A cash election shareholder will receive an amount equal to $12.50 in cash, without interest, for each FGL ordinary share with respect to which an election to receive cash has been effectively made and not revoked;

  •
  A stock election shareholder will receive 0.2558 shares of FNF common stock for each FGL ordinary share with respect to which an election to receive stock has been effectively made and not revoked; and

  •
  A shareholder who makes neither the cash nor the stock election will receive 0.2558 shares of FNF common stock for each FGL ordinary share with respect to which no election to receive cash or stock has been effectively made.

  •
  Illustrative Example # 1:    FGL shareholders elect to exchange 120 million FGL ordinary shares for cash consideration. Since the product of 120,000,000 ordinary shares and $12.50 is $1.5 billion, which is equal to the maximum cash amount, all cash election shares will be exchanged for the cash consideration and all other FGL ordinary shares (including no election shares) will be exchanged for the stock consideration at the exchange ratio (0.2558 shares of FNF common stock per FGL ordinary share).

  •
  SCENARIO # 2:  If the product of the aggregate number of FGL ordinary shares with respect to which an election to receive cash has been effectively made and not revoked and $12.50 (such product, the "elected cash consideration") is greater than the maximum cash consideration amount, then:

  •
  A stock election shareholder will receive 0.2558 shares of FNF common stock for each FGL ordinary share with respect to which an election to receive stock has been effectively made and not revoked;

  •
  A shareholder who makes neither the cash nor the stock election will receive 0.2558 shares of FNF common stock for each FGL ordinary share with respect to which no election to receive cash or stock has been effectively made; and

  •
  For a cash election shareholder, a "portion" of the FGL ordinary shares with respect to which an election to receive cash has been effectively made and not revoked will be exchanged for the cash consideration (an amount equal to $12.50 in cash, without interest, per FGL ordinary share in that "portion"). That "portion" will be calculated by multiplying (A) the number of FGL ordinary shares with respect to which a shareholder elected to receive cash by (B) a fraction, the numerator of which will be the maximum cash consideration amount and the denominator of which will be the elected cash consideration. The "remaining portion" of a cash election shareholder's FGL ordinary shares will be converted into the stock consideration (an amount equal to 0.2558 shares of FNF common stock for each FGL ordinary share in that "remaining portion.")

  •
  Illustrative Example # 2:    Assume FGL shareholders elect to exchange 200 million FGL ordinary shares for cash consideration. The "elected cash consideration" (which is equal to $2.5 billion, or the product of 200,000,000 FGL ordinary shares and $12.50) is greater than the maximum cash amount of $1.5 billion. Since the elected cash consideration of $2.5 billion is greater than the maximum cash amount of $1.5 billion, the product of the number of shares elected for cash consideration (200,000,000) and a fraction, the numerator of which is the maximum cash consideration amount and the denominator of which is the elected cash consideration ($2.5 billion), determines the number of FGL ordinary shares that will ultimately be converted into the cash consideration: 200,000,000 cash election shares × (the maximum cash amount divided by the elected cash consideration) = 200,000,000 ordinary shares × 0.6 = 120,000,000 ordinary shares. Therefore, 120,000,000 FGL cash election shares will be exchanged for cash consideration, whereas the remaining portion of 80,000,000 FGL cash election shares will be exchanged for the stock consideration.

  •
  SCENARIO # 3:  If the elected cash consideration is less than the maximum cash consideration amount ("shortfall amount" being defined as the difference between the maximum cash consideration amount and the elected cash consideration) and if the shortfall amount is less than or equal to the product of the aggregate number of FGL ordinary shares with respect to which no election to receive cash or stock has been effectively made and $12.50 (the "no election value"), then:

  •
  A cash election shareholder will receive an amount equal to $12.50 in cash, without interest, for each FGL ordinary share with respect to which an election to receive cash has been effectively made and not revoked;

  •
  Stock election shareholders will receive 0.2558 shares of FNF common stock for each FGL ordinary share with respect to which an election to receive stock has been effectively made and not revoked; and

  •
  For a no election shareholder, a "portion" of the FGL ordinary shares with respect to which no election to receive cash or stock has been effectively made will be exchanged for the cash consideration (an amount equal to $12.50 in cash, without interest, per FGL ordinary share in that "portion"). That "portion" will be calculated by multiplying (A) the number of FGL ordinary shares with respect to which a shareholder made neither the cash nor the stock election by (B) a fraction, the numerator of which is the "shortfall amount" and the denominator of which is the "no election value." The "remaining portion" of a no election shareholder's FGL ordinary shares (if any) will be converted into the stock consideration (an amount equal to 0.2558 shares of FNF common stock for each FGL ordinary share in that "remaining portion").

  •
  Illustrative Example # 3:    Assume FGL shareholders elect to exchange 100 million FGL ordinary shares for cash consideration and 40,000,000 FGL ordinary shares for stock consideration, and further assume that FGL shareholders make no election with respect to 60,00,000 FGL ordinary shares. The "elected cash consideration" (which is equal to $1.25 billion, or the product of 100,000,000 FGL ordinary shares and $12.50) is less than the maximum cash amount of $1.5 billion. Furthermore, the "shortfall amount" (which is equal to $250,000,000, or the difference between the maximum cash amount of $1.5 billion and the elected cash consideration of $250,000,000) is less than the "no election value" (which is equal to $750,000,000, or the product of the 60,00,000 no election shares and $12.50). Since the elected cash consideration of $1.25 billion is less than the maximum cash amount of $1.5 billion and the "shortfall amount" of $250,000,000 is less than the "no election value" of $750,000,000, all 100,000,000 FGL ordinary shares for which a cash election was made will be exchanged for the cash consideration and all 40,000,000 FGL ordinary shares for which a stock election was made will be exchanged for the stock consideration.

  •
  In order to determine the number of "no election shares" that will be converted into the cash consideration, multiply the number of no election shares by the fraction equal to the shortfall amount divided by the no election value: 60,000,000 ×

  = 60,000,000 × 0.33 = 19.8 million no election shares will be exchanged for the cash consideration. The merger agreement provides that the remaining portion of 40.2 million no election shares will be exchanged for the stock consideration.

  •
  SCENARIO # 4:  If the elected cash consideration is less than the maximum cash consideration amount and if the shortfall amount exceeds the no election value, then:

  •
  A cash election shareholder will receive an amount equal to $12.50 in cash, without interest, for each FGL ordinary share with respect to which an election to receive cash has been effectively made and not revoked;

  •
  A no election shareholder will receive an amount equal to $12.50 in cash, without interest, for each FGL ordinary share with respect to which neither a cash nor a stock election was made by that shareholder; and

  •
  For a stock election shareholder, a "portion" of the FGL ordinary shares with respect to which an election to receive stock has been effectively made and not revoked will be exchanged for the cash consideration (an amount equal to $12.50 in cash, without interest, per FGL ordinary share in that "portion"). That "portion" will be calculated by multiplying (A) the number of FGL ordinary shares with respect to which a shareholder elected to receive stock consideration by (B) a fraction, the numerator of which is the amount by which the "shortfall amount" exceeds the "no election value," and the denominator of which is the product obtained by multiplying the aggregate number of FGL ordinary shares for which stock consideration was elected by $12.50. The "remaining portion" of a stock election shareholder's FGL ordinary shares will be converted into the stock consideration (an amount equal to 0.2558 shares of FNF common stock for each FGL ordinary share in that "remaining portion").

  •
  Illustrative Example # 4:    Assume FGL shareholders elect to exchange 100,000,000 FGL ordinary shares for cash consideration and 90,000,000 FGL ordinary shares for stock consideration, and further assume that FGL shareholders make no election with respect to 10,000,000 FGL ordinary shares. The "elected cash consideration" (which is equal to $1.25 billion, or the product of 100,000,000 FGL ordinary shares and $12.50) is less than the maximum cash amount of $1.5 billion. Furthermore, the "shortfall amount" (which is equal to $250,000,000, or the difference between the maximum cash amount of $1.5 billion and the elected cash consideration of $250,000,000) exceeds the "no election value" (which is equal to $125,000,000, or the product of the 10,000,000 no election shares and $12.50). Since the elected cash consideration of $1.25 billion is less than the maximum cash amount of $1.5 billion and the "shortfall amount" of $250,000,000 is greater than the "no election value" of $125,000,000, all 100,000,000 FGL ordinary shares for which a cash consideration election was made will be exchanged for the cash consideration and all 10,000,000 FGL ordinary shares for which no election was made will be exchanged for the cash consideration.

  •
  In order to determine the number of stock election shares that will be exchanged for the cash consideration, multiply the number of FGL ordinary shares for which a stock election was made (90,000,000) by a fraction, the numerator of which is the amount by which the shortfall amount exceeds the no election value ($250,000,000—$125,000,000 = $125,000,000) and the denominator of which is the product obtained by multiplying the aggregate number of stock election shares by $12.50: 90,000,000 ×

  = 90,000,000 ×

  = 10,000,000 stock election shares will be exchanged for cash consideration. The merger agreement provides that the remaining portion of 80,000,000 stock election shares will be exchanged for the stock consideration.

Exchange of Shares

        Prior to the first effective time, FNF will make available to the exchange agent the merger consideration to be paid and/or issued in respect of the certificates representing FGL ordinary shares and the FGL ordinary shares held in book-entry form. The aggregate amount of cash required to pay the aggregate cash consideration and book-entry shares representing the aggregate number of shares of FNF common stock required to pay the stock consideration are together referred to as the "exchange fund." FNF will cause the exchange agent to deliver the merger consideration and other payments contemplated by the merger agreement out of the exchange fund.

        The exchange agent will:

  •
  receive election forms;

  •
  if delegated in whole or in part such authority by FNF, determine in accordance with the merger agreement (and the election form) the merger consideration to be received by each holder of FGL ordinary shares; and

  •
  exchange the applicable merger consideration for certificates formerly representing FGL ordinary shares.

        In order to make a cash election or stock election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election.

        As promptly as practicable after the first effective time (but no later than 2 business days thereafter), the exchange agent will send, to each holder of FGL ordinary shares at the first effective time that are certificated other than shares owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law a letter of transmittal and instructions for use in such exchange for certificates representing FGL ordinary shares. Holders of FGL ordinary shares held in book-entry form other than shares owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law are not required to deliver any certificates or letters of transmittal in order to receive the merger consideration that such holder is otherwise entitled to receive.

Background of the Mergers

        FGL has existed in its current form since November 30, 2017, when FGL, which was then a special purpose acquisition corporation known as CF Corporation, acquired Fidelity & Guaranty Life, a Delaware corporation (the "FG Acquisition"). FNF was a holder of ordinary shares and warrants in CF Corporation prior to the FG Acquisition and provided additional equity funding to CF Corporation in connection with the FG Acquisition. After giving effect to the transactions and equity investments made in connection with the FG Acquisition, FNF and its subsidiaries owned approximately 8.5% of the outstanding FGL ordinary shares and 100,000 Series B preferred shares of FGL with a liquidation value of $100,000,000. Funds advised by Blackstone Tactical Opportunities Advisors L.L.C. ("Blackstone Tactical Opportunities") were among the initial investors in CF Corporation and acquired FGL ordinary shares through existing forward purchase agreements in connection with the financing of the FG Acquisition. Funds advised by GSO Capital Partners LP ("GSO"), an affiliate of Blackstone, purchased 275,000 Series A preferred shares of FGL with a liquidation value of $275,000,000 in connection with the FG Acquisition. Upon the closing of the FG Acquisition, CF Corporation changed its name to FGL Holdings.

        FNF and its subsidiaries currently own approximately 7.6% of the outstanding FGL ordinary shares and 116,757 Series B preferred shares of FGL, representing all of the Series B preferred shares, with a liquidation value of $116,757,000, plus accrued and unpaid dividends. Blackstone, through Blackstone Tactical Opportunities, currently owns approximately 17.6% of the outstanding FGL ordinary shares. GSO currently owns approximately 2.8% of the outstanding FGL ordinary shares and 321,084 Series A preferred shares of FGL, representing all of the Series A preferred shares, with a liquidation value of $321,084,000, plus accrued and unpaid dividends. William P. Foley, II, the chairman of the FNF board and co-chairman of the FGL board of directors, currently owns approximately 6.7% of the outstanding FGL ordinary shares, both directly and through BilCar, LLC, an entity that he controls. Chinh E. Chu, the co-chairman of the FGL board of directors, currently owns approximately 6.7% of the outstanding FGL ordinary shares, both directly and through CC Capital Management LLC ("CC Capital"), an entity that he controls. Blackstone, through its subsidiary Blackstone ISG-I Advisors L.L.C. ("BIS"), serves as investment manager of FGL, and MVB Management, LLC, an entity owned 50% by Mr. Foley and 50% by Mr. Chu, serves as sub-advisor to BIS in connection with its role as investment manager.

        On July 29, 2019, Mr. Foley and Mr. Chu had a general discussion regarding FGL, including, among other things, exploring a strategic transaction with FNF. No offer was made, nor were specific terms discussed, at that time.

        From time to time as part of ordinary course discussions, Mr. Foley and Mr. Chu had general discussions about FGL and potential strategic transactions which could enhance value for FGL shareholders, including, among other things, a hypothetical combination with FNF. No offer was made, nor were specific terms discussed, by Mr. Foley or Mr. Chu during these discussions.

        On September 12, 2019, Mr. Foley sent an email to the FNF board to propose, and solicit the FNF board members' views of, a potential acquisition of FGL. Mr. Foley also informed the FNF board that because he and Richard Massey, a member of the FNF board, were both directors of and investors in FGL, they would recuse themselves from any decisions regarding a potential transaction.

        On September 25, 2019, Mr. Foley expressed to Chris Blunt, Chief Executive Officer of FGL and a member of the FGL board of directors, an interest in discussing FGL's business and operations and invited Mr. Blunt to meet with Mr. Foley at FNF's offices in Las Vegas, Nevada.

        In early October 2019, Mr. Foley telephoned Mr. Chu. During this call, Mr. Foley informed Mr. Chu that he believed that a strategic transaction involving FGL and FNF could be of potential interest to FNF. Following this call, Mr. Chu informed Mr. Blunt of his conversation with Mr. Foley.

        On October 11, 2019, as part of a telephonic meeting of the FNF board, Mr. Foley raised the possibility of FNF acquiring FGL. Michael Gravelle, Executive Vice President, General Counsel and Corporate Secretary of FNF, discussed with the FNF board potential conflicts in connection with a potential acquisition of FGL, including Mr. Foley's and Mr. Massey's roles as directors of both FNF and FGL and the employment of Cary H. Thompson (a FNF director) by BofA Securities, Inc. ("BofA Securities"), which had performed and was anticipated to perform certain services for FNF in connection with the potential transaction. Mr. Foley informed the FNF board that, as a result of these potential conflicts, he and Mr. Massey would recuse themselves from any board deliberations of the FNF board and the FGL board of directors regarding a potential transaction. Mr. Gravelle recommended establishing a special committee of independent directors to evaluate and, if applicable, approve the potential FGL acquisition. Each of the directors disclosed any potential sources of conflict of interest regarding the potential transactions. Following discussion, the FNF board (with Messrs. Foley, Massey and Thompson abstaining) unanimously approved formation of the FNF special committee consisting of Doug Ammerman, Thomas Hagerty, Ron Lane, Heather Murren, Randy Quirk, Peter Shea and John Rood, with Doug Ammerman designated as the chairman of the FNF special committee, each of whom was determined to be independent and disinterested with respect to the potential acquisition of FGL. The FNF board delegated to the FNF special committee full authority for evaluating and, if applicable, approving the potential acquisition of FGL. The FNF special committee was also empowered to engage its own legal and financial advisors and subsequently determined to engage Weil, Gotshal & Manges LLP ("Weil") as its outside legal counsel. Mr. Gravelle discussed with the FNF board implementing certain process guidelines in connection with the FNF special committee's review and evaluation of the potential acquisition of FGL, including that while Messrs. Foley and Massey may be involved in structuring the potential acquisition of FGL, including with respect to price and other key terms and coordinating due diligence, only the FNF special committee should determine whether and how to proceed with respect to the potential acquisition of FGL.

        On October 16, 2019, Mr. Blunt met with Mr. Foley and members of Trasimene Capital Management, LLC ("Trasimene"), an advisor of FNF affiliated with Mr. Foley and Mr. Massey, including David Ducommun, Managing Director and Richard Cox, Managing Director. During these meetings, Mr. Foley stated his belief that an acquisition of FGL by FNF would be compelling and could provide FGL with growth capital and operating flexibility. Mr. Blunt highlighted to the representatives of FNF the importance of FGL's relationship with Blackstone from the perspective of providing investment management services and also general credibility in the annuity market, and stated his opinion that, if an acquisition of FGL were to take place, it would be important to maintain the relationship with Blackstone. Mr. Blunt noted that he was currently in discussions with BIS regarding potential amendments to the terms of the investment management agreements unrelated to any potential transaction. Following this meeting, Mr. Blunt provided an update to Mr. Chu. During the evening of October 16, 2019, Mr. Blunt had a social dinner with Mr. Foley and Mr. Massey, a Senior Managing Director of Trasimene, and the participants further discussed a potential acquisition of FGL by FNF, though the price and terms of a potential transaction were not discussed.

        Between October 16, 2019 and November 5, 2019, Mr. Chu sought to obtain more information regarding FNF's possible interest in acquiring FGL. During this period, Mr. Chu also considered the possibility that Blackstone could be interested in acquiring FGL or FNF's interests in FGL, as well as whether FNF could approach Blackstone to acquire all or a part of Blackstone's interests in FGL. Regularly during this period, Mr. Chu contacted FGL's legal counsel to assist him in considering courses of action available to FGL, and to ensure FGL and the FGL board of directors would be a part of any discussions that could result in a sale, or change in control, of FGL.

        On October 28, 2019, the FNF special committee met with Mr. Gravelle and representatives of Weil. Representatives of Weil reviewed with the FNF special committee its fiduciary duties and its ability to engage and rely on the advice of outside advisors. The FNF special committee then resolved to engage Trasimene as financial advisor to the FNF special committee. Additionally, the FNF special committee authorized Mr. Foley and Trasimene, subject to the final approval of the FNF special committee, to negotiate the terms of a potential acquisition with FGL on behalf of the FNF special committee and to provide the FNF special committee with periodic updates regarding developments in the negotiations.

        On October 29, 2019, as part of a regularly scheduled meeting of the FNF board, Mr. Foley indicated that he had discussed the potential acquisition of FGL with Mr. Chu, and proposed that Mr. Ammerman, on behalf of the FNF special committee, send a written proposal to FGL offering to acquire FGL for $11.00 per FGL ordinary share and requesting exclusivity. The FNF special committee also discussed engaging an independent financial advisor in connection with the potential acquisition of FGL. The FNF special committee members discussed and unanimously approved this proposal and subsequently formally engaged BofA Securities as financial advisor to the FNF special committee.

        On October 31, 2019, Mr. Chu telephoned certain members of the FGL board of directors to update them on the recent developments, including Mr. Blunt's meetings with members of FNF's management team. At this time, Mr. Chu also telephoned Menes Chee, a Senior Managing Director in Blackstone Tactical Opportunities and a member of the FGL board of directors. On this call, Mr. Chu discussed with Mr. Chee the opportunity presented by a potential transaction with FNF and expressed his desire that the FGL board of directors would have an active role in any discussions between FNF and Mr. Foley, on the one hand, and Blackstone, on the other hand, as well as Mr. Chu's view that the FGL board of directors would not be in favor of any transaction that transferred control of FGL without a premium paid to all shareholders.

        On November 1, 2019, Mr. Chee telephoned Mr. Chu. During this conversation, Mr. Chee and Mr. Chu discussed whether Blackstone would be interested in acquiring FGL or FNF's and Mr. Foley's interests in FGL. During this discussion, Mr. Chee informed Mr. Chu that Blackstone was not at that time interested in seeking to acquire FGL or FNF's and Mr. Foley's equity ownership stakes in FGL.

        On November 5, 2019, the FNF special committee sent to the FGL board of directors a written proposal to acquire all of the outstanding shares of FGL at $11.00 per FGL ordinary share, to be paid 60% in cash and 40% in FNF common stock. The letter stated that the proposal was not conditioned on financing and that Mr. Foley and Mr. Massey intended to recuse themselves from the FGL board of directors' deliberations regarding a potential transaction. The letter indicated that FNF would expect to retain senior management at FGL and preserve and maintain the existing investment management agreement with Blackstone. The proposal letter also requested that FGL enter into exclusive discussions with FNF.

        On November 6, 2019, as part of a regularly scheduled meeting of the FGL board of directors, Mr. Chu discussed with the directors the receipt of the letter from the FNF special committee and the terms thereof, including the proposed price, and updated the directors on recent discussions with FNF and Blackstone. Mr. Massey and Mr. Foley were not present at this meeting. During this meeting, representatives of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), who had previously been retained by FGL as outside counsel, and Walkers LLP, Cayman Islands counsel to FGL ("Walkers"), discussed with the directors the terms of the proposal letter and directors' duties under Cayman Islands law. Representatives of Skadden Arps also discussed with the directors that FNF had formed a special committee comprised solely of members of the FNF board independent from the potential transaction and that, as a result of Mr. Foley's and Mr. Massey's role as directors of both FNF and FGL, each of Mr. Foley and Mr. Massey intended to recuse themselves from deliberations of the FGL board of directors. Mr. Chu requested that the directors consider forming a special committee comprised solely of members of the FGL board of directors that did not have actual or potential conflicting interests in the potential transaction that would be empowered to consider and approve any potential strategic transaction that could result in the actual or potential acquisition of control of FGL, including to take actions to consider, respond to, accept, reject or prevent any such transaction (including through implementation of a rights plan if the FGL special committee determined that such transaction was not in the best interests of FGL and its shareholders). Each of the directors disclosed any potential sources of conflict of interest regarding the potential transactions, FNF, Blackstone, Mr. Foley (and any companies with which Mr. Foley is affiliated), BilCar, LLC and their respective affiliates. Mr. Blunt also declared his interest as a member of FGL's management team given his role as Chief Executive Officer of FGL. Following discussion, the FGL board of directors determined that Messrs. Chu, James Quella, Keith Abell, Patrick Baird and Timothy Walsh would not be interested persons in a potential transaction involving FNF, Blackstone, Mr. Foley, BilCar, LLC and their respective affiliates, and approved the formation of the FGL special committee consisting of Messrs. Chu, Quella, Abell, Baird and Walsh with the powers that had been proposed by Mr. Chu and discussed by the directors. The FGL board of directors also determined to engage Credit Suisse Securities (USA) LLC ("Credit Suisse") as outside financial advisor to FGL. The FGL board of directors selected Credit Suisse to act as its financial advisor in connection with a transaction with FNF or another strategic counterparty based on Credit Suisse's qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm and Credit Suisse's experience in transactions similar to the proposed transaction with FNF and familiarity with FGL and its business.

        On November 6, 2019, following the conclusion of the meeting of the FGL board of directors, the members of the FGL special committee met to further discuss the proposal that had been received from FNF. During this meeting, following discussion, the members of the FGL special committee determined to elect Mr. Chu as chairman of the FGL special committee and to designate Douglas Newton and Richard DiBlasi of CC Capital, as well as other employees of CC Capital, as advisors to the FGL special committee to assist the FGL special committee with respect to its process regarding the review of the proposal that had been received from FNF as well as any other potential strategic alternatives available to FGL. During these discussions, the FGL special committee also determined to engage Kirkland & Ellis LLP ("Kirkland") as special counsel to the FGL special committee and Houlihan Lokey as financial advisor to the FGL special committee, including for purposes of providing an opinion to the FGL special committee in connection with any potential transaction. The FGL special committee decided to engage Houlihan Lokey as its financial advisor based on Houlihan Lokey's experience and reputation, familiarity with FGL and its business, and because Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes.

        On November 12, 2019, the members of the FGL special committee participated in a telephonic informational session with representatives of Kirkland to discuss certain legal and procedural matters relating to the FGL special committee's evaluation of the proposal from FNF and any other potential transaction, including the entry into a nondisclosure agreement with FNF containing a standstill, the process that would be undertaken to review and approve projections prepared by FGL's management and the parameters of a potential due diligence process. Representatives of Kirkland and members of the FGL special committee also discussed the impact of the consent rights attached to FGL's preferred shares held by FNF and GSO, an affiliate of Blackstone, which could under certain circumstances give each of FNF and GSO a possible veto right over any acquisition of FGL. At the beginning of the session, representatives of Kirkland disclosed to the members of the FGL special committee certain relationships with potential counterparties in a potential transaction, and the members of the FGL special committee determined that such relationships did not present any material conflicts and would not impact Kirkland's ability to act as counsel to the FGL special committee. Also during the session, representatives of Kirkland and the members of the FGL special committee discussed implementing certain communications protocols regarding interactions and communications between the members of the FGL special committee and FGL's management, other members of the FGL board of directors, FNF, Blackstone, Mr. Foley, BilCar, LLC and their respective representatives and affiliates, and other third parties in connection with the FGL special committee's review and evaluation of any potential transaction. The members of the FGL special committee recognized that the input of certain members of management would be valuable to the FGL special committee's process and accordingly determined that it would likely be appropriate, in accordance with the communications protocols, to invite certain members of FGL management to attend or participate in FGL special committee discussions and meetings from time to time, along with members of CC Capital in their advisory capacity.

        On November 12, 2019, the FGL special committee sent a letter to the FNF special committee acknowledging receipt of the FNF special committee's offer letter dated November 5, 2019 (the "November 5, 2019 offer letter") and advising that the FGL special committee would respond to the November 5, 2019 offer letter in due course. After the FGL special committee sent its letter to the FNF special committee, Mr. Chu received a telephone call from Mr. Ducommun, during which Mr. Ducommun stated that FNF believed that its proposal to acquire all of the outstanding shares of FGL at $11.00 per FGL ordinary share was an attractive price for the FGL special committee to consider. Mr. Chu responded that FGL was not seeking to be acquired but that the FGL special committee was still doing work to assess the November 5, 2019 offer letter.

        On November 14, 2019, Mr. Chu, on behalf of the FGL special committee, asked certain senior members of FGL's management to sign a letter regarding the expected protocol with bidders in connection with any potential process to evaluate a potential transaction, including an agreement not to engage in discussions with any potential bidders or with any FGL directors other than members of the FGL special committee about employment or compensation issues at any time prior to FGL entering into a definitive agreement with a bidder. All members of FGL's senior management team that were requested to do so subsequently signed the letter.

        On November 15, 2019, the members of the FGL special committee participated in an informational session held via teleconference as well as at the offices of CC Capital at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, representatives of Credit Suisse reviewed with the FGL special committee the terms of the FNF proposal and provided the members of the FGL special committee with an overview of FNF and its business. Mr. Chu also provided the FGL special committee with an update regarding his recent telephone call with Mr. Ducommun. During this session, representatives of Skadden Arps and Kirkland provided members of the FGL special committee with an overview of certain legal matters related to the transaction, including potential transaction structures and change of control analysis and the scope of consent rights attached to FGL's preferred shares held by FNF and GSO.

        On November 18, 2019, Mr. Chu, representatives of Credit Suisse, Mr. Ammerman, and Mr. Ducommun had a telephone call to discuss FNF's proposal. During this call, Mr. Chu informed Messrs. Ammerman and Ducommun that FGL was not interested in pursuing a strategic transaction at that time and did not intend to provide a counterproposal to the FNF proposal letter.

        Also on November 18, 2019, Mr. Chu and representatives of Credit Suisse telephoned Mr. Chee to gauge Blackstone's potential interest in submitting a proposal to acquire FGL.

        Throughout December 2019 and January 2020, given Blackstone's significant ownership stake in FGL, GSO's rights under the preferred shares and Blackstone's investment management agreements with FGL, Mr. Chu maintained periodic communications with representatives of Blackstone, including Mr. Chee, to determine its position regarding a potential transaction between FGL and FNF. Also during December 2019, Mr. Blunt engaged in discussions with representatives of Blackstone in connection with ongoing negotiations regarding the investment management agreements with BIS. Representatives of Blackstone and Mr. Blunt also discussed the parties' desire to continue Blackstone's and FGL's investment management relationship, including potentially extending the term of BIS's investment management agreements with FGL in connection with an acquisition by FNF, on mutually agreeable terms, including additional fee breaks and potential exclusivity rights benefitting FGL.

        On December 4, 2019, Messrs. Ammerman and Ducommun and representatives of BofA Securities telephoned representatives of Credit Suisse to seek further feedback on the FNF proposal letter. During this call, representatives of Credit Suisse reiterated the FGL special committee's view that FGL was not interested in pursuing a strategic transaction at this time and did not intend to provide any counterproposal. Messrs. Ammerman and Ducommun stated during the call that FNF intended to submit a revised proposal letter later that day. Following this call, representatives of Credit Suisse informed Mr. Chu of their conversation with Messrs. Ammerman, Ducommun and representatives of BofA Securities.

        Later on December 4, 2019, the FNF special committee approved and submitted a revised written proposal to the FGL board of directors to acquire all of the outstanding shares of FGL at $12.00 per FGL ordinary share, to be paid 60% in cash and 40% in FNF common stock. The revised proposal letter reiterated FNF's request to enter into exclusive discussions with FGL as well as the other terms and conditions described in the initial proposal letter from November 5, 2019.

        On December 5, 2019, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, before representatives of Credit Suisse joined, FGL management discussed FGL's five-year plan and budget with the FGL special committee, and the FGL special committee members requested that FGL management make certain revisions to the five-year plan in order to reflect variables regarding FGL's performance, which revised projections would be presented to the FGL special committee at a subsequent meeting before being shared with financial advisors or potential buyers. Following this discussion, representatives of Credit Suisse were invited to join the meeting, and Mr. Chu reviewed with the members of the FGL special committee the terms of the revised FNF proposal delivered on December 4, 2019. Representatives of Credit Suisse and CC Capital provided the members of the FGL special committee with an update regarding FGL and the recent trading history of FGL ordinary shares along with preliminary FGL valuation analyses. The FGL special committee then engaged in a discussion about the revised proposal that had been received from FNF, including the metrics and assumptions that FNF might be using in their valuation model, and exchanged views on whether FNF would further increase the value of its proposal to purchase the outstanding capital stock of FGL. The FGL special committee agreed that signaling to FNF that a price of $13.00 per FGL ordinary share or higher would be particularly compelling and would best position FGL to achieve the highest possible purchase price for its shareholders. Following these discussions, Mr. Chu, on behalf of the FGL special committee, authorized Credit Suisse to discuss a price of $13.00 per FGL ordinary share or higher with FNF.

        Later on December 5, 2019, representatives of Credit Suisse telephoned Messrs. Ammerman and Ducommun and representatives of BofA Securities to communicate that, in order for the FGL special committee to engage to consider a transaction, FNF would need to increase its price to $13.00 per FGL ordinary share or higher. In response, FNF decided to make an offer to purchase FGL at $12.25 per FGL ordinary share, as authorized by the FNF special committee.

        On December 6, 2019, Messrs. Ammerman and Ducommun and representatives of BofA Securities telephoned representatives of Credit Suisse to communicate that FNF would be willing to increase its proposal to $12.25 per FGL ordinary share. Following this call, representatives of Credit Suisse informed Mr. Chu of their conversation with Messrs. Ammerman and Ducommun and representatives of BofA Securities.

        On December 10, 2019, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, Mr. Chu reviewed with the members of the FGL special committee the discussions that had resulted in an increased oral proposal from FNF of $12.25 per FGL ordinary share on December 6, 2019. During this session, representatives of Credit Suisse reviewed with the FGL special committee the terms of the revised FNF proposal and provided the members of the FGL special committee with an overview of FGL and its business, FNF and its business and the terms of certain diversifying transactions in the financial services industry. The members of the FGL special committee discussed potential further enhancement of the price by FNF, and asked questions of the Credit Suisse representatives, including with respect to the premium of the increased oral proposal from FNF of $12.25 per FGL ordinary share, to which the Credit Suisse representatives responded. The FGL special committee then discussed and agreed that any negotiation of specific terms with FNF should follow the FGL special committee's receipt of FNF's best offer. Representatives of Skadden Arps next reviewed with the FGL special committee the relationships disclosure that had been previously provided by Credit Suisse to members of the FGL special committee. After reviewing the details of such disclosure, the FGL special committee concluded that none of the information provided by Credit Suisse presented a material conflict that would impact

Credit Suisse's ability to act as financial advisor to FGL. Mr. Chu briefly left the December 10, 2019 informational session of the FGL special committee to communicate to Mr. Ducommun that FGL was not willing to grant exclusivity to FNF and then rejoined the session. Representatives of Skadden Arps also discussed with the members of the FGL special committee the status of a nondisclosure agreement with FNF and the status of a draft merger agreement that FGL could deliver to FNF, subject to the review and authorization of the FGL special committee and pending further progress between FGL and FNF in terms of value and FNF's due diligence regarding FGL. Also during this session, before representatives of Credit Suisse joined, FGL management discussed FGL's revised five-year plan with the FGL special committee, and the FGL special committee authorized FGL management to provide these revised projections once completed to potential buyers, as well as Houlihan Lokey for purposes of its analysis, and Credit Suisse to facilitate its role in assisting the negotiations with potential buyers.

        Also on December 10, 2019, the members of the FGL special committee discussed in executive session (without Mr. Chu) that the FGL special committee would request that each of Mr. Chu, Mr. Foley and FNF execute letters agreeing that they would not participate in any discussions with Blackstone regarding the investment management agreements between FGL and Blackstone without the oversight of the FGL special committee. These letters were subsequently executed by each of Mr. Chu, Mr. Foley and FNF.

        On December 10, 2019, after the telephonic informational session of the FGL special committee concluded, Mr. Chu and a representative of Credit Suisse telephoned Mr. Ducommun and Mr. Ammerman of FNF to advise them that the FGL special committee believed that FNF's oral proposal to acquire all of the outstanding shares of FGL at a price of $12.25 per FGL ordinary share was insufficient and would not be accepted. Mr. Ducommun and Mr. Ammerman replied that FNF would not agree to acquire all of the outstanding shares of FGL at a price of $13.00 per FGL ordinary share. Mr. Chu and the representative of Credit Suisse then suggested to Mr. Ducommun and Mr. Ammerman that the FGL special committee might consider entering into a transaction with FNF at a price of $12.75 per FGL ordinary share.

        Later on December 10, 2019, the FNF special committee met telephonically with Messrs. Ducommun and Gravelle of FNF, with representatives of BofA Securities and Weil also participating. Mr. Ducommun updated the FNF special committee on recent developments, including that FGL had rejected FNF's offer to purchase FGL at $12.25 per FGL ordinary share and representatives of FGL had signaled a counterproposal of $12.75 per FGL ordinary share. Mr. Ducommun reviewed with the FNF special committee the summary of proposed terms of the potential acquisition. The FNF special committee then discussed possible responses to FGL's counterproposal and, following discussion, unanimously approved an offer of $12.50 per FGL ordinary share. Following the meeting, the FNF special committee submitted a revised written proposal to the FGL board of directors to acquire all of the outstanding ordinary shares of FGL at $12.50 per FGL ordinary share to be paid 60% in cash and 40% in FNF common stock. The revised proposal letter reiterated FNF's request to enter into exclusive discussions with FGL as well as the other terms and conditions described in the initial proposal letter from November 5, 2019.

        During the morning of December 11, 2019, Mr. Chu telephoned Mr. Ducommun and indicated that the FGL special committee was willing to permit FGL to enter into a nondisclosure agreement containing a standstill and commence providing due diligence information to FNF, so long as FNF withdrew its request to enter into exclusive discussions with FGL. Mr. Chu advised Mr. Ducommun that he could not provide assurance that the FGL special committee would be supportive of a transaction at the valuation stated in the letter and also requested further discussion regarding the proposed mix of consideration and that the stock portion of the consideration be subject to a collar mechanism to address movements in FNF's stock price prior to a closing. In response, Mr. Ducommun indicated to Mr. Chu that FNF was willing to withdraw its request for exclusive discussions, but would not agree to a collar, and that the FNF special committee would submit a revised written proposal letter to the FGL board of directors that did not include a request for exclusivity from FNF.

        That same day, a representative of Skadden Arps sent a draft nondisclosure agreement containing a standstill to FNF.

        Later on December 11, 2019, the FNF special committee submitted a revised written proposal to the FGL board of directors to acquire all of the outstanding ordinary shares of FGL for $12.50 per FGL ordinary share to be paid 60% in cash and 40% in FNF common stock. The revised proposal letter was identical to the December 10, 2019 letter, but did not include a request for exclusivity from FNF and did not contain a collar.

        On December 12, 2019, FNF entered into a nondisclosure agreement with FGL, which included a customary securities standstill provision.

        On December 14, 2019, FNF entered into a "reverse" nondisclosure agreement with FGL in respect of information to be provided by FNF in response to FGL's reverse due diligence regarding FNF in light of the FNF common stock proposed to be included in the merger consideration.

        From December 18, 2019 through December 20, 2019, Mr. Chu, representatives of Houlihan Lokey, Credit Suisse, CC Capital, Skadden Arps and members of FGL's and FNF's senior management met in person at FNF's offices in Las Vegas, Nevada for management presentations by members of FGL's senior management and FNF's senior management. Certain members of the FGL special committee participated in portions of these meetings, including FNF's management presentations.

        On December 22, 2019, based on input received from the FGL special committee, Kirkland and Credit Suisse, representatives of Skadden Arps sent a draft merger agreement and draft voting agreement to representatives of Willkie Farr & Gallagher LLP ("Willkie Farr"), counsel to FNF. The draft merger agreement contemplated a merger structured as a tax-free reorganization and included a "go-shop" provision, a one-way downward collar mechanism on the stock portion of the merger consideration and a cash/stock election mechanism. The draft voting agreement contemplated that certain subsidiaries of FNF and Mr. Foley would vote their FGL ordinary shares and Series B preferred shares, as applicable, in favor of the proposed merger (unless the FGL special committee changed its recommendation of the proposed merger, in which case FNF and Mr. Foley would vote in proportion to the votes of other shareholders), as well as in favor of any superior proposal that would be approved by the FGL special committee.

        On December 23, 2019, the members of the FGL special committee participated in a telephonic informational session at which representatives of Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, the FGL special committee was provided an update regarding transaction discussions and negotiations with FNF. Representatives of CC Capital reported on the reverse due diligence meetings that had occurred at FNF's offices. Credit Suisse provided an update on movements in FGL's stock price. Representatives of Skadden Arps and Kirkland also reviewed with the members of the FGL special committee the terms of the draft merger agreement that had been sent to Willkie Farr on December 22, 2019, including that the agreement contemplated a merger structured as a tax-free reorganization and included a "go-shop" provision, a one-way downward collar mechanism on the stock portion of the merger consideration, and a cash/stock election mechanism. Representatives of Skadden Arps and Kirkland also reviewed with the members of the FGL special committee a proposal that FGL equity awards would be fully vested and cashed out in the merger, rather than converted into FNF equity awards which, because of FNF's relative size, would not be tied to the future performance of FGL's business. The members of the FGL special committee also discussed the considerations relating to the relationship between FGL and Blackstone, including Blackstone's ownership of in excess of 20% of FGL's ordinary shares, the rights attaching to the Series A preferred shares owned by GSO, the terms of the existing investment management agreements between FGL and BIS, and whether Blackstone might be interested in making an offer to acquire FGL.

        Between December 23, 2019 and December 30, 2019, FGL, FNF and their respective advisors and representatives engaged in telephonic and in-person discussions to exchange due diligence information regarding FGL, including its financial forecasts, accounting, investment portfolio, distribution capabilities, human resources, actuarial function and reserves. Certain of these calls also involved reverse due diligence sessions regarding FNF and its business and operations.

        On December 27, 2019, the members of the FGL special committee participated in a telephonic informational session at which representatives of Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, the FGL special committee was provided an update regarding transaction discussions, and representatives of Kirkland reviewed with the FGL special committee the relationships disclosure that had been previously provided by Houlihan Lokey to the members of the FGL special committee. After reviewing the details of such disclosure, the FGL special committee concluded that none of the information provided by Houlihan Lokey presented a conflict that would impact Houlihan Lokey's ability to act as financial advisor to the FGL special committee. Representatives of Skadden Arps and Kirkland also reviewed with the members of the FGL special committee their fiduciary duties, which had previously been reviewed with Skadden Arps and Walkers. Representatives of CC Capital presented an overview of the due diligence process to date and summarized the items FNF had been focused on. Representatives of Houlihan Lokey discussed with the members of the FGL special committee an overview of Houlihan Lokey's opinion procedures and the analytical approaches that Houlihan Lokey would follow in connection with its preliminary financial analysis. The members of the FGL special committee renewed their prior discussion about considerations relating to the relationship between FGL and Blackstone.

        Also on December 27, 2019, the members of the FGL special committee, in executive session (without Mr. Chu), further discussed the draft merger agreement, the investment management agreements with BIS and other process matters together with representatives of Kirkland and Skadden Arps. The FGL special committee also discussed the status of the engagement letters with Credit Suisse and Houlihan Lokey, including negotiations around fees and the magnitude of the aggregate fees that would be payable to financial advisors in connection with the transaction, and discussed paying CC Capital an appropriate fee, a portion of which would be contingent on the closing of the transaction, in connection with its engagement given the significant time CC Capital representatives were spending on the transaction and the important insight they were providing with respect to process management, strategic advice and transaction readiness.

        On December 30, 2019, the FGL special committee and FGL finalized and entered into an engagement letter with Houlihan Lokey, and FGL finalized and entered into a formal engagement letter with Credit Suisse.

        On December 31, 2019, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, representatives of Skadden Arps informed the FGL special committee that Willkie Farr and FNF had not yet provided feedback on the drafts of the merger agreement and voting agreement distributed by Skadden Arps to Willkie Farr on December 22, 2019. Representatives of Credit Suisse then proceeded to discuss relevant factors regarding the valuation of FNF's common stock, and representatives of Houlihan Lokey discussed with the members of the FGL special committee Houlihan Lokey's preliminary financial analysis of FGL.

        Between January 2, 2020 and January 24, 2020, FGL, FNF and their respective advisors and representatives engaged in telephonic and in-person discussions to share additional due diligence information regarding FGL and FNF. During these meetings, FNF and its advisors and representatives continued to review FGL's financial forecasts, actuarial analysis, financial statements, accounting, business products and distribution channels.

        On January 9, 2020, the FNF special committee held a telephonic meeting in which Messrs. Ducommun and Gravelle, and representatives of Weil and Willkie Farr also participated. Mr. Gravelle updated the FNF special committee on the status of the transaction and FNF's ongoing business, actuarial and legal due diligence investigation of FGL. Mr. Gravelle reviewed with the FNF special committee the principal issues raised by FGL's draft merger agreement and voting agreement and the proposed responses, as well as the proposed initial draft of the Series A preferred share purchase agreement pursuant to which FNF would acquire the Series A preferred shares of FGL held by GSO. Weil discussed the fiduciary duties of the members of the FNF special committee in connection with the potential acquisition of FGL. Following discussion, the FNF special committee unanimously authorized FNF management to send to FGL the revised drafts of the merger agreement and voting agreement prepared by Willkie Farr.

        Following the meeting and also on January 9, 2020, representatives of Willkie Farr sent to representatives of Skadden Arps revised drafts of the merger agreement and voting agreement, as well as an initial draft of the Series A preferred share purchase agreement that FNF would seek to enter into with GSO, which reflected input from the FNF special committee, Weil and Maples Group, FNF's Cayman counsel ("Maples"). The draft of the merger agreement reflected the deletion of the proposed one-way downward collar mechanism and "go-shop" provision, and proposed that outstanding FGL equity awards be converted into continuing awards tied to FNF common stock. The draft merger agreement also indicated that FNF expected CC Capital, Blackstone and GSO to enter into voting agreements in connection with the merger transaction on substantially similar terms to those proposed to FNF.

        On January 14, 2020, representatives of Debevoise & Plimpton LLP ("Debevoise"), counsel to Blackstone, sent drafts of investment management-related documents to representatives of Skadden Arps reflecting Blackstone's proposed terms for continuing the investment management arrangement between BIS and FGL, which included a five year initial term extension to the investment management agreements that would commence upon the closing of an acquisition of FGL by FNF and additional fee breaks under the investment management agreements, which were informed by the discussions that had occurred in December 2019 between Mr. Blunt and representatives of Blackstone.

        On January 15, 2020, following input from the FGL special committee, Kirkland and Credit Suisse regarding key terms of the agreements, representatives of Skadden Arps sent to Willkie Farr a revised draft merger agreement, voting agreements and an FNF information delivery letter relating to commitments sought from Mr. Foley to provide required information to regulators in connection with regulatory filings that would be required in connection with the proposed merger. The revised draft of the merger agreement reflected the reinsertion of a collar mechanism and the "go-shop" provision, as well as a revised proposal to fully vest and cash out outstanding FGL equity awards. The draft merger agreement also indicated that FGL would request voting agreements from Blackstone and GSO at the appropriate time and that CC Capital would not agree to enter into a voting agreement.

        On January 16, 2020, representatives of Skadden Arps sent the proposed investment management-related documents received from Debevoise on January 14, 2020 to representatives of Willkie Farr together with an issues list reflecting FGL management's views on those documents, including certain potential terms in favor of FGL concerning exclusivity and "most favored nation" rights. Given the earlier execution by Mr. Chu, Mr. Foley and FNF of the letter agreements restricting discussions with Blackstone regarding the investment management agreements without the oversight of the FGL special committee, it was understood that FNF would keep Skadden Arps and Kirkland informed regarding communications relating to the investment management-related documents, and that Skadden Arps and

Kirkland would in turn confer with and provide updates to the FGL special committee about the status of those communications, and that FNF would not engage directly with Blackstone.

        On January 16, 2020, the members of the FGL special committee participated in an informational session held via teleconference as well as at the offices of CC Capital at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, the FGL special committee was provided an update regarding transaction discussions and negotiations with FNF. Representatives of Skadden Arps and Kirkland provided the FGL special committee with a summary of key open issues in the transaction documentation, summarized in a presentation circulated to the FGL special committee in advance of the session, which included among other issues the collar mechanism, the inclusion of a "go-shop" provision, the treatment of FGL equity awards, and the proposed purchase by FNF of the Series A preferred shares owned by GSO at par value. Mr. Chu updated the members of the FGL special committee regarding revisions proposed by Blackstone to FGL's investment management-related documents. The members of the FGL special committee discussed the changes proposed by Blackstone to the investment management-related documents, and that they would become effective only upon the closing of the transaction with FNF. Representatives of Houlihan Lokey then provided the FGL special committee with an overview of FNF's stock price and trading history, as well as a preliminary financial analysis of FNF, and confirmed that representatives of Houlihan Lokey would present an updated preliminary financial analysis of both FNF and FGL at the FGL special committee's next informational session.

        Also on January 16, 2020, the members of the FGL special committee, in executive session (without Mr. Chu), further discussed with representatives of Kirkland and Skadden Arps the potential changes to the investment management-related documents, including proposed changes to the fee arrangements and the impact to CC Capital under such changes. The FGL special committee also discussed the impact of the investment management-related documents on the go-shop process. In addition, the FGL special committee discussed finalizing a proposed services agreement with CC Capital in connection with its engagement as advisor to the FGL special committee, a draft of which had been previously circulated to the FGL special committee, and discussed that the fees payable to CC Capital under this agreement were reasonable in light of the services CC Capital was providing to FGL and the FGL special committee in the transaction.

        On January 20, 2020, FNF sent to FGL a list of issues relating to the investment management-related documents that had been prepared by Blackstone, which included a proposal for additional fee breaks under the investment management agreements that Mr. Blunt had highlighted for FNF, as well as proposals regarding commitments from Blackstone in respect of certain marketing rights, pricing and termination rights that would be important to FGL in connection with extending the term of the investment management arrangement with Blackstone. During this time, Mr. Gravelle and Mr. Massey requested that FGL and Mr. Blunt take the lead in negotiations with Blackstone to finalize the terms of the various investment management-related documents.

        During the period from January 21, 2020 through February 6, 2020, representatives of FGL, FNF and Blackstone and their respective legal advisors exchanged drafts of the investment management-related documents and engaged in discussions to finalize the terms of the investment management-related documents, in each case under the oversight of the FGL special committee and its advisors and the FNF special committee and its advisors, respectively.

        On January 23, 2020, the members of the FNF special committee held a telephonic meeting in which Messrs. Foley, Ducommun and Gravelle and representatives from Willkie Farr and Weil also participated. Mr. Ducommun updated the FNF special committee on FNF's due diligence of FGL and preparation for discussions with FNF's rating agencies regarding the potential transaction. Mr. Foley updated the FNF special committee regarding ongoing conversations with Mr. Chu regarding the remaining open issues, including FGL's request for a collar and requested treatment of FGL's outstanding equity awards. Mr. Gravelle reviewed with the FNF special committee the principal outstanding issues on the merger agreement, voting agreements and investment management agreements, and the proposed responses reflected in the revised drafts prepared by Willkie Farr. Representatives from Willkie Farr and Weil discussed the open issues with the FNF special committee and the proposed responses. Following discussion, the FNF special committee unanimously authorized FNF management to send to FGL the revised drafts, reflecting the counterproposals discussed and approved by the FNF special committee.

        Later on January 23, 2020, Willkie Farr sent to Skadden Arps a revised draft merger agreement, voting agreements for certain FNF subsidiaries, Blackstone and GSO, and revised information delivery letters for each of BilCar, LLC, GSO and CC Capital, which each reflected input from the FNF special committee, Weil and Maples. This draft of the merger agreement reflected FNF's proposal for a two-way collar mechanism and the ability to increase the cash component of the merger consideration at FNF's sole option. The draft of the merger agreement also reflected FNF's prior rollover proposal with regard to FGL equity awards. In the January 23, 2020 Willkie Farr draft of the merger agreement, FNF also agreed to accept the "go-shop" provision proposed by FGL in FGL's prior draft of the merger agreement, and reiterated its request for CC Capital and GSO to enter into a voting agreement on substantially similar terms to those proposed to FNF.

        Also on January 23, 2020, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, the FGL special committee was provided an update regarding negotiations with FNF. Mr. Chu advised the FGL special committee that FNF's rating agency presentations were expected to be held at the end of the week and FNF's outside actuarial report regarding FGL was expected to be finalized on January 24, 2020. Mr. Chu noted that FNF had identified these as key elements of FNF's due diligence process that needed to be satisfactorily completed prior to approving a transaction. Mr. Chu also updated the FGL special committee on ongoing discussions with Blackstone regarding FGL's investment management-related documents, and that he had discussed with Blackstone the request that Blackstone and GSO execute a voting agreement in connection with a potential transaction with FNF (though no draft of a voting agreement had yet been shared with Blackstone or GSO). Mr. Chu also discussed with the members of the FGL special committee his belief that, based on recent discussions with Blackstone, Blackstone was not interested in making an offer to acquire FGL. Representatives of CC Capital discussed the reverse due diligence regarding FNF and its business, operations and prospects. The FGL special committee and representatives of Skadden Arps and Kirkland then engaged in a discussion about open legal issues in the transaction documents, including with respect to a collar mechanism and the "go-shop" provision. Finally, representatives of Houlihan Lokey reviewed with the FGL special committee its updated preliminary financial analyses for both FNF and FGL. A discussion ensued between members of the FGL special committee and representatives of Houlihan Lokey about Houlihan Lokey's updated preliminary financial analysis. During these discussions, the FGL special committee instructed Mr. Chu, Skadden Arps, Kirkland and Credit Suisse to seek to finalize the negotiation of a merger agreement with FNF, subject to satisfactory resolution of discussions relating to a collar mechanism and "go-shop" provision.

        Also on January 23, 2020, the members of the FGL special committee, in executive session (without Mr. Chu), further discussed the proposed changes to FGL's investment management-related documents and the impact to CC Capital under such changes together with representatives of Kirkland and Skadden Arps.

        On January 26, 2020, representatives of Skadden Arps sent a revised draft of the Foley information delivery letter to representatives of Willkie Farr.

        On January 28, 2020, representatives of Skadden Arps sent a revised draft merger agreement to Willkie Farr reflecting revised treatment of FGL equity awards and an outline of a revised proposal for a collar mechanism. Skadden Arps also sent revised drafts of the voting agreement for Mr. Foley and certain FNF subsidiaries, and informed FNF that CC Capital would not agree to enter into a voting agreement.

        On January 29, 2020, representatives of Skadden Arps sent a revised draft merger agreement to Willkie Farr, which was similar in form to the version of the merger agreement circulated by Skadden Arps to Willkie Farr the previous day, but revised based upon discussions between Mr. Chu and Mr. Ammerman to reflect the collar mechanism proposed in the prior draft, along with a revised draft of the voting agreement for certain subsidiaries of FNF. Also on January 29, 2020, the FGL special committee and FGL finalized and entered into a services agreement with CC Capital.

        During the period between January 29, 2020 and February 6, 2020, Mr. Blunt, subject to consultation with Mr. Chu, negotiated with Mr. Massey to determine a treatment of FGL's outstanding equity awards that Mr. Blunt believed would be fair to FGL's management team and employees. During these discussions, Mr. Massey maintained FNF's position that existing FGL equity awards would need to be rolled into comparable FNF equity awards in connection with the transaction.

        On January 31, 2020, the members of the FNF special committee held a telephonic meeting in which Messrs. Foley, Ducommun, John Crowley, and Gravelle, and representatives from Willkie Farr and Weil, also participated. Mr. Ducommun updated the FNF special committee on FNF's due diligence of FGL and meetings with FNF's rating agencies regarding the potential transaction. Mr. Foley updated the FNF special committee regarding ongoing conversations with Mr. Chu regarding the remaining open issues. Mr. Gravelle reviewed with the FNF special committee the status of FNF's legal due diligence of FGL, including with respect to cybersecurity issues, and discussed the principal outstanding issues in the draft merger agreement, voting agreements and investment management agreements, and the proposed responses reflected in the revised drafts prepared by Willkie Farr. Representatives from Willkie Farr and Weil discussed the open issues with the FNF special committee and the proposed responses. Following discussion, the FNF special committee authorized FNF management to send to FGL the revised drafts, reflecting the counterproposals discussed and approved by the FNF special committee.

        Following the meeting and also on January 31, 2020, representatives of Willkie Farr sent a revised draft merger agreement to representatives of Skadden Arps reflecting the elimination of the collar mechanism and a revised proposal relating to the rollover of outstanding FGL equity awards. The draft also included new conditions and covenants relating to FGL's cybersecurity program and proposed enhancements thereto (including by entering into a security contract with QOMPLX, Inc. ("QOMPLX"), which is a vendor selected by FNF and also minority-owned by Cannae Holdings, Inc., for which Mr. Foley serves as the chairman of the board of directors and Mr. Massey serves as the chief executive officer and a director), and a new proposal regarding the definition of "burdensome condition" relating to limitations on the efforts that FNF would be required to take to obtain required regulatory approvals. The draft merger agreement also confirmed FNF's agreement that CC Capital would not enter into a voting agreement in connection with the transaction.

        On February 1, 2020, representatives of Willkie Farr sent a revised draft merger agreement to representatives of Skadden Arps, which was identical in form to the version of the merger agreement circulated by Willkie Farr to Skadden Arps the previous day, but inserted an express closing condition relating to FGL's performance and compliance with certain cybersecurity-related covenants.

        On February 2, 2020, with input of Kirkland, representatives of Skadden Arps sent a revised draft merger agreement to representatives of Willkie Farr that included revised proposals regarding a collar mechanism, treatment of FGL equity awards, as well as counterproposals to FNF's provisions regarding cybersecurity and "burdensome condition." Skadden Arps also sent revised drafts of the voting agreements for FNF subsidiaries and Mr. Foley. As part of this transmittal, Skadden Arps stated that FGL would not accept a closing condition relating to FGL's performance and compliance with cybersecurity-related covenants.

        During the period from February 2, 2020 to February 6, 2020, representatives of Skadden Arps and Kirkland, with the assistance of CC Capital and FGL's senior management team and based on guidance from the FGL special committee, negotiated the terms and conditions of the merger agreement with FNF and its legal and financial advisors, with input from the FNF special committee and Weil, including with regard to cybersecurity issues. Also during this period, members of FGL's management team, together with representatives of Skadden Arps, negotiated the terms of a cybersecurity services agreement with FNF and QOMPLX. During this period, Skadden Arps and Kirkland negotiated the terms and conditions of the voting agreements with Blackstone and GSO, pursuant to which Blackstone and GSO would vote their FGL ordinary shares, and GSO its Series A preferred shares, in favor of the proposed merger (unless the FGL special committee changed its recommendation of the proposed merger, in which case they would vote in proportion to the votes of other shareholders). During these negotiations, Blackstone did not agree to terms proposed by the FGL special committee that would have required Blackstone to also support any superior proposal that was recommended by the FGL special committee. Skadden Arps and Kirkland also negotiated the terms and conditions of the voting agreement with FNF subsidiaries and Mr. Foley during this period, and Willkie communicated that FNF and Mr. Foley were ultimately willing to agree to voting agreement terms that were substantially similar to those that would be agreed by Blackstone and GSO.

        On February 4, 2020, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated. During this session, the FGL special committee was provided an update regarding negotiations with FNF, including discussions relating to the collar mechanism, cybersecurity and related closing conditionality, treatment of FGL equity awards and "burdensome condition," as well as dynamics with respect to Blackstone, GSO and the voting agreements. The members of the FGL special committee further discussed that, based on the status of due diligence and contract negotiations, they were comfortable proceeding with a transaction at $12.50 per FGL ordinary share assuming the satisfactory resolution of outstanding issues.

        On February 4, 2020, Mr. Gravelle provided the FNF special committee with an update regarding open issues in the merger agreement regarding cybersecurity matters, the treatment of FGL's outstanding equity awards, the collar mechanism, and the "burdensome condition" provision.

        On February 6, 2020, Reuters released a news article that indicated that FNF was nearing a deal to acquire FGL, but that the exact price being negotiated by FNF and FGL was not known.

        On February 6, 2020, the members of the FGL special committee participated in a telephonic informational session at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland, Skadden Arps and Walkers also participated. During this session, representatives of Skadden Arps and Walkers discussed with the FGL special committee its duties under Cayman Islands law. Representatives of Skadden Arps also reviewed the terms and conditions set forth in the proposed merger agreement, including elimination of a collar mechanism, treatment of FGL equity awards, and final proposed terms of covenants related to cybersecurity and FGL's entry into a services contract with QOMPLX, and the terms of the voting agreements with certain subsidiaries of FNF, Mr. Foley, Blackstone and GSO (including that the FGL special committee would have less certainty regarding the feasibility of attracting superior proposals if there was no requirement that FNF, Blackstone and GSO vote in favor of alternative transactions recommended by the FGL special committee), and the investment management-related documents. In addition, representatives of Skadden Arps and Kirkland reviewed with the FGL special committee updated material relationships disclosure by each of Credit Suisse and Houlihan Lokey, respectively, and the members of the FGL special committee reaffirmed that none of the information provided by Credit Suisse or Houlihan Lokey presented a conflict that would impact the ability of Credit Suisse or Houlihan Lokey to act as financial advisor to FGL or the FGL special committee, respectively. Representatives of Credit Suisse discussed with the members of the FGL special committee the proposed "go-shop" process that would be started following execution of the merger agreement. Representatives of Houlihan Lokey then reviewed with the FGL special committee Houlihan Lokey's financial analysis of the merger consideration, as more fully described below under the heading "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey". The members of the FGL special committee indicated that they were in agreement and prepared to proceed with the execution of the merger agreement on the terms discussed, including the $12.50 per FGL ordinary share price, assuming a successful resolution of the cybersecurity matter and upon delivery of Houlihan Lokey's opinion.

        Following this session, representatives of Skadden Arps and Kirkland, with the assistance of FGL's senior management team and CC Capital, resolved the outstanding issues and finalized the terms and conditions of the merger agreement, the voting agreements, the investment management-related documents, the cybersecurity services agreement and the other transaction agreements with FNF and its legal and financial advisors.

        Later that evening, the members of the FGL special committee participated in a follow-up telephonic informational session, at which representatives of FGL management, Houlihan Lokey, Credit Suisse, CC Capital, Kirkland and Skadden Arps also participated.

        At the request of the FGL special committee, Houlihan Lokey verbally rendered its opinion to the FGL special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the FGL special committee dated February 6, 2020), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement was fair to such holders from a financial point of view. Houlihan Lokey's opinion is more fully described under "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey".

        The members of the FGL special committee discussed the proposed merger agreement and, in light of the FGL special committee's review and consideration of the factors described under "—Recommendation of the FGL Special Committee and Reasons for the Mergers," the members of the FGL special committee noted their concurrence that it is fair and in the best interests of FGL, and advisable, to enter into the proposed merger agreement.

        Each member of the FGL special committee then executed a written consent approving the execution, delivery and performance of the merger agreement, resolving to recommend the approval of the merger proposal, and approving other agreements and matters related to the transaction, including the voting agreements, the investment management-related documents and the cybersecurity services agreement.

        Also on February 6, 2020, the members of the FNF special committee attended a telephonic meeting in which Messrs. Foley, Massey, Thompson, Nolan, Park, Ducommun, Cox, Crowley and Gravelle of FNF, and representatives of BofA Securities, Weil, and Willkie Farr, also participated. Mr. Ducommun reviewed with the FNF special committee an overview of the terms of the proposed acquisition of FGL, and certain financial information of FNF and FGL. Mr. Gravelle reviewed with the FNF special committee the resolution of the principal issues in the merger agreement and provided a summary of the merger agreement and other transaction documents. The FNF special committee unanimously approved and resolved to recommend to the FNF board the merger agreement and other transaction documents and the transactions contemplated thereby, including the mergers.

        Following the FNF special committee meeting, the FNF board held a telephonic meeting with representatives of BofA Securities, Weil and Willkie Farr participating. Following discussion and based on the recommendation of the FNF special committee, the FNF board (with Messrs. Foley, Massey and

Thompson abstaining) resolved to approve the merger agreement and other transaction documents and the transactions contemplated thereby, including the mergers.

        Following these approvals, during the early morning of February 7, 2020, FGL and FNF then entered into a merger agreement. FGL and FNF each issued press releases prior to the opening of trading markets on February 7, 2020 announcing the transaction.

        During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Eastern time) on March 18, 2020 (the "Go-Shop Period"), FGL and its subsidiaries were permitted to solicit, initiate and encourage any inquiry regarding or the making of any proposal that would constitute or would reasonably be likely to lead to a Takeover Proposal from a third party and, subject to certain limitations, provide confidential information to, and engage in discussions or negotiations with, third parties with respect to a Takeover Proposal. During the Go-Shop Period, FGL and its financial advisor, Credit Suisse, solicited 42 potential acquirers, which resulted in one potential acquirer entering into a confidentiality agreement with FGL. Despite these efforts, FGL did not receive any Takeover Proposals during the Go-Shop Period.

Recommendation of the FGL Special Committee and Reasons for the Mergers

        On November 6, 2019, the FGL board of directors formed a special committee comprised solely of members of the FGL board of directors that were independent from the potential transaction with FNF and that would be empowered to consider and approve any potential strategic transaction that could result in the actual or potential acquisition of control of FGL. The FGL board of directors authorized and exclusively delegated to the FGL special committee all the power and authority of FGL's board of directors to explore, consider, negotiate, review, and accept, reject or prevent (including through implementation of a rights plan), the mergers and any other potential strategic transaction that could result in the actual or potential acquisition of control of FGL.

  Recommendation of the FGL Special Committee

        The FGL special committee, with the advice and assistance of FGL's and the FGL special committee's financial and legal advisors, and in consultation with FGL's senior management team, negotiated and evaluated the terms of the merger agreement, the mergers and the other transactions contemplated by the merger agreement. The FGL special committee participated in a total of 13 informational sessions and meetings to receive information regarding, evaluate and discuss the mergers and other matters related thereto and was advised by independent financial and legal advisors, and each member of the FGL special committee was actively engaged in the process on a continuous and regular basis.

        After careful consideration, the FGL special committee, pursuant to a written consent dated as of February 7, 2020, has unanimously (i) determined that it is fair and in the best interests of FGL, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement by FGL and the consummation of the transactions contemplated thereby, including the mergers, and (iii) resolved to recommend the approval of the merger agreement, the mergers and the other transactions contemplated thereby by FGL shareholders.

        The FGL special committee unanimously recommends that FGL shareholders vote "FOR" each of the merger agreement proposal, the non-binding compensation advisory proposal, the adjournment proposal, the amendment proposal and the authorised share capital proposal.

  Reasons for the Mergers

        The FGL special committee's decision to approve the merger agreement, the mergers and the other transactions contemplated thereby, and to recommend that FGL shareholders vote in favor of the merger agreement proposal, took into consideration a number of potentially positive factors, including the following (which are not presented in any relative order of importance):

  •
  The FGL special committee's belief that the merger consideration was likely the highest price that FNF or another potential acquiror would agree to pay and exceeds FGL's likely value as a standalone company, including its potential for future growth, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

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  The FGL special committee's review of FGL's business, current financial condition, current earnings and internal financial projections, including those set forth below under "—The FGL Forecasts", and consideration of the inherent uncertainty in such internal financial projections, including that FGL's actual financial results in future periods could be materially less than the projected results;

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  The FGL special committee's knowledge and consideration of (i) developments in the fixed annuity and life insurance industry, including the industry's current and expected competitive, pricing and regulatory environment, (ii) FGL's business, financial condition and results of operations, from both a historical and a prospective perspective, and (iii) the risk adjusted probabilities associated with achieving FGL's long-term strategic plans as a standalone company as compared to the certainty of value and opportunity afforded to FGL shareholders by the way of a combination with FNF;

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  The FGL special committee's belief that the FNF common stock represented an attractive form of consideration for FGL shareholders, including:

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  The FGL special committee's expectation that FGL shareholders who receive stock consideration would benefit from holding such consideration and from the strategic value of the combination of FNF and FGL over the longer term; and

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  The FGL special committee's belief that FGL's credit profile will likely be enhanced through steady access to growth capital from FNF;

  •
  The aggregate value and composition of the consideration to be received by FGL shareholders in the mergers, including the right for FGL shareholders to elect to receive, for each FGL ordinary share held, either $12.50 in cash, or 0.2558 shares of FNF common stock (subject to the allocation and proration procedures described in further detail in the sections entitled "The Merger Agreement—Merger Consideration" and "The Mergers—Procedures for Election—Proration Procedures"), which, based on the closing price of FGL ordinary shares and FNF common stock on February 6, 2020, when the media first reported a potential transaction between FGL and FNF, represented a premium of 28% to FGL's 60-day volume-weighted average price and a premium of 17% to FGL's all-time high closing stock price following the acquisition of Fidelity & Guaranty Life of $10.70 prior to February 6, 2020;

  •
  The fact that the FGL special committee reviewed and considered, with the assistance of FGL's management and FGL's and the FGL special committee's financial and legal advisors, possible alternatives to the mergers (including continuing to pursue FGL's current stand-alone business plan and pursuing other potential strategic alternatives) and the perceived risks and benefits of any such alternatives, including the timing and likelihood of consummating any such alternatives, and that based on such review, the FGL special committee determined that such alternatives were likely to be less favorable than the proposed transaction with FNF and that a merger with FNF would yield greater benefits for FGL and its shareholders;

  •
  The financial analyses reviewed by Houlihan Lokey with the FGL special committee as well as the oral opinion of Houlihan Lokey rendered to the FGL special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the FGL special committee dated February 6, 2020), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement was fair to such holders from a financial point of view. See "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey";

  •
  The fact that FGL was advised by Credit Suisse, as financial advisor, Skadden Arps, as legal advisor, and Walkers, as Cayman Islands counsel, and the FGL special committee was advised by Houlihan Lokey, as financial advisor, and Kirkland, as legal advisor; the FGL special committee had full access to FGL's advisors and was empowered to independently engage its own advisors; and each of the advisors is an internationally recognized firm selected based on its respective qualifications and the FGL special committee's review of each firm's relationships disclosure and determination that each firm was independent in connection with the mergers;

  •
  The fact that Skadden Arps, Kirkland and Credit Suisse were involved throughout the process and negotiations and updated FGL and the FGL special committee directly and regularly, which provided the FGL special committee with additional perspectives on the negotiations in addition to those of FGL's management;

  •
  The fact that, throughout the process and in connection with the FGL special committee's evaluation of the mergers, Houlihan Lokey provided the FGL special committee with its analysis and its perspectives and observations on the financial aspects of the mergers and a transaction with FNF;

  •
  The fact that the FGL special committee established "rules of the road" guidelines and protocols for members of the FGL special committee, FGL management, and other persons with interests in the transactions, including:

  •
  Implementing communications protocols regarding interactions and communications between the members of the FGL special committee and FGL's management, other members of the FGL board of directors, FNF, Blackstone, Mr. Foley, BilCar, LLC and their respective representatives and affiliates, and other third parties in connection the FGL special committee's review and evaluation of any potential transaction;

  •
  Requesting certain senior members of FGL's management to execute letters agreeing to certain protocols in connection with a potential transaction, including not to discuss employment or compensation issues with any potential bidders or with any FGL directors other than members of the FGL special committee prior to FGL entering into a definitive agreement with a bidder (which letters were subsequently executed); and

  •
  Requesting each of Mr. Chu, Mr. Foley and FNF to execute letters agreeing that they would not participate in any discussions with Blackstone regarding the investment management arrangements between FGL and Blackstone without the oversight of the FGL special committee (which letters were subsequently executed);

  •
  The fact that FNF, Merger Sub I and Merger Sub II committed to use their reasonable best efforts (subject to the limitations on such efforts described under "The Merger Agreement—Efforts to Complete the Mergers") to obtain applicable regulatory approvals, which the FGL special committee believed increased the likelihood that the mergers would be completed;

  •
  The fact that, provided that the mergers, taken together, are treated as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, FGL's shareholders generally will not recognize any gain or loss upon the receipt of FNF common stock that they will receive as part of the merger consideration (subject to the passive foreign investment company rules), except for any gain recognized as a result of also receiving cash as part of the merger consideration;

  •
  The FGL special committee's belief that FGL's policyholders will likely benefit from the increased financial strength and diversification of the combined holding company system post-acquisition;

  •
  The support of the mergers by FNF and Mr. Foley, each of which entered into a voting agreement pursuant to which (i) certain FNF subsidiaries, Mr. Foley and BilCar LLC (an entity controlled by Mr. Foley) agreed to vote their respective FGL ordinary shares in favor of the approval of the merger agreement, the mergers and the transactions contemplated thereby and take certain other actions, including voting against any action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement (unless the FGL special committee changed its recommendation of the proposed mergers, in which case such FNF subsidiaries, Mr. Foley and BilCar LLC would vote in proportion to the votes of other shareholders), and (ii) certain FNF subsidiaries, as the holders of the Series B preferred shares, have consented to the approval of the merger agreement, the mergers and the other transactions contemplated thereby, in each case on the terms and subject to the conditions set forth in their respective voting agreements, as more fully described in the section entitled "FGL Special Meeting—Voting Agreements and Voting by FGL's Directors and Executive Officers";

  •
  The support of the mergers by Blackstone and GSO, each of which entered into a voting agreement pursuant to which (i) affiliates of Blackstone and GSO agreed to vote their respective FGL ordinary shares in favor of the approval of the merger agreement, the mergers and the transactions contemplated thereby and take certain other actions, including voting against any action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement (unless the FGL special committee changed its recommendation of the proposed mergers, in which case Blackstone and GSO would vote in proportion to the votes of other shareholders), and (ii) GSO, as the holder of the Series A preferred shares, has consented to the merger agreement, the mergers and the other transactions contemplated thereby, in each case on the terms and subject to the conditions set forth in their respective voting agreements, as more fully described in the section entitled "FGL Special Meeting—Voting Agreements and Voting by FGL's Directors and Executive Officers";

  •
  The FGL special committee's review of the structure of the mergers and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

  •
  The limited and otherwise customary conditions to the parties' obligations to complete the mergers;

  •
  The ability of FGL and its subsidiaries, during the Go-Shop Period, to solicit, initiate and encourage any inquiry regarding or the making of any proposal that constitutes or is reasonably be likely to lead to a Takeover Proposal from a third party and, subject to certain limitations, provide confidential information to, and engage in discussions or negotiations with, third parties with respect to a Takeover Proposal;

  •
  The ability of the FGL special committee, subject to certain conditions, to change its recommendation that FGL shareholders approve the merger agreement and, in addition, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a Superior Proposal (including for a lower termination fee in respect of Excluded Parties identified during the Go-Shop Period) if the FGL special committee determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to make such a change in recommendation would be inconsistent with the fiduciary duties of directors under the laws of the Cayman Islands;

    •
    The FGL special committee's belief that the termination fee as described in the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" and other limitations applicable to alternative acquisition proposals agreed to in the merger agreement are reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire FGL following the announcement of the mergers;

    •
    The ability of FGL to specifically enforce FNF's, Merger Sub I's and Merger Sub II's obligations under the merger agreement, including their obligations to consummate the mergers;

    •
    The generally customary nature of the representations, warranties and covenants of FGL in the merger agreement; and

    •
    The fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate FGL's business during the pendency of the mergers;

  •
  The scope and results of FGL's due diligence investigation of FNF, which included review of its financial statements, contingent liabilities, existing agreements and legal and other matters; and

  •
  The fact that shareholders who do not vote to approve the merger agreement and who comply with the requirements of the CICL will have the right, subject to compliance with certain requirements, to dissent from the mergers and to demand appraisal of the fair value of their shares under the CICL (see the section of this proxy statement/prospectus entitled "—Dissenters' Rights in Connection with the Mergers").

        In the course of its deliberations, the FGL special committee, in consultation with FGL's management and FGL's and the FGL special committee's financial and legal advisors, also took into consideration a variety of uncertainties, risks and other potentially negative factors relating to the mergers, including the following (which are not presented in any relative order of importance):

  •
  The fact that the voting agreements with FNF subsidiaries and Mr. Foley will terminate in the event that FGL terminates the merger agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, and thus FNF and Mr. Foley will not be required to, and may determine not to, vote their respective FGL ordinary shares in favor of such alternative acquisition agreement, and FNF will not be required to, and may determine not to, provide consent with respect to its Series B preferred shares, in favor of such alternative acquisition agreement;

  •
  The fact that the voting agreements with Blackstone and GSO will terminate in the event that FGL terminates the merger agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, and thus Blackstone and GSO will not be required to, and may determine not to, vote their respective FGL ordinary shares in favor of such alternative acquisition agreement, and GSO will not be required to, and may determine not to, provide consent with respect to its Series A preferred shares, in favor of such alternative acquisition agreement;

  •
  The fact that Blackstone is not required to, and may determine not to, amend and restate the terms of its investment management agreements with FGL and its subsidiaries in connection with an alternative acquisition transaction between FGL and an acquiror other than FNF;

  •
  The covenant in the merger agreement prohibiting FGL, after the end of the Go-Shop Period, from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied, although the FGL special committee believes this would not preclude a potential acquirer from submitting a proposal to acquire FGL;

  •
  The fact that shareholders will generally not participate in future earnings or growth of FGL and will not benefit from appreciations in value of FGL, including any appreciation in value that could be realized as a result of improvements to our operations or future strategic or other transactions by FGL, other than, for shareholders who receive stock consideration, as a part of FNF following the mergers;

  •
  The fact that the merger consideration that each holder of FGL ordinary shares will receive will ultimately depend on several factors that may not be known until after the FGL special meeting, including whether either the cash consideration or the stock consideration is oversubscribed (i.e., the choices that other holders of FGL ordinary shares have made with respect to what type of consideration they would like to receive pursuant to the merger agreement);

  •
  The fact that FGL would be obligated to pay a termination fee in an aggregate amount of either $39,966,000 or $66,610,000 under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the FGL special committee believes that the potential termination fees are reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire FGL following the announcement of the mergers either during or following the Go-Shop Period;

  •
  The fact that FNF's, Merger Sub I's and Merger Sub II's respective obligations to consummate the mergers are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of FGL's control;

  •
  The fact that the completion of the mergers will require certain regulatory approvals, including antitrust clearance in the United States (which was received on March 13, 2020) and approvals or non-disapprovals from state insurance regulators as well as financial institution authorities in Bermuda and the Cayman Islands (see the section of this proxy statement/prospectus entitled "—Regulatory Approvals");

  •
  The fact that, if the mergers are not consummated:

  •
  FGL's directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the negotiation and pendency of the transaction, and FGL will have incurred through termination significant costs and expenses attempting to consummate the transaction which would not be recoverable from FNF or another third party;

  •
  The market's perception of FGL's continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

  •
  The trading price of the FGL ordinary shares could be adversely affected;

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  The fact that because the exchange ratio was set at signing and does not include a collar mechanism the exchange ratio will not be adjusted based on the relative market values of FGL ordinary shares and FNF common stock at closing;

  •
  The risk that the market price of FGL ordinary shares and FNF common stock will fluctuate, FGL shareholders who receive stock consideration cannot be sure of the value of the merger consideration they will receive pursuant to the merger agreement;

  •
  The potential negative effect of the pendency of the mergers on FGL's business and relationships with policyholders, reinsurers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of FGL's management might choose not to remain employed with FGL prior to the completion of the merger, regardless of whether or not the mergers are completed;

  •
  The risk that FGL management's focus and resources may be diverted from other important business opportunities and operational matters while working to implement the mergers, which could adversely affect FGL's business;

  •
  The fact that under the terms of the merger agreement, FGL has agreed that it will carry on its business in the ordinary course and, subject to specified exceptions, that FGL will not take a number of actions related to the conduct of its business without FNF's prior written consent, and the possibility these terms may limit the ability of FGL to pursue business opportunities that it would otherwise pursue;

  •
  The fact that, even if the mergers, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code, FGL's shareholders will, for U.S. federal income tax purposes, recognize taxable gain, if any, on their shares to the extent of the amount of any cash consideration they will receive as part of the merger consideration;

  •
  The fact that FGL may have been or may be treated as a PFIC, which could cause certain U.S. shareholders to recognize gain in the mergers even if the mergers, taken together, were to qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  The fact that, if none of Skadden, Arps, Slate, Meagher & Flom LLP, Deloitte LLP or another nationally recognized accounting or law firm, is able to deliver an opinion to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, the FGL special committee will be required to make a determination to either refuse to close the transaction or to waive the tax opinion condition and allow the completion of the mergers to proceed without such a tax opinion;

  •
  The fact that, whether or not a tax opinion is delivered in connection with the mergers, it is possible that the mergers, taken together, would not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, in which case, the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration;

  •
  The fact that certain members of the FGL special committee, other FGL directors and FGL executive officers will or may receive certain benefits that are different from, and in addition to, those of FGL's other shareholders, as described in the section entitled "—Interests of FGL's Directors and Executive Officers in the Mergers";

  •
  The interests of the members of the FGL special committee that are disclosed in the first plan of merger that is attached as Annex B to this proxy statement/prospectus, which disclosure was reviewed by the members of the FGL special committee; and

  •
  Each of the factors described in the section entitled "Risk Factors".

After taking into account all of the factors set forth above, as well as others, the FGL special committee determined that the potentially positive factors outweighed the risks and potentially negative factors. The foregoing discussion of the factors considered by the FGL special committee is not intended to be exhaustive, but summarizes the material information and factors considered by the FGL special committee in its consideration of the mergers. The FGL special committee reached the decision to recommend, approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, in light of the factors described above and other factors the FGL special committee felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the FGL special committee did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the FGL special committee may have given different weights to different factors. The FGL special committee conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of FGL, Houlihan Lokey, Credit Suisse, Skadden Arps and Kirkland, as financial and legal advisors respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the FGL special committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey

        On February 6, 2020, Houlihan Lokey verbally rendered its opinion to the FGL special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the FGL special committee dated February 6, 2020), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement was fair to such holders from a financial point of view.

        Houlihan Lokey's opinion was directed to the FGL special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement and did not address any other aspect or implication of the mergers or any other agreement, arrangement or understanding. The summary of Houlihan Lokey's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the FGL special committee, the FGL board of directors, any security holder of FGL or any other person as to how to act, vote or make any election with respect to any matter relating to the mergers.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed a draft dated February 6, 2020 of the merger agreement;

  •
  reviewed certain publicly available business and financial information relating to FGL and FNF that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of FGL and FNF;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of FGL made available to Houlihan Lokey by FGL and approved for Houlihan Lokey's use by FGL and the FGL special committee, including financial projections prepared by the management of FGL relating to FGL for the fiscal years ending 2019 through 2023 (the "FGL Forecasts");

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of FNF made available to Houlihan Lokey by FNF and approved for Houlihan Lokey's use by FGL and the FGL special committee, including financial projections prepared by the management of FNF relating to FNF for the fiscal years ending 2019 through 2021 (the "FNF Forecasts");

  •
  spoken with certain members of the managements of FGL and FNF and certain of their and the FGL special committee's representatives and advisors regarding the respective businesses, operations, financial condition and prospects of FGL and FNF, the mergers and related matters;

  •
  compared the financial and operating performance of FGL and FNF with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for certain of FGL's and FNF's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the management of FGL advised Houlihan Lokey, and Houlihan Lokey assumed, that the FGL Forecasts reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of FGL and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Furthermore, with the authorization of the management of FGL, Houlihan Lokey assumed that the FNF Forecasts reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of FNF as to the future financial results and condition of FNF and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of FGL or FNF since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that were referred to therein are true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the mergers would be satisfied without waiver thereof, and (d) the mergers would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of the FGL special committee, that the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the mergers would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the mergers would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of FGL or FNF, or otherwise have an effect on the mergers, FGL or FNF or any expected benefits of the mergers that would be material to Houlihan Lokey's analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ from the draft of the merger agreement identified above in any respect material to Houlihan Lokey's analyses or its opinion.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of FGL, FNF or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which FGL or FNF was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which FGL or FNF was or may be a party or was or may be subject.

        Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the mergers, the securities, assets, businesses or operations of FGL or any other party, or any alternatives to the mergers, (b) negotiate the terms of the mergers, or (c) advise the FGL special committee, the FGL board of directors or any other party with respect to alternatives to the mergers. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date thereof. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof. Houlihan Lokey did not express any opinion as to what the value of the FNF common stock actually would be when issued pursuant to the mergers or the price or range of prices at which the FGL ordinary shares or the FNF common stock may have been purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of the FNF common stock to be issued in the first merger to the shareholders of FGL would be listed on the New York Stock Exchange.

        Houlihan Lokey's opinion was furnished for the use of the FGL special committee (in its capacity as such) in connection with its evaluation of the mergers and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion was not intended to be, and does not constitute, a recommendation to the FGL special committee, the FGL board of directors, any security holder or any other party as to how to act, vote or make any election with respect to any matter relating to the mergers or otherwise.

        Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the FGL special committee, the FGL board of directors, FGL, its security holders or any other party to proceed with or effect the mergers, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the mergers or otherwise (other than the merger consideration to the extent expressly specified herein), including the terms of the Series A Preferred Share Purchase Agreement, (iii) the fairness of any portion or aspect of the mergers to the holders of any class of securities, creditors or other constituencies of FGL, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the mergers as compared to any alternative business strategies or transactions that might be available for FGL or any other party, (v) the fairness of any portion or aspect of the mergers to any one class or group of FGL's or any other party's security holders or other constituents vis-à-vis any other class or group of FGL's or such other party's security holders or other constituents, including, without limitation, the fairness of the merger consideration relative to the consideration to be received by holders of Series A shares or Series B shares pursuant to the Series A Preferred Share Purchase Agreement or the merger agreement, respectively, (vi) whether or not FGL, FNF, their respective security holders or any other party is receiving or paying reasonably equivalent value in the mergers, (vii) the solvency, creditworthiness or fair value of FGL, FNF or any other participant in the mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the mergers, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the FGL special committee, on the assessments by the FGL special committee, the FGL board of directors, FGL and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to FGL and the mergers or otherwise.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to FGL or the proposed mergers and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the managements of FGL and FNF and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of FGL. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the FGL special committee in evaluating the proposed mergers. Neither Houlihan Lokey's opinion nor its analyses were determinative of the merger consideration or of the views of the FGL special committee or management with respect to the mergers or the merger consideration. Under the terms of its engagement by the FGL special committee and FGL, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the proposed mergers or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the FGL board of directors, FGL, FNF, any security holder or creditor of FGL or FNF or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the mergers were determined through negotiation between FGL and FNF, and the decision to enter into the merger agreement was solely that of the FGL special committee and the FGL board of directors.

  Financial Analyses

        In preparing its opinion to the FGL special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the FGL special committee on February 6, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

  •
  Adjusted Net Income—generally, is calculated as net income available to common shareholders, adjusted for realized and unrealized gains/losses as well as certain non-recurring items.

  •
  Book Value—generally, is calculated as shareholder's equity less accumulated other comprehensive income and excluding the value of preferred equity.

  •
  Equity Market Value—generally, is the market value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company).

        Unless the context indicates otherwise, equity market values used in the selected companies analysis described below were calculated using the closing price of FGL ordinary shares and FNF common stock and the common stock of the selected companies listed below as of February 5, 2020, and transaction values for the selected transactions analysis described below were calculated on an Equity Market Value basis, based on the announced transaction equity price and other public information available at the time of the announcement of each transaction. The estimates of the future financial and operating performance of FGL and FNF relied upon for the financial analyses described below were based on the FGL Forecasts and the FNF Forecasts, respectively. The estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Implied Value of Stock Consideration

        Houlihan Lokey calculated the implied value of the stock consideration by multiplying the exchange ratio by the closing stock price for FNF common stock of $49.03 as of February 5, 2020 to derive an implied value for the stock consideration as of such date of $12.54 per share.

FGL Financial Analyses

        Selected Companies Analysis.    Houlihan Lokey reviewed certain data for selected companies in the insurance sector, with publicly traded equity securities, that Houlihan Lokey deemed relevant with respect to its analysis of FGL.

        The financial data reviewed included:

  •
  Equity Market Value as a multiple of estimated fiscal year 2019 Adjusted Net Income ("2019E Adjusted Net Income");

  •
  Equity Market Value as a multiple of estimated fiscal year 2020 Adjusted Net Income ("2020E Adjusted Net Income");

  •
  Equity Market Value as a multiple of estimated fiscal year 2021 Adjusted Net Income ("2021E Adjusted Net Income"); and

  •
  Equity Market Value as a multiple of Book Value for the most recent fiscal quarter ("MRQ Book Value").

        The selected companies included the following:

  •
  American Equity Investment Life Holding Company;

  •
  Athene Holding Ltd.;

  •
  Brighthouse Financial, Inc.;

  •
  CNO Financial Group, Inc.;

  •
  Equitable Holdings, Inc.;

  •
  Lincoln National Corporation;

  •
  Principal Financial Group, Inc.; and

  •
  Prudential Financial, Inc.

        The resulting data were as follows:

Equity Market Value Multiples

Financial Metric	Low	High	Median	Mean
2019E Adjusted Net Income	5.5x	11.5x	7.1x	7.6x
2020E Adjusted Net Income	4.5x	10.1x	6.5x	7.0x
2021E Adjusted Net Income	4.4x	9.7x	6.1x	6.7x
MRQ Book Value	0.34x	1.16x	0.93x	0.90x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied the selected multiple ranges set forth in the table below to corresponding financial data for FGL, based on the FGL Forecasts or public filings, as applicable, to calculate an implied equity value reference range. These figures were then divided by the number of fully diluted FGL ordinary shares outstanding to calculate a reference range of implied values per FGL ordinary share. The selected companies analysis indicated implied per share value reference ranges of FGL ordinary shares set forth in the table below, as compared to the implied value of the stock consideration of $12.54 per share as of February 5, 2020 and the value of the cash consideration of $12.50 per share.

FGL Financial Metric	Selected Multiples Range	Implied Value Per Share Reference Range
2019E Adjusted Net Income	7.50x - 8.50x	$10.04 - $11.30
2020E Adjusted Net Income	6.50x - 7.50x	$9.53 - $10.93
2021E Adjusted Net Income	6.00x - 7.00x	$10.31 - $11.91
MRQ Book Value (as of September 30, 2019)	1.25x - 1.45x	$9.48 - $10.93

        Selected Transactions Analysis.    Houlihan Lokey considered certain financial terms of certain transactions involving target companies in the insurance sector that Houlihan Lokey deemed relevant with respect to its analysis of FGL.

        The financial data reviewed included:

  •
  Transaction value as a multiple of Book Value for the most recent fiscal quarter ("MRQ Book Value for Selected Transactions")

        The selected transactions included the following:

Date Announced	Target	Acquiror
09/19/2017	United Life Insurance Company	Kuvare US Holdings, Inc.
05/24/2017	Fidelity & Guaranty Life	CF Corporation
09/29/2015	The Phoenix Companies Inc.	Nassau Reinsurance Group Holdings L.P.
08/11/2015	Symetra Financial Corporation	Sumitomo Life Insurance Company
06/03/2014	Protective Life Corporation	The Dai-Ichi Life Insurance Company, Limited
07/13/2012	Presidential Life Corp.	Athene Holding Ltd.
10/07/2011	EquiTrust Life Insurance Company	Guggenheim Partners, LLC

        The resulting data were as follows:

Financial Metric	Low	High	Median	Mean
MRQ Book Value for Selected Transactions(1)	0.47x	1.74x	1.40x	1.26x

(1)
The multiples for the Presidential Life Corp. / Athene Holding Ltd. and EquiTrust Life Insurance Company / Guggenheim Partners, LLC transactions were excluded from the low, high, median and mean data because such transactions occurred further in the past and Houlihan Lokey deemed them less relevant than the other five selected transactions.

        Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 1.50x to 1.70x to FGL's Book Value as of September 30, 2019, based on FGL public filings, to calculate an implied equity value reference range. These figures were then divided by the number of fully diluted FGL ordinary shares outstanding to calculate a reference range of implied per share values of FGL ordinary shares. The selected transactions analysis indicated an implied per share value reference range of $11.29 to $12.68 per FGL ordinary share based on 3Q19 Book Value, as compared to the implied value of the stock consideration of $12.54 per share as of February 5, 2020 and the value of the cash consideration of $12.50 per share.

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of FGL by calculating the estimated net present value of the projected dividends to ordinary shareholders of FGL for the fiscal years 2020 to 2023, and the estimated net present value of the terminal value of FGL. Houlihan Lokey calculated terminal values for FGL by applying a range of terminal value multiples of 7.5x to 8.5x to FGL's 2023E Adjusted Net Income and a range of terminal value multiples of 1.25x to 1.45x to FGL's Book Value as of December 31, 2023 based on the FGL Forecasts. The net present values of FGL's projected future cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 12.0%, which were based on an estimate of FGL's cost of equity. The discounted cash flow analysis indicated an implied per share value reference range of $11.44 to $13.69 per share based on 2023E Adjusted Net Income and $11.67 to $14.28 per share based on FGL's Book Value as of December 31, 2023, each based on the FGL Forecasts, as compared to the implied value of the stock consideration of $12.54 per share as of February 5, 2020 and the value of the cash consideration of $12.50 per share.

FNF Financial Analyses

        Selected Companies Analysis.    Houlihan Lokey reviewed certain data for selected companies in the title insurance sector, with publicly traded equity securities, that Houlihan Lokey deemed relevant with respect to its analysis of FNF.

        The financial data reviewed included:

  •
  Equity Market Value as a multiple of 2019E Adjusted Net Income;

  •
  Equity Market Value as a multiple of 2020E Adjusted Net Income; and

  •
  Equity Market Value as a multiple of 2021E Adjusted Net Income.

        The selected companies included the following:

  •
  First American Financial Corporation;

  •
  Old Republic International Corporation; and

  •
  Stewart Information Services Corporation.

        The resulting data were as follows:

Equity Market Value Multiples

Financial Metric	Low	High	Median	Mean
2019E Adjusted Net Income	11.2x	15.1x	12.9x	13.1x
2020E Adjusted Net Income	12.2x	15.8x	13.4x	13.8x
2021E Adjusted Net Income	12.5x	15.0x	12.8x	13.4x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied the selected multiple ranges set forth in the table below to corresponding financial data for FNF, each based on the FNF Forecasts, to calculate an implied equity value reference range. These figures were then divided by the number of fully diluted shares of FNF common stock outstanding to calculate a reference range of implied per share values of FNF common stock. The selected companies analysis indicated implied per share value reference ranges of FNF common stock set forth in the table below, as compared to the price of FNF common stock of $49.03 as of February 5, 2020 and the implied value of FNF common stock of $48.87 based on the per share reference value in the merger agreement of $12.50 divided by the exchange ratio. The implied value per share reference ranges did not include an adjustment for available cash held by FNF at the holding company level, which as of September 30, 2019, equated to more than $3.50 per share of FNF common stock.

FNF Financial Metric	Selected Multiples Range	Implied Value Per Share Reference Range
2019E Adjusted Net Income	12.5x - 14.5x	$42.21 - $48.90
2020E Adjusted Net Income	13.0x - 15.0x	$41.53 - $47.85
2021E Adjusted Net Income	13.0x - 15.0x	$41.07 - $47.32

  Other Matters

        Houlihan Lokey was engaged by the FGL special committee to provide an opinion to the FGL special committee as to as the fairness, from a financial point of view, of the merger consideration, taken in the aggregate, to be received by the holders of FGL ordinary shares (other than FNF and its affiliates) in the first merger pursuant to the merger agreement. The FGL special committee engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the FGL special committee, Houlihan Lokey is entitled to an aggregate fee of $4 million for its services, a portion of which became payable upon the execution of Houlihan Lokey's engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey's opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the mergers. FGL has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, FGL, FNF, or any other party that may be involved in the mergers and their respective affiliates or security holders or any currency or commodity that may be involved in the mergers.

        Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory services to FGL and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Blackstone, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (collectively, with Blackstone, the "Blackstone Group") and CC Capital, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, CC Capital (collectively, with CC Capital, the "CC Capital Group"), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain financial advisory services to a transaction committee of FGL in connection with its evaluation of a prior contemplated transaction, (ii) having acted as financial advisor to certain members of the Blackstone Group in connection with the sale of Tangerine Confectionery Ltd, which transaction closed in August 2018, (iii) having acted as financial advisor to an ad hoc group of secured debtholders, of which GSO, a member of the Blackstone Group, was a significant member, in connection with the recapitalization of Concordia International Corp., which closed in September 2018, (iv) having acted as financial advisor to GSO as a secured lender to Gibson Brands in connection with its Chapter 11 restructuring, which was completed in November 2018, (v) having acted as financial advisor to GSO as a lender to One Call Corp. in connection with a recapitalization transaction, which was completed in October 2019, (vi) having in the past provided and currently providing valuation advisory and/or financial advisory services to various members of the Blackstone Group, (vii) having acted or currently acting as financial advisor to other groups of lenders, noteholders or creditors, of which one or more affiliates of the Blackstone Group were or are members, of certain companies in connection with restructuring transactions, (viii) having acted as financial advisor to Constellation Healthcare

Technologies and its affiliates, then members of the CC Capital Group, in connection with its sale of substantially all of its assets, which transaction was completed in August 2018, and (ix) having acted as an underwriter in connection with acquisition financing for CC Capital's acquisition of Dun & Bradstreet Corporation, which transaction was completed in February 2019. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to FGL, FNF, members of the Blackstone Group, members of the CC Capital Group, other participants in the mergers or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of FGL and Houlihan Lokey's respective employees may have committed to invest in private equity or other investment funds managed or advised by Blackstone or CC Capital, other participants in the mergers or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Blackstone Group or members of the CC Capital Group, other participants in the mergers or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, FGL, FNF, members of the Blackstone Group, members of the CC Capital Group, other participants in the mergers or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Credit Suisse—Financial Advisor to FGL

        FGL selected Credit Suisse to act as its financial advisor in connection with the mergers based on Credit Suisse's qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm and Credit Suisse's experience in transactions similar to the mergers and familiarity with FGL and its business. Credit Suisse will receive a transaction fee, currently estimated to be approximately $21,000,000, which is contingent upon the consummation of the mergers. In addition, FGL has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

        Credit Suisse and its affiliates in the past have provided and currently are providing investment banking and other financial advice and services to FGL and its affiliates for which Credit Suisse and its affiliates have received and expect to receive compensation, including among other things, since January 1, 2017, having acted (i) as financial advisor to FGL in connection with FGL's offer to exchange its outstanding warrants, completed in October 2018, and (ii) as financial advisor to Fidelity & Guaranty Life, the predecessor to FGL, in connection with its sale to CF Corporation, completed in November 2017. Credit Suisse and its affiliates in the past may have provided investment banking and other financial advice and services, and in the future may provide investment banking and other financial advice and services, to FGL, FNF and their respective affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation.

        Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse's and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of FGL, FNF and any other company that may be involved in the mergers, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

CC Capital Partners, LLC—Transaction Advisor to the FGL Special Committee

        CC Capital Partners, LLC (an entity controlled by Chinh Chu) was engaged by the FGL special committee to serve as an advisor to the FGL special committee with respect to process management, strategic advice, transaction readiness and other matters relating to a potential sale of, or other strategic transaction involving, FGL and FNF or any other actual or potential counterparty. Pursuant to a services agreement entered into among CC Capital Partners, LLC, FGL and the FGL special committee, CC Capital Partners, LLC will receive a work management fee equal to $3.75 million for services provided in connection with the transaction, a portion of which is contingent on closing, and reimbursement for out-of-pocket expenses in connection with its performance of such services. The services agreement also provides that CC Capital Partners, LLC, any of its affiliates, or any member, partner, shareholder, principal, director, officer, employee or agent of CC Capital Partners, LLC or any of its affiliates will receive indemnification from FGL for any loss, liability or damage resulting from any act or omission by CC Capital Partners, LLC in connection with the performance by CC Capital Partners, LLC of its services under the services agreement, except in the event of willful misconduct or gross negligence of the obligations of CC Capital Partners, LLC under the services agreement. As discussed in the section entitled "The Mergers—Background of the Mergers", representatives of CC Capital Partners, LLC (a) assisted FGL management in coordinating the "reverse" due diligence process undertaken by FGL of FNF, (b) processed changes to the financial projections prepared by FGL management, (c) provided process management and strategic and transaction-related advice to the FGL special committee during the informational sessions of the FGL special committee and (d) participated in discussions and negotiations between FNF and its financial and legal advisors, on the one hand, and the FGL special committee, FGL and their respective financial and legal advisors, on the other hand.

        As of the date of this proxy statement, Chinh Chu and CC Capital Management, LLC (an entity controlled by Chinh Chu) collectively hold 14,923,539 FGL ordinary shares (an approximately 6.7% ownership stake in FGL). Furthermore, Mr. Chu currently serves as the Co-Chairman of the board of directors of FGL. In connection with Blackstone ISG-I Advisors L.L.C.'s ("BIS") activities as investment advisor in respect of the general account assets of the surviving company and certain of its subsidiaries, MVB Management, LLC, an entity owned by affiliates of Chinh Chu and William P. Foley, II, currently receives fees from BIS and, following the closing of the mergers, will continue to receive fees from BIS pursuant to a Participation Fee Agreement and related side letter agreements with BIS and FNF to be entered into at (and subject to the occurrence of) the closing.

Unaudited Prospective Financial Information

The FGL Forecasts

        FGL does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial forecasts were prepared by FGL's management and made available to the FGL special committee, Credit Suisse and Houlihan Lokey in connection with the FGL special committee's exploration of strategic alternatives. Certain of these financial projections were also provided to FNF and its financial advisor.

        The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to FGL's business, all of which are difficult to predict and many of which are beyond FGL's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in FGL's Form 10-K for the fiscal year ended December 31, 2019.

        The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles ("GAAP"), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by FGL's management and approved by FGL and the FGL special committee for use by Houlihan Lokey in its financial analysis. See "The Mergers—Opinion of the FGL Special Committee's Financial Advisor—Houlihan Lokey." In addition, FGL and the FGL special committee approved providing the financial projections included below to Credit Suisse to facilitate Credit Suisse's role in assisting the negotiations with FNF. Neither FGL's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this proxy statement only because the projections were made available to FNF and its financial advisor and also to the FGL special committee, Credit Suisse, Houlihan Lokey and the FGL special committee's other advisors. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

        The table below presents a summary of the FGL forecasts. FGL provided the FGL forecasts to Credit Suisse and Houlihan Lokey with respect to each of the fiscal years ending on December 31 of 2019, 2020, 2021, 2022 and 2023. Unless otherwise indicated with a dollar or percentage symbol, the numbers set forth in the table below are rounded to the nearest million. Certain of the financial measures included in the FGL forecasts that are included in the summary table of the FGL forecasts presented below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by FGL may not be comparable to similarly titled amounts used by other companies.

	Forecast Year
(Dollars in millions)	2019	2020	2021	2022	2023
Total Revenues	$1,927	$1,707	$2,002	$2,326	$2,618
Total Benefits and Expenses	$(1,527)	$(1,287)	$(1,523)	$(1,771)	$(1,973)
Operating Income Before Interest and Taxes	$400	$419	$479	$555	$645
Interest Expense	$(33)	$(31)	$(32)	$(36)	$(42)
Income Tax Expense	$(28)	$(64)	$(68)	$(75)	$(84)
GAAP Net Income	$340	$324	$379	$444	$519
AOI Available to Common Shareholders(1)	$287	$314	$369	$433	$507
AOI Available to Common Shareholders Per Diluted Share(1)	$1.32	$1.47	$1.73	$2.03	$2.38
Weighted Average Common Diluted Shares	217	213	213	213	213
Adjusted Operating Return on Average Common Shareholders' Equity, excluding AOCI(2)	18%	18%	18%	18%	18%
Book Value Per Common Share(3)	$10.14	$11.46	$13.02	$14.86	$17.04

	Forecast Year
(Dollars in millions)	2019	2020	2021	2022	2023
Book Value Per Common Share, excluding AOCI(3)	$7.70	$9.02	$10.58	$12.42	$14.60
Common Shareholders' Equity, excluding AOCI	$1,640	$1,921	$2,254	$2,645	$3,110
Total Common Shares Outstanding	213	213	213	213	213

(1)
Adjusted Operating Income Available to Common Shareholders ("AOI") is a non-GAAP economic measure FGL uses to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) available to common shareholders to eliminate: (i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding realized gains and losses on derivatives hedging FGL's indexed annuity policies, (ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by FGL's international subsidiaries, (iii) the tax effect of affiliated reinsurance embedded derivative, (iv) the effect of change in fair value of the reinsurance related embedded derivative, (v) the effect of integration, merger related & other non-operating items, (vi) impact of extinguishment of debt, and (vii) net impact from Tax Cuts and Jobs Act. Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of FGL, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, FGL management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of FGL's operations.

(2)
Adjusted Operating Return on Common Shareholders' Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders' by total average Common Shareholders' Equity Excluding AOCI. Average Common Shareholders' Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period.

(3)
GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders' Equity and Common Shareholders' Equity Excluding AOCI divided by the total number of shares of common stock outstanding. FGL management considers this to be a useful measure internally and for investors and analysts to assess the capital position of FGL.

The FNF Forecasts

        FNF does not, as a matter of course, publicly disclose long-term projections as to FNF's future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the proposed mergers, FNF prepared certain non-public, prospective financial information prepared by FNF's management in connection with their review of the mergers, which are referred to herein as the FNF forecasts. The FNF forecasts consist of FNF's regular internal forecasts of its financial performance on a standalone, pre-transaction basis through the end of FNF's fiscal years ending on December 31, 2020 and December 31, 2021 that were calculated by applying externally prepared forecasts of the anticipated future performance of certain macroeconomic indicators relevant to the industry in which FNF operates for such future fiscal years as well as certain historical expense rates of FNF to FNF's internal forecasts for the fiscal years ending on December 31, 2020 and December 31, 2021. FNF made available to FGL, Credit Suisse and Houlihan Lokey the FNF forecasts for FNF's fiscal years ending on December 31, 2020 and December 31, 2021. The table below presents a summary of the FNF forecasts, which was prepared as of December 26, 2019. FNF provided the FNF forecasts to FGL, Credit Suisse and Houlihan Lokey with respect to the fiscal years ending on December 31, 2020 and December 31, 2021.

(Dollars in millions)	As of and for year ended December 31, 2020	As of and for year ended December 31, 2021
Total Revenues	$7,832	$7,726
Total Expenses	$(6,545)	$(6,454)
Pre-Tax Income(1)	$1,070	$1,055
Income Tax Expense	$(257)	$(253)
Adjusted Net Income	$889	$879

(1)
Figures are before noncontrolling interests.

        The FNF forecasts were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because such information was made available as described above. The FNF forecasts were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither FNF's nor FGL's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The FNF forecasts included in this proxy statement/prospectus have been prepared by FNF's management solely for internal use and are subjective in many respects.

        Although a summary of the FNF forecasts are presented with numerical specificity, they reflect numerous assumptions and estimates as to FNF's industry, markets, products, services and prospective future events made by FNF's management, which it believes were reasonable at the time the FNF forecasts were prepared, taking into account the relevant information available to FNF's management at such time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the FNF forecasts not to be achieved include general economic conditions, the outbreak of pandemic disease, like the novel coronavirus COVID-19, interest rates, accuracy of certain accounting assumptions, changes in actual or projected cash flows, changes in the demand for or price of title insurance, competitive and industry pressures, availability of credit, changes in tax or other laws, governmental policies or regulations, particularly those related to title insurance, structural changes in the title insurance industry, costs and other matters described in the section "Risk Factors" of this proxy statement/prospectus. In addition, the FNF forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the mergers or any changes to FNF's strategy that may be implemented after completion of the mergers. As a result, there can be no assurance that the FNF forecasts will be realized, and actual results may be materially better or worse than those contained in the FNF forecasts. The inclusion of this information should not be regarded as an indication that the FNF board, FNF's management, FGL, Credit Suisse, Houlihan Lokey, their respective representatives or any other recipient of this information considered, or now considers, the FNF forecasts to be material information of FNF, or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the FNF forecasts is not included in this proxy statement/prospectus in order to induce any shareholder to vote in favor of the merger agreement proposal or any of the other proposals to be voted on at the FGL extraordinary general meeting or to influence any shareholder to make any investment decision with respect to the mergers or FNF, including whether or not to seek appraisal rights with respect to the FGL ordinary shares.

        The FNF forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding FNF contained in FNF's public filings with the SEC. The FNF forecasts are forward-looking statements. For information on factors that may cause FNF's future results to materially vary, see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        Except to the extent required by applicable federal securities laws, FNF does not intend, and expressly disclaims any responsibility to update or otherwise revise the FNF forecasts to reflect circumstances existing after the date when FNF prepared the FNF forecasts or to reflect the occurrence of future events or changes in circumstances after the date that the FNF forecasts were prepared, even in the event that any of the assumptions underlying the FNF forecasts are shown to be in error.

        In light of the foregoing factors and the uncertainties inherent in the FNF forecasts, FGL shareholders are cautioned not to unduly rely on the FNF forecasts included in this proxy statement/prospectus.

        Certain of the measures included in the FNF forecasts that are not included in the summary table of the FNF forecasts presented above may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by FNF may not be comparable to similarly titled amounts used by other companies.

Interests of Certain FGL Persons in the Mergers

Interests of FGL's Directors and Executive Officers in the Mergers

        FGL's directors and executive officers may have interests in the mergers that are different from or in addition to those of FGL shareholders generally. The members of the FGL special committee were aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the merger agreement, in approving the merger agreement and the mergers and in recommending that the merger agreement be approved by the shareholders of FGL.

        FGL's current executive officers are as follows:

Name	Position
Christopher O. Blunt*	President, Chief Executive Officer
John T. Fleurant*	Chief Financial Officer
Rajesh Krishnan*	Chief Investment Officer
Jonathan Bayer	Head of Corporate Development & Strategy
Eric L. Marhoun	General Counsel and Secretary
Wendy J.B. Young	Chief Risk Officer
John D. Currier	Chief Actuary and Chief Product Officer
John A. Phelps, II	Chief Distribution Officer
Bonnie Wasgatt*	Chief Operating Officer
Rubin A. Castillo*	Chief Human Resources Officer

*
These individuals were each a "named executive officer" for purposes of the Annual Report on Form 10-K for fiscal year ended December 31, 2019, filed by FGL on March 2, 2020.

        Also included in the below discussion are the following former executive officers of FGL:

        Mark L. Wiltse, Chief Accounting Officer, is currently an FGL employee and was an executive officer in 2019.

        Dennis R. Vigneau, the former Chief Financial Officer, was a "named executive officer" for purposes of the Annual Report on Form 10-K for fiscal year ended December 31, 2019, filed by FGL on March 2, 2020. Mr. Vigneau resigned from employment with FGL effective December 31, 2019.

        Rosanne Boehm, the former Chief Human Resources Officer, resigned from employment with FGL effective March 29, 2019.

        Christopher S. Fleming, the former Operations and Technology leader, resigned from employment with FGL effective June 28, 2019.

        FGL's current non-employee directors are as follows:

Name
Chinh E. Chu
William P. Foley, II
Keith W. Abell
Patrick S. Baird
Menes O. Chee
Richard M. Massey
James A. Quella
Timothy M. Walsh

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per share of FGL common stock is $12.10, which is the average closing price per share of FGL common stock as reported on the New York Stock Exchange over the first five business days following the first public announcement of the mergers on February 7, 2020;

  •
  The effective time is June 30, 2020, which is the assumed date of the closing of the mergers solely for purposes of the disclosure in this section;

  •
  Each executive officer experiences a qualifying termination of employment (i.e., a termination of employment without "cause" or a resignation for "good reason" or the executive officer's position is eliminated and he/she is not offered "comparable employment," as such terms are defined in the relevant plans and agreements) immediately following the assumed effective time of June 30, 2020; and

  •
  No director or executive officer receives any additional equity grants or other awards on or prior to the effective time.

        As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Outstanding FGL Restricted Stock

        Pursuant to the terms of the merger agreement, at the first effective time, each FGL restricted stock award that is outstanding and unvested will immediately vest and will be treated as a FGL ordinary share as described on pages 17 and 146.

        The current non-employee directors of FGL are the only holders of outstanding FGL restricted stock. Each director holds 11,927 shares of restricted stock as of March 17, 2020. Based on the assumptions described above under "—Certain Assumptions," the value of the FGL restricted stock awards held by each non-employee director is $144,317. Depending on when the merger transactions are completed, the restricted stock awards may vest or be forfeited pursuant to their terms, independent of the mergers.

Treatment of Outstanding FGL Stock Option Awards

        Pursuant to the terms of the merger agreement, immediately prior to the first effective time, each unvested FGL stock option, whether time or performance-based, will be converted to a FGL stock option that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that with respect to (i) performance-vesting conditions tied to the achievement of FGL stock price goals, the number of FGL ordinary shares subject to the FGL stock option will be based on the stock price equal to the greater of (x) $12.50 or (y) FGL's stock price achieved at or prior to the first effective time as calculated in accordance with the terms of the applicable award agreement; and (ii) performance-vesting conditions tied to the achievement of FGL's ROE or other performance objectives that are not tied to FGL's stock price, the number of FGL ordinary shares subject to each such FGL stock option will be the number of FGL ordinary shares that would performance vest upon the achievement of such performance objectives.

        With respect to the FGL stock options granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL stock options that will be deemed to be vested as of the first effective time, each holder will be credited as though such holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL stock option will be moved to an earlier date calculated from the grant date of the unvested FGL stock option as follows: the number of days between the grant date of the FGL stock option and the original vesting date, minus the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs.

        At the first effective time, each vested FGL stock option and each unvested FGL stock option will be converted into an option to purchase a number of shares of FNF common stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of FGL ordinary shares subject to each FGL stock option immediately prior to the first effective time multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per FGL ordinary share of the FGL stock option immediately prior to the first effective time divided by (B) the exchange ratio.

        Immediately following the first effective time, each Converted Stock Option will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL stock option immediately prior to the first effective time; provided that any unvested Converted Stock Options will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        Based on the assumptions described above under "—Certain Assumptions" and the outstanding FGL stock option awards held by the executive officers as of March 17, 2020, the table below sets forth the number of vested FGL stock option awards and unvested FGL stock option awards for each executive officer and the value that the executive officers can expect to receive for such stock option awards at the effective time based on (i) the stock price achievement of $12.50 for stock price performance goals, and (ii) the achievement of performance objectives other than the stock price performance goals. Depending on when the merger transactions are completed, certain awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the mergers.

	Vested Stock Options		Unvested Stock Options
Name(1)	Number (#)	Value ($)	Number (#)	Value ($)
Christopher O. Blunt	701,348	2,512,857	2,288,086	7,925,058
John T. Fleurant	—	—	1,283,333	2,804,333
Rajesh Krishnan	233,604	534,748	1,079,560	2,576,337
Jonathan Bayer	390,674	1,471,499	1,264,043	4,607,736
Eric L. Marhoun	153,144	343,692	506,507	1,218,298
Wendy J.B. Young	153,144	343,692	506,507	1,218,298
John D. Currier	191,429	429,612	629,299	1,514,819
John A. Phelps, II	191,429	429,612	629,299	1,514,819
Bonnie Wasgatt	39,965	96,843	317,253	756,652
Rubin A. Castillo	28,210	68,358	222,474	531,024
Dennis R. Vigneau	242,277	508,782	—	—
Rosanne Boehm	48,455	101,756	—	—

(1)
Messrs. Wiltse and Fleming do not hold grants of stock options.

Treatment of Outstanding FGL Phantom Unit Awards

        Immediately prior to the first effective time, each unvested FGL phantom unit, whether time or performance-based, will be converted to a FGL phantom unit that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that the number of FGL ordinary shares subject to the FGL phantom unit immediately prior to the first effective time will be determined assuming achievement of target level of performance.

        With respect to the FGL phantom units granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL phantom units that will be deemed to be vested as of the first effective time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL phantom unit will be moved to an earlier date calculated from the grant date of the unvested FGL phantom unit as follows: the number of days between the grant date of such FGL phantom unit and the original vesting date, minus the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs.

        At the first effective time, each vested FGL phantom unit and each unvested FGL phantom unit will be converted into a phantom stock unit denominated in shares of FNF common stock (a "FNF Phantom Unit") entitling the holder thereof to receive the number of FNF Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of FGL ordinary shares subject to each FGL phantom unit immediately prior to the first effective time multiplied by (ii) the exchange ratio.

        Immediately following the first effective time, each FNF Phantom Unit will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL phantom unit immediately prior to the first effective time; provided that any unvested FNF Phantom Units will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        Based on the assumptions described above under "—Certain Assumptions," Mr. Wiltse, as the only executive officer who holds FGL phantom units, holds 31,557 FGL outstanding phantom units as of March 17, 2020 and the value that he can expect to receive will be $381,840, to be paid pursuant to the applicable payment schedule under his award agreements. Depending on when the merger transactions are completed, certain awards that are now unvested and may vest or be forfeited pursuant to their terms, independent of the mergers.

Potential Severance Payments Upon a Qualifying Termination On or Following the Effective Time

        Blunt Employment Agreement.    FGL previously entered into an employment agreement with Mr. Blunt. Pursuant to the employment agreement, in the event that Mr. Blunt's employment is terminated without cause or he resigns for "good reason" (as defined in the employment agreement), then, subject to his execution and nonrevocation of a release of claims, Mr. Blunt would be entitled to the following benefits:

  •
  a cash amount equal to three (3) times Mr. Blunt's annual base salary, payable in twelve (12) equal monthly installments; and

  •
  monthly COBRA reimbursements for a period of eighteen (18) months, less any amounts Mr. Blunt would otherwise pay as an active employee, subject to Mr. Blunt's timely election under COBRA.

        Severance Plan.    Fidelity & Guaranty Life Business Services, Inc. ("F&G Life") maintains the 2015 Severance Plan (which we refer to as the "Severance Plan"). Each current executive officer is eligible to participate in the Severance Plan, except for Mr. Blunt. The Severance Plan provides that in the event that within twelve (12) months following a change in control, (i) the executive officer's employment is terminated without cause or (ii) the executive officer's position is eliminated and he/she is not offered "comparable employment" (as defined in the Severance Plan), then the executive officer will be eligible to receive the following severance benefits, subject to the execution and nonrevocation of a release of claims:

  •
  a cash amount equal to the executive officer's base salary for 52 weeks (26 weeks for Mr. Wiltse);

  •
  a cash amount equal to the executive officer's annual target bonus in respect of the year in which the termination of employment occurs (excluding Mr. Wiltse);

  •
  a cash amount equal to the executive officer's prorated target annual bonus in respect of the year in which the termination of employment occurs; and

  •
  a cash amount equal to a COBRA subsidy for medical, dental and vision coverage for 52 weeks (26 weeks for Mr. Wiltse).

        Messrs. Fleurant and Bayer have each previously entered into employment agreements with FGL and Messrs. Krishnan, Marhoun, and Phelps and Ms. Young have each previously entered into employment agreements with F&G Life. Each of these executive officers will receive the severance payments due under his or her employment agreement, plus an additional amount under the Severance Plan that is equal to the (i) the full amount otherwise due under the Severance Plan, minus (ii) the total payment due under the employment agreement. In each case, the severance amounts payable under the Severance Plan exceed the amounts payable under the employment agreement.

        Bayer Employment Agreement.    Pursuant to Mr. Bayer's employment agreement, in the event that Mr. Bayer's employment is terminated without cause or he resigns for "good reason" (as defined in the employment agreement) prior to his relocation back to the New York City area in 2021, then, subject to his execution and nonrevocation of a release of claims, Mr. Bayer would be entitled to the reimbursement of reasonable moving expenses back to the New York City area, if he resides in Des Moines, IA at such time.

        Section 280G.    Pursuant to FGL's compensation arrangements, FGL may reduce any payments and benefits that constitute "parachute payments" subject to the excise tax imposed by Section 4999 of the Code such that no portion of such amounts will be subject to the excise tax under Section 280G of the Code (if, and to the extent, such reduction would result in a greater after-tax return to the participant than receiving all of the payments and benefits and paying the resulting excise tax).

        Based on the assumptions described above under "—Certain Assumptions," the table below sets forth the estimated amounts of the cash severance payments to be provided to each executive officer upon a qualifying termination of employment at the effective time. The estimated amounts of the cash severance payments below do not attempt to quantify any reductions to "parachute payments" as defined by Section 280G of the Code in order to avoid any applicable excise tax.

Name(1)	Base Salary Severance ($)	Annual Target Bonus ($)	Prorated Annual Target Bonus ($)	COBRA Subsidy ($)
Christopher O. Blunt	2,400,000	—	—	1,565	(2)
John T. Fleurant	500,000	500,000	248,634	14,000
Rajesh Krishnan	350,000	350,000	174,044	17,000
Jonathan Bayer(3)	500,000	750,000	372,951	18,000
Eric L. Marhoun	350,000	175,000	87,022	18,000
Wendy J.B. Young	335,000	167,500	83,292	17,000
John D. Currier	335,000	167,500	83,292	11,000
John A. Phelps, II	335,000	167,500	83,292	16,000
Bonnie Wasgatt	335,000	167,500	83,292	16,000
Rubin A. Castillo	275,000	110,000	54,699	17,000
Mark L. Wiltse	125,000	—	87,500	10,000

(1)
The former executive officers (Messrs. Vigneau and Fleming and Ms. Boehm) are not eligible for any additional severance payments or benefits pursuant to an employment agreement or under the Severance Plan.

(2)
Mr. Blunt does not currently participate in FGL's medical care plan but he participates in FGL's dental and vision plans.

(3)
Mr. Bayer's estimated relocation reimbursement, based on his 2019 relocation expenses, is $68,302.

Deferred Compensation Plan

        Participants in the Executive Nonqualified Deferred Compensation Plan of Fidelity & Guaranty Life Holdings, Inc. (the "FGL Deferred Compensation Plan") are fully vested in their account balances and have elected a time and form of payment to receive these balances and FGL eliminated the annual discretionary grant effective January 2013. The following executive officers are participants in the FGL Deferred Compensation Plan: Messrs. Castillo, Currier, Marhoun, and Phelps and Mss. Wasgatt and Young. As of March 17, 2020, none of the executive officers who are participants have elected to have vested account balances distributed upon a change in control event without a separation from service.

Transaction Bonuses

        In connection with the transactions contemplated by the merger agreement, FGL may grant transaction bonus awards to the executive officers and certain other employees in an aggregate amount of $5 million. Each transaction bonus award will be paid at the closing, subject to the executive officer's continued employment through the closing.

        Based on the assumptions described above under "—Certain Assumptions," the table below sets forth the transaction bonus award amount granted to the following executive officers.

Name(1)	Transaction Bonus ($)
Christopher O. Blunt	400,000
John T. Fleurant	250,000
Rajesh Krishnan	200,000
Jonathan Bayer	300,000
Eric L. Marhoun	250,000
Wendy J.B. Young	150,000
John D. Currier	300,000
John A. Phelps, II	200,000
Bonnie Wasgatt	200,000
Rubin A. Castillo	200,000
Mark L. Wiltse	175,000

(1)
The former executive officers (Messrs. Vigneau and Fleming and Ms. Boehm) are not eligible for a transaction bonus.

Restrictive Covenants

        The following is a summary of the restrictive covenants in respect of FGL's current executive officers and Mr. Wiltse:

        Blunt.    Following Mr. Blunt's termination of employment, Mr. Blunt will be subject to certain restrictive covenants including: (i) a fifteen (15) month period prohibiting the solicitation of clients of FGL or its subsidiaries and affiliates (the "FGL Group"), (ii) an eighteen (18) month period prohibiting the solicitation or hiring of any employee, director or officer of the FGL Group with whom he had any personal interaction during his employment, (iii) a twenty-four (24) month period prohibiting him from directly, indirectly or participating in a "competing business" for or with a "primary competitor" (each as defined in Mr. Blunt's employment agreement), and (iv) a three (3) month period prohibiting him from directly, indirectly or participating in a "competing business" with any person, entity or otherwise that is not a "primary competitor."

        Fleurant and Bayer.    Following the termination of employment of either Mr. Fleurant or Mr. Bayer, the executive officer will be subject to certain restrictive covenants including (i) a twelve (12) month period prohibiting the solicitation of clients of the FGL Group, (ii) a twelve (12) month period prohibiting the solicitation or hiring of any employee, director or officer of the FGL Group with whom he had any personal interaction during his employment, (iii) a twelve (12) month period prohibiting him from directly, indirectly or participating in a "competing business" for or with a "primary competitor" (each as defined in the executive officer's employment agreement), and (iv) a three (3) month period prohibiting him from directly, indirectly or participating in a "competing business" with any person, entity or otherwise that is not a "primary competitor."

        Phelps.    Following Mr. Phelps' termination of employment, Mr. Phelps will be subject to certain restrictive covenants including (i) a 6-month period prohibiting the solicitation of clients of FGL and its subsidiaries for the purpose of providing investment advisory or insurance services or products or distribution services, (ii) an eighteen (18) month period prohibiting the solicitation of the top ten independent marketing organizations of FGL and its subsidiaries for the purpose of providing investment advisory or insurance services or products or distribution services, (iii) an eighteen (18) month period prohibiting the solicitation or hiring of any employee, director or officer of FGL and its subsidiaries with whom he had any personal interaction during his employment, and (iv) a 6-month period prohibiting him from directly, indirectly or participating in a "competing business" (as defined in Mr. Phelps' employment agreement).

        Other Current Executive Officers.    Following the termination of employment of Messrs. Krishnan, Marhoun, Currier, or Castillo or Mss. Young or Wasgatt, the executive officer will be subject to certain restrictive covenants including (i) an eighteen (18) month period prohibiting the solicitation of clients of FGL and its subsidiaries and prohibiting the solicitation or hiring of any employee, director or officer of FGL and its subsidiaries with whom the executive officer had any personal interaction during his or her employment, and (ii) a 6-month period prohibiting him from directly, indirectly or participating in a "competing business" (as defined in the applicable stock option agreement or employment agreement).

        Wiltse.    Following Mr. Wiltse's termination of employment, Mr. Wiltse will be subject to certain restrictive covenants including a twelve (12) month period prohibiting the solicitation of clients of FGL and its subsidiaries and prohibiting the solicitation or hiring of any employee, director or officer of FGL and its subsidiaries with whom he had any personal interaction during his employment.

Indemnification and Insurance

        The merger agreement provides that, from and after the first effective time, the surviving company or the final surviving company, as applicable, will and FNF will cause the surviving company or the final surviving company, as applicable, to indemnify and hold harmless, and advance out-of-pocket expenses with respect to, to the fullest extent permitted by CICL or provided under the FGL's memorandum in effect on the date of the merger agreement all past and present directors and officers of FGL and its subsidiaries for acts or omissions occurring at or prior to the first effective time. FGL will guarantee such performance by the surviving company or the financial surviving company, as applicable.

        In addition, for a period of 6 years after the first effective time, FNF and the surviving company, or the final surviving company, as applicable, will maintain directors' and officers', fiduciary and employment practices liability insurance covering acts or omissions occurring at or prior to the first effective time with respect to those persons who are currently (and any additional individuals who prior to the effective time become) covered by FGL's directors' and officers', fiduciary and employment practices liability insurance policies with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under FGL's current insurance coverage; provided however, that in no event will FNF or the surviving company or the final surviving company be required to expend in any one year an amount in excess of the maximum premium specified by the merger agreement; and provided further, that if the annual premiums for such insurance coverage exceed the maximum premium, FNF and the surviving company or the final surviving company, as applicable, will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the maximum premium. In lieu of the foregoing insurance coverage, FGL may purchase, prior to the first effective time, a 6-year "tail" insurance policy that provides coverage identical in all material respects to the coverage described above; provided that FGL does not pay more than the maximum premium described above.

Arrangements with FNF

        Prior to the effective time, FNF may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of FGL's executive officers regarding compensation and benefits and may enter into definitive agreements with certain of FGL's executive officers regarding employment with FNF, in each case taking effect at or following the effective time.

        In addition, at the closing, the employment agreements with Messrs. Blunt, Fleurant and Bayer will be assigned to F II Corp. Each of Messrs. Blunt, Fleurant and Bayer has agreed with FNF and FGL that his "good reason" right has not been triggered as a result of the closing of the transactions contemplated by the merger agreement as well.

Quantification of Potential Payments and Benefits to FGL's Named Executive Officers in Connection with the Mergers

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of FGL that is based on, or otherwise relates to, the contemplated merger transactions. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption "—Interests of FGL's Directors and Executive Officers in the Mergers" above.

        The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the completion of the merger transactions. For purposes of calculating such amounts, the following assumptions were used:

  •
  The relevant price per share of FGL common stock is $12.10, which is the average closing price per share of FGL common stock as reported on the New York Stock Exchange over the first five business days following the first public announcement of the mergers on February 7, 2020;

  •
  The effective time is June 30, 2020, which is the assumed date of the closing of the mergers solely for purposes of the disclosure in this section;

  •
  Each named executive officer of FGL experiences a qualifying termination of employment (i.e., a termination of employment without "cause" or for "good reason" as such terms are defined in the relevant plans and agreements) immediately following the assumed effective time of June 30, 2020; and

  •
  No named executive officer receives any additional equity grants or other awards on or prior to the effective time.

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Christopher O. Blunt	2,800,000	7,925,058	1,565	10,726,623
John T. Fleurant	1,498,634	2,804,333	14,000	4,316,967
Rajesh Krishnan	1,074,044	2,576,337	17,000	3,667,381
Bonnie Wasgatt	785,792	756,652	16,000	1,558,444
Rubin A. Castillo	639,699	531,024	17,000	1,187,723
Dennis R. Vigneau(1)	—	—	—	—

(1)
Mr. Vigneau resigned from employment on December 31, 2019. He is no longer eligible for additional severance benefits pursuant to his employment agreement or under the Severance Plan.

(2)
The amounts in this column represent the estimated cash payments set forth below. The amounts shown in the table below under the "Transaction Bonus" column are "single trigger" and are payable at the closing of the mergers, and the amounts shown in the table below under the other columns are "double-trigger" and will not be payable unless within twelve months following the closing of the mergers the named executive officer's employment is terminated either by the employer without cause or by the named executive officer for good reason or if the named executive officer's position is eliminated and he or she is not offered comparable employment. For further details regarding severance in connection with the mergers, see "—Interests of FGL's Directors and Executive Officers in the Mergers—Potential Severance Payments Upon a Qualifying Termination On or Following the Effective Time."

Name	Base Salary Severance ($)(a)	Annual Target Bonus ($)(b)	Prorated Annual Target Bonus ($)(c)	Transaction Bonus ($)(d)
Christopher O. Blunt	2,400,000	—	—	400,000
John T. Fleurant	500,000	500,000	248,634	250,000
Rajesh Krishnan	350,000	350,000	174,044	200,000
Bonnie Wasgatt	335,000	167,500	83,292	200,000
Rubin A. Castillo	275,000	110,000	54,699	200,000

  (a)
  For Mr. Blunt, the amount in this column represents a cash severance amount equal to three (3) times Mr. Blunt's annual base salary. For the other named executive officers, the amounts in this column represent a cash severance amount equal to 52 weeks of the named executive officer's base salary.

  (b)
  For the named executive officers, other than Mr. Blunt, the amount in this column represents the target annual bonus for the year in which the closing occurs.

  (c)
  For the named executive officers, other than Mr. Blunt, the amounts in this column represent a pro-rated target annual bonus for the year in which the closing occurs.

  (d)
  The amounts in this column represent the transaction bonus that is payable upon the closing.
(3)
The amounts in this column set forth the aggregate value that the named executive officers can expect to receive at the effective time in relation to the unvested FGL stock option awards held by the named executive officers as of March 17, 2020, based on (i) the stock price achievement of $12.50 for stock price performance goals, and (ii) the achievement of performance objectives other than the stock price performance goals. A portion of the value attributed to the unvested FGL stock option awards, as shown below, is "single trigger" because each named executive officer will be credited as though such named executive officer had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of the FGL stock option award and the date on which the first effective time occurs, resulting in accelerated vesting of certain unvested FGL stock option awards. The remainder of the unvested FGL stock option awards and the value attributed to such option awards are "double trigger" because such unvested awards will vest upon a qualifying termination of employment within 2 years following the closing date. For further details regarding the treatment of FGL

  Holdings equity-based awards in connection with the mergers, see "—Interests of FGL's Directors and Executive Officers in the Mergers—Treatment of Outstanding FGL Stock Option Awards."

	Unvested Stock Options
Name	Number (#)	Single Trigger Value ($)	Double Trigger Value ($)	Aggregate Value ($)
Christopher O. Blunt	2,288,086	3,919,586	4,005,472	7,925,058
John T. Fleurant	1,283,333	—	2,804,333	2,804,333
Rajesh Krishnan	1,079,560	858,773	1,717,564	2,576,337
Bonnie Wasgatt	317,253	252,216	504,436	756,652
Rubin A. Castillo	222,474	177,004	354,020	531,024
(4)
The amounts in this column represent the aggregate COBRA subsidy for continued health care coverage for a period of 18 months for Mr. Blunt and 52 weeks for the other named executive officers, in each case, following the date of termination. Mr. Blunt does not currently participate in FGL's medical plan but he participates in FGL's dental and vision plans. The amounts shown in this column are "double-trigger" and will not be payable unless within twelve months following the closing of the mergers the named executive officer's employment is terminated either by the employer without cause or by the named executive officer for good reason or if the named executive officer's position is eliminated and he or she is not offered comparable employment. For further details regarding these benefits in connection with the merger transactions, see "—Interests of FGL's Directors and Executive Officers in the Mergers—Potential Severance Payments Upon a Qualifying Termination On or Following the Effective Time".

(5)
The total amounts do not reflect any reductions to "parachute payments" as defined by Code Section 280G in order to avoid any applicable excise tax. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Directors' Interests Disclosed in the First Plan of Merger

        The following additional interests of the members of the board of directors of FGL were disclosed in the first plan of merger attached to this proxy statement as Annex B.

  •
  In consideration of a member of the board of directors of the surviving company serving on the FGL special committee (other than Chinh Chu), each participating member of the FGL special committee (other than Chinh Chu) will be entitled to receive from the surviving company, without regard to whether the first merger is consummated, (a) a one-time fee of $100,000 and (b) reimbursement for out-of-pocket expenses in connection with his service on the FGL special committee;

  •
  In consideration of Chinh Chu serving as chairman of the FGL special committee, Chinh Chu will be entitled to receive from the surviving company, without regard to whether the first merger is consummated, (a) a one-time fee of $120,000 and (b) reimbursement for out-of-pocket expenses in connection with his service on the FGL special committee;

  •
  Each member of the board of directors of the surviving company will be entitled to receive the merger consideration into which each share that is owned by such member of the board of directors of the surviving company immediately prior to the first effective time have been converted;

  •
  Each member of the board of directors of the surviving company will be indemnified, defended and held harmless for acts or omissions occurring at or prior to the first effective time to the fullest extent permitted by the CICL or provided under the amended and restated memorandum and articles of association of FGL in effect on the effective date of the first plan of merger;

  •
  CC Capital Partners, LLC (an entity controlled by Chinh Chu) shall receive (a) a work management fee equal to $3.75 million for services provided in connection with the transaction, a portion of which is contingent on closing, and (b) reimbursement for out-of-pocket expenses in connection with its performance of such services; and

  •
  In connection with Blackstone ISG-I Advisors L.L.C.'s ("BIS") activities as investment advisor in respect of the general account assets of the surviving company and certain of its subsidiaries, MVB Management, LLC, an entity owned by affiliates of Chinh Chu and William Foley ("MVB Management"), shall receive fees from BIS pursuant to a Participation Fee Agreement and related side letter agreements with BIS and FNF. MVB Management will receive a direct benefit from the Participation Fee Agreement and related side letter agreements with BIS and FNF, and will receive an indirect benefit as a result of the amendment and restatement of the Omnibus Investment Management Agreement Termination Side Letter (as defined herein) which, among other things, will extend the initial term of such agreement through the fifth anniversary of the closing and provide that certain future investment assets acquired by the surviving company and its affiliates will be placed under management by BIS and be subject to similar fee arrangements.

Material U.S. Federal Income Tax Consequences of the Mergers

        The following discussion is a summary of the anticipated U.S. federal income tax consequences of the mergers to U.S. Holders (as defined below) of FGL ordinary shares that hold those shares as capital assets (generally, for investment purposes). This discussion is based on the Code, applicable Treasury Regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of FGL ordinary shares that is, for U.S. federal income tax purposes, (i) an individual that is either a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation) that is created or organized in or under the laws of the United States, or any State thereof, or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorised to control all substantial decisions of the trust, or that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

        This discussion does not apply to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, regulated investment companies, banks, thrifts and other financial institutions, tax-exempt entities, persons liable for alternative minimum tax, persons that own or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of all of our ordinary shares and preferred shares, persons that hold an interest in an entity that holds FGL ordinary shares or FGL preferred shares or will hold FNF common stock, persons that hold FGL ordinary shares or will hold FNF common stock as part of a hedging, integration, conversion or constructive sale transaction or a straddle or other integrated transaction, persons that acquired their FNF ordinary shares through the exercise of an employee stock option or otherwise as compensation, U.S. expatriates or persons whose functional currency is not the U.S. dollar.

        This discussion does not address U.S. Holders who exercise and perfect their appraisal rights. In addition, it does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances. Furthermore, it does not address any aspect of non-U.S., state, local or estate or gift taxation or the 3.8% Medicare tax imposed on certain net investment income. Each holder should consult its own tax advisor as to the U.S. federal, state, local, non-U.S. and any other tax consequences of the mergers.

        If a partnership or other pass-through entity or arrangement holds FGL ordinary shares, the U.S. federal income tax treatment of a partner, beneficiary or other stakeholder in such partnership or other pass-through entity or arrangement will generally depend on the status of that person and activities of that person and the partnership or other pass-through entity or arrangement. A partnership or other pass-through entity or arrangement holding FNF ordinary shares, and a partner, beneficiary or other stakeholder in such partnership or other pass-through entity or arrangement should consult its own tax advisor with regard to the U.S. federal income tax treatment of the mergers.

        We strongly urge each FGL ordinary shareholder to consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the mergers.

Qualification of the Mergers as a Reorganization

        For U.S. federal income tax purposes, the mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and completion of the mergers is conditioned on, among other things, the receipt by FGL of a tax opinion from Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

        The tax opinion that is a condition to the completion of the mergers will be based on certain factual representations made by each of FGL and FNF contained in officers' certificates to be delivered at closing. These factual representations include, among other things, a representation that the continuity of interest test, which is one of the requirements for a transaction to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, will be satisfied. If any of these representations cannot be made as of closing, for example, if the total consideration to be paid to FGL ordinary shareholders exercising dissenters' rights is significant, or if there is a change in applicable law, FGL may not be able to obtain the required tax opinion. Notwithstanding that the tax opinion is a condition to the completion of the mergers, it is possible that FGL would waive this condition and allow the completion of the mergers to proceed without a tax opinion. Whether or not a tax opinion is delivered in connection with the mergers, it is possible that the mergers, taken together, would not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, in which case the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration.

        Even if the tax opinion is obtained, because neither FGL nor FNF intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers, there can be no assurance that the IRS will not challenge the treatment of the mergers, taken together, as a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Tax Considerations if the Mergers Qualify as a Reorganization

        The precise tax consequences to a U.S. Holder of the receipt of the merger consideration if the mergers, taken together, constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code will depend on the mix of consideration received by such U.S. Holder, as discussed under the headings below.

  Tax Considerations for U.S. Holders that Receive Solely FNF Common Stock

        Subject to the PFIC rules discussed below, a U.S. Holder who receives only shares of FNF common stock in the mergers will not recognize any gain or loss as a result of the mergers, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FNF common stock. The U.S. Holder will recognize gain or loss on any cash received in lieu of a fractional share of FNF common stock equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder's adjusted tax basis of the shares of FGL ordinary shares surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if such U.S. Holder's holding period in the FGL ordinary shares is more than one year as of the closing date of the mergers. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced rates. The deductibility of capital losses is subject to limitations.

        Subject to the PFIC rules discussed below, the U.S. Holder will have an adjusted tax basis in the FNF common stock received in the mergers, including any fractional share for which cash is received, equal to the adjusted tax basis of the FGL ordinary share surrendered by that U.S. Holder in the mergers. The holding period for FNF common stock received in the mergers will include the holding period for the FGL ordinary shares surrendered therefor.

  Tax Considerations for U.S. Holders that Receive both FNF Common Stock and Cash

        Subject to the PFIC rules discussed below, a U.S. Holder who receives both FNF common stock and cash in the mergers will not recognize any loss on the exchange, and will recognize gain with respect to the holder's FGL ordinary shares, generally determined on a per share basis, in an amount equal to the lesser of (i) any gain realized with respect to an FGL ordinary share and (ii) the amount of any cash received with respect to such share. The gain realized with respect to an FGL ordinary share will be equal to the excess of the sum of the amount of cash so received with respect to such share and the fair market value on the closing date of the mergers of the shares of FNF common stock received with respect to such share over the U.S. Holder's adjusted tax basis for such FGL ordinary share.

        Treasury Regulations generally provide that, when a U.S. Holder receives both stock and cash or other property in a reorganization, a pro rata portion of the cash and other property received shall be treated as received in exchange for each share surrendered, based on the fair market value of such surrendered share, unless the terms of the exchange provide otherwise and are economically reasonable. The merger agreement generally provides that, unless a shareholder's election form provides otherwise, the FGL ordinary shares surrendered by a shareholder in exchange for such cash will be deemed to be: (A) first, of those FGL ordinary shares held by such shareholder for more than one year before the mergers, if any, those FGL ordinary shares with the highest U.S. federal income tax basis, in descending order until such FGL ordinary shares are exhausted or the cash payable to such shareholder is fully paid, then (B) of all the shareholder's remaining FGL ordinary shares, if any, those FGL ordinary shares with the highest U.S. federal income tax basis, in descending order until the cash payable to such shareholder is fully paid. U.S. Holders are urged to consult their own tax advisors as to the impact of the above allocation provisions to them.

        Subject to the PFIC rules discussed below and the potential application of Section 1248 of the Code discussed below, any gain recognized with respect to FGL ordinary shares as a consequence of participating in the mergers will generally be capital gain, and generally will be long-term capital gain if the shares have been held for more than one year on the closing date of the mergers. It is possible, however, that a U.S. Holder would instead be required to treat all or part of such gain as dividend income, if the U.S. Holder's percentage ownership in FNF (including shares that the U.S. Holder is deemed to own under certain attribution rules) after the mergers is not meaningfully reduced from what the U.S. Holder's percentage ownership would have been if the U.S. Holder had received solely shares of FNF common stock rather than a combination of cash and FNF common stock in the mergers. If a U.S. Holder has a relatively minimal stock interest in FGL and FNF, the U.S. Holder generally should be regarded as having suffered a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder's proportionate interest will constitute a "meaningful reduction" in a transaction in which a stockholder held less than 1% of the shares of a corporation and did not have management control over the corporation. U.S. Holders should consult their own tax advisor as to whether their receipt of cash in the mergers will be treated as capital gain or dividend income under the Code.

        A U.S. Holder who receives FNF common stock will have an adjusted tax basis in the FNF common stock received in the mergers equal to the adjusted tax basis of the FGL ordinary shares surrendered, increased by the amount of gain, if any, recognized, including any portion of the gain that is treated as a dividend, and decreased by the amount of cash received. The holding period for shares of FNF common stock received in exchange for FGL ordinary shares in the mergers will include the holding period for the FGL ordinary shares surrendered in the mergers. In the case of a U.S. Holder who holds FGL ordinary shares with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of FGL ordinary shares, subject to the allocation rules discussed above with respect to the receipt of cash or other property.

  Tax Considerations for U.S. Holders that Receive Solely Cash

        A U.S. Holder who receives only cash in the mergers will generally recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the FGL ordinary shares surrendered in the exchange. Subject to the PFIC rules discussed below and the potential application of Section 1248 of the Code discussed below, it is anticipated that most U.S. Holders will be required to treat any recognized gain as capital gain, as described above. However, it is possible that a U.S. Holder would instead be required to treat all or part of the cash received in the mergers as dividend income, as described above. U.S. Holders should consult their own tax advisors as to whether their receipt of cash in the mergers will be treated as capital gain or dividend income under the Code.

Tax Considerations if the Mergers Do Not Qualify as a Reorganization

        If the mergers, taken together, fail to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, then, instead, the first merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the merger consideration. In that case, a U.S. Holder would recognize gain or loss upon the exchange of FGL ordinary shares for the merger consideration equal to the difference between (i) the sum of the amount of any cash and the fair market value, at the time of the merger, of any FNF common stock received in the first merger (including any cash received in lieu of a fractional share) and (ii) such U.S. Holder's tax basis in the FGL ordinary shares surrendered in the merger. Subject to the PFIC rules discussed below and the potential application of Section 1248 of the Code discussed below, such gain or loss would be long-term capital gain or loss if the FGL ordinary shares were held for more than one year at the time of the merger. In such event, the tax basis of any FNF common stock received in the first merger would equal its fair market value at the time of the first merger and the holding period of such FNF common stock would commence the day after the first merger. FGL ordinary shareholders are urged to consult their own tax advisors regarding the possibility of the mergers, taken together, failing to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code and the tax consequences of such event.

Passive Foreign Investment Company Rules

  PFIC Status of FGL

        A foreign corporation will be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Income derived in the active conduct of an insurance business by a qualifying insurance company, however, is not treated as passive income.

        Taking into account the anticipated ratio of passive and non-passive income and assets of our subsidiaries, while not free from doubt, we do not believe that we were a PFIC for the taxable year ending December 31, 2019, and do not currently believe that we will be classified as a PFIC for the 2020 taxable year. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year.

        Notwithstanding our belief as to FGL's current PFIC status, FGL may have constituted a PFIC in one or more prior taxable years. In addition, there can be no assurance that the IRS would agree with our determination of our PFIC status for any taxable year.

        The determination as to whether we are a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. The PFIC rules as they relate to insurance companies were amended by the Tax Cuts and Jobs Act and are subject to proposed Treasury Regulations, and there is considerable uncertainty regarding how certain aspects of the new rules will ultimately be interpreted. As a result of these uncertainties in the application of the PFIC rules to us and our subsidiaries, there can be no assurance that the IRS will not assert that we are a PFIC for any taxable year or that a court will not sustain such an assertion.

        We urge U.S. Holders to read the risk factor entitled "We may be a PFIC, which could result in adverse United States federal income tax consequences for our shareholders" included in FGL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and to consult their own tax advisors regarding the possible classification of FGL as a PFIC.

  Consequences if FGL is or was a PFIC

        The Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect with respect to this Code provision. Proposed Treasury Regulations, however, have been promulgated with a retroactive effective date that would apply to the mergers. If the proposed Treasury Regulations are finalized in their current form and, if FGL was a PFIC for any taxable year during which a U.S. Holder owned FGL ordinary shares, such U.S. Holder, unless certain elections had been timely made, would be required to recognize any gain, but not loss, on the disposition of FGL ordinary shares in the mergers. In addition, any gain recognized on the exchange of FGL ordinary shares for the merger consideration may be subject to higher rates of tax and a deemed interest charge. It is not possible at this time to determine whether, in what form, and with what effective date final Treasury Regulations with respect to this Code provision will be adopted.

        Notwithstanding whether the proposed Treasury Regulations are adopted above, if the mergers, taken together, fail to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, and if FGL was a PFIC for any taxable year during which a U.S. Holder owned FGL ordinary shares, any gain recognized by such U.S. Holder on the exchange of FGL ordinary shares for the merger consideration may be subject to higher rates of tax and a deemed interest charge, unless such U.S. Holder had timely made certain elections.

        The PFIC rules are complex and subject to numerous uncertainties. U.S. Holders should consult their own tax advisors regarding the potential U.S. federal income tax consequences to them if FGL is or was classified as a PFIC, including the availability and advisability of any elections that the taxpayer may make and the impact of any elections that such U.S. Holder may already have in effect.

Application of Section 1248 of the Code

        Section 1248 of the Code generally treats a U.S. Holder's gain from the sale or exchange of shares in a foreign corporation as a dividend to the extent of the foreign corporation's earnings and profits attributable to such shares during the period that the U.S. Holder held the shares (with certain adjustments) but only if the U.S. Holder owned, directly or indirectly through non-U.S. persons, or was considered to own under applicable constructive ownership rules of the Code, 10% or more of the total combined voting power of all the FGL ordinary shares and FGL preferred shares at any time during the five-year period ending on the date of disposition when the non-U.S. corporation was a controlled foreign corporation (a "CFC").

        In general, a foreign insurance company is treated as a CFC if "United States shareholders" collectively own (directly, indirectly or constructively) more than 25% of the total combined voting power or total value of its stock. The constructive ownership rules applicable for these purposes are complex, and may result in a person, such as a partnership, constructively owning shares directly, indirectly or constructively owned by its members. For purposes of the CFC rules generally, any U.S. person who owns, directly or indirectly through non-U.S. persons, or is considered to own under applicable constructive ownership rules of the Code, 10% or more of either the total combined voting power or total combined value of all the FGL ordinary shares and FGL preferred shares will be considered to be a "United States shareholder."

        Furthermore, a "United States shareholder" may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

        Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a foreign corporation by a shareholder if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the selling shareholder is a "United States shareholder." Existing Treasury Regulations do not address whether Section 1248 of the Code and the requirement to file IRS Form 5471 would apply if the foreign corporation is not a CFC but the foreign corporation has a subsidiary that would be taxed as an insurance company if it were a domestic corporation and that is a CFC by reason of Section 953(c)(7).

        Although existing Treasury Regulations do not address the question, under proposed Treasury Regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. Thus, Section 1248 of the Code is not expected to apply to less than 10% U.S. Holders of FGL with respect to the mergers because FGL is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not take the position that Section 1248 will apply to the mergers.

Accounting Treatment of the Mergers

        The mergers will be accounted for using the acquisition method of accounting. FNF will allocate the purchase price to the fair value of FGL's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Regulatory Approvals

        Each of FNF and FGL has agreed to use its reasonable best efforts to take any and all actions necessary to consummate the mergers and avoid each and every impediment under any applicable law that may be asserted, or order that may be entered, by any governmental authority with respect to the merger agreement, the mergers or any other transaction contemplated thereby.

        Notwithstanding such general obligation, FNF is not required to (a) agree to any term or condition or take any action that would impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the closing, any assets or businesses that are material to (i) FNF and its subsidiaries, taken as a whole, or (ii) FGL and its subsidiaries, taken as a whole, (b) impair, in any material respect, the ability of FNF, FGL or any of their respective subsidiaries to continue to conduct their respective businesses following the closing substantially in the manner conducted in the 12-month period prior to February 7, 2020 or (c) impose any other obligation on FNF, FGL or any of their respective affiliates if, in the case of the foregoing clause (c), such imposition would reasonably be expected to result in (i) a material adverse effect on the financial condition or results of operations of FNF and its affiliates, taken as a whole, or (ii) a material adverse effect on the financial condition or results of operations of the FGL and its subsidiaries, taken as a whole.

        U.S. Antitrust Clearance.    Under the HSR Act and the rules promulgated thereunder by the FTC, the mergers may not be consummated until HSR notification forms have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied. FGL and FNF filed the requisite HSR Act notification forms on March 2, 2020 and early termination of the waiting period was granted effective March 13, 2020. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the mergers on antitrust grounds.

        Other Requisite U.S. State Approvals, Notices and Consents.    Notices to and/or approvals or non-disapprovals must be submitted to various insurance regulators in connection with the mergers, including (i) the Iowa Insurance Division, (ii) the New York State Department of Financial Services, and (iii) certain other state regulatory authorities. FNF and FGL have filed the applications and notifications required to obtain these necessary approvals or non-disapprovals.

        Other Requisite Non-U.S. Insurance Approvals, Notices and Consents.    Completion of the mergers is further subject to notification or receipt of certain financial regulatory approvals, including notification, clearance and/or approval in Bermuda and the Cayman Islands. On March 3, 2020, the Cayman Islands Monetary Authority indicated to the parties that no prior approval for the proposed transaction was required, and on March 26, 2020, the Bermuda Monetary Authority issued its acknowledgement and approval for the proposed transaction to the parties.

        Timing.    There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, FNF's and FGL's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

Listing of FNF Common Stock Issued in the Mergers; De-Listing and Deregistration of FGL Ordinary Shares after the Mergers

        It is a condition to the completion of the mergers that the shares of FNF common stock to be issued to FGL shareholders pursuant to the mergers be approved for listing on the NYSE, subject to official notice of issuance, at the effective time. Upon completion of the mergers, FGL ordinary shares currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Dissenters' Rights in Connection With the Mergers

        The following is a summary of the rights of the holders of record of FGL ordinary shares to dissent from the merger and receive payment of the fair value of their ordinary shares (the "dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the full text of Section 238 of the CICL, a copy of which is attached as Annex F to this proxy statement/prospectus. If you are contemplating the possibility of dissenting from the mergers and exercising your dissenters' rights, you should carefully review the text of Annex F, particularly the procedural steps required to exercise dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy and perfect the procedural requirements of the CICL, you will lose your dissenters' rights.

        A FGL shareholder is entitled to payment of the fair value of his, her or its ordinary shares upon dissenting from the mergers; provided that such shareholder follows the procedures summarized below:

  •
  you must give a written notice of objection (a "Written Objection") to FGL prior to a vote to authorise the merger agreement, the plans of merger, the mergers and the transactions contemplated by the merger agreement and the plans of merger. The Written Objection must include a statement that you propose to demand payment for your ordinary shares if the mergers are authorised by the resolution at the FGL extraordinary general meeting;

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  within 20 days immediately following the date on which the vote authorising the mergers is made, FGL must give written notice of the authorization (the "Approval Notice") to all shareholders who have served a Written Objection;

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  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the dissenting shareholder must give a written notice of his, her or its decision to dissent (a "Notice of Dissent") to FGL stating his, her or its name and address, the number and classes of ordinary shares with respect to which he, she or it dissents and a demand for payment of the fair value of such ordinary shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of his, her or its ordinary shares (and the right to participate in court proceedings to determine the fair value of his, her or its ordinary shares or the right to institute proceedings on the grounds that the merger is void or unlawful). A dissenting shareholder must dissent in respect of all the ordinary shares which he or she holds;

  •
  within 7 days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plans of merger are filed with the Registrar of Companies of the Cayman Islands, whichever is later, FGL must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase his, her or its ordinary shares at a price determined by FGL to be the fair value of such ordinary shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, FGL and the dissenting shareholder agree upon the price to be paid for his, her or its ordinary shares, FGL shall pay the shareholder the amount in money;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, FGL and the dissenting shareholder fail to agree on a price at which FGL will purchase the dissenting shareholder's ordinary shares, then, within 20 days immediately following the date of the expiry of such 30-day period, FGL must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the ordinary shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with FGL as to fair value, and the petition by FGL must be accompanied by a verified list containing the names and addresses of all shareholders who filed a Notice of Dissent and who have not agreed with FGL as to the fair value of their ordinary shares (the "Verified List"). A copy of the petition must be served on the other party. If the petition is filed by a dissenting shareholder, FGL must file the Verified List with the Grand Court within 10 days after the service of the petition; and

  •
  if a petition is timely filed and served, the Grand Court will determine the fair value of the ordinary shares held by the dissenting shareholders as it finds are involved (together with a fair rate of interest, if any) and the costs of the proceeding and the allocation of such costs upon the parties. Any dissenting shareholder whose name appears on the Verified List and who the Grand Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

        You must be a registered holder of ordinary shares in order to exercise your dissenters' rights. All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of shareholders of FGL. As noted above, a dissenting shareholder must dissent in respect of all the ordinary shares which he or she holds. If the ordinary shares are registered in the name of a person who holds them in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the ordinary shares are registered in the names of more than one person, such notices and petitions must be executed by or for all joint owners. An authorised agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES WHICH ARE REGISTERED IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, AND WHO WISHES TO EXERCISE DISSENTERS' RIGHTS DIRECTLY IN RESPECT OF SUCH SHARES, MUST ACT PROMPTLY TO CONTACT SUCH PERSON IN ORDER TO BECOME THE REGISTERED HOLDER OF SUCH SHARES, IN ORDER TO BE ABLE TO EXERCISE SUCH DISSENTERS' RIGHTS IN RESPECT OF SUCH SHARES.

        If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will receive the per ordinary share merger consideration of $12.50 in cash or 0.2558 shares of FNF common stock, without interest or any other payments, for each ordinary share you hold. You must send all notices to FGL Holdings, 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands.

        If you are considering dissenting, you should be aware that the fair value of your ordinary shares determined under Section 238 of the CICL could be more than, the same as, or less than the $12.50 in cash or 0.2558 shares of FNF common stock, without interest or any other payments, for each ordinary share that you would otherwise receive as consideration in the mergers. In addition, in any proceedings for determination of the fair value of ordinary shares covered by a Notice of Dissent, FGL intends to assert that the per ordinary share merger consideration of $12.50 in cash or 0.2558 shares of FNF common stock is equal to the fair value of each of your ordinary shares.

        The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the CICL, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

        The information in this section describing certain material aspects of Section 238 of the CICL is summary in nature, and is qualified in its entirety by reference to Annex F.

Litigation Related to the Mergers

        There is currently no litigation related to the mergers.

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. FNF and FGL encourage you to carefully read the merger agreement in its entirety before making any decisions regarding the mergers, including approval of the merger agreement proposal, as it is the legal document governing the mergers.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about FNF, FGL or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about FNF, FGL or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by FNF and FGL were qualified and subject to important limitations agreed to by FNF and FGL in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Mergers

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the CICL, at the first effective time, Merger Sub I, a Cayman Islands exempted company and newly formed subsidiary of FNF, will merge with and into FGL. Then, at the subsequent effective time, FGL will merge with and into Merger Sub II, a Cayman Islands exempted company and newly formed subsidiary of FNF. Following the subsequent effective time, the separate corporate existence of FGL will cease, and Merger Sub II will continue as the surviving entity as a direct wholly owned subsidiary of FNF.

Merger Consideration

        Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof) will be canceled and converted automatically into the right to receive (i) $12.50 in cash or (ii) 0.2558 shares of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement, described in further detail in the section "The Mergers—Procedures for Election—Proration Procedures."

        Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

        Subject to the terms and conditions of the merger agreement, at the first effective time, each FGL ordinary share owned by FNF, the Merger Subs or any other subsidiary thereof will be canceled and converted automatically into the right to receive the stock consideration.

        As described above, the merger consideration that each holder of FGL ordinary shares will receive will ultimately depend on several factors, including whether either the cash consideration or the stock consideration is oversubscribed (i.e., the choices that other holders of FGL ordinary shares have made with respect to what type of consideration they would like to receive pursuant to the merger agreement). These factors may not be known until after the FGL extraordinary general meeting. In addition, to the extent that FGL shareholders receive FNF common stock as consideration pursuant to the transactions contemplated by the merger agreement (whether by virtue of electing to receive stock consideration, or receiving stock consideration after making a cash election and the cash consideration is oversubscribed), because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of FNF common stock will fluctuate during the pendency of the transactions, FGL shareholders cannot be sure of the value of the merger consideration they elect to receive relative to the value of the FGL ordinary shares that they are exchanging. For example, for FGL ordinary shareholders receiving FNF common stock as part of the merger consideration, decreases in the market value of FNF common stock will negatively affect the value of the stock consideration that they receive, and increases in the market value of FGL ordinary shares may mean that the merger consideration that they receive will be worth less than the market value of the FGL ordinary shares such shareholders are exchanging. See "Risk Factors—Risk Factors Relating to the Mergers—Because the exchange ratio is fixed and because the market price of FNF common stock and FGL ordinary shares will fluctuate, FGL ordinary shareholders receiving FNF common stock as part of the merger consideration cannot be sure of the market value of such merger consideration relative to the value of their FGL ordinary shares that they are exchanging." FGL shareholders are urged to obtain current market quotations for FNF common stock when they make their elections. FNF common stock is traded on the NYSE under the trading symbol "FNF."

        With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each FGL shareholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to such shareholder's proportionate interest in the net proceeds from the sale by the exchange agent of such fractional shares of such FNF common stock, rounded to the nearest penny, without interest on the NYSE as promptly as practicable after the first effective time.

        Neither FNF nor FGL is making any recommendation as to whether FGL shareholders should make a cash election, stock election or no election in the transactions contemplated by the merger agreement. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the allocation and proration procedures and other limitations described in this proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive. The tax consequences of the mergers to a particular shareholder will depend on whether such shareholder elects to receive common stock, cash or a mix of common stock and cash, on whether such shareholder's election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within FGL's and FNF's control. Tax matters are very complicated, and the tax consequences of the mergers to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information related to tax consequences, see the section entitled "Summary—Material U.S. Federal Income Tax Consequences of the Mergers."

Adjustments to Prevent Dilution

        The merger consideration will be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities of a subsidiary of FNF or FGL or of securities convertible into FNF common stock or FGL ordinary shares), capitalization, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to FNF common stock or FGL ordinary with a record date occurring on or after the date hereof and prior to the first effective time.

Effective Time; Closing

        Unless the parties otherwise agree, the closing of the mergers will take place as soon as possible, but in any event no later than 2 business days after the date the closing conditions to the mergers (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions.

        The merger of Merger Sub I with and into FGL, with FGL surviving such merger as a wholly owned subsidiary of FNF, will become effective at such time as the plans of merger and other documents required under the CICL to effect such merger are duly filed with the Registrar of Companies of the Cayman Islands. The merger of Merger Sub II with and into FGL, with Merger Sub II surviving such merger as a wholly owned subsidiary of FNF, will become effective at such time as the plans of merger and other documents required under the CICL to effect such merger are duly filed with the Registrar of Companies of the Cayman Islands.

Dissenters' Rights in Connection With the Mergers

        Under the CICL, FGL shareholders have dissenters' rights in connection with the mergers. Failure to strictly comply with the procedures and requirements of Section 238 of the CICL may result in termination or waiver of such shareholder's dissenters' rights. Due to the complexity of Cayman Islands law relating to dissenters' rights, if any FGL shareholder is considering exercise of his or her dissenters' rights, such shareholder is encouraged to seek the advice of his or her own legal counsel. A summary of the procedures and requirements under Cayman Islands law to exercise dissenters' rights is included in the section entitled "The Mergers—Dissenters' Rights in Connection With the Mergers" and the text of Section 238 of the CICL is included as Annex F to this proxy statement/prospectus.

Election and Exchange Procedures

        You will receive under separate cover a form of election in a separate mailing no less than 20 business days prior to the anticipated election deadline, which will be publicly announced by FNF and FGL at least 5 business days prior to the anticipated closing date. You should carefully review and follow the instructions accompanying that form of election. You will make your cash election or stock election by properly completing, signing and submitting the form of election to Continental Stock Transfer & Trust Company, the entity expected to serve as exchange agent in connection with the mergers no later than 5:00 p.m. (Eastern Time) on the business day that is 3 business days prior to the closing date. Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the cash consideration or the stock consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement.

        For holders of certificated FGL ordinary shares, you will be paid the merger consideration as promptly as practicable after the first effective time and after receipt by the exchange agent of your stock certificates, a duly executed letter of transmittal and any additional documents required by the procedures set forth in the form of election or the letter of transmittal. With respect to stock consideration to be issued pursuant to the merger agreement, FNF will not issue fractional shares of FNF common stock. Instead, each FGL shareholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the mergers equal to such shareholder's proportionate interest in the net proceeds from the sale by the exchange agent of such fractional shares of such FNF common stock, rounded to the nearest penny, without interest, on the NYSE as promptly as practicable after the first effective time.

Representations and Warranties

        The merger agreement contains customary representations and warranties of FNF, Merger Sub I, Merger Sub II and FGL, including representations and warranties relating to, among other things:

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  organization and good standing;

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  due authorization, execution, delivery and enforceability of the merger agreement;

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  capitalization;

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  ownership of subsidiaries;

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  absence of conflicts with the parties' organizational documents, applicable laws and contracts;

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  absence of pending or, to the knowledge of the respective parties, overtly threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;

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  accuracy of information supplied by each of FNF and FGL in connection with this proxy statement/prospectus;

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  compliance with laws;

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  documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

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  compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;

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  matters related to insurance subsidiaries;

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  matters related to the statutory statements and examination reports by any governmental authority;

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  matters related to insurance business and regulation;

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  the absence of related party transactions since December 31, 2018;

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  matters relating to brokers and finders' fees;

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  filing of tax returns, payment of taxes and other tax matters; and

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  employee benefit plans and matters relating to ERISA.

In addition, the merger agreement contains the following representations and warranties of FGL:

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  matters related to reinsurance;

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  matters related to investment assets;

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  ownership and use of real property;

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  labor and other employment matters;

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  ownership and use of intellectual property;

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  the receipt of an opinion from Houlihan Lokey;

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  compliance with environmental laws and regulations;

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  cybersecurity, including (i) a representation that FGL and each of its subsidiaries have, since November 30, 2017, taken reasonable steps to protect (A) the confidentiality, integrity, availability and security of its software, systems and websites that are involved in the collection and/or processing of personal data, in the conduct of the business as currently conducted and (B) personal data, in the possession and/or control of FGL or such subsidiary of FGL from unauthorised use, access, disclosure and modification and (ii) a representation that FGL and each of its subsidiaries have not experienced any material failures, crashes, security breaches, unauthorised access to or use of the information technology equipment, software or systems operated by FGL or, to the knowledge of FGL, used by FGL, nor material unauthorised use or disclosure of personal data on such equipment or systems, that would require notification to law enforcement or any governmental authority, any remedial action under any applicable data protection laws, policies or contracts, or that have caused any substantial disruption of or interruption in the use of its software, equipment or systems;

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  absence of any changes or events that has had a Company Material Adverse Effect since December 31, 2018 and conduct of business in the ordinary course in all material respects since December 31, 2018;

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  material contracts; and

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  FGL special committee approval of the merger agreement and the mergers, including the determination that the mergers are advisable and that the terms are in the best interests of FGL, as well as a resolution to recommend that the FGL shareholders approve the merger agreement and the mergers.

        The merger agreement also contains the following customary representations and warranties of FNF, Merger Sub I and Merger Sub II:

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  the existence of sufficient funds to consummate the mergers;

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  formation of Merger Sub I and Merger Sub II solely for the purpose of the transactions contemplated in the merger agreement;

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  matters related to financial capacity;

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  matters related to interim operations of the Merger Subs;

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  matters related to required votes and approvals; and

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  absence of any changes or events that has had a Parent Material Adverse Effect since December 31, 2018 and conduct of business in the ordinary course in all material respects since December 31, 2018.

        Certain of the representations and warranties in the merger agreement are qualified as to "Material Adverse," "Company Material Adverse Effect" or "Parent Material Adverse Effect."

        The merger agreement provides that a "Company Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of FGL and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

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  any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions, except to the extent that such change, event or effect is disproportionately adverse to FGL and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FGL and its subsidiaries operate;

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  any failure by FGL to meet any published analyst estimates or expectations of FGL's revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by FGL to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the FGL ordinary shares, in and of itself (but not the underlying cause thereof);

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  any change, event, effect or circumstance arising out of the announcement of the merger agreement and the transactions contemplated by the merger agreement or the pendency of the mergers or the identity of the parties to the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third-party administrators, policyholders, partners or employees of FGL and its subsidiaries;

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  any actions taken or omitted to be taken in connection with the merger agreement to obtain any consent, approval, authorization or waiver under applicable law in connection with the mergers and the other transactions contemplated by the merger agreement;

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  any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, except to the extent that such change, event or effect is disproportionately adverse to FGL and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FGL and its subsidiaries operate;

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  the entering into and performance of the merger agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by FGL at the request or with the prior consent of FNF;

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  the effects of any breach, violation or non-performance of any provision of the merger agreement by FNF or any of their affiliates;

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  changes in or adoption of any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), except to the extent that such change, event or effect is disproportionately adverse to FGL and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FGL and its subsidiaries operate;

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  any pending, initiated or threatened action against FGL, any of its affiliates or any of their respective directors or officers arising out of the merger agreement or the transactions contemplated by the merger agreement;

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  changes in the value of the investment assets;

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  any change or development in the credit, financial strength or other rating of FGL, any of its subsidiaries or its outstanding debt (but not the underlying cause thereof); or

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  any item set forth in the Company Disclosure Letter (as defined in the merger agreement).

        The merger agreement also provides that a "Parent Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of FNF and its subsidiaries, taken as a whole; provided however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:

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  any change, event, effect or circumstance that results from changes affecting the industries in which FNF and its subsidiaries operate, or the United States economy, or from changes affecting worldwide economic or capital market conditions, except to the extent that such change, event or effect is disproportionately adverse to FNF and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FNF and its subsidiaries operate;

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  any failure by FNF to meet any published analyst estimates or expectations of FNF's revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by FNF to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the shares of FNF common stock, in and of itself (but not the underlying cause thereof);

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  any change, event, effect or circumstance arising out of the announcement of the merger agreement and the transactions contemplated hereby or the pendency of the mergers or the identity of the parties to the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third party administrators, policyholders, partners or employees of FNF and its subsidiaries;

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  any actions taken or omitted to be taken in connection with the merger agreement to obtain any consent, approval, authorization or waiver under applicable law in connection with the mergers and the other transactions contemplated by the merger agreement;

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  any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, except to the extent that such change, event or effect is disproportionately adverse to FNF and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FNF and its subsidiaries operate;

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  the entering into and performance of the merger agreement and the transactions contemplated within the merger agreement, including compliance with the covenants set forth in the merger agreement, or any action taken or omitted to be taken by FNF at the request or with the prior consent of FGL;

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  the effects of any breach, violation or non-performance of any provision of the merger agreement by FGL or any of its affiliates;

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  changes in or adoption of any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), except to the extent that such change, event or effect is disproportionately adverse to FNF and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which FNF and its subsidiaries operate;

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  any pending, initiated or threatened action against FNF, any of its affiliates or any of their respective directors or officers arising out of the merger agreement or the transactions contemplated within the merger agreement;

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  changes in the value of the investment assets of FNF and its subsidiaries;

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  any change or development in the credit, financial strength or other rating of FNF, any of its subsidiaries or its outstanding debt (but not the underlying cause thereof); or

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  any item set forth in Parent Disclosure Letter (as defined in the merger agreement).

Conduct of Business by FGL Prior to Consummation of the Mergers

        FGL agrees that during the period from the date of the merger agreement until the closing or earlier termination of the merger agreement, except as otherwise expressly contemplated or permitted by the merger agreement, as set forth in the Company Disclosure Letter, as required by applicable law or order, or with the prior written consent of FNF (which consent will not be unreasonably withheld, delayed or conditioned): (i) FGL will and will cause each of its subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices and (ii) to the extent consistent with clause (i) above, FGL will use its reasonable best efforts to preserve intact its business organization and its assets, to keep available the services of its current officers, employees and consultants and to preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with FGL.

        Further, FGL agrees that during the period from the date of the merger agreement until the closing or earlier termination of the merger agreement, except as otherwise expressly contemplated or permitted by the merger agreement, as set forth in the Company Disclosure Letter, as required by applicable law or order, or with the prior written consent of FNF (which consent will not be unreasonably withheld, delayed or conditioned), it will not and will cause its subsidiaries not to:

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  declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries' capital stock, other than (i) any dividends or distributions by a subsidiary of FGL to FGL or to any other subsidiary of FGL; (ii) quarterly cash dividends paid by FGL on the FGL ordinary shares not in excess of $0.01 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the fourth fiscal quarter of 2019; or (iii) dividends paid by FGL on the Series A preferred shares and Series B preferred shares in the ordinary course of business consistent with past practice;

  •
  adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorise or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

  •
  repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any FGL stock rights, other than for any tax net settlements upon the vesting or exercise of FGL stock options or FGL ordinary shares granted pursuant to the FGL equity plan which vest on the basis of time;

  •
  issue, deliver, offer, grant or sell any shares of its capital stock, FGL stock rights or subsidiary stock rights, other than the issuance of FGL ordinary shares upon the vesting or exercise of FGL stock options, FGL restricted stock rights or FGL warrants outstanding as of the date hereof in accordance with the terms thereof;

  •
  amend the FGL memorandum or equivalent organizational documents of FGL's subsidiaries;

  •
  purchase an equity interest in, or a portion of the assets of, any person or any division or business thereof or merge, combine, amalgamate or consolidate with any person, in each case, other than (i) any such action solely between or among FGL and its wholly owned subsidiaries or solely between or among two or more wholly owned subsidiaries of FGL, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of applicable investment guidelines as in effect on the date of the merger agreement (as modified, if applicable, in accordance with the merger agreement);

  •
  sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any subsidiary of FGL) that are material, individually or in the aggregate, to FGL and its subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any subsidiary of FGL) (i) solely between or among FGL and its wholly owned subsidiaries or solely between or among two or more wholly owned subsidiaries of FGL or (ii) investment portfolio transactions in the ordinary course of business and not in violation of applicable investment guidelines as in effect on the date of the merger agreement (as modified, if applicable, in accordance with the merger agreement);

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  incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FGL or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person, other than (i) guarantees by FGL of permitted indebtedness of its wholly owned subsidiaries or guarantees by the wholly owned subsidiaries of FGL of permitted indebtedness of FGL, (ii) investment portfolio transactions in the ordinary course of business and not in violation of applicable investment guidelines (as modified, if applicable, in accordance with the merger agreement) or (iii) borrowings under the Company Existing Credit Agreement; provided that FGL will consult with FNF before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

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  make any loans, advance or capital contributions to, or investments in, any person, other than (i) FGL or any of its wholly owned subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of applicable investment guidelines (as modified, if applicable, in accordance with the merger agreement);

  •
  settle, commence or discharge any material action made or pending against FGL or any of its subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of actions that would not reasonably be expected to prohibit or materially restrict FGL and its subsidiaries from operating their respective businesses in substantially the same manner as operated on the date of the merger agreement or require the waiver or release of any material rights or claims;

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  cancel any material indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

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  make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of reserves), (ii) to applicable investment guidelines as in effect on the date of the merger agreement or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any of the subsidiaries through which FGL conducts its material insurance operations, in each case, except as required by GAAP or SAP;

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  except as required by a benefit plan as of the date of the merger agreement, grant any increases in the compensation or benefits of any of its directors, officers or employees;

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  except as required by a benefit plan as of the merger agreement, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale or other disposition of all or substantially all of the assets of FGL payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any benefit plan, or (iii) establish, adopt, enter into, amend or terminate any material benefit plan (or any plan, program, agreement or arrangement that would constitute a material benefit plan if in effect on the date of the merger agreement);

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  make or change any material tax election, settle or compromise any material tax liability, change its method of accounting, file any material amended tax return, fail to file any material tax return when due or surrender any right to claim a material tax refund, offset or other reduction in tax liability or consent to join any affiliated, consolidated, combined or unitary group for tax purposes;

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  enter into or amend or modify in any material respect, terminate, cancel or extend any material contract or enter into any contract or agreement that if in effect as of the date hereof would be a material contract or reinsurance contract, other than (i) in the ordinary course of business consistent with past practice, (ii) extensions in accordance with the applicable terms of such contract or under which the financial obligations of FGL and its subsidiaries, taken as a whole, are less than one hundred and two and a half percent (102.5%) of the financial obligations of FGL and its subsidiaries, taken as a whole, under such contract on the date hereof, (iii) amendments, modification and terminations that FGL does not reasonably expect will materially reduce the expected business or economic benefits or impose additional material obligations on FGL or its subsidiaries under such contract or (iv) automatic terminations in accordance with the applicable terms of such contract;

  •
  enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of FGL or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to FGL and its subsidiaries;

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  authorise, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to FGL or any of its subsidiaries;

  •
  (i) enter into any material new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by law or by policies imposed, or requests made, by a governmental authority;

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  enter into any material agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

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  enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the investment assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the investment assets to which FGL or any of its subsidiaries may be subject upon or after the closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; or

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  agree to take any action described in the above bullet points.

FGL shall not be deemed to be in breach of the conduct of business provisions of the merger agreement as a result of any action taken by an advisor or sub-advisor pursuant to any investment management agreement to which FGL or any of its affiliates is a party.

Conduct of Business by FNF Prior to Consummation of the Mergers

        FNF agrees that during the period from the date of the merger agreement until the closing or earlier termination of the merger agreement, except as otherwise expressly contemplated by the merger agreement, as set forth in the Parent Disclosure Letter, as required by applicable law or order, or with the prior written consent of FGL (which consent will not be unreasonably withheld, delayed or conditioned): (i) FNF will and will cause each of its subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices and (ii) to the extent consistent with clause (i) above, FNF will use its reasonable best efforts to preserve intact its business organization and its assets, to keep available the services of its current officers, employees and consultants and to preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with FNF.

        Further, FNF agrees that during the period from the date of the merger agreement until the closing or earlier termination of the merger agreement, except as otherwise expressly contemplated by the merger agreement, as set forth in the Parent Disclosure Letter, as required by applicable law or order, or with the prior written consent of FGL (which consent will not be unreasonably withheld, delayed or conditioned), it will not and will cause its subsidiaries not to:

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  declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries' capital stock, other than (i) any dividends or distributions by a subsidiary of FNF to FNF or to any other subsidiary of FNF or (ii) quarterly cash dividends paid by FNF on the shares of FNF common stock not in excess of $0.39 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the fourth fiscal quarter of 2019;

  •
  adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorise or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

  •
  repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any FNF stock rights (other than (i) for any tax net settlements upon the vesting or exercise of FNF stock options or FNF common shares granted pursuant to the equity plan, (ii) any share repurchase made pursuant to FNF's current share repurchase program, or (iii) in the ordinary course of business);

  •
  issue, deliver, offer, grant or sell any shares of its capital stock, FNF stock rights or FNF subsidiary stock rights, other than (i) the issuance of shares of FNF common stock upon the vesting or exercise of FNF stock options or FNF restricted stock rights outstanding as of the date of the merger agreement in accordance with the terms of the merger agreement, (ii) the grant, issuance or delivery of equity-based awards pursuant to the FGL equity plan in the ordinary course of business, or (iii) the issuance of shares of FNF common stock upon the exercise of the purchase rights under the FNF ESPP in accordance with the terms thereof;

  •
  amend the certificate of incorporation and bylaws of FNF or equivalent organizational documents of FNF's subsidiaries, in each case in a manner that would disproportionally affect FGL's shareholders in their capacity as FNF's stockholders as compared to FNF's other stockholders;

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  authorise, recommend, propose or announce an intention to adopt a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to FNF;

  •
  make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of reserves) or (ii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any of the subsidiaries through which FNF conducts its material insurance operations, in each case, except as required by GAAP or SAP; or

  •
  agree to take any of the actions described in the above bullet points.

Go-Shop Period; Superior Proposals

        During the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (Eastern time) on March 18, 2020 (the "Go-Shop Period"), FGL and its subsidiaries were permitted to solicit, initiate and encourage any inquiry regarding or the making of any proposal that would constitute or would reasonably be likely to lead to a Takeover Proposal from a third party and, subject to certain limitations, provide confidential information to, and engage in discussions or negotiations with, third parties with respect to a Takeover Proposal. During the Go-Shop Period, FGL and its financial advisor, Credit Suisse, solicited 42 potential acquirers, which resulted in one potential acquirer entering into a confidentiality agreement with FGL. Despite these efforts, FGL did not receive any Takeover Proposals during the Go-Shop Period.

        After the end of the Go-Shop Period, FGL became subject to customary "no-shop" restrictions on its ability to solicit Takeover Proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding Takeover Proposals, except that FGL may (i) continue to engage in the aforementioned activities with certain third parties that contacted FGL and made a bona fide written Takeover Proposal during the Go-Shop Period that the FGL special committee has determined, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal (each, an "Excluded Party") and (ii) furnish information to, and participate in discussions and negotiations with, any third party that makes a Takeover Proposal that the FGL special committee determines constitutes or could reasonably be expected to lead to a Superior Proposal and where the FGL special committee determines, after consultation with its financial advisors and outside counsel, that the failure to furnish such information or engage in such discussions or negotiations would be inconsistent with its fiduciary duties under Cayman Islands law.

Recommendation of the FGL Special Committee

        The FGL special committee, with the advice and assistance of FGL's and the FGL special committee's financial and legal advisors, and in consultation with FGL's senior management team, negotiated and evaluated the terms of the merger agreement, the mergers and the other transactions contemplated by the merger agreement. The FGL special committee participated in a total of 13 informational sessions and meetings to receive information regarding, evaluate and discuss the mergers and other matters related thereto and was advised by independent financial and legal advisors, and each member of the FGL special committee was actively engaged in the process on a continuous and regular basis.

        After careful consideration, the FGL special committee, pursuant to a written consent dated as of February 7, 2020, has unanimously (i) determined that it is fair and in the best interests of FGL, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement by FGL and the consummation of the transactions contemplated thereby, including the mergers, and (iii) resolved to recommend the approval of the merger agreement, the mergers and the other transactions contemplated thereby by FGL shareholders.

        The FGL special committee unanimously recommends that FGL shareholders vote "FOR" each of the merger agreement proposal, the non-binding compensation advisory proposal, the adjournment proposal, the amendment proposal and the authorised share capital proposal.

Efforts to Obtain FGL Shareholder Approval

        FGL, acting through the FGL special committee, must take all actions in accordance with applicable law, the amended and restated memorandum and articles of association of FGL and the rules and regulations of the New York Stock Exchange to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the registration statement on Form S-4 in which this proxy statement is included as a prospectus, will have become effective, the FGL extraordinary general meeting for the purpose of considering and voting upon the approval of the merger agreement, the mergers and the other transactions contemplated in the merger agreement and the plans of merger. Subject to the provisions of the merger agreement addressing alternative Takeover Proposals received by the FGL special committee during the Go-Shop Period, to the extent permitted by applicable law, the FGL special committee has agreed to recommend approval of the merger agreement, the mergers and the other transactions contemplated hereby by the shareholders of FGL and include their recommendation in this proxy statement/prospectus. Unless the merger agreement has been duly terminated in accordance with the termination provisions of the merger agreement, FGL will, subject to the right of the FGL special committee to modify its recommendation in a manner adverse to FNF under circumstances as specified in the provisions of the merger agreement addressing alternative Takeover Proposals received by the FGL special committee during the Go-Shop Period, take all lawful action to solicit from the FGL shareholders proxies in favor of the proposal to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement and the plans of merger and will take all other action reasonably necessary or advisable to secure the vote or consent of the FGL shareholders that is required by the rules and regulations of the New York Stock Exchange and the CICL.

        FGL, after consultation with FNF, may adjourn the FGL extraordinary general meeting to the extent necessary to ensure that any legally required supplement or amendment to the proxy statement/prospectus or the registration statement is provided to the FGL shareholders or, if as of the time for which the FGL general meeting is originally scheduled (as set forth in the proxy statement/prospectus), there are insufficient FGL ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the FGL shareholder meeting.

Efforts to Complete the Mergers

        See "The Mergers—Regulatory Approvals" for a description of the material regulatory requirements for completion of the mergers.

        Under the merger agreement:

  •
  each of FNF and FGL will use reasonable best efforts, and will cause their respective subsidiaries to use reasonable best efforts, to (i) obtain all necessary actions or nonactions,

    consents, approvals, authorizations, waivers or qualifications from governmental authorities and making all necessary registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any governmental authority (including under insurance laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

  •
  FNF will, and will cause its subsidiaries to, use reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable law that may be asserted by, or any order that may be entered by, any governmental authority with respect to the merger agreement, the mergers or any other transaction contemplated thereby so as to enable the closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any governmental authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any governmental authority with respect to the mergers or any other transaction contemplated by the merger agreement and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the mergers or any other transaction contemplated by the merger agreement; provided that FNF's obligations with respect to such actions pursuant to the foregoing clauses (i) through (iii) will not require FNF to (x) agree to any term or condition or take any action that would impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the closing, any assets or businesses that are material to (A) FNF and its subsidiaries, taken as a whole, or (B) the FGL and its subsidiaries, taken as a whole, (y) impair, in any material respect, the ability of FNF, FGL or any of their respective subsidiaries to continue to conduct their respective businesses following the closing substantially in the manner conducted in the 12-month period prior to the date hereof or (z) impose any other obligation on FNF, FGL or any of their respective affiliates if, in the case of clause (z), such imposition would reasonably be expected to result in (A) a material adverse effect on the financial condition or results of operations of FNF and its affiliates, taken as a whole, or (B) a material adverse effect on the financial condition or results of operations of FGL and its subsidiaries, taken as a whole (any such agreement, action, impairment or imposition, other than proposing or negotiating (but not committing to or effecting) any such agreement, action, impairment or imposition, a "Burdensome Condition");

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  within 15 business days of the date of the merger agreement, FNF will (i) file, or cause to be filed, a "Form A" Acquisition of Control Statement with the Insurance Commissioner of the State of Iowa and, if required, (ii) file, or cause to be filed, a Section 1506 filing with the Superintendent of Financial Services of the State of New York;

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  within 15 business days of the date of the merger agreement, FNF will file, or cause to be filed, a "Form D" Prior Notice of a Transaction (with respect to the exchange and disposition of FGL ordinary shares and Series B shares held by Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company) with the Florida Office of Insurance Regulation;

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  within 15 business days of the date of the merger agreement, FGL will, if required, file, or cause to be filed, a "Form D" Prior Notice of a Transaction (with respect to the Second Amended and Restated Investment Management Agreements, by and among Blackstone ISG-I Advisors L.L.C. and Fidelity & Guaranty Life Insurance Company) with the Iowa Insurance Division;

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  within 15 business days of the date of the merger agreement, FGL and FNF will file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to mergers and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act;

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  within 20 business days from the date of the merger agreement, FNF will file, or cause to be filed, any pre-acquisition notifications on "Form E" or similar market share notifications to be filed in each jurisdiction where required by applicable laws with all required applicants; and

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  within 15 business days from the date of the merger agreement, FGL, FNF and their respective subsidiaries will take or make any other nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

  •
  FGL and FNF have agreed to consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and each of FGL and FNF will keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. FGL and FNF will have the right to review in advance, subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that FNF or FGL, as applicable, will upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party), and, to the extent practicable, and subject to any restrictions under applicable law each will consult the other on, any filing made with, or written materials submitted to, any governmental authority or any third party in connection with the transactions contemplated by the merger agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon;

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  FGL and FNF will promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable laws and subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that FNF or FGL, as applicable, will, upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party);

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  FGL and FNF will promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement from any governmental authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by the merger agreement, including promptly furnishing each other copies of any written or electronic communications, and will promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned; and

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  FGL and FNF will not, and will not cause their respective affiliates to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any governmental authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement unless it consults with the other in advance and, to the extent permitted by applicable law and by such governmental authority, gives the other party the opportunity to attend and participate in such meeting.

Treatment of FGL Company Equity Awards and Warrants

        The FGL equity-based awards, including the FGL restricted stock awards, FGL stock options and FGL phantom units, as well as the FGL warrants, will be treated as follows pursuant to the merger agreement:

        FGL Restricted Stock:    At the first effective time, each FGL restricted stock award that is outstanding and unvested will immediately vest and will be treated as a FGL ordinary share.

        FGL Stock Options:    Immediately prior to the first effective time, each unvested FGL stock option, whether time or performance-based, will be converted to a FGL stock option that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that with respect to (i) performance-vesting conditions tied to the achievement of FGL stock price goals, the number of FGL ordinary shares subject to the FGL stock option will be based on the stock price equal to the greater of (x) $12.50 or (y) FGL's stock price achieved at or prior to the first effective time as calculated in accordance with the terms of the applicable award agreement; and (ii) performance-vesting conditions tied to the achievement of FGL ROE or other performance objectives that are not tied to FGL's stock price, the number of FGL ordinary shares subject to each such FGL stock option will be the number of FGL ordinary shares that would performance vest upon the achievement of such performance objectives.

        With respect to the FGL stock options granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL stock options that will be deemed to be vested as of the first effective time, each holder will be credited as though such holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL stock option will be moved to an earlier date calculated from the grant date of the unvested FGL stock option as follows: the number of days between the grant date of the FGL stock option and the original vesting date, minus the number of days that have elapsed between the grant date of the FGL stock option and the date on which the first effective time occurs.

        At the first effective time, each vested FGL stock option and each unvested FGL stock option will be converted into an option to purchase a number of shares of FNF common stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of FGL ordinary shares subject to each FGL stock option immediately prior to the first effective time multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per FGL ordinary share of the FGL stock option immediately prior to the first effective time divided by (B) the exchange ratio.

        Immediately following the first effective time, each Converted Stock Option will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL stock option immediately prior to the first effective time; provided that any unvested Converted Stock Options will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Phantom Units:    Immediately prior to the first effective time, each unvested FGL phantom unit, whether time or performance-based, will be converted to a FGL phantom unit that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that the number of FGL ordinary shares subject to the FGL phantom unit immediately prior to the first effective time will be determined assuming achievement of target level of performance.

        With respect to the FGL phantom units granted prior to January 1, 2020 only, immediately prior to the first effective time, (i) for purposes of determining the number of outstanding FGL phantom units that will be deemed to be vested as of the first effective time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to 2 times the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs and (ii) each remaining vesting date for each unvested FGL phantom unit will be moved to an earlier date calculated from the grant date of the unvested FGL phantom unit as follows: the number of days between the grant date of such FGL phantom unit and the original vesting date, minus the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the first effective time occurs.

        At the first effective time, each vested FGL phantom unit and each unvested FGL phantom unit will be converted into a phantom stock unit denominated in shares of FNF common stock (a "FNF Phantom Unit") entitling the holder thereof to receive the number of FNF Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of FGL ordinary shares subject to each FGL phantom unit immediately prior to the first effective time multiplied by (ii) the exchange ratio.

        Immediately following the first effective time, each FNF Phantom Unit will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL phantom unit immediately prior to the first effective time; provided that any unvested FNF Phantom Units will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within 2 years following the closing date.

        FGL Warrants:    Subject to the terms and conditions of the merger agreement, at the first effective time, each warrant to purchase FGL ordinary shares (each a "Company Warrant") outstanding immediately prior to the first effective time shall automatically be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the FGL ordinary shares purchasable and receivable upon the exercise of the rights represented thereby, the merger consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the first effective time. If the registered holder of the Company Warrant properly exercises the Company Warrant within 30 days following public disclosure of the closing of the mergers, the warrant exercise price will be reduced as specified in the warrant agreement by an amount equal to the difference (but no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) (x) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (y) in all other cases, the volume weighted average price of the ordinary shares as reported during the 10 trading-day period ending on the trading day prior to the effective date of the mergers minus (B) the Black-Scholes Warrant Value of the Company Warrant. The "Black-Scholes Warrant Value" means the value of a Company Warrant immediately prior to the consummation of the first merger based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. The purpose of such exercise price reduction is to provide additional value to holders of the Company Warrants when an extraordinary transaction occurs during the exercise period of the Company Warrants pursuant to which the holders of the Company Warrants otherwise do not receive the full potential value of the Company Warrants.

Employee Matters

        For a period of not less than 12 months following the closing of the mergers, FNF will provide each individual who is an employee of FGL or its subsidiaries at the completion of the mergers (each, a "Continuing Employee") with:

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  a base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities that are, in each case, no less than the base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities (excluding any equity or equity-

    based compensation opportunities) applicable to each such Continuing Employee immediately prior to the closing date; and

  •
  employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) that are no less favorable, in the aggregate, than those employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) provided to Continuing Employees immediately prior to the closing date.

        Any Continuing Employee who incurs a termination of employment other than for "cause" or resigns with "good reason" or is not offered "comparable employment" during the twelve (12) month period following the closing date with severance payments and severance benefits, subject to such Continuing Employee's execution and non-revocation of a waiver and general release of claims in favor of FNF and its affiliates (in the form reasonably acceptable to FNF) that becomes effective no later than the 60th day following such termination, that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination or resignation under the Fidelity & Guaranty Life 2015 Severance Plan or, if applicable, employment agreement, in each case, as in effect immediately prior to the closing date.

        FNF will cause or will use commercially reasonable efforts to cause each Continuing Employee to generally be provided with credit for such employee's service with FGL and its subsidiaries under any benefit plans maintained by FNF, the surviving company or any of their respective subsidiaries in which such employee participates following the closing of the mergers to the same extent recognized by FGL immediately prior to the closing of the mergers, except that such service will not be recognized if it would result in a duplication of benefits with respect to the same period of service.

        With respect to each Continuing Employee, FNF will use commercially reasonable efforts to: (i) waive any preexisting condition limitations otherwise applicable to such employee under any health benefit plan of FNF or any subsidiary of FNF in which such employee may be eligible to participate following the closing of the mergers, other than any limitations that were in effect with respect to such employee as of the closing of the mergers under the analogous FGL benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such employee under the health plans in which the employee participated immediately prior to the closing of the mergers during the portion of the calendar year prior to the closing of the mergers in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of FNF, the surviving company or any of their respective subsidiaries in which they are eligible to participate after the closing of the mergers in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the closing of the mergers, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous FGL benefit plan prior to the closing of the mergers.

Indemnification and Exculpation of Directors and Officers

        The merger agreement provides that, from and after the first effective time, the surviving company or the final surviving company, as applicable, will and FNF will cause the surviving company or the final surviving company, as applicable, to indemnify and hold harmless, and advance out-of-pocket expenses with respect to, to the fullest extent permitted by CICL or provided under the FGL's memorandum in effect on the date of the merger agreement all past and present directors and officers of FGL and its subsidiaries for acts or omissions occurring at or prior to the first effective time. FNF will guarantee such performance by the surviving company or the financial surviving company, as applicable.

        In addition, for a period of 6 years after the first effective time, FNF and the surviving company, or the final surviving company, as applicable, will maintain directors' and officers', fiduciary and employment practices liability insurance covering acts or omissions occurring at or prior to the first effective time with respect to those persons who are currently (and any additional individuals who prior to the effective time become) covered by FGL's directors' and officers', fiduciary and employment practices liability insurance policies with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under FGL's current insurance coverage; provided, however, that in no event will FNF or the surviving company or the final surviving company be required to expend in any one year an amount in excess of the maximum premium specified by the merger agreement; and provided, further, that if the annual premiums for such insurance coverage exceed the maximum premium, FNF and the surviving company or the final surviving company, as applicable, will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the maximum premium. In lieu of the foregoing insurance coverage, FGL may purchase, prior to the first effective time, a 6-year "tail" insurance policy that provides coverage identical in all material respects to the coverage described above; provided that FGL does not pay more than the maximum premium described above.

Conditions to Completion of the Mergers

        The obligations of each of FGL, FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  the approval of the merger agreement, the mergers and the other transactions contemplated thereby by (i) a special resolution under Cayman Islands law which requires the affirmative vote of at least two-thirds of ordinary shares present and voting in person or represented by proxy at the FGL extraordinary general meeting (assuming a quorum is present) as a single class in accordance with Section 233(6) of the CICL and the amended and restated memorandum and articles of association of FGL, (ii) the affirmative vote of the holders of the Series A preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series A certificate of designation) thereof and (iii) the affirmative vote of the holders of the Series B preferred shares representing at least a majority in aggregate of the liquidation preference (as defined in the Series B certificate of designation) thereof;

  •
  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining any requisite approvals, consents or authorizations from governmental authorities, including insurance regulators in the jurisdictions of domicile of FGL's and certain of FNF's insurance subsidiaries;

  •
  the absence of any injunction or applicable law or order preventing or prohibiting consummation of the mergers;

  •
  a declaration by the SEC of the effectiveness of the Form S-4 to be filed with the SEC by FNF relating to the registration under the Securities Act of the shares of FNF common stock to be issued in the first merger;

  •
  approval for listing by the New York Stock Exchange of the shares of FNF common stock to be issued in the first merger; and

  •
  the conditions to closing set forth in the Series A Preferred Share Purchase Agreement relating to (i) the accuracy of the parties' representations and warranties and (ii) the performance and compliance by the parties of all agreements, obligations and conditions contained in the Series A Preferred Share Purchase Agreement having been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the Series A preferred shares, but subject to the satisfaction or waiver of those conditions) and GSO being ready, willing and able to sell and transfer the Series A preferred shares to FNF pursuant to the Series A Preferred Share Purchase Agreement.

        In addition, the obligations of FNF, Merger Sub I and Merger Sub II to consummate the mergers are subject to the satisfaction, or waiver, to the extent permitted by applicable law, of the following conditions:

  •
  subject to specified material adverse effect standards, the accuracy of the representations and warranties of FGL in the manner described in the merger agreement;

  •
  FGL having performed or complied with all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects; and

  •
  receipt of a certificate signed by an officer of FGL confirming the satisfaction of the conditions described in the preceding two bullets.

        In addition, the obligations of FGL to consummate the mergers are subject to the satisfaction of the following conditions:

  •
  subject to specified material adverse effect standards, the accuracy of the representations and warranties of FNF in the manner described in the merger agreement;

  •
  each of FNF, Merger Sub I and Merger Sub II having performed or complied with all of its obligations under the merger agreement required to be performed by it at or prior to the closing (or any non-performance having been cured) in all material respects;

  •
  receipt of a certificate signed by an officer of FNF confirming the satisfaction of the conditions described in the preceding two bullets; and

  •
  the receipt by FGL of an opinion of Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

        The merger agreement contains certain provisions giving each of FNF and FGL the right to terminate the merger agreement under certain circumstances:

  •
  FGL and FNF may terminate the merger agreement by mutual written consent with the approval of the FGL special committee and the board of directors or the special committee of FNF.

  •
  Subject to certain limitations, either FNF or FGL may terminate the merger agreement:

  •
  if any governmental authority issues a final and nonappealable order or a law is in effect permanently preventing or prohibiting the mergers;

  •
  if FGL shareholder approval is not obtained at the FGL extraordinary general meeting; or

  •
  if the closing does not occur prior to November 7, 2020 (as such date may be extended to February 7, 2021, by FNF or FGL under certain circumstances in which the requisite regulatory approvals have not been obtained but all of the other closing conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing).

  •
  Subject to certain limitations, FGL may terminate the merger agreement:

  •
  to enter into any Takeover Proposal documentation regarding a Superior Proposal at any time prior to obtaining the requisite shareholder approval if the FGL special committee determines that failure to take such actions would be inconsistent with the fiduciary duties of the directors under the laws of the Cayman Islands; or

    •
    if there has been a breach by FNF, Merger Sub I or Merger Sub II of any representation, warranty, covenant or agreement contained in the merger agreement to the extent such breach would result in the failure of a closing condition (provided, that such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (i) a 30-day cure period and (ii) the Outside Termination Date).

  •
  Subject to certain limitations, FNF may terminate the merger agreement:

  •
  If the FGL special committee makes an Adverse Recommendation Change;

  •
  if FGL's board of directors recommends to FGL's shareholders that they approve or accept a Superior Proposal;

  •
  if FGL enters into or publicly announces its intention to enter into any Takeover Proposal documentation with respect to a Superior Proposal;

  •
  if FGL fails to hold the FGL extraordinary general meeting;

  •
  if FGL willfully and materially breaches any of its obligations concerning the go-shop process or non-solicitation of alternative transactions; or

  •
  if FGL breaches any representation, warranty, covenant or agreement in the merger agreement (other than if there is a material adverse effect on FGL) to the extent such breach would result in the failure of a closing condition (provided, that such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (i) a 30-day cure period and (ii) the Outside Termination Date).

Expenses and Termination Fees; Liability for Breach

        Upon termination of the merger agreement, under specified circumstances, FGL may be required to pay a termination fee to FNF in an aggregate amount of either $39,966,000 or $66,610,000. The termination fee will be an amount equal to $39,966,000 if such termination fee becomes payable in the event that (i) FGL terminates the merger agreement to enter into any Takeover Proposal documentation regarding a Superior Proposal with an Excluded Party or (ii) FNF terminates the merger agreement where the event giving rise to the right of termination is based on the submission of a Takeover Proposal by an Excluded Party. The termination fee will be an amount equal to $66,610,000 in all other circumstances that require FGL to pay a termination fee. No Excluded Parties were identified during the Go-Shop Period.

Amendments and Waiver

        The merger agreement may be amended by the parties in writing by action of the FGL special committee and the board of directors of FNF or the special committee of FNF, and the boards of directors of the Merger Subs at any time before or after the requisite shareholder approval has been obtained and prior to the filing of the first plan of merger and other documentation required under the CICL to effect the first merger; provided that after the approval of the merger by the FGL shareholders, no amendment, modification or supplement will change the amount or the form of the Merger Consideration (as defined in the merger agreement) delivered to the FGL shareholders, or alters or changes any terms or conditions of the merger agreement that would materially and adversely affect FGL or the FGL shareholders. The merger agreement may not be otherwise amended except by an instrument in writing signed on behalf of by all of the parties.

        Prior to the first effective time, each of FGL, FNF or Merger Sub I or Merger Sub II may in writing:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

        The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

        The parties to the merger agreement are entitled to injunctive or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state court in the state of Delaware or any federal court sitting in the state of Delaware, with the parties committing to waive the defense that any such action has a remedy at law.

Governing Law

        The merger agreement will be governed by and construed in accordance with the laws of the state of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction. However, the following matters arising out of or relating to the merger agreement will be construed, performed and enforced in accordance with the laws of the Cayman Islands: the mergers, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub I in FGL, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the surviving company in Merger Sub II, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the board of directors of FGL and the boards of directors of Merger Sub I and Merger Sub II and the internal corporate affairs of FGL, Merger Sub I and Merger Sub II.

Other Agreements Executed Concurrently with the Execution and Delivery of the Merger Agreement

Investment Management Agreements and Post-Closing Interests of Blackstone in FGL

        Concurrently with the execution and delivery of the merger agreement, FGL, FNF and BIS, an indirect, wholly owned subsidiary of Blackstone, entered into a Letter Agreement (the "Letter Agreement") in respect of (a) that certain letter agreement, dated November 30, 2017, by and between FGL and BIS (the "Omnibus IMA Termination Side Letter"), (b) that certain Sub-Manager Fee Agreement letter agreement, dated December 31, 2019, by and between FGL and BIS (the "Sub-Manager Fee Agreement"), (c) the Administrative Services Agreement (the "ASA"), dated as of November 30, 2017, by and between BIS and Fidelity & Guaranty Life Business Services, Inc., an indirect, wholly owned subsidiary of FGL ("F&G Business Services"), and (d) the Transition Services Agreement (the "TSA"), dated as of November 30, 2017, by and between BIS and F&G Business Services. Pursuant to the Letter Agreement, at (and subject to the occurrence of) the closing, (i) FGL and BIS will enter into with FNF an amendment and restatement of the Omnibus IMA Termination Side Letter and the Sub-Manager Fee Agreement, (ii) BIS will enter into an amended and restated investment management agreement with each of FGL and certain of FGL's affiliates and (iii) FGL and F&G Business Services will terminate, as of the closing, the ASA and the TSA. The amendment and restatement of the Omnibus IMA Termination Side Letter will, among other things, extend the initial term thereof and define the scope of the assets to be managed on an exclusive basis by BIS. The amendment and restatement of the investment management agreements will modify the management fees payable by FGL and certain of FGL's affiliates thereunder. The amendment and restatement of the Sub-Manager Fee Agreement will, among other things, address the continued payment of certain fees and expenses in respect of certain assets of FGL and its affiliates in the event of a termination of an agreement pursuant to which a sub-manager affiliated with BIS manages such assets.

Remediation Agreement

        Concurrently with the execution and delivery of the merger agreement, FGL entered into a cybersecurity remediation and services agreement with QOMPLX, Inc. (the "remediation agreement"). Under the merger agreement, FGL agreed not to materially amend or make any material changes to the remediation agreement without FNF's prior written consent; provided that FNF consider any such proposed amendments or changes in good faith and not unreasonably withhold, condition or delay its consent. FGL also agreed to cooperate in good faith with FNF and to use its reasonable best efforts to perform its obligations under and in accordance with the remediation agreement. QOMPLX, Inc. is minority-owned by Cannae Holdings and Mr. Foley is a member of the board of directors of QOMPLX, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined historical consolidated financial statements of FNF and FGL, adjusted to give effect to the proposed merger.

        The unaudited pro forma combined balance sheet which we refer to as the pro forma balance sheet, combines the audited historical consolidated balance sheet of FNF and the audited historical consolidated balance sheet of FGL as of December 31, 2019, giving effect to the proposed merger as if it had been consummated on December 31, 2019.

        The unaudited pro forma combined statement of earnings, which we refer to as the pro forma statement of earnings, for the year ended December 31, 2019 combines the FNF audited consolidated statement of earnings and the FGL audited consolidated statement of operations for the year ended December 31, 2019. This gives effect to the proposed merger as if it had been consummated on January 1, 2019.

        We refer to the unaudited pro forma combined balance sheet and the unaudited pro forma combined statement of earnings as the pro forma financial statements.

        The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with the following respective historical consolidated financial statements and accompanying notes of FNF and FGL for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

  •
  Separate historical financial statements of FNF as of and for the fiscal year ended December 31, 2019 and the related notes included in FNF's Annual Report on Form 10-K for the year ended December 31, 2019.

  •
  Separate historical financial statements of FGL as of and for the fiscal year ended December 31, 2019 and the related notes included in FGL's Annual Report on Form 10-K for the year ended December 31, 2019.

        The pro forma financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information for illustrative and informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company's balance sheet or statement of earnings actually would have been had the merger been completed as of the dates indicated. The accompanying unaudited pro forma combined statement of earnings does not include any adjustments to reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity or one-time transaction related costs. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.

        The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles, "U.S. GAAP," with FNF being the accounting acquirer in the proposed merger. The pro forma adjustments are preliminary, based upon available information and made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the future results of earnings and financial position of the combined company. As a result of displaying amounts in millions, rounding differences may exist in the tables in this section.

        The pro forma adjustments include the following:

        Reclassifications:    Certain financial information of FGL, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in FNF's consolidated financial statements, for purposes of preparing the unaudited pro forma combined financial statements. Refer to Note 4 of the unaudited pro forma combined financial statements for an explanation of these reclassifications.

        Financing Adjustments:    Borrowings under new debt facilities will fund part of the cash consideration of the merger.

        Acquisition Adjustments:    The audited historical consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of earnings, expected to have a continuing impact on the consolidated results. Prior to the consummation of the merger transaction, FNF was a 7.9% common shareholder and the Series B preferred shareholder in FGL. The audited historical consolidated financial information has been adjusted to remove from FNF the effect of the amounts previously recorded as an investment in FGL.

 Unaudited Pro Forma Combined Balance Sheet (as of December 31, 2019)

	Historical
($ in millions)	Fidelity National Financial, Inc.	FGL Holdings as Reclassified	Financing Adjustments	Notes	Acquisition Adjustments	Notes	Pro Forma Combined
		Note 4
ASSETS
Investments:
Fixed maturities, available for sale, at fair value	$2,090	$23,726	$—		$—		$25,816
Preferred securities, at fair value	323	—	—		—		323
Equity securities, at fair value	811	1,071	—		(180)	7(C)	1,702
Derivative investments	—	587	—		—		587
Investments in unconsolidated entities	131	1,056	—		—		1,187
Other long-term investments	153	1,560	—		(119)	7(D),7(E)	1,594
Short-term investments	876	—	—		—		876

Total Investments	4,384	28,000	—		(299)		32,085
Cash and cash equivalents	1,376	969	1,005	7(A)	(1,898)	7(F)	1,452
Trade and notes receivable, net	346	—	—		—		346
Funds withheld for insurance receivable, at fair value	—	2,172	—		—		2,172
Reinsurance recoverable	—	3,213	—		—		3,213
Goodwill	2,727	467	—		127	7(G)	3,321
Prepaid expenses and other assets	432	309	—		—		741
Lease assets	410	9	—		—		419
Other intangible assets, net	422	1,474	—		(203)	7(H),7(I),7(J)	1,693
Title plants	404	—	—		—		404
Property, plant and equipment, net	176	23	—		—		199
Income tax receivable	—	17	—		0	7(K)	17
Deferred tax asset	—	61	—		(61)	7(L)	—

Total assets	$10,677	$36,714	$1,005		$(2,334)		$46,062

LIABILITIES AND EQUITY
Liabilities
Contractholder funds	$—	$25,684	$—		$106	7(M)	$25,790
Future policy benefits	—	5,735	—		71	7(M)	5,806
Liability for policy and contract claims	—	71	—		—		71
Funds withheld for reinsurance liabilities	—	831	—		—		831
Accounts payable and other accrued liabilities	1,094	653	—		(79)	7(N), 7(O)	1,668
Income tax payable	10	—	—		(10)	7(K)	—
Notes payable	838	542	1,005	7(B)	36	7(P)	2,421
Reserve for title claim losses	1,509	—	—		—		1,509
Secured trust deposits	791	446	—		—		1,237
Lease liabilities	442	9	—		—		451
Deferred tax liability	284	—	—		(125)	7(L)	159

Total liabilities	4,968	33,971	1,005		(1)		39,943
Commitments and contingencies:
Redeemable non-controlling interest by 21% minority holder of ServiceLink Holdings, LLC	344	—	—		—		344
Equity:
Common stock, $.0001 par value	—	—	—		—		—
Preferred stock, $.0001 par value	—	—	—		—		—
Additional paid-in capital	4,581	2,031	—		(1,291)	7(Q)	5,321
Retained earnings	1,356	300	—		(446)	7(Q)	1,210
Accumulated other comprehensive earnings (loss)	43	481	—		(481)	7(Q)	43
Less: Treasury stock as of December 31, 2019	(598)	(69)	—		(116)	7(Q)	(783)

Total Fidelity National Financial, Inc. shareholders' equity	5,382	2,743	—		(2,333)		5,792
Non-controlling interests	(17)	—	—		—		(17)

Total equity	5,365	2,743	—		(2,333)		5,775

Total liabilities and equity	$10,677	$36,714	$1,005		$(2,334)		$46,062

See the accompanying notes to the unaudited combined pro forma financial statements.

Unaudited Pro Forma Combined Statement of Earnings (for the year ended December 31, 2019)

	Historical
($ in millions)	Fidelity National Financial, Inc.	FGL Holdings as Reclassified	Financing Adjustments	Notes	Acquisition Adjustments	Notes	Pro Forma Combined
		Note 4
Revenues
Direct title insurance premiums	$2,381	$—	$—		$—		$2,381
Agency title insurance premiums	2,961	—	—		—		2,961
Escrow, title-related and other fees	2,584	—	—		(3)	8(C)	2,581
Life insurance premiums and other fees	—	210	—		(14)	8(D)	196
Interest and investment income	225	1,229	—		(100)	8(E),8(F)	1,354
Realized gains and losses, net	318	674	—		(79)	8(G)	913

Total revenues	8,469	2,113	—		(196)		10,386
Expenses
Benefits and other changes in policy reserves	—	1,057	—		—		1,057
Personnel costs	2,696	76	—		(6)	8(H)	2,766
Agent commissions	2,258	—	—		—		2,258
Policy acquisition costs, net of deferrals	—	121	—		—		121
Other operating expenses	1,681	124	—		6	8(I),8(J)	1,811
Depreciation and amortization	178	135	—		(46)	8(K)	267
Provision for title claim losses	240	—	—		—		240
Interest expense	47	32	40	8(A)	7	8(L)	126

Total expenses	7,100	1,545	40		(40)		8,645

Earnings before income taxes and equity in earnings of unconsolidated affiliates	1,369	568	(40)		(156)		1,741
Income tax expense	308	61	(9)	8(B)	(37)	8(B)	323

Earnings before equity in earnings of unconsolidated affiliates	1,061	507	(31)		(119)		1,418
Equity in earnings of unconsolidated affiliates	15	—	—		—		15

Net earnings	1,076	507	(31)		(119)		1,433
Less: net earnings attributable to non-controlling interests	14	—	—		—		14

Net earnings attributable to Fidelity National Financial, Inc. shareholders	$1,062	$507	$(31)		$(119)		$1,419

See the accompanying notes to the unaudited combined pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

1. Description of the Merger

        On February 7, 2020, FNF, Merger Sub I and Merger Sub II entered into an Agreement and Plan of Merger (the "merger agreement") with FGL. Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub I will merge with and into FGL (the "first merger") with FGL to survive the first merger (the "Surviving Company") and the Surviving Company will merge with and into Merger Sub II (the "second merger" and together, with the First merger, the "mergers"), with Merger Sub II to survive the second merger as a wholly owned subsidiary of FNF.

        Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each FGL ordinary share (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised) shall be cancelled and converted automatically into the right to receive (i) $12.50 in cash (the "cash consideration") or (ii) 0.2558 shares (the "exchange ratio") of FNF common stock, at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement (such consideration the "stock consideration", together with cash consideration the "merger consideration") and the aggregate amount of cash consideration not exceeding approximately $1,472 million.

        All outstanding FGL warrants will be converted into the right to purchase and receive, upon exercise the weighted average mix of merger consideration. Pursuant to the terms of the warrant agreement, for a period of 30 days following the public announcement of the consummation of the merger, the current exercise price of the warrants of $11.50 will be adjusted to an amount equal to (x) the volume weighted average price of the FGL ordinary shares for the ten trading days ending on the trading day prior to closing date, minus (y) the Black-Scholes value of the warrant. We have assumed that the volume weighted average price of the FGL ordinary shares for the ten trading days ending on the trading day prior to closing date is $9.41 and that the Black-Scholes value of each warrant is $1.57, resulting in an assumed adjusted exercise price of $7.84.

        Pursuant to the merger agreement, all FGL ordinary shares held by FNF and subsidiaries will be converted into the right to receive the stock consideration.

        Each FGL Series B Cumulative Preferred Share, all of which are held by FNF and subsidiaries, will be converted into the right to receive the number of shares of FNF Common Stock that is equal to (i) the Liquidation Preference (as defined in the merger agreement) divided by (ii) the Reference Parent Common Stock Price (as defined in the merger agreement).

        Additionally, on February 7, 2020, FNF also entered into a Series A Preferred Share Purchase Agreement, pursuant to which FNF has agreed to purchase each Series A Preferred Share for an amount equal to the Liquidation Preference in cash immediately prior to the consummation date of the transactions contemplated by the merger agreement. Subject to the terms and conditions of the merger agreement, at the first effective time, each Series A preferred share will be surrendered by FNF for no consideration, be canceled and cease to exist and no payment or distribution will be made with respect thereto.

        The merger is subject to approval by FNF and FGL stockholders and the satisfaction of customary closing conditions and regulatory approvals. FNF and FGL expect to complete the merger in the second or third quarter of 2020.

2. Basis of presentation

        The accompanying pro forma financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, "Business Combinations" ("ASC 805") and are based on the audited historical financial information of FNF and FGL. The audited historical consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of earnings, expected to have a continuing impact on the consolidated results.

        U.S. GAAP requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. In identifying FNF as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that FNF is the acquirer for accounting purposes; rather, all factors were considered in arriving at the conclusion. Under ASC 805, FNF, as the accounting acquirer, will account for the merger by using FNF's historical information and accounting policies and adding the assets and liabilities of FGL as of the closing date at their respective fair values.

        The acquisition method of accounting uses the fair value concepts defined in ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"). Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates, inputs and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the merger, the actual amounts eventually recorded for the merger, including goodwill, may differ materially from the information presented.

        The initial allocation of the preliminary consideration in these pro forma financial statements is based upon an estimated preliminary consideration, including the fair value of FGL common and preferred shares owned by FNF prior to the proposed merger, of approximately $2,551 million, inclusive of approximately $4 million related to FGL equity-based awards and $14 million related to FGL warrants. This amount is based on approximately 20 million shares of common stock, exclusive of converted FGL equity-based awards and FGL warrants, that FNF would expect to issue to holders of FGL common stock in connection with the merger, the number of shares of FGL common stock outstanding as of March 26, 2020, and the FGL exchange ratio of 0.2558 provided in the merger agreement. The preliminary consideration has been prepared based on the share price of FNF common stock on March 26, 2020 (the latest practicable date prior to the date of this document), equal to $27.70 per share. The actual number of shares of FNF common stock issued to holders of FGL common stock will be determined by the actual number of FGL shares issued and outstanding immediately prior to the effective time. No additional consideration is expected for equity-based awards as all awards will be converted on like terms. The merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the FNF common stock or FGL common stock. As a result, the implied value of the merger consideration to the FNF stockholders and FGL stockholders will fluctuate between now and the closing date of the merger.

        At this preliminary stage, the estimated identifiable finite lived intangible assets include Value of Business Acquired ("VOBA"), Value of the Distribution Network Acquired ("VODA") and the FGL trade name. The estimated identifiable indefinite lived intangible asset relates to state insurance licenses acquired, which is not amortized but will be subject to periodic impairment testing and is subject to the same risks and uncertainties noted for the identifiable finite lived intangible assets. In addition, life reserves represent the estimated fair value of FGL's contract holder funds, future policy benefits and liability for policy and contract claims. Goodwill represents the excess of the estimated purchase price over the estimated fair value of FGL's assets and liabilities, including the fair value of the estimated identifiable finite and indefinite lived intangible assets, and will not be amortized, but will be subject to periodic impairment testing.

        Upon consummation of the merger and the completion of a formal valuation study, the estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price to goodwill. The calculation of goodwill could be materially impacted by changing fair value measurements caused by the volatility in the current market environment.

        Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total combination related transaction costs in connection with the merger are estimated to be approximately $96 million. As there is no continuing impact, the impact of these costs is not included in the pro forma statement of operations. These anticipated combination related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings for transaction costs incurred by FNF. Approximately $9 million of transaction costs in connection with the merger were incurred in combination by FNF and FGL during the year ended December 31, 2019.

        Further, the pro forma financial statements do not reflect the following items:

  •
  Restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact on the business of the combined company; and

  •
  The impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.

3. Accounting policies

        The pro forma financial statements do not assume any differences in accounting policies as FNF is not aware of any differences that would have a material impact on the pro forma financial statements. Further review of FGL's detailed accounting policies following the consummation of the combination may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company.

4. Reclassifications

        Certain reclassification adjustments have been made to the historical presentation of FGL financial information in order to conform to a combined FNF balance sheet. In order to prepare the pro forma financial statements, FNF performed a preliminary review of FGL's accounting policies to identify significant differences.

 FGL Unaudited Reclassified Balance Sheet (as of December 31, 2019)

($ in millions)	FGL Before Reclassification	Reclassification	Notes	FGL as Reclassified
ASSETS
Investments:
Fixed maturities, available for sale, at fair value	$23,726	$—		$23,726
Preferred securities, at fair value	—	—		—
Equity securities, at fair value	1,071	—		1,071
Derivative investments	587	—		587
Mortgage loans	1,267	(1,267)	(A)	—
Other invested assets	1,303	(1,303)	(A), (B)	—
Investments in unconsolidated entities	—	1,056	(B), (D)	1,056
Other long-term investments	—	1,560	(A)	1,560
Short-term investments	—	—		—

Total Investments	27,954	46		28,000
Cash and cash equivalents	969	—		969
Trade and notes receivable, net	—	—		—
Accrued investment income	228	(228)	(C)	—
Funds withheld for insurance receivable, at fair value	2,172	—		2,172
Reinsurance recoverable	3,213	—		3,213
Goodwill	467	—		467
Prepaid expenses and other assets	—	309	(C), (D)	309
Lease assets	—	9	(D)	9
Other intangible assets, net	1,455	19	(D)	1,474
Title plants	—	—		—
Property, plant and equipment, net	—	23	(D)	23
Income tax receivable	—	17	(D)	17
Deferred tax assets, net	61	—		61
Other assets	195	(195)	(D)	—

Total assets	$36,714	$—		$36,714

LIABILITIES AND EQUITY
Liabilities
Contract holder funds	25,684	—		25,684
Future policy benefits	5,735	—		5,735
Liability for policy and contract claims	71	—		71
Funds withheld for reinsurance liabilities	831	—		831
Accounts payable and other accrued liabilities	—	653	(E)	653
Income tax payable	—	—		—
Debt	542	(542)	(F)	—
Notes payable	—	542	(F)	542
Reserve for title claim losses	—	—		—
Secured trust deposits	—	446	(E)	446
Lease liabilities	—	9	(E)	9
Deferred tax liability	—	—		—
Other liabilities	1,108	(1,108)	(E)	—

Total liabilities	$33,971	$—		$33,971
Commitments and contingencies:
Redeemable non-controlling interest	—	—		—
Equity:
Common stock	—	—		—
Preferred stock	—	—		—
Additional paid-in capital	2,031	—		2,031
Retained earnings	300	—		300
Accumulated other comprehensive earnings (loss)	481	—		481
Less: Treasury stock as of December 31, 2019	(69)	—		(69)

Total shareholders' equity	$2,743	$—		$2,743
Non-controlling interests	—	—		—

Total equity	$2,743	$—		$2,743

Total liabilities and equity	$36,714	$—		$36,714

(A)
Adjustment to reclassify "Mortgage loans" and $293 million of "Other invested assets" (excluding investments in affiliates) to "Other long-term investments".

(B)
Adjustment to reclassify $1,010 million of limited partner investment, included within "Other invested assets", to "Investments in unconsolidated entities".

(C)
Adjustment to reclassify "Accrued investment income" to "Prepaid expenses and other assets".

(D)
Adjustment to reclassify "Other assets" of $46 million to "Investments in unconsolidated entities", $81 million of "Prepaid expenses and other assets", $9 million of "Lease assets", $19 million of "Other intangible assets, net", $23 million of "Property, plant and equipment, net" and $17 million of "Income tax receivable".

(E)
Adjustment to reclassify "Other liabilities" of $446 million to "Secured trust deposits", $653 million to "Accounts payable and other accrued liabilities", and $9 million to "Lease liabilities".

(F)
Adjustment to reclassify "Debt" to "Notes payable".

FGL Unaudited Reclassified Statement of Earnings (for the year ended December 31, 2019)

($ in millions)	FGL Before Reclassification	Reclassifications	Notes	FGL as Reclassified
Revenues
Premiums	$40	$(40)	(A)	$—
Direct title insurance premiums	—	—		—
Agency title insurance premiums	—	—		—
Escrow, title-related and other fees	—	—		—
Life insurance premiums and other fees	—	210	(A)	210
Net investment income	1,229	(1,229)	(B)	—
Interest and investment income	—	1,229	(B)	1,229
Net investment gains (losses)	674	(674)	(C)	—
Realized gains and losses, net	—	674	(C)	674
Insurance and investment product fees and other	170	(170)	(A)	—

Total revenues	2,113	—		2,113
Expenses
Benefits and other changes in policy reserves	1,057	—		1,057
Acquisition and operating expenses, net of deferrals	330	(330)	(D)	—
Personnel costs	—	76	(D)	76
Agent commissions	—	—		—
Policy acquisition costs, net of deferrals	—	121	(D)	121
Amortization of intangibles	126	(126)	(E)	—
Other operating expenses	—	124	(D)	124
Depreciation and amortization	—	135	(D), (E)	135
Provision for title claim losses	—	—		—
Interest expense	32	—		32

Total expenses	1,545	—		1,545

Earnings before income taxes and equity in earnings of unconsolidated affiliates	568	—		568
Income tax expense	61	—		61

Earnings before equity in earnings of unconsolidated affiliates	507	—		507
Equity in earnings of unconsolidated affiliates	—	—		—

Net earnings	507	—		507
Less: net earnings attributable to non-controlling interests	—	—		—

Net earnings attributable to FGL shareholders	$507	$—		$507

(A)
Adjustment to combine "Premiums" and "Insurance and investment product fees and other" to a single line "Life insurance premiums and other fees".

(B)
Adjustment to reclassify the balance of "Net investment income" to "Interest and investment income".

(C)
Adjustment to reclassify the balance of "Net investment gains (losses) to "Realized gains and losses, net".

(D)
Adjustment to disaggregate "Acquisition and operating expenses, net of deferrals" to "Personnel costs", "Policy acquisition costs, net of deferrals", "Depreciation and amortization", and "Other operating expenses".

(E)
Adjustment to reclassify the balance of "Amortization of intangibles" to "Depreciation and amortization".

5. Preliminary Consideration

        The preliminary consideration, excluding the fair value of FGL common and preferred shares owned by FNF prior to the proposed merger, is calculated as follows:

($ and number of shares in millions, except cash consideration price and share price)
Cash election shares (Common Stock)
Cash election shares	117.8
Cash consideration price	$12.50

Estimated consideration transferred for cash election common shares	$1,471.9
Stock election shares (Common Stock)
FGL common shares outstanding (net of treasury shares) as of March 26, 2020	196.3
Less: Cash election shares	117.8

Stock election shares	78.5
FNF exchange ratio	0.2558

FNF common shares issued in exchange	20.1
FNF closing share price as of March 26, 2020	$27.70

Estimated consideration transferred for FGL common stock	$556.2
Warrants
FGL warrants outstanding as of March 26, 2020	5.5
FNF exchange ratio (40% of the FGL exchange ratio 0.2558)	0.1023

FNF common shares issued in exchange	0.6
FNF closing share price as of March 26, 2020	$27.70

Estimated stock consideration transferred for FGL warrants	$15.6
Cash consideration per FGL warrant (60% of cash consideration price $12.50)	$7.50

Estimated cash consideration transferred for FGL warrants	$41.3
Less: Weighted average exercise price per FGL warrant	$7.84

Estimated proceeds from exercise of FGL warrants	$43.2

Estimated net consideration transferred for FGL warrants	$13.7
Preferred (Series A)
FGL Preferred (Series A) shares outstanding as of February 5, 2020	0.321
Liquidation Preference	1,000

Estimated consideration transferred for FGL Preferred (Series A) stock	$321.0
Stock-Based Awards
Restricted stock rights	$1.2
Phantom stock	$1.3
Fair value of vested stock options—converted	$1.0

Total for stock-based compensation	$3.5

Estimate of consideration expected to be transferred	$2,366.4

        The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the FGL stockholders when the merger is completed. The preliminary consideration assumes that the elected cash consideration for the FGL ordinary shares is equal to the maximum cash amount. In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the merger at the then-current market price per share of FNF common stock. This requirement will likely result in a difference from the $27.70 per share on March 26, 2020, assumed in the calculation, and that difference may be material.

        Because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of FNF common stock on the date of the FGL stockholder meeting will be the same as its price at the time the merger is completed. The price of FNF common stock can be volatile and the price at the time that the merger is completed may be lower than its price on the date of this document or the date of the FGL stockholders meeting. For example, on February 7, 2020, the date of the announcement of the merger, the closing price of FNF's common stock was $45.98 per share. However, between the period February 7, 2020 to March 26, 2020, the closing price of FNF common stock was as high as $49.28 and as low as $19.00. You are encouraged to obtain current market quotations for FNF common stock.

        An increase or decrease of 20% in the price of FNF's common stock on the closing date of the merger from the price of FNF common stock assumed in these pro forma financial statements would change the value of the preliminary consideration by approximately $115 million, which would be reflected as a corresponding increase or decrease to goodwill. Based on historical volatility, a 20% change in FNF common share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected closing date of the merger.

        Upon completion of the merger, each share of FGL common stock has the right to receive either (i) $12.50 in cash consideration or (ii) 0.2558 shares of FNF common stock ("stock consideration"), at the election of the holder of such FGL ordinary share, subject to the allocation and proration provisions of the merger agreement. This exchange ratio is fixed and will not be adjusted as a result of any change in the price of FNF common stock. Any change in the price of FNF common stock will affect the value of the stock consideration that FGL stockholders receive in the merger.

        FGL has 5.5 million outstanding warrants that become exercisable for the weighted average mix of merger consideration, which is assumed to be 60% cash consideration and 40% stock consideration, resulting in each FGL warrant to purchase an FGL ordinary share becoming exercisable for (i) $7.50 in cash and (ii) 0.1023 shares of FNF stock. Based on FNF's stock price at March 26, 2020, we have assumed the value of the consideration for each warrant is equal to $10.33 and, as described above, we have assumed that the adjusted exercise price is $7.84. We have therefore assumed that all of the warrants will be exercised for a total consideration of $41 million in cash and $16 million of shares in FNF stock (based on FNF's stock price at March 26, 2020), net of the total exercise proceeds of $43 million (at the assumed adjusted exercise price of $7.84 per warrant).

        The preliminary estimate of the fair value of share-based compensation awards relates to restricted stock awards that will accelerate to vest and convert to the right to receive merger consideration (as defined in the merger agreement), and certain FGL options that will be replaced with FNF options. The fair value of the FNF options and restricted stock awards attributable to pre-combination service will be recognized as part of the purchase consideration transferred.

        Based on terms of the merger agreement, FGL stock options that are already vested and certain unvested FGL options will be converted to FNF options that vest based on time, which otherwise will be governed under the same terms and conditions that were applicable immediately prior to the merger. Participants have FGL options that either vest based off time, achievement of certain stock price metrics, or achievement of certain Return on Equity metrics.

        Based on terms of the merger agreement, FGL options that vest due to performance vesting conditions tied to the achievement of FGL stock price goals will become time-based options and convert to FNF options at the merger date based upon the achievement of a per Company Ordinary Share price goal set forth in the FGL option agreement as determined based on the stock price of $12.50 (or a higher price achieved prior the merger date, if applicable). In effect, because the anticipated stock price prior to the merger date of $12.50 is less than the conditions set forth in a vast majority of the FGL option agreements, relatively few FGL options with vesting tied to stock price will vest or otherwise be converted to FNF options.

        Also based on terms of the merger agreement, FGL options that vest based on Return on Equity metrics will become time-based options and convert to FNF options as if all metrics were met. Based on terms of the merger agreement, each time-based FGL option granted prior to January 1, 2020, which is inclusive of all FGL options granted to current employees, will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two (2) times the number of days that have elapsed between the grant date of such FGL Stock Option and merger date. In effect, certain unvested FGL options that would have been considered unvested immediately prior to the merger date will be considered vested at the merger date and converted to FNF options. Furthermore, the vesting date for the remaining unvested FGL options will be moved to an earlier date calculated from the original vesting date less the difference between the grant date and the merger date. In effect, unvested FGL options that do not get accelerated at closing will convert to FNF options and vest at an earlier date.

6. Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

        The table below represents an initial allocation of the preliminary consideration to FGL's tangible and intangible assets acquired and liabilities assumed based on management's preliminary estimate of their respective fair values as of December 31, 2019:

($ in millions)	FGL as Reclassified	Fair Value Adjustment	Fair Value	Goodwill Calculation	Notes
Estimated consideration transferred			$2,366		5
Fair value of FGL common and preferred shares owned by FNF			185		7(G)

Total value to allocate				$2,551
Total investments	$28,000	$1	$28,001		7(E)
Cash and cash equivalents	928	—	928
Funds withheld for insurance receivable, at fair value	2,172	—	2,172
Reinsurance recoverable	3,213	—	3,213
Prepaid expenses and other assets	309	—	309
Lease assets	9	—	9
Other intangible assets, net	1,474	(203)	1,271		7(H), 7(I)
Property, plant and equipment, net	23	—	23
Income tax receivable	22	—	22
Deferred tax asset	61	(61)	—		7(L)

Total assets (excluding goodwill)	$36,210	$(263)	$35,947

Contractholder funds	25,684	$106	$25,790		7(M)
Future policy benefits	5,735	71	5,806		7(M)
Liability for policy and contract claims	71	—	71
Funds withheld for reinsurance liabilities	831	—	831
Accounts payable and other accrued liabilities	653	(79)	574		7(N)
Notes payable	542	36	578		7(P)
Secured trust deposits	446	—	446
Lease liabilities	9	—	9
Deferred tax liability	—	(115)	(115)		7(L)

Total liabilities	$33,971	$19	$33,990

Fair value of net assets (excluding goodwill)				$1,957

FNF goodwill attributable to FGL				$594	7(G)

7. Adjustments to Pro Forma Balance Sheet

        Explanations of the adjustments to the pro forma balance sheet are as follows:

  (A)
  To reflect the cash inflow from the debt issuance to fund part of the cash consideration paid to effect the merger.

  (B)
  To reflect the debt issuance obligation incurred to fund the portion of cash consideration paid to effect the merger.

  (C)
  To remove the carrying values of FGL's common stock from FNF's investments.

  (D)
  To remove the carrying values of FGL's preferred stock from FNF's investments.

  (E)
  To reflect the fair value of FGL's mortgage loans and policy loans.

  (F)
  To reflect the cash consideration paid by FNF to FGL shareholders to effect the proposed merger and to reflect the one-time transaction-related costs to be incurred prior to, or concurrent with, the closing of the proposed merger including bank fees, legal fees and other consulting fees. See also Note 7(Q) for the impact to earnings.

  (G)
  To reflect the excess of the preliminary consideration, including the fair value of FGL common and preferred shares owned by FNF prior to the proposed merger, over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is not expected to be deductible for income tax purposes.

  (H)
  To reflect the preliminary fair value and resulting adjustment to intangible assets (excluding VOBA and goodwill). The preliminary amounts assigned to intangible assets and estimated weighted average useful lives are as displayed below.

	Preliminary Fair Value ($ in millions)	Estimated Weighted Average Useful Life (in years)
VODA	$190	15
Trade name	45	10
State insurance licenses	7	Indefinite

Total fair value of FGL's intangible assets (excluding VOBA and goodwill)	$242
Less: FGL's historical other intangible assets	19

Pro forma adjustment	$223

  (I)
  To reflect the preliminary fair value of the VOBA totaling $1,029 million which represents the present value of the expected underwriting profit within policies that were in-force at December 31, 2019. FGL's historical VOBA of $593 million, and Deferred Acquisition Costs ("DAC") and Deferred Sales Inducements ("DSI") of $862 million (totaling $1,455 million) are eliminated as the value of policies in-force on that date are considered within the fair value of the VOBA, resulting in a net adjustment of $(426) million.

  (J)
  The preliminary pro forma adjustments to intangible assets assume that all such assets are domestic and are tax affected at a federal rate. The related deferred tax asset adjustment may be subject to change if the intangible assets are located in a foreign jurisdiction.

  (K)
  To reflect the tax benefit resulting from transaction expenses and to reclass the FNF income tax payable to a net income tax receivable for the unaudited pro forma combined balance sheet.

  (L)
  To reclass the FGL deferred tax asset to a net deferred tax liability for the for the unaudited pro forma combined balance sheet and to reflect the preliminary estimate of the deferred tax impact of the fair value adjustments included herein.

  (M)
  To reflect the fair value of FGL's life reserves (comprised of contractholder funds, future policy benefits and liability for policy and claims).

  (N)
  To eliminate historical FGL liabilities including deferred reinsurance revenue of $17 million, unearned revenue of $43 million and an embedded derivative relating to the reimbursement feature of the preferred shares, settled as part of this proposed merger, of $17 million.

  (O)
  To remove FGL's accrued PIK dividend payable due to FNF.

  (P)
  To record FGL's long-term debt at fair value as of December 31, 2019. These adjustments are net of the elimination of the historical unamortized deferred financing costs.

  (Q)
  The following table summarized the pro forma adjustments impacting equity:

($ in millions)	Adjustments to Historical Equity	Remeasurement Loss	New Equity Structure	Other Items	Pro Forma Adjustments
Additional paid-in capital	$(2,031)	$—	$740	$—	$(1,291)
Retained earnings	(300)	(106)	—	(40)	(446)
Accumulated other comprehensive earnings (loss)	(481)	—	—	—	(481)
Treasury stock	69	—	(185)	—	(116)

Total equity	$(2,743)	$(106)	$556	$(40)	$(2,333)

        Adjustments to Historical Equity:    Represents the elimination of FGL's historical equity.

        Remeasurement Loss:    Represents FNF's loss on remeasurement from previously held equity interests in FGL calculated as the difference between the fair value based on the share price as of March 26, 2020 and the fair value at December 31, 2019.

        New Equity Structure:    Represents the preliminary stock consideration, other than for existing FGL shares owned by FNF and any of its subsidiaries prior to the proposed merger, of $556 million based on the price as of March 26, 2020.

        Other Items:    Represents the impact of the nonrecurring transaction costs to retained earnings, which is discussed within Note 7(F).

8. Adjustments to Pro Forma Statement of Operations

        Explanations of the adjustments to the pro forma statement of operations are as follows:

  (A)
  To record the estimated interest expense on the new debt raised to fund part of the consideration paid to effect the merger, as well as amortization of deferred financing costs.

  (B)
  To reflect the income tax effect of the unaudited pro forma adjustments related to the merger based on FGL's federal statutory income tax rate of 21%. Post-merger, the FGL group will continue to file separate returns in the same manner as they have historically. Due to FGL's business as a life insurance company, they will generally pay premium taxes in lieu of state income taxes. Therefore, state income taxes were not taken into consideration for purposes of the blended statutory income tax rate. The effective tax rate of the combined company may differ depending on any unitary filing obligations that arise as a result of the merger, which are not yet determined.

  (C)
  To remove advisory fees FGL paid FNF during 2019.

  (D)
  To remove the amortization of the deferred reinsurance gain which has been removed as part of the fair value adjustments.

  (E)
  To remove dividend income that FNF recognized in 2019 related to the common and preferred shares owned in FGL.

  (F)
  Adjustment relates to a prospective reclassification of the unrealized gains on available-for-sale securities to an amortizing premium which will be amortized into income based on the expected life.

  (G)
  To remove the unrealized gains that FNF recognized in 2019 related to the common and preferred shares owned in FGL.

  (H)
  To reflect the incremental difference in stock-based compensation for converted equity and phantom equity awards.

  (I)
  To remove the gain from the change in the preferred remarketing embedded derivative.

  (J)
  To remove the transaction expenses that FGL recognized in 2019.

  (K)
  To eliminate FGL's historical intangible amortization relating to DAC, DSI and VOBA following the write-off of the historical DAC, DSI and VOBA assets, and to reflect the amortization of the fair value of the VOBA, VODA, and the FGL Trade Name. The expected amortization relating to the preliminary fair value of the acquired finite lived intangible assets for the five years following the proposed merger is reflected in the table below:

		Year following the acquisition ($ in millions)
	Estimated Weighted Average Useful Life (in years)
		Year 1	Year 2	Year 3	Year 4	Year 5
VOBA	30	$51	$80	$75	$69	$64
VODA	15	24	22	21	19	17
FGL Trade Name	10	5	5	5	5	5

Total expected amortization		$80	$106	$100	$93	$86

  (L)
  To reflect the amortization of the fair value adjustment to FGL's long-term debt.

9. FNF Earnings Per Share Information

        The following table shows our calculation of pro forma condensed combined basic and diluted earnings per share for the year ended December 31, 2019:

($ in millions, except per share amounts)	Year Ended December 31, 2019
Net earnings attributable to FNF common shareholders	$1,419
Basic weighted average FNF shares outstanding	273
FGL shares converted to FNF shares[1]	21

Pro forma basic weighted average shares outstanding	$294
Dilutive effect of securities:
Weighted common shares assumed upon exercise of FNF options and vesting of FNF restricted stock units	4
FNF options issued for FGL options	3

Pro forma diluted weighted average shares outstanding	$301

Pro forma basic earnings per share	$4.83
Pro forma diluted earnings per share	$4.72
(1)
Represents the estimated number of shares of FNF common stock to be issued to FGL stockholders, based on the number of shares of FGL common stock outstanding as of March 26, 2020 and after giving effect to the exchange ratio of 0.2558 as determined in the merger agreement, and the estimated number of shares of FNF common stock to be issued to FGL warrant holders after giving effect to the estimated exchange ratio of 0.1023. The preliminary consideration assumes that the elected cash consideration for the FGL ordinary shares is equal to the maximum cash amount. FGL historical weighted average diluted shares outstanding for the year ended December 31, 2019 was 217.

COMPARISON OF THE RIGHTS OF COMMON STOCKHOLDERS OF FNF AND FGL

        If the mergers are consummated, FGL shareholders electing the stock consideration will become stockholders of FNF. FNF is organized under Delaware law and FGL is incorporated under Cayman Islands law. Accordingly, differences in the rights of holders of FNF capital stock, holders of FGL capital shares arise from differences between their respective charters, bylaws and applicable statutory code. As holders of FNF common stock, after giving effect to the mergers, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as FNF's constituent documents. This section summarizes material differences between the rights of FNF stockholders, under the current FNF charter and the proposed FNF charter, and FGL shareholders.

        The following summary is neither a complete statement of the rights of the stockholders of either of the companies nor a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and FNF's and FGL's constituent documents, which you are urged to read carefully.

        FNF and FGL have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, see the section entitled "Where You Can Find More Information."

FNF		FGL

The rights of FNF stockholders are governed by the Fifth Amended and Restated FNF Certificate of Incorporation of Fidelity National Financial, Inc. (the "current FNF charter"), the Fourth Amended and Restated Bylaws of Fidelity National Financial, Inc. (the "FNF bylaws") and the DGCL.	Organizational Documents	The rights of FGL shareholders are governed by the Amended and Restated Memorandum and Articles of Association of FGL Holdings (the "FGL articles of association"), the CICL and the common law of the Cayman Islands.

FNF is authorised under the current FNF charter to issue 600,000,000 shares of common stock, par value $0.0001 per share, of a class designated common stock, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of a class designated preferred stock.	Authorised Capital Stock
FGL is authorised under the FGL articles of association to issue 800,000,000 ordinary shares, par value $0.0001 per share, and 100,000,000 preferred shares, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, FGL has Series A and Series B preferred shares outstanding.

FNF		FGL

Each holder of a common stock share or a preferred stock share is entitled to one vote for each share upon all questions presented to the stockholders unless a separate class vote is required by the terms of the current FNF charter or the DGCL. The holders of any common stock will vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, the current FNF charter or the FNF bylaws, or upon which a vote of stockholders is otherwise duly called for by FNF.	Common Stock	Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the FGL articles of association, or as required by applicable provisions of the CICL or applicable stock exchange rules, the affirmative vote of a majority of ordinary shares that are voted is required to approve any matter voted on by FGL shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of ordinary shares that are voted and, pursuant to the FGL articles of association, such actions include amending the FGL articles of association and approving a statutory merger or consolidation with another company.

Shares of preferred stock of FNF may be issued from time to time in one or more classes or series, each of which class or series will have such distinctive designation and title as will be fixed by the FNF board prior to the issuance of any shares thereof. The FNF board is authorised to fix the designation and title for each such class or series of preferred stock, to fix the voting powers, whether full or limited, or no voting powers, and such powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and to fix the number of shares constituting such class or series (but not below the number of shares thereof then outstanding), in each case as will be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the FNF board prior to the issuance of any shares thereof pursuant to the authority expressly vested in it by the current FNF charter.	Preferred Stock
Subject to certain consent rights of the holders of the Series A preferred shares and the Series B preferred shares, the FGL board of directors may issue additional series of preferred shares that would rank on parity with the Series A preferred shares and the Series B preferred shares as to liquidation preference. Under the FGL articles of association, the FGL board of directors has the authority, subject to the provisions, if any, in the FGL articles of association and any rights attached to any existing shares, to issue preferred shares and to fix the preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise, including varying such rights at such times and on such other terms as the board of directors thinks proper.
The number of directors which will constitute the whole FNF board is set by the FNF board. The FNF board currently consists of 10 members, but is authorised to have 14 members.	Number and Qualification of Directors	The number of directors which will constitute the whole FGL board of directors is set by the FGL board of directors. The FGL board of directors currently consists of nine members.

FNF	FGL

The FNF board may, by resolution passed by a majority of the entire FNF board, designate one or more committees, each committee to consist of one or more of the directors of FNF. The FNF board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the FNF board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the FNF board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, will have and may exercise all the powers and authority of the FNF board in the management of the business and affairs of FNF. Each committee will keep regular minutes and report to the FNF board when required.

The directors, other than those who may be elected by the holders of any class or series of preferred stock as set forth in the current FNF charter, is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire FNF board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Structure of Board of Directors; Term of Directors; Election of Directors	The FGL board of directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more directors. Any such delegation may be made subject to any conditions the FGL board of directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the FGL board of directors. Subject to any such conditions, the proceedings of a committee of directors will be governed by the FGL articles of association regulating the proceedings of directors, so far as they are capable of applying.

The FGL board of directors is divided into three classes: Class A, Class B and Class C. The number of directors in each class will be as nearly equal as possible. Upon the adoption of the FGL articles of association, the existing directors by resolution classified themselves as Class A, Class B or Class C directors. The Class A directors stand elected for a term expiring at FGL's third annual general meeting following effectiveness of the FGL articles of association, the Class B directors stand elected for a term expiring at FGL's first annual general meeting following effectiveness of the FGL articles of association and the Class C directors stand elected for a term expiring at FGL's second annual general meeting following effectiveness of the FGL articles of association. At each annual general meeting following effectiveness of the FGL articles of association, the class of directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after such election.

FNF		FGL

Subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of FNF may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding capital stock of FNF then entitled to vote generally in the election of directors.	Removal of Directors	The office of a director will be vacated if: (a) the director gives notice in writing to FGL that he resigns the office of director; or (b) the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or (c) the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or (d) the director is found to be or becomes of unsound mind; or (e) all of the other directors (being not less than two in number) determine that he should be removed as director for cause (and not otherwise), either by a resolution passed by all of the other directors at meeting of the directors duly convened and held in accordance with the FGL articles of association or by a resolution in writing signed by all of the other directors.

FNF		FGL

A director will hold office until the annual meeting for the year in which his term expires and until his successor will be elected and will qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the FNF board, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy will hold office for a term that will coincide with the term of the class to which such director will have been elected.	Vacancies on the Board of Directors	At each annual general meeting, the class of directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual general meeting after such election. Except as the CICL or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the FGL articles of association), or by the sole remaining director.

All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director will serve for the remainder of the full term of the director whose death, resignation or removal will have created such vacancy and until his successor will have been elected and qualified.

The current FNF charter provides that any action required or permitted to be taken by the stockholders of FNF at an annual or extraordinary general meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of FNF, but only if such action is taken in accordance with the provisions of the current FNF charter or by the holders of any class or series of preferred stock issued, if the terms of such class or series of preferred stock expressly provide for such action by consent.	Stockholder Action by Written Consent
The FGL articles of association provides that no action which requires the vote or consent of shareholders of the corporation may be taken without a meeting and vote of shareholders and the power of shareholders to consent in writing without a meeting to the taking of any action is omitted.

FNF		FGL

The FNF bylaws provide that, except as required by law, the FNF bylaws or the current FNF charter, holders of a majority of the capital stock issued and entitled to vote thereat, present in person or represented by proxy will constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at the meeting.	Quorum	No business will be transacted at any general meeting unless a quorum is present. The holders of a majority of the issued shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy will be a quorum.

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a members' requisition, will be dissolved and in any other case it will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting will be dissolved.

The chairman or co-chairman may, with the consent of a meeting at which a quorum is present (and will if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting will be given as in the case of an original meeting. Otherwise it will not be necessary to give any such notice of an adjourned meeting.

Unless otherwise prescribed by law or by the current FNF charter, extraordinary general meetings of the FNF stockholders, for any purpose or purposes, may be called by the majority vote of the FNF board or by the chief executive officer of FNF. Extraordinary general meetings may not be called by any other person or persons.	Extraordinary General Meetings of Stockholders	Extraordinary general meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the CICL, may be called by the FGL board of directors.

FNF		FGL

Written notice of an extraordinary general meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called will be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	Notice of Stockholder Meetings	At least five days' notice will be given of any general meeting. Every notice will specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and will be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by FGL; provided that a general meeting of FGL shareholders will, whether or not the notice specified in the FGL articles of association has been given and whether or not the provisions of the FGL articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all of the members entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

No business may be transacted at an annual meeting of FNF stockholders, other than business that is either: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the FNF board (or any duly authorised committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the FNF board (or any duly authorised committee thereof) or (iii) otherwise properly brought before the annual meeting by any FNF stockholder (A) who is a stockholder of record on the date of the giving of the notice provided for in this notice procedures set forth in the applicable section of the FNF bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this section.	Advance Notice
To be properly brought before an annual general meeting, business (other than nominations of directors, which must be made in compliance with, and will be exclusively governed by, Article 30 of the FGL articles of association) must be: (a) specified in the notice of the annual general meeting (or any supplement thereto) given to members by or at the direction of the directors in accordance with the FGL articles of association; (b) otherwise properly brought before the annual general meeting by or at the direction of the directors; or (c) otherwise properly brought before the annual general meeting by a member who: (i) is a minimum member at the time of giving of the notice provided for in the FGL articles of association and at the time of the annual general meeting; (ii) is entitled to vote at such annual general meeting; and (iii) complies with the notice procedures set forth in the FGL articles of association.

FNF	FGL

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by an FNF stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of FNF.	For any such business to be properly brought before any annual general meeting pursuant to Article 23.2(c) of the FGL articles of association, the member must have given timely notice thereof in writing, either by personal delivery or express or registered mail, to FGL not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a member's notice must be received by FGL not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event will the public announcement of an adjournment of an annual general meeting, or such adjournment, commence a new time period or otherwise extend any time period for the giving of a member's notice as described herein.

FNF	FGL

To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at the principal executive offices of FNF not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of FNF which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

FNF	FGL

FNF reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the current FNF charter, and any other provisions authorised by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law.	Charter Amendments	FGL may by ordinary resolution: (a) increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as FGL in general meeting may determine; (b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; (c) convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination; (d) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum or into shares without par value; and (e) cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Subject to the provisions of the CICL and the provisions of the FGL articles of association as regards the matters to be dealt with by ordinary resolution, FGL may by special resolution: (a) change its name; (b) alter or add to the FGL articles of association; (c) alter or add to the memorandum with respect to any objects, powers or other matters specified therein; and (d) reduce its share capital or any capital redemption reserve fund.

FNF	FGL

The FNF bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the FNF board; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of stockholders or FNF board as the case may be. All such amendments must be approved by either the holders of outstanding capital stock or by a majority of the FNF board then in office, in each case, in accordance with the current FNF charter and applicable law.	Amendment of Bylaws	FGL may by ordinary resolution: (a) increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as FGL in general meeting may determine; (b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; (c) convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination; (d) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum or into shares without par value; and (e) cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Subject to the provisions of the CICL and the provisions of the FGL articles of association as regards the matters to be dealt with by ordinary resolution, FGL may by special resolution: (a) change its name; (b) alter or add to the FGL articles of association; (c) alter or add to the memorandum with respect to any objects, powers or other matters specified therein; and (d) reduce its share capital or any capital redemption reserve fund.

FNF		FGL

No director of FNF will be personally liable to FNF or its stockholders for monetary damages, for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director will be liable to the extent provided by applicable law (a) for any breach of the director's duty of loyalty to FNF or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of the provisions regarding limitation on director liability of the current FNF charter will apply to or have any effect on the liability or alleged liability of any director of FNF for or with respect to any acts or omissions of such director occurring prior to such amendment.	Limitation on Director Liability	No directors or officers will be liable to FGL for any loss or damage incurred by FGL as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such indemnified person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under the FGL articles of association unless or until a court of competent jurisdiction shall have made a finding to that effect.

FNF	FGL

FNF will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of FNF) by reason of the fact that he is or was a director, officer, employee or agent of FNF, or is or was serving at the request of FNF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FNF, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of FNF, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

FNF will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of FNF to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of FNF, or is or was serving at the request of FNF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a

Indemnification	Every director and officer of FGL (which for the avoidance of doubt, shall not include auditors of FGL), together with every former director and former officer of FGL, will be indemnified out of the assets of FGL against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default, under the FGL articles of association unless or until a court of competent jurisdiction shall have made a finding to that effect.

FGL will also advance to each indemnified person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person will execute an undertaking to repay the advanced amount to FGL if it is determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to the FGL articles of association. If it is determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party will not be indemnified with respect to such judgment, costs or expenses and any advancement will be returned to FGL (without interest) by the indemnified person. The FGL board of directors, on behalf of FGL, may purchase and maintain insurance for the benefit of any director or other officer of FGL against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to FGL.

FNF		FGL

manner he reasonably believed to be in or not opposed to the best interests of FNF; except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to FNF unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.
No stockholder will have any preemptive right to subscribe to an additional issue of capital stock of FNF.	Preemptive Rights	FGL shareholders have no preemptive or other subscription rights.

The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from FNF's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if FNF's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.	Dividends and Share Repurchases
Subject to the CICL and the FGL articles of association and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorise payment of the dividends or other distributions out of the funds of FGL lawfully available therefor.

A dividend will be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend will be a final dividend. No dividend or other distribution will be paid except out of the realised or unrealised profits of FGL, out of the share premium account or as otherwise permitted by the CICL.

FNF	FGL

FNF is permitted to pay dividends on FNF common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "FNF Group Available Dividend Amount" (defined generally as the excess of the total assets less the total liabilities of the FNF Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of FNF common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the existing FNF Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year) FNF is permitted to make (i) share distributions of FNF common stock to holders of FNF common stock, on an equal per share basis; and (ii) share distributions of any other class of FNF's securities or the securities of any other person to holders of FNF common stock, on an equal per share basis, subject to certain limitations.

FNF is permitted to pay dividends on FNF common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the "FNF Group Available Dividend Amount" (defined generally as the excess of the total assets less the total liabilities of the FNF Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of FNF common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the existing FNF Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). FNF is permitted to make (i) share distributions of FNF common stock to holders of FNF common stock, on an equal per share basis; and (ii) share distributions of any other class of FNF's securities or the securities of any other person to holders of FNF common stock, on an equal per share basis, subject to certain limitations.

FNF		FGL

The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. FNF does not currently have a stockholders' rights plan in effect.	Stockholder Rights Plan	FGL does not currently have a shareholders' rights plan in effect.

Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorised at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

FNF has not opted out of the protections of Section 203 of the DGCL (and has expressly elected to be governed by Section 203 of the DGCL). As a result, the statute applies to FNF.

	Business Combination or Antitakeover Statutes	There are none.
The current FNF charter and the FNF bylaws do not contain any provisions providing other restrictions on interested stockholder transactions.	Other Restrictions on Interested Stockholder Transactions	The FGL articles of association do not contain any provisions providing other restrictions on interested stockholder transactions.

FNF		FGL

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the mergers or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the mergers did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the current FNF charter nor the FNF bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law. For additional information on appraisal rights, see the section entitled "Summary—Appraisal Rights in Connection with the Mergers."

	Appraisal Rights	Under Cayman Islands law, if the merger is completed, FGL shareholders who provided written objection to the mergers before the vote at the FGL extraordinary general meeting to authorise the merger agreement, the plans of merger, the mergers and transactions contemplated by the merger agreement and the plans of merger, and thereafter perfect and do not withdraw their dissent will not receive the merger consideration and will have the right to be paid the fair value of their shares, as agreed with such dissenting shareholders or, failing such agreement, as ultimately determined by the Grand Court of the Cayman Islands; provided that they comply with all of the requirements of Section 238 of the CICL.

LEGAL MATTERS

        The validity of the shares of FNF common stock to be issued pursuant to the mergers will be passed upon by Willkie Farr & Gallagher LLP.

EXPERTS

FNF

        The consolidated financial statements and schedule of Fidelity National Financial, Inc. appearing in Fidelity National Financial, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Fidelity National Financial, Inc.'s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fidelity National Financial, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FGL

        The consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the two year period then ended December 31, 2019, and the period from December 1, 2017 to December 31, 2017, the consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for the year ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our ordinary shares as of February 24, 2020, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each named executive officer and (d) the directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which related to voting or investment power with respect to our common stock and none of the stated shares have been pledged as a security.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent of Outstanding Ordinary Shares(2)
Greater than 5% Shareholders:
Blackstone	45,289,666	(3)(4)	20.4%
Fidelity National Financial, Inc.	16,897,000	(5)	7.6%
The Vanguard Group	13,074,355	(6)	5.9%
Coral Blue Investment Pte. Ltd.	12,691,278	(7)	5.7%
BlackRock, Inc.	11,939,699	(8)	5.4%
Directors and Officers:
Chinh E. Chu	14,923,539	(9)(4)	6.7%
William P. Foley, II	14,923,539	(10)(4)	6.7%
Keith W. Abell	222,119		*
Patrick S. Baird	30,816		*
Menes O. Chee	30,816	(11)	*
Richard N. Massey	1,923,855	(12)	*
James A. Quella	967,335		*
Timothy M. Walsh	40,816		*
Christopher O. Blunt	—		*
Eric L. Marhoun	48,456	(13)	*
Dennis R. Vigneau	146,139	(14)	*
John A. Phelps, II	60,569	(15)	*
John D. Currier	60,569	(16)	*
Christopher J. Littlefield	30,000		*
All directors and executive officers as a group (20 persons)	33,572,390	(17)	15.1%

*
Indicates less than 1% of our outstanding ordinary shares.

(1)
Except as described in the footnotes below and subject to applicable community property laws and similar laws, the company believes that each person listed above has sole voting and investment power with respect to all ordinary shares beneficially owned by them. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands.

(2)
Percentage of beneficial ownership is based on 221,807,598 shares outstanding as of February 24, 2020. Shares issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(3)
Based solely on a Schedule 13D/A filed with the SEC on February 10, 2020 by CFS Holdings (Cayman), L.P. ("CFS 1"), CFS Holdings II (Cayman), L.P. ("CFS 2" and together with CFS 1, the "Blackstone Funds"), CFS Holdings (Cayman) Manager L.L.C. ("CFS Cayman Manager"), Blackstone Tactical Opportunities LR Associates-B (Cayman) Ltd. ("BTO Cayman"), Blackstone Holdings III L.P. ("Blackstone Holdings III"), Blackstone Holding III GP L.P. ("Blackstone Holdings III GP"), Blackstone Holdings III GP Management L.L.C. ("("Blackstone Holdings III LLC"), GSO Aiguille des Grands Montets Fund II LP ("Aiguille Fund"), GSO COF III AIV-5 LP ("GSO AIV-5"), GSO COF III Co-Investment AIV-5 LP ("GSO COF AIV-5"), GSO Co-Investment Fund-D LP ("GSO D"), GSO Credit Alpha Fund LP ("GSO Alpha"), GSO Churchill Partners LP ("GSO Churchill"), GSO Credit-A Partners LP ("GSO Credit-A"), GSO Harrington Credit Alpha Fund (Cayman) L.P. ("GSO Harrington" and collectively with Aiguille Fund, GSO AIV-5, GSO COF AIV-5, GSO D, GSO Alpha, GSO Churchill and GSO Credit-A, the "GSO Funds"), GSO Capital Partners LP ("GSO Partners"), GSO Advisor Holdings L.L.C. ("GSO Holdings"), GSO Capital Opportunities Associates III LLC ("GSO III LLC"), GSO COF III Co-Investment Associates LLC ("GSO COF AIV-5 LLC"), GSO Co-Investment Fund-D Associates LLC ("GSO D LLC"), GSO Credit Alpha Associates LLC ("GSO Alpha LLC"), GSO Churchill Associates LLC ("GSO Churchill LLC"), GSO Credit-A Associates LLC ("GSO Credit-A LLC"), GSO Harrington Credit Alpha Associates L.L.C. ("GSO Harrington LLC"), GSO Holdings I L.L.C. ("GSO Holdings I"), Blackstone Holdings I L.P. ("Blackstone Holdings I"), Blackstone Holdings II L.P. ("Blackstone Holdings II"), Blackstone Holdings I/II GP L.L.C. (f/k/a Blackstone Holdings I/II GP Inc.) ("Blackstone Holdings I/II GP"), The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.), Blackstone Group Management L.L.C. ("Blackstone Management"), and Stephen A. Schwarzman.

  Includes 16,620,850 ordinary shares held by CFS 1, and 22,500,000 ordinary shares held by CFS 2; 142,111 ordinary shares held by Aiguille Fund; 4,147,302 ordinary shares held by GSO AIV-5; 1,442,118 ordinary shares held by GSO COF AIV-5; 50,912 ordinary shares held by GSO D; 165,079 ordinary shares held by GSO Alpha; 52,541 ordinary shares held by GSO Churchill; 113,921 ordinary shares held by GSO Credit-A; and 24,016 ordinary shares held by GSO Harrington. Additionally, Menes Chee, one of our directors and an employee of Blackstone and/or one of its affiliates, was granted an aggregate of 42,743 restricted stock units, of which 30,816 have vested. Pursuant to arrangements between Mr. Chee and Blackstone, Mr. Chee is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises. Blackstone has designated Blackstone Tactical Opportunities Advisors L.L.C. ("BTOA") as the entity to receive the securities described herein. BTOA is an indirect subsidiary of Blackstone. As such, each of Blackstone, Blackstone Group Management L.L.C. and Stephen A. Schwarzman may be deemed to beneficially own the shares beneficially owned by BTOA.

  CFS Cayman Manager is the general partner of CFS 1 and CFS 2. The managing member of CFS Cayman Manager is BTO Cayman. The controlling shareholder of BTO Cayman is Blackstone Holdings III. The general partner of Blackstone Holdings III is Blackstone Holding III GP. The general partner of Blackstone Holdings III GP is Blackstone Holdings III LLC. The sole member of Blackstone Holdings III LLC is Blackstone.

  GSO Partners is the investment manager of Aiguille Fund. GSO Holdings is the special limited partner of GSO Partners with the investment and voting power over the securities beneficially owned by GSO Partners. Blackstone Holdings I is the sole member of GSO Holdings.

  GSO III LLC is the general partner of GSO AIV-5. GSO COF AIV-5 LLC is the general partner of GSO COF AIV-5. GSO D LLC is the general partner of GSO D. GSO Alpha LLC is the general partner of GSO Alpha. GSO Churchill LLC is the general partner of GSO Churchill. GSO Credit-A LLC is the general partner of GSO Credit-A. GSO Harrington LLC is the general partner of GSO Harrington. GSO Holdings I is the managing member of each of GSO III LLC, GSO COF AIV-5 LLC, GSO D LLC, GSO Alpha LLC, GSO Churchill LLC, GSO Credit-A LLC and GSO Harrington LLC. Blackstone Holdings II is the managing member of GSO Holdings I with respect to securities beneficially owned by the GSO Funds. Blackstone Holdings I/II GP is the general partner of each of Blackstone Holdings I and Blackstone Holdings II. Blackstone is the sole member of Blackstone Holdings I/II GP.

  The sole holder of the Class C common stock of Blackstone is Blackstone Management. Blackstone Management is wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman.

  Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds and/or the GSO Funds directly or indirectly controlled by it or him, but each (other than the Blackstone Funds and GSO Funds to the extent they directly hold such securities) disclaims beneficial ownership of such shares.

  The address for the GSO Funds and each entity listed in the third through fifth paragraphs of this footnote (other than Blackstone, Blackstone Holdings I, Blackstone Holdings II and Blackstone Holdings I/II GP) is c/o GSO Capital Partners LP, 345 Park Avenue. The address for each other entity and person listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, NY 10154.

(4)
Pursuant to a nominating and voting agreement, dated as of November 30, 2017, Mr. Chu, Mr. Foley and BTO have the right to designate one director nominee for election at each general meeting of the company, which nominee will be selected by a vote of any two of Mr. Chu, Mr. Foley and BTO. Mr. Chu, Mr. Foley and BTO have agreed to vote all of their shares in favor of such nominee. As such, each of Mr. Chu, Mr. Foley and BTO may be deemed to be members of a "group" within the meaning of Section 13(d)(3) of the Exchange Act, and each of the members may be deemed to beneficially own the shares of the other members. Each of Mr. Chu, Mr. Foley and BTO expressly disclaims any beneficial ownership of any securities owned by each of the other parties and their affiliates.

(5)
Includes (i) 125,000 ordinary shares held by Fidelity National Financial, Inc. and (ii) 4,335,680 ordinary shares held by Fidelity National Title Insurance Company, 9,163,920 ordinary shares held by Chicago Title Insurance Company and 3,272,400 ordinary shares held by Commonwealth Land Title Insurance Company, each a wholly owned subsidiary of FNF (collectively, the "FNF Investors"). Each of the FNF Investors shares the power to vote and the power to dispose of the securities of the company held by it with FNF, and as such, FNF may be deemed to beneficially own the securities held by each of the FNF Investors. William P. Foley, II, our Co-Executive Chairman, is the non-executive Chairman of the Board of FNF. The address for FNF and the FNF Investors is 601 Riverside Ave., Jacksonville, FL 32204.

(6)
Based solely on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has sole voting power with respect to 150,943 of the shares, shared voting power with respect to 8,766 of the shares, sole dispositive power with respect to 12,929,054 of the shares, and shared dispositive power with respect to 145,301 of the shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Based solely on a Schedule 13G/A filed with the SEC on January 24, 2019 by GIC Private Limited ("GIC") and Coral Blue Investment Pte. Ltd. Coral Blue Investment Pte. Ltd. shares the power to vote and the power to dispose of these securities with GIC, a private limited company incorporated in Singapore. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore's foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. GIC and Coral Blue Investment Pte. Ltd. disclaim membership in a group. The business address of GIC and Coral Blue Investment Ltd. is 168 Robinson Road, #37-101, Capital Tower, Singapore, 068913.

(8)
Based solely on a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole dispositive power with respect to 11,287,680 of the ordinary shares and sole voting power with respect to 11,939,699 of the ordinary shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Includes 14,892,723 ordinary shares held by CC Capital Management LLC ("CCCM"). Mr. Chu is the managing member of CCCM and as such may be deemed to beneficially own all of the securities held directly by CCCM. Mr. Chu disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(10)
Includes 14,892,723 ordinary shares held by BilCar, LLC ("BilCar"). Mr. Foley is a manager of BilCar and as such may be deemed to beneficially own all of the securities held directly by BilCar. Mr. Foley disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)
Mr. Chee holds these shares for the benefit of Blackstone Tactical Opportunities Advisors L.L.C. Mr. Chee disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(12)
Includes 1,843,039 ordinary shares held by CFC 2016-A, LLC ("CFC"). Mr. Massey is the managing member of CFC and as such may be deemed to beneficially own all of the securities held by CFC. Mr. Massey disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(13)
Includes 48,456 ordinary shares subject to stock options, which are currently exercisable or are exercisable within 60 days.

(14)
Includes 25,000 ordinary shares and 121,139 ordinary shares subject to stock options, which are currently exercisable or are exercisable within 60 days.

(15)
Includes 60,569 ordinary shares subject to stock options, which are currently exercisable or are exercisable within 60 days.

(16)
Includes 60,569 ordinary shares subject to stock options, which are currently exercisable or are exercisable within 60 days.

(17)
Includes 33,198,973 ordinary shares and 363,417 ordinary shares subject to stock options, which are currently exercisable or are exercisable within 60 days.

 FGL SHAREHOLDER PROPOSALS

        If the merger is completed, FGL will have no public shareholders and there will be no public participation in any future meetings of shareholders of FGL. However, if the merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

        FGL does not intend to hold an annual general meeting in 2020 unless the merger is not completed.

        Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2020 annual general meeting, if held, in accordance with Rule 14a-8 of the Exchange Act was required to comply with all applicable statutes and regulations and submit the proposal in writing to our principal executive offices at 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands no later than November 30, 2019. If the date of the 2020 annual general meeting, if held, is changed by more than 30 days from the anniversary date of the 2019 annual general meeting (which was held on May 7, 2019), then the deadline will be a reasonable time before FGL begins to print and mail its proxy materials.

        Our charter provides that, except in the case of proposals made in accordance with Rule 14a-8, shareholder proposals to be brought before an annual general meeting or nominations of persons for election as directors are subject to the advance notice procedures in our charter (the "Advance Notice Procedures"). To be considered timely under the Advance Notice Procedures, notice of a shareholder proposal or director nomination (a "Shareholder Notice") for the 2020 annual general meeting, if held, was required to be delivered to our principal executive offices at 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands no later than February 6, 2020.

        However, if the date of the next annual general meeting, if held, is more than 30 days before or after the anniversary of the 2019 annual general meeting, the Shareholder Notice must be received no later than 90 days before the date of the annual general meeting, if held, or 10 days following the date of the first announcement of the annual general meeting date, whichever is later.

        To be eligible to submit a proposal or nominee under the Advance Notice Procedures, the shareholder must meet the eligibility requirements to submit shareholder proposals under Rule 14a-8 and must be entitled to vote on such proposal or for the election of directors, as applicable. All shareholder proposals and director nominations under the Advance Notice Procedures must comply with all requirements under our charter. This includes that the Shareholder Notice must be in the proper written form as required by our charter, and in the case of a director nomination, a written questionnaire, written representation and agreement and other information requested by FGL of the person nominated will be required. Director nominations may only be for such classes or slates as are specified in company's notice of meeting as being up for election at such annual general meeting. The Nominating and Corporate Governance Committee will review all such information submitted by the shareholder with respect to the proposed nominee and determine whether such nominee is eligible to act as a director. All shareholder proposals or director nominations under our Advance Notice Procedures must comply with all applicable statutes, regulations and requirements in our charter, a copy of which may be obtained at no cost from the corporate secretary.

        If the chairman of any annual meeting determines that a shareholder proposal or nomination does not comply with the requirements set forth in our charter, such matter shall be disregarded.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our proxy materials at the same address this year or in future years, the shareholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

  •
  If the shares are registered in the name of the shareholder, the shareholder should contact our transfer agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, NY 10004-1561 or 212.509.4000 or us at our principal executive offices at 4th Floor, Boundary Hall, Cricket Square, Grand Cayman KY1-1102, Cayman Islands or 410.487.8898 to inform us of his or her request; or

  •
  If a bank, broker or other nominee holds the share, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

        FGL and FNF each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including FGL and FNF, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult FNF's or FGL's website for more information about FGL or FNF, respectively. FNF's website is www.fnf.com. FGL's website is www.fglife.bm. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        FNF has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of FNF common stock to be issued to FGL stockholders pursuant to the mergers. The registration statement, including the attached exhibits, contains additional relevant information about FNF and FNF common stock. The rules and regulations of the SEC allow FGL and FNF to omit certain information included in the registration statement from this proxy statement/prospectus.

INCORPORATION BY REFERENCE

        In addition, the SEC allows FGL and FNF to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        This proxy statement/prospectus incorporates by reference the documents listed below that FGL has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about FGL, its financial condition or other matters.

FGL SEC Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020;

  •
  Current Report on Form 8-K, filed with the SEC on March 19, 2020.

        In addition, FGL incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the FGL extraordinary general meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or FGL will provide you with copies of these documents, without charge, upon written or oral request to:

4th Floor
Boundary Hall, Cricket Square
Grand Cayman KY1-1102, Cayman Islands
(345) 947-5614
Attention: Investor Relations

        This proxy statement/prospectus incorporates by reference the documents listed below that FNF has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about FNF, its financial condition or other matters.

FNF SEC Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020;

  •
  Current Reports on Form 8-K, filed with the SEC on February 7, 2020 and February 13, 2020.

        In addition, FNF incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the FGL extraordinary general meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or FNF will provide you with copies of these documents, without charge, upon written or oral request to:

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
Attention: Corporate Secretary

        In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorised to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2020. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to FGL stockholders nor the issuance by FNF of shares of common stock pursuant to the mergers will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of FGL and FNF made to the other in the merger agreement. Representations and warranties made by FGL, FNF and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding FGL, FNF or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
FIDELITY NATIONAL FINANCIAL, INC.
F I CORP.
F II CORP.
and
FGL HOLDINGS
Dated as of February 7, 2020

A-i

A-ii

A-iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of February 7, 2020, is by and among Fidelity National Financial, Inc., a Delaware corporation ("Parent"), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent ("Merger Sub I"), F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent ("Merger Sub II" and, together with Merger Sub I, "Merger Subs"), and FGL Holdings, a Cayman Islands exempted company (the "Company").

        W I T N E S S E T H:

        WHEREAS, the Company and Parent desire to enter into a transaction pursuant to which Merger Sub I will be merged with and into the Company (the "First Merger") with the Company surviving the First Merger and becoming a wholly owned Subsidiary of Parent as a result of the First Merger in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the "CICL");

        WHEREAS, immediately following the First Merger, the Surviving Company will be merged with and into Merger Sub II (the "Second Merger" and, together with the First Merger, the "Mergers") with Merger Sub II surviving the Second Merger and becoming a wholly owned Subsidiary of Parent as a result of the Second Merger in accordance with the CICL;

        WHEREAS, the parties intend (i) for the Mergers to be treated as a single integrated transaction for U.S. federal income Tax purposes that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) that this Agreement will constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g), and (iii) that Parent, the Company, and Merger Sub II will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

        WHEREAS, the special committee of the board of directors of the Company (the "Company Special Committee") has (i) determined that it is fair and in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its shareholders (the "Company Shareholders");

        WHEREAS, the board of directors of each Merger Sub has (i) determined that it is fair and in the best interests of such Merger Sub, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its sole shareholder;

        WHEREAS, the board of directors of Parent, upon the recommendation of a special committee thereof (the "Parent Special Committee") and Parent, as the sole shareholder of each Merger Sub, in each case has approved this Agreement, the Mergers and the other transactions contemplated hereby;

        WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into Voting Agreements with (i) BilCar, LLC and William P. Foley, II (the "BilCar Voting Agreement"), (ii) Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company (the "Parent Subsidiaries Voting Agreement"), (iii) CFS Holdings (Cayman), L.P., CFS Holdings II (Cayman), L.P. and Blackstone Tactical Opportunities Advisors L.L.C. (the "Blackstone Voting Agreement"), and (iv) GSO COF III AIV-5 LP, GSO COF III Co-Investment AIV-5 LP, GSO Co-Investment Fund-D LP, GSO Credit Alpha Fund LP, GSO Aiguille Des Grands Montets Fund II LP, GSO Churchill Partners LP, GSO Credit-A Partners LP and GSO

Harrington Credit Alpha Fund (Cayman) L.P. (collectively, the "GSO Sellers" and the "GSO Voting Agreement"); and

        WHEREAS, concurrently with the execution of this Agreement, the GSO Sellers and Parent are entering into a Series A Preferred Share Purchase Agreement (the "Series A Preferred Share Purchase Agreement"), pursuant to which Parent has agreed to purchase each Series A Share for an amount equal to the Liquidation Preference (as defined in the Series A Certificate of Designation) in respect of such Series A Shares as of the First Effective Time in cash held by each of GSO Sellers immediately prior to the consummation of the transactions contemplated by this Agreement, subject to the terms and conditions set forth therein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

        Section 1.01    Defined Terms.

        "Action" shall mean any action, suit or proceeding by or before any Governmental Authority.

        "Adjusted Company Phantom Unit" shall have the meaning set forth in Section 2.06(d).

        "Adjusted Company Stock Option" shall have the meaning set forth in Section 2.06(b).

        "Adverse Recommendation Change" shall have the meaning set forth in Section 6.07(d).

        "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the sake of clarity, Parent, The Blackstone Group Inc., CC Capital Management LLC, BilCar, LLC and their respective Affiliates, other than the Company and its controlled Affiliates, shall not constitute "Affiliates" of the Company.

        "Agreement" shall have the meaning set forth in the Preamble.

        "Benefit Plan" shall have the meaning set forth in Section 4.17(a).

        "BilCar Voting Agreement" shall have the meaning set forth in the Recitals.

        "Blackstone Voting Agreement" shall have the meaning set forth in the Recitals.

        "Book-Entry Shares" shall mean each entry in the register of members of the Company (or its transfer agent) representing uncertificated Shares.

        "Burdensome Condition" shall have the meaning set forth in Section 6.04(b).

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or the Cayman Islands are authorized or obligated by Law or executive order to be closed.

        "Calculation Methodology" shall mean the calculation of the volume weighted average price, expressed in ten thousandths, of the Parent Common Stock on a given trading day of the New York Stock Exchange, by typing in FNF US EQUITY VWAP <GO> on a Bloomberg L.P. terminal to launch the volume weighted average price dashboard, entering time 00:00 and the given trading day date as the beginning period, entering time 23:59 and same trading day date as the ending period, and selecting bloomberg definition as the calculation option.

        "Cash Consideration" shall have the meaning set forth in Section 2.04(a).

        "Cash Election Shares" shall have the meaning set forth in Section 2.04(a).

        "Cash Portion" shall have the meaning set forth in Section 2.05(g).

        "Certificate" shall mean each certificate representing one or more Shares.

        "Change in Circumstance" shall mean any event, development or change in circumstance that was not known to the Company Special Committee prior to the date hereof; provided that in no event shall the following events, changes or developments constitute a Change in Circumstance: (a) the receipt, existence or terms of an Takeover Proposal or (b) any change in the price or trading volume of the Company Ordinary Shares, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of any such changes may constitute, or be taken into account in determining whether there has been, a Change in Circumstance).

        "CICL" shall have the meaning set forth in the Recitals.

        "Closing" shall have the meaning set forth in Section 2.01.

        "Closing Date" shall have the meaning set forth in Section 2.01.

        "Code" shall mean the Internal Revenue Code of 1986.

        "Company" shall have the meaning set forth in the Preamble.

        "Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

        "Company 401(k) Plan" shall have the meaning set forth in Section 6.09(e).

        "Company Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 2018 and the footnotes thereto set forth in the Company 10-K.

        "Company Disclosure Letter" shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

        "Company Employee" shall have the meaning set forth in Section 6.09(a).

        "Company Equity Plan" shall mean the 2017 Omnibus Incentive Plan, the Management Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Phantom Units and Company Restricted Stock Rights have been granted.

        "Company Existing Credit Agreement" shall mean that certain Credit Agreement, dated as of November 30, 2017, by and among FGL Life Holdings, Inc., CF Bermuda Holdings Limited, the lenders party thereto and Royal Bank of Canada, as administrative agent.

        "Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

        "Company Insider" shall have the meaning set forth in Section 6.11.

        "Company Insurance Entities" shall have the meaning set forth in Section 4.11(a).

        "Company Material Adverse Effect" shall mean a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Ordinary Shares, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Mergers or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third party administrators, policyholders, partners or employees of the Company and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement (including pursuant to Section 6.04) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of Parent, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of their Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the Investment Assets, (k) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof), or (l) any item set forth in the Company Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

        "Company Memorandum" shall mean the Amended and Restated Memorandum and Articles of Association of the Company as amended and restated and as in effect as of the date hereof.

        "Company Officer's Certificate" shall have the meaning set forth in Section 6.16(c).

        "Company Ordinary Shares" shall mean the ordinary shares, par value of $0.0001 per share, of the Company.

        "Company Permits" shall mean all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

        "Company Phantom Unit" shall mean a phantom unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive cash based on the price of a Company Ordinary Share after the vesting or lapse of restrictions applicable to such phantom unit.

        "Company Preferred Shares" shall mean the preferred shares, par value of $0.0001 per share, of the Company.

        "Company Recommendation" shall have the meaning set forth in Section 6.06.

        "Company Reports" shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2018 through the date hereof.

        "Company Required Vote" shall mean the affirmative vote of the holders of (i) Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the shareholders' meeting in accordance with Section 233(6) of the CICL and the Company Memorandum, (ii) the Series A Shares representing at least a majority in aggregate of the Liquidation Preference (as defined in the Series A Certificate of Designation) and (iii) the Series B Shares representing at least a majority in aggregate of the Liquidation Preference (as defined in the Series B Certificate of Designation), in each case, in favor of approval of this Agreement, the Mergers and the other transactions contemplated hereby.

        "Company Restricted Stock Right" shall mean a Company Ordinary Share granted pursuant to a Company Equity Plan that vests solely on the basis of time.

        "Company SAP Statements" shall have the meaning set forth in Section 4.11(a).

        "Company Section 16 Information" shall have the meaning set forth in Section 6.11.

        "Company Shareholders" shall have the meaning set forth in the Recitals.

        "Company Shareholders Meeting" shall mean a meeting of the Company Shareholders to be called to consider the Mergers, including giving effect to any adjournment thereof.

        "Company Special Committee" shall have the meaning set forth in the Recitals.

        "Company Stock Option" shall mean each option to purchase Company Ordinary Shares granted pursuant to a Company Equity Plan.

        "Company Stock Rights" shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

        "Company Tax Opinion" shall have the meaning set forth in Section 6.16(c).

        "Company Termination Fee" shall be an amount equal to (a) $39,966,000, if such termination fee becomes payable in connection with the termination of this Agreement pursuant to (i) Section 8.01(d) and the counterparty to the Takeover Proposal Documentation referred to in Section 6.07(e) is an Excluded Party or (ii) Section 8.01(e) and the event giving rise to the right of termination is based on the submission of a Takeover Proposal by an Excluded Party and (b) $66,610,000 in all other circumstances contemplated by Section 8.02(b).

        "Company Warrant" shall mean a warrant to purchase Company Ordinary Shares.

        "Confidentiality Agreement" shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Parent dated December 12, 2019.

        "Contract" shall have the meaning set forth in Section 4.05(a).

        "control" shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

        "Converted Stock Option" shall have the meaning set forth in Section 2.06(c).

        "Data Protection Laws" means all applicable laws in any relevant jurisdiction pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer, including the California Consumer Privacy Act (CCPA) and NYDFS Cybersecurity Regulation (23 NYCRR 500).

        "Data Protection Requirements" means all applicable (i) Data Protection Laws, (ii) Privacy Policies and (iii) those terms of any Contracts imposing obligations on the Company or its Subsidiaries with respect to the Company's collection, use, storage, disclosure, or cross-border transfer of Personal Data.

        "Delaware Courts" shall have the meaning set forth in Section 9.07.

        "Dissenting Shares" shall mean Shares that are held by any holder who shall have validly exercised and perfected and not effectively withdrawn, failed to perfect or lost their rights to dissent from the First Merger in accordance with Section 238 of the CICL.

        "Elected Cash Consideration" shall have the meaning set forth in Section 2.05(d).

        "Election Deadline" shall have the meaning set forth in Section 2.05(b).

        "Election Form" shall have the meaning set forth in Section 2.05(a).

        "Environmental Laws" shall mean any Laws governing pollution or the protection of human health or the environment.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

        "Exchange Act" shall mean the Securities Exchange Act of 1934.

        "Exchange Agent" shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as exchange agent for payment of the Merger Consideration.

        "Exchange Fund" shall have the meaning set forth in Section 3.01.

        "Exchange Ratio" shall mean 0.2558, which is equal to (a) the Cash Consideration, divided by (b) the Reference Parent Common Stock Price.

        "Excluded Party" shall have the meaning the meaning set forth in Section 6.07(b).

        "Final Surviving Company" shall mean Merger Sub II, being the company surviving the Second Merger.

        "First Effective Time" shall mean the effective time of the First Merger, which shall be the time specified in the First Plan of Merger.

        "First Merger" shall have the meaning set forth in the Recitals.

        "First Plan of Merger" shall have the meaning set forth in Section 2.02(c).

        "GAAP" shall mean United States generally accepted accounting principles in effect from time to time.

        "Go-Shop Period" shall have the meaning set forth in Section 6.07(a).

        "Go-Shop Period End Date" shall have the meaning set forth in Section 6.07(b).

        "Governmental Authority" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

        "GSO Sellers" shall have the meaning set forth in the Recitals.

        "GSO Voting Agreement" shall have the meaning set forth in the Recitals.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Indebtedness" shall have the meaning set forth in Section 6.01(h).

        "Indemnified Parties" shall have the meaning set forth in Section 6.10(a).

        "Information Delivery Letter Agreement" means each of (i) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent and William P. Foley, II, (ii) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent, CC Capital Management, LLC and Chinh E. Chu and (iii) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent and Blackstone.

        "Insurance Contract" shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Entities or the Parent Insurance Entities, as applicable, prior to the Closing.

        "Insurance Laws" shall have the meaning set forth in Section 4.11(a).

        "Intellectual Property Rights" shall mean trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; internet domain names; patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor; and copyrights, whether registered or unregistered, and all applications for registration thereof.

        "Investment Assets" shall mean the investment assets owned by a Company Insurance Entity.

        "Investment Guidelines" shall mean the investment policies and guidelines of the applicable Company Insurance Entity.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Company Disclosure Letter of such fact or matter and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter.

        "Law" shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

        "Letter of Transmittal" shall have the meaning set forth in Section 3.02(a).

        "Lien" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.

        "Material Contract" shall have the meaning set forth in Section 4.10(a).

        "Maximum Cash Amount" shall mean $1,471,936,485.

        "Maximum Premium" shall have the meaning set forth in Section 6.10(b).

        "Merger Consideration" shall have the meaning set forth in Section 2.04(a).

        "Merger Sub I" shall have the meaning set forth in the Preamble.

        "Merger Sub II" shall have the meaning set forth in the Preamble.

        "Merger Subs" shall have the meaning set forth in the Preamble.

        "Mergers" shall have the meaning set forth in the Recitals.

        "No Election Shares" shall have the meaning set forth in Section 2.04(a)(iii).

        "No Election Value" shall have the meaning set forth in Section 2.05(e)(ii).

        "Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "organizational documents" shall mean the articles of incorporation, certificate of incorporation, charter, bye-laws, articles of formation, certificate of formation, memorandum and articles of association, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

        "Outside Termination Date" shall have the meaning set forth in Section 8.01(f).

        "Parent" shall have the meaning set forth in the Preamble.

        "Parent 10-K" shall mean Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

        "Parent 401(k) Plan" shall have the meaning set forth in Section 6.09(e).

        "Parent Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 2018 and the footnotes thereto set forth in the Company 10-K.

        "Parent Benefit Plan" shall mean (a) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that Parent or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which Parent any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of Parent or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that Parent or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which Parent or any of its Subsidiaries would reasonably be likely to have any material liability.

        "Parent Common Stock" shall mean the common stock, par value of $0.0001 per share, of Parent.

        "Parent Disclosure Letter" shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

        "Parent Equity Plans" shall mean the Amended and Restated 2005 Omnibus Incentive Plan pursuant to which outstanding Parent Stock Options and Parent Restricted Stock Rights have been granted.

        "Parent ERISA Affiliate" shall have the meaning set forth in Section 5.15(a).

        "Parent ESPP" shall mean the Amended and Restated 2013 Employee Stock Purchase Plan.

        "Parent Financial Statements" shall mean all of the financial statements of Parent and its Subsidiaries included in the Parent Reports.

        "Parent Insurance Entities" shall have the meaning set forth in Section 5.11(a).

        "Parent Material Adverse Effect" shall mean a material adverse effect on the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the industries in which Parent and its Subsidiaries operate, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by Parent to meet any published analyst estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the shares of Parent Common Stock, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Mergers or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third party administrators, policyholders, partners or employees of Parent and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement (including pursuant to Section 6.04) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by Parent at the request or with the prior consent of the Company, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by the Company or any of its Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against Parent, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the investment assets of Parent and its Subsidiaries, (k) any change or development in the credit, financial strength or other rating of Parent, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof), or (l) any item set forth in Parent Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

        "Parent Merger Consideration" shall have the meaning set forth in Section 2.04(d).

        "Parent Officer's Certificate" shall have the meaning set forth in Section 6.16(c).

        "Parent Permits" shall mean all Permits necessary for the lawful conduct of the businesses of Parent and its Subsidiaries.

        "Parent Phantom Unit" shall have the meaning set forth in Section 2.06(e).

        "Parent Preferred Stock" shall have the meaning set forth in Section 5.03(a).

        "Parent Reports" shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Parent with the SEC since December 31, 2018 through the date hereof.

        "Parent Restricted Stock Right" shall mean a restricted share of Parent Common Stock granted pursuant to a Parent Equity Plan.

        "Parent SAP Statements" shall have the meaning set forth in Section 5.11(a).

        "Parent Special Committee" shall have the meaning set forth in the Recitals.

        "Parent Stock Option" shall mean each option to purchase shares of Parent Common Stock granted pursuant to a Parent Equity Plan.

        "Parent Stock Rights" shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent.

        "Parent Subsidiaries Voting Agreement" shall have the meaning set forth in the Recitals.

        "Parent Subsidiary Stock Rights" shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Subsidiary of Parent obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of Parent.

        "PBGC" shall have the meaning set forth in Section 5.15(a).

        "Permit" shall mean any authorization, license, permit, certificate, approval or order of any Governmental Authority.

        "Permitted Investments" shall have the meaning set forth in Section 3.01.

        "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

        "Personal Data" has the same meaning as the term "personal data," "personal information," or the equivalent under the applicable Data Protection Law.

        "Privacy Policies" means all published, posted and written internal policies, procedures, agreements and notices with respect to the Company's collection, use, storage, disclosure, or cross-border transfer of Personal Data.

        "Producers" shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

        "Proxy Statement/Prospectus" shall mean a definitive proxy statement/prospectus, including the related preliminary proxy statement/prospectus, and any amendment or supplement thereto, relating to this Agreement, the Mergers and the other transactions contemplated hereby to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

        "Reference Parent Common Stock Price" shall mean $48.87, which is the average of the daily volume weighted average trading prices of shares of Parent Common Stock on the New York Stock Exchange for the five (5) trading day period, using the Calculation Methodology, ending on the trading day that is three (3) trading days prior to the date of this Agreement, rounded to the nearest penny.

        "Registration Statement" shall mean a Form S-4 to be filed with the SEC by Parent relating to the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Mergers.

        "Reinsurance Contracts" shall have the meaning set forth in Section 4.13.

        "Remediation Agreement" shall mean the Master License and Service Agreement, by and between QOMPLX, Inc. and the Company, dated as of February 7, 2020 (including the Statement of Work #1: Remediation Plan for F&A Annuities and Life).

        "Representatives" shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

        "Reserves" shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Entity or a Parent Insurance Entity, as applicable, as required by SAP.

        "SAP" shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority of the jurisdiction in which it is domiciled.

        "SEC" shall mean the Securities and Exchange Commission.

        "Second Effective Time" shall mean the effective time of the Second Merger, which shall be the time specified in the Second Plan of Merger.

        "Second Merger" shall have the meaning set forth in the Recitals.

        "Second Plan of Merger" shall have the meaning set forth in Section 2.03(c).

        "Securities Act" shall mean the Securities Act of 1933.

        "Series A Certificate of Designation" shall mean the Certificate of Designation of Series A Cumulative Convertible Preferred Shares of the Company as in effect on the date hereof.

        "Series A Preferred Share Purchase Agreement" shall have the meaning set forth in the Recitals.

        "Series A Shares" shall mean the Company Preferred Shares designated as "Series A Cumulative Convertible Preferred Shares".

        "Series B Certificate of Designation" shall mean the Certificate of Designation of Series B Cumulative Convertible Preferred Shares of the Company as in effect on the date hereof.

        "Series B Shares" shall mean the Company Preferred Shares designated as "Series B Cumulative Convertible Preferred Shares".

        "Shares" shall have the meaning set forth in Section 2.04(a).

        "Shortfall Amount" shall have the meaning set forth in Section 2.05(e).

        "Stock Consideration" shall have the meaning set forth in Section 2.04(a).

        "Stock Election Shares" shall have the meaning set forth in Section 2.04(a).

        "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

        "Subsidiary Stock Rights" shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

        "Superior Proposal" shall mean any Takeover Proposal that the Company Special Committee determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms), would be more favorable to the holders of Company Ordinary Shares than the Mergers (taking into account any binding offers to amend this Agreement committed to in writing by Parent in response to any Takeover Proposal, as contemplated by Section 6.07(e)(iii)); provided, that for purposes of the definition of "Superior Proposal", all references in the term Takeover Proposal to "15% or more" shall be deemed to be reference to "50% or more."

        "Surviving Company" shall mean the Company, being the company surviving the First Merger.

        "Takeover Proposal" shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding Company Ordinary Shares or (ii) 15% or more (based on the fair market value thereof, as determined by the Company Special Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and/or its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding Company Ordinary Shares or (c) any merger, consolidation, business combination, scheme of arrangement, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any ordinary or common shares of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

        "Takeover Proposal Documentation" shall mean any letter of intent, agreement in principle, merger agreement, scheme of arrangement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.07(a) and Section 6.07(c)).

        "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

        "Tax Return" shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

        "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub I, Merger Sub II or any Affiliates thereof.

        Section 1.02    Interpretation.

          (a)   As used in this Agreement, references to the following terms have the meanings indicated: (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or "organizational document" are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any "copy" of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to "hereof," "herein," "hereunder," "hereby," "herewith" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the "date of this Agreement," "the date hereof" and words of similar import refer to February 7, 2020; and (viii) to "this Agreement" includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

          (b)   Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The word "or" shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (c)   Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word "day" shall be interpreted as a calendar day.

          (d)   The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (e)   References to a "party" hereto means Parent, Merger Sub I, Merger Sub II or the Company and references to "parties" hereto means Parent, Merger Sub I, Merger Sub II and the Company.

          (f)    References to "dollars" or "$" mean United States dollars, unless otherwise clearly indicated to the contrary.

          (g)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

          (h)   No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

          (i)    All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

 ARTICLE II

THE MERGERS

        Section 2.01    Closing.     Subject to the terms and conditions of this Agreement, the closing of the First Merger (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 10:00 a.m. (Eastern time), unless another time, date or place is agreed to in writing by the parties, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII are satisfied or waived or at such other time, date and place as the parties may mutually agree in writing such Closing shall occur. The actual time and date at which the Closing occurs are herein referred to as the "Closing Date."

        Section 2.02    The First Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the CICL, whereupon the separate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands and become a wholly owned Subsidiary of Parent.

          (b)   The First Merger shall have the effects set forth in the CICL and other applicable Law. Accordingly, from and after the First Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, and authority of each of the Company and Merger Sub I, shall vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Company and Merger Sub I, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of the Company and Merger Sub I in accordance with the CICL.

          (c)   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Merger Sub I shall execute a plan of merger (the "First Plan of Merger") substantially in the form set out Exhibit A and the parties shall file the First Plan of Merger and other documents required under the CICL to effect the First Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The First Merger shall become effective at the First Effective Time.

          (d)   At the First Effective Time, pursuant to the First Merger, the memorandum and articles of association of the Surviving Company shall be amended and restated so as to read in its entirety as set forth on Exhibit C. Thereafter, the memorandum and articles of association of the Surviving Company may be amended in accordance with its terms and as provided by Law (subject to Section 6.10).

          (e)   At the First Effective Time, the directors of Merger Sub I shall continue in office as the directors of the Surviving Company and the officers of the Company shall continue in office as the officers of the Surviving Company, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the memorandum and articles of association of the Surviving Company.

        Section 2.03    The Second Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Company shall be merged with and into Merger Sub II in accordance with the CICL, whereupon the separate existence of the Surviving Company shall cease and

  Merger Sub II shall continue as the Final Surviving Company under the Laws of the Cayman Islands and become a wholly owned Subsidiary of Parent.

          (b)   The Second Merger shall have the effects set forth in the CICL and other applicable Law. Accordingly, from and after the Second Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, and authority of each of the Surviving Company and Merger Sub II, shall vest in the Final Surviving Company and the Final Surviving Company shall be liable for and subject, in the same manner as the Surviving Company and Merger Sub II, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of the Surviving Company and Merger Sub II in accordance with the CICL.

          (c)   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Surviving Company and Merger Sub II shall execute a plan of merger (the "Second Plan of Merger") substantially in the form set out Exhibit B and the parties shall file the Second Plan of Merger and other documents required under the CICL to effect the Second Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Second Merger shall become effective at the Second Effective Time.

          (d)   At the Second Effective Time, pursuant to the Second Merger, the memorandum and articles of association of the Final Surviving Company shall be amended and restated so as to read in its entirety as set forth on Exhibit C. Thereafter, the memorandum and articles of association of the Final Surviving Company may be amended in accordance with its terms and as provided by Law (subject to Section 6.10).

          (e)   At the Second Effective Time, the directors of the Surviving Company shall continue in office as the directors of the Final Surviving Company and the officers of the Surviving Company shall continue in office as the officers of the Final Surviving Company, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the memorandum and articles of association of the Final Surviving Company.

          (f)    At the Second Effective Time, by virtue of the Merger and without any action on the part of Parent, the Surviving Company or Merger Sub II, (i) each ordinary share of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto and (ii) each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

        Section 2.04    Conversion of the Shares.     At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities:

          (a)   Except as provided in Section 2.04(b) and Section 2.04(d), each Company Ordinary Share issued and outstanding immediately prior to the First Effective Time (the "Shares") (excluding Dissenting Shares, but including Company Restricted Stock Rights) shall be canceled and shall, by virtue of the First Merger and without any action onthe part of the holder thereof, be converted automatically into the right to receive (subject to Section 2.05):

              (i)  for each Share with respect to which an election to receive cash has been effectively made and not revoked (the "Cash Election Shares"), an amount equal to $12.50 in cash, without interest (the "Cash Consideration");

             (ii)  for each Share with respect to which an election to receive stock has been effectively made and not revoked (the "Stock Election Shares"), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"); and

            (iii)  for each Share with respect to which no election to receive cash or stock has been effectively made (the "No Election Shares"), the Cash Consideration or Stock Consideration or a combination of both, as provided in Section 2.05, in each case, upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

          (b)   Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company immediately prior to the First Effective Time shall be surrendered for no consideration, canceled and cease to exist and no payment or distribution shall be made with respect thereto.

          (c)   Each ordinary share of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company and shall constitute the only issued and outstanding shares in the share capital of the Surviving Company.

          (d)   Each Company Ordinary Share owned by Parent, Merger Sub I, Merger Sub II or any other Subsidiary thereof shall be canceled and shall, by virtue of the First Merger and without any action the part of the holder thereof, be converted automatically into the right to receive the Stock Consideration (the "Parent Merger Consideration").

          (e)   During the period from the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with Article VIII, none of Parent, the Merger Subs or any other Subsidiary thereof shall acquire any Company Ordinary Shares.

        Section 2.05    Exchange Mechanics; Proration.

          (a)   Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the "Election Form") in form and substance reasonably acceptable to the Company. Not less than twenty (20) days prior to the Election Deadline, the Exchange Agent shall mail the Election Form to all Persons who are record holders of Company Ordinary Shares (other than the Company, any Subsidiary of the Company, Parent, Merger Sub I, Merger Sub II or any other Subsidiary thereof, which shall be subject to Section 2.04(d) ) and Company Restricted Stock Rights as of the close of the fifth (5th) Business Day prior to the filing of the Registration Statement.

          (b)   Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Shares to specify (i) the number of Shares with respect to which such holder elects to receive the Cash Consideration, (ii) the number of Shares with respect to which such holder elects to receive the Stock Consideration or (iii) that such holder makes no election with respect to such holder's Shares. Any Shares with respect to which the Exchange Agent does not receive a properly completed Election Form prior to 5:00 p.m. (Eastern time) on the business day that is three (3) Business Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the "Election Deadline") shall be deemed to be No Election Shares. Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Closing Date.

  If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

          (c)   Any election made pursuant to this Section 2.05 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form prior to the Election Deadline. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Deadline. After an election has been validly made pursuant to this Section 2.05, any further registration of transfer of the corresponding Shares made on the stock transfer books of the Company following such election shall be automatically deemed to be a revocation of such election. In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub I, Merger Sub II, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form. Any election shall be automatically deemed revoked if this Agreement is terminated in accordance with Article VIII.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, if the product of the aggregate number of Cash Election Shares and the Cash Consideration (such product being the "Elected Cash Consideration") exceeds the Maximum Cash Amount, then:

              (i)  all Stock Election Shares and No Election Shares shall be exchanged for the Stock Consideration; and

             (ii)  a portion of the Cash Election Shares of each holder of Shares shall be exchanged for the Cash Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder's Cash Election Shares by (B) a fraction, the numerator of which will be the Maximum Cash Amount and the denominator of which will be the Elected Cash Consideration, with the remaining portion of such holder's Cash Election Shares being exchanged for the Stock Consideration.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, if the Elected Cash Consideration is less than the Maximum Cash Amount (such difference being the "Shortfall Amount"), then:

              (i)  all Cash Election Shares shall be exchanged for the Cash Consideration; and

             (ii)  all Stock Election Shares and No Election Shares shall be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Cash Consideration (the "No Election Value"), then (1) all Stock Election Shares shall be exchanged for the Stock Consideration and (2) the No Election Shares of each holder of Shares shall be exchanged for the Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Value, with the remaining portion of such holder's No Election Shares (if any) being exchanged for the Stock Consideration or (B) if the Shortfall Amount exceeds the No Election Value, then (1) all No Election Shares will be exchanged for the Cash Consideration and (2) a portion of the Stock Election Shares of each holder of Shares will be exchanged for the Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Stock Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Value, and the denominator of which is the product obtained by multiplying the aggregate number of Stock Election Shares by the Cash Consideration, with the remaining portion of such holder's Stock Election Shares being exchanged for the Stock Consideration.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, if the Elected Cash Consideration equals the Maximum Cash Amount, then:

              (i)  all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

             (ii)  all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Stock Consideration.

          (g)   Unless the properly completed Election Form provides otherwise, for all purposes of this Section 2.05 and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total amount of the Cash Consideration, if any, to be paid to such holder under this Section 2.05 (with respect to a holder, the "Cash Portion"), the number of Company Ordinary Shares owned by such holder as to which such holder has a right to receive cash pursuant to this Section 2.05; and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder's Cash Portion will be deemed to be: (A) first, of those Certificates evidencing shares held by such holder for more than one year before the Mergers within the meaning of Section 1223 of the Code, if any, those Certificates with the highest U.S. federal income tax basis, in descending order until such Certificates are exhausted or the Cash Portion for such holder is fully paid, then (B) of all other of such holder's Certificates, those Certificates with the highest U.S. federal income tax basis, in descending order until the Cash Portion for such holder is fully paid.

        Section 2.06    Treatment of Company Equity Awards.

          (a)   At the First Effective Time, each Company Restricted Stock Right that is outstanding and unvested at the First Effective Time shall immediately vest and shall be canceled and shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration in accordance with Section 2.04(a) (including the right to elect, subject to the terms of Sections 2.05(c)-(g), to receive cash and/or stock in connection with such conversion).

          (b)   Immediately prior to the First Effective Time, each unvested Company Stock Option, whether time or performance-based, shall be converted to a Company Stock Option that vests solely based on the passage of time without any ongoing performance-vesting conditions (the "Adjusted Company Stock Option"); provided, that (i) with respect to performance vesting conditions tied to the achievement of Company stock price goals, the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time shall be the number of Company Ordinary Shares that would performance vest upon the achievement of a per Company Ordinary Share price equal to the greater of (x) the Cash Consideration or (y) the Company's stock price achieved at or prior to the First Effective Time as calculated in accordance with the terms of the Company Equity Plan; and (ii) with respect to performance vesting conditions tied to the achievement of Company return on equity (ROE) or other performance objectives that are not tied to Company stock price, the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time shall be the number of Company Ordinary Shares that would performance vest upon the achievement of such performance objectives. In addition, with respect to the Company

  Stock Options granted prior to January 1, 2020 only, immediately prior to the First Effective Time, (I) for purposes of determining the number of such outstanding Company Stock Options that will be deemed to be vested as of the First Effective Time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two (2) times the number of days that have elapsed between the grant date of such Company Stock Option and the date on which the First Effective Time occurs and (II) each remaining vesting date for each such unvested Adjusted Company Stock Option shall be moved to an earlier date calculated from the grant date of such unvested Adjusted Company Stock Option as follows: the number of days between the grant date of such Company Stock Option and the original vesting date, minus the number of days that have elapsed between the grant date of such Company Stock Option and the date on which the First Effective Time occurs.

          (c)   At the First Effective Time, each vested Company Stock Option and each unvested Adjusted Company Stock Option, in each case, which is outstanding at the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, cease to represent an option to purchase Company Ordinary Shares and be converted into an option to purchase a number of shares of Parent Common Stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Ordinary Share of such Company Stock Option immediately prior to the First Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided in this Section 2.06, immediately following the First Effective Time, each Converted Stock Option shall continue to be governed by the same terms and conditions (including vesting, forfeiture and exercisability terms) as were applicable to the corresponding Company Stock Option immediately prior to the First Effective Time, provided that any unvested Converted Stock Options shall be subject to the accelerated vesting as contemplated by the terms of the corresponding Company Stock Option in respect of an involuntary termination of the holder's service relationship within two (2) years following the Closing Date.

          (d)   Immediately prior to the First Effective Time, each unvested Company Phantom Unit, whether time or performance-based, shall be converted to a Company Phantom Unit that vests solely based on the passage of time without any ongoing performance-vesting conditions (the "Adjusted Company Phantom Unit"); provided, that (i) the number of Company Ordinary Shares subject to an Adjusted Company Phantom Unit immediately prior to the First Effective Time shall be determined assuming achievement of target level of performance. In addition, with respect to the Company Phantom Units granted prior to January 1, 2020 only, immediately prior to the First Effective Time, (I) for purposes of determining the number of such outstanding Company Phantom Units that will be deemed to be vested as of the First Effective Time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two (2) times the number of days that have elapsed between the grant date of such Company Phantom Unit and the date on which the First Effective Time occurs and (II) each remaining vesting date for each such unvested Adjusted Company Phantom Unit shall be moved to an earlier date calculated from the grant date of such unvested Adjusted Company Phantom Unit as follows: the number of days between the grant date of such Company Phantom Unit and the original vesting date, minus the number of days that have elapsed between the grant date of such Company Phantom Unit and the date on which the First Effective Time occurs.

          (e)   At the First Effective Time, each vested Company Phantom Unit and each unvested Adjusted Company Phantom Unit, in each case, which is outstanding at the First Effective Time shall cease to represent a phantom stock unit denominated in Company Ordinary Shares and be converted into a phantom stock unit denominated in shares of Parent Common Stock (a "Parent Phantom Unit") entitling the holder to receive the number of Parent Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of Company Ordinary Shares subject to each such Company Phantom Unit immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided in this Section 2.06, immediately following the First Effective Time, each Parent Phantom Unit shall continue to be governed by the same terms and conditions (including vesting, forfeiture and exercisability terms) as were applicable to the corresponding Company Phantom Unit immediately prior to the First Effective Time, provided, that, (i) any unvested Parent Phantom Units shall be subject to the accelerated vesting as contemplated by the terms of the corresponding Company Phantom Unit in respect of an involuntary termination of the holder's service relationship within two (2) years following the Closing Date; and (ii) to the extent a payment pursuant in this Section 2.06 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

          (f)    Prior to the First Effective Time, the board of directors of the Company shall, and shall cause the Company to, take any and all actions necessary or appropriate (under the Company Equity Plans, applicable Law, the applicable award agreements or otherwise) to give effect to the transactions contemplated by this Section 2.06 and to ensure that, from and after the First Effective Time, each holder of Company Restricted Stock Rights shall have no rights with respect to any cancelled Company Restricted Stock Rights, except the right to receive the Merger Consideration with respect thereto, and each holder of Company Stock Options or Company Phantom Units shall have no rights with respect to any converted Company Stock Options or Company Phantom Units, except the right to receive a grant of Converted Stock Options or Parent Phantom Units, respectively. Parent shall file with the SEC, as soon as practicable following the First Effective Time, a registration statement on Form S-8 (or any successor form or other appropriate form) or Form S-3 (or any successor form or other appropriate form), to the extent such forms are available, relating to such Parent Common Stock.

        Section 2.07    Treatment of Company Preferred Shares.

          (a)   Each Series A Share issued and outstanding immediately prior to the First Effective Time (which, for the avoidance of doubt, shall occur immediately following the purchase of such Series A Shares by the Parent pursuant to the Series A Preferred Share Purchase Agreement) shall be surrendered for no consideration, canceled and cease to exist and no payment or distribution shall be made with respect thereto.

          (b)   Each Series B Share issued and outstanding immediately prior to the First Effective Time shall be canceled and shall, by virtue of the First Merger and without any action the part of the holder thereof, be converted automatically into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the Liquidation Preference (as defined in the Series B Certificate of Designation) in respect of such Series B Shares as of the First Effective Time divided by (ii) the Reference Parent Common Stock Price.

        Section 2.08    Treatment of Company Warrants.     At the First Effective Time, each Company Warrant that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the Company Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the Merger

Consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the First Effective Time.

        Section 2.09    Dissenting Shares.     Notwithstanding anything to the contrary contained in this Agreement, any Dissenting Shares shall not be not be entitled to receive the Merger Consideration as provided in Section 2.04 (a), but instead at the First Effective Time the holders of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the CICL and such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 238 of the CICL, then the right of such holder to be paid the fair value of such holder's Dissenting Shares under Section 238 of the CICL shall cease and such Dissenting Shares shall be deemed to have been converted at the First Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any notices of objection, notices of dissent or demands for fair value under Section 238 of the CICL of any of the Shares, attempted withdrawals of such notices or demands and any other instruments served pursuant to the CICL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the CICL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing. In the event that any written notices of objection to the First Merger are served by any Company Shareholder pursuant to Section 238(2) and in accordance with Section 238(3) of the CICL, the Company shall serve written notice of the authorization of the First Merger on such Company Shareholders pursuant to Section 238(4) of the CICL within twenty (20) days of the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Required Vote.

        Section 2.10    Adjustments to Prevent Dilution.     The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Ordinary Shares), capitalization, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Ordinary Shares with a record date occurring on or after the date hereof and prior to the First Effective Time; provided that this Section 2.10 shall not operate as a waiver or modification of any obligation of the Company or Parent set forth in Section 6.01 or Section 6.02, respectively.

        Section 2.11    Intended Tax Treatment of the Mergers.     The Mergers are intended to be treated as a single integrated transaction for U.S. federal income Tax purposes that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. The parties adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE III

EXCHANGE OF CERTIFICATES

        Section 3.01    Exchange Agent.     Prior to the First Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Exchange Agent to act as exchange agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the First Effective Time, Parent shall deposit with the Exchange Agent (a) cash in the aggregate amount required to pay the aggregate Cash Consideration and (b) book-entry shares representing the aggregate number of shares of Parent Common Stock required to pay the Stock Consideration, in each case, in respect of the Shares (such cash amount and shares being referred to herein as the "Exchange Fund"). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Exchange Agent to invest the cash in the Exchange Fund; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Shareholders and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the Company Shareholders in the amount of any such losses and (ii) such investments (A) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments and (B) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

        Section 3.02    Exchange Procedures.

          (a)   As promptly as practicable and in any event within two (2) Business Days after the First Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the First Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Company may specify, subject to the Company's reasonable approval (to be sought prior to the First Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

          (b)   Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the First Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the First Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

          (d)   In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued in connection with the First Merger and no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent. As promptly as practicable after the First Effective Time, the Exchange Agent, acting as agent for the holders of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock, shall aggregate all fractional shares of Parent Common Stock that would otherwise be issued pursuant to Section 2.04 and cause them to be sold on the New York Stock Exchange at then-prevailing prices and, in lieu of the issuance of any such fractional share, any holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock shall have the right to receive an amount equal such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent of shares of such Parent Common Stock, rounded to the nearest penny, without interest.

        Section 3.03    No Further Ownership Rights.     All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof, in the case of certificated Shares, or automatically, in the case of Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the First Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

        Section 3.04    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date twelve (12) months after the First Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

        Section 3.05    No Liability.     None of Parent, the Surviving Company, the Final Surviving Company, Merger Sub I or Merger Sub II or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the First Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 3.06    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Company may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Company may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

        Section 3.07    Withholding of Tax.     Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Company, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Dissenting Shares, Company Stock Options, Company Phantom Units, Company Restricted Stock Rights and Company Warrants, such amounts as Parent, the Surviving Company, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, any Affiliate thereof, or the Exchange Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, any Affiliate thereof, or the Exchange Agent, as the case may be.

        Section 3.08    Fair Value.     Parent, Merger Sub I, Merger Sub II and the Company respectively agree that the Merger Consideration represents not less than the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled "Risk Factors" or "forward-looking statements" (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent reasonably relevant to such Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

        Section 4.01    Organization and Good Standing; Organizational Documents.

          (a)   Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (b)   The copies of the Company Memorandum that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Memorandum.

        Section 4.02    Authority for Agreement.     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the First Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Special Committee), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of share capital of the Company, are necessary to authorize this Agreement or to consummate the First Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the First Merger and the approval of this Agreement, the Mergers and the other transactions contemplated hereby, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Special Committee has (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Shareholders. The only vote of the shareholders of the Company required to approve this Agreement, the Mergers and the other transactions contemplated hereby is the Company Required Vote.

        Section 4.03    Capitalization.

          (a)   The authorized share capital of the Company is $90,000 divided into 800,000,000 Company Ordinary Shares and 100,000,000 Company Preferred Shares. As of February 5, 2020, (i) 221,807,598 Company Ordinary Shares are issued and outstanding, (ii) 321,084 Series A Shares are issued and outstanding and (iii) 116,757 Series B Shares are issued and outstanding. All outstanding Shares, Series A Shares and Series B Shares are, and any additional Company Ordinary Shares issued by the Company after the date hereof and prior to the First Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of share capital of or other voting securities or ownership interests in the Company.

          (b)   As of February 5, 2020, (i) 15,294,938 Company Stock Options are outstanding, (ii) 95,416 Company Restricted Stock Rights are outstanding, (iii) 5,509,769 Company Warrants are outstanding and (iv) 803,501 Company Phantom Units are outstanding. Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the First Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of Company Ordinary Shares subject thereto (assuming target level performance) and of each outstanding Company Warrant. Except as set forth in this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.

          (c)   There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any share capital or other voting securities or equity interests of the Company or any of its Subsidiaries.

          (d)   As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

        Section 4.04    Company Subsidiaries.     A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

        Section 4.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Mergers (subject to the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Memorandum, or the equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.05(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or "blue sky" laws, (ii) the HSR Act, (iii) the New York Stock Exchange, (iv) filing of the First Plan of Merger, the Second Plan of Merger and other documents required under the CICL to effect the Mergers with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

        Section 4.06    Compliance.     The Company and its Subsidiaries hold, and at all times since December 31, 2018 have held, all Company Permits material to the conduct of their respective businesses and are, and since December 31, 2018 have been, in compliance with the terms of such material Company Permits. All such material Company Permits are in full force and effect in all material respects. The business of the Company and its Subsidiaries is not being, and at all times since December 31, 2018 has not been, conducted in material violation of any Law or Order. Since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

        Section 4.07    Litigation.

          (a)   As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Company Material Adverse Effect.

          (b)   As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Company Material Adverse Effect. Since December 31, 2018, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

        Section 4.08    Company Reports; Financial Statements.

          (a)   The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          (b)   The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

          (c)   There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2018, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (d)   The Company maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

          (e)   The Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management's authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

          (f)    The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the board of directors of the Company, (i) all "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. For the purposes of this Section 4.08(f), the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

          (g)   Since December 31, 2018, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

          (h)   There are no "off balance sheet arrangements" as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

        Section 4.09    Absence of Certain Changes or Events.     Except as contemplated by, or as disclosed in, this Agreement: (a) since December 31, 2018 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since December 31, 2018, no Company Material Adverse Effect has occurred.

        Section 4.10    Contracts.

          (a)   Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries' obligations or guarantees by the Subsidiaries of the Company of the Company's obligations; or (v) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, except in the case of clauses (i) through (v) for any (A) such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less, (B) information technology Contract and (C) any Benefit Plan. Each such Contract described in clauses (i) through (v) is referred to herein as a "Material Contract."

          (b)   Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

        Section 4.11    Insurance Reports.

          (a)   A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its material insurance operations (collectively, the "Company Insurance Entities") is set forth in Section 4.11 of the Company Disclosure Letter. Since December 31, 2018, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "Company SAP Statements"), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The financial statements included in the Company SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Entity at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the "Insurance Laws") with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (b)   The Reserves reported in the Company SAP Statements (i) were determined to be within a reasonable range of estimates determined in accordance with generally accepted actuarial standards and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not make any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

        Section 4.12    Insurance Business.

          (a)   All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (b)   Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Company Insurance Entity since December 31, 2018 through the date hereof.

          (c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since December 31, 2018, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Entity, in compliance with applicable Law, to act as a Producer for a Company Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Entity or violated any Law or policy of a Company Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer's actions in his, her or its capacity as a Producer for a Company Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

        Section 4.13    Reinsurance.     Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) each Company Insurance Entity has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the "Reinsurance Contracts") to which it is a party, (b) none of the applicable Company Insurance Entities or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) none of the Company Insurance Entities or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) no written notice of intended cancellation has been received by any Company Insurance Entity from any such reinsurer, and there are no disputes under any Reinsurance Contract.

        Section 4.14    Investment Assets.

          (a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of Investment Assets complied in all respects with the Investment Guidelines as of the date of their acquisition and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens.

          (b)   As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligations to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

        Section 4.15    Taxes.

          (a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

              (i)  have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

             (ii)  have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements; and

            (iii)  have complied with all applicable Tax Laws with respect to the withholding of Taxes.

          (b)   There are no pending audits with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

          (c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements.

          (d)   With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

          (e)   Since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (f)    There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

          (g)   Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

          (h)   Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

          (i)    Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. None of Company Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Company Insurance Entities).

          (j)    Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

          (k)   Each of the Company Insurance Entities that is treated as a domestic corporation for U.S. federal tax purposes is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code. None of the Company Insurance Entities has a "policyholders surplus account" within the meaning of Section 815 of the Code which has a positive balance.

          (l)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m)  Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

        Section 4.16    Related Party Transactions.     Since December 31, 2018 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

        Section 4.17    Employee Benefit Plans.

          (a)   Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability (each, a "Benefit Plan").

          (b)   With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

          (c)   Neither the Company nor any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          (d)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), (iii) with respect to each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption and (iv) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

          (e)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee, and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

        Section 4.18    Labor Relations.     None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Since December 31, 2018 through the date hereof, there has been no strike or lockout affecting the Company or any of its Subsidiaries.

        Section 4.19    Intellectual Property.     Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that are used in and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property Rights of any Person, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

        Section 4.20    Insurance Coverage.     The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy.

        Section 4.21    Real Property.     Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party. Other than the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property.

        Section 4.22    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) neither the Company nor any Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

        Section 4.23    Information Provided.     The Proxy Statement/Prospectus will, if and when filed with the SEC and at the time it is mailed to the Company Shareholders comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Proxy Statement/Prospectus or the Registration Statement at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders

Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub I or Merger Sub II that is contained or incorporated by reference in any of the foregoing documents.

        Section 4.24    Takeover Statutes.     The board of directors of the Company has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation applicable to the Company is applicable to the Mergers or the other transactions contemplated hereby.

        Section 4.25    Financial Advisor Opinion.     The Company Special Committee has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Ordinary Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

        Section 4.26    Brokers.     No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC, Houlihan Lokey Capital, Inc. and CC Capital Partners, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The matters set forth on Section 4.26 of the Company Disclosure Letter are true and complete.

        Section 4.27    Cybersecurity.

          (a)   The Company and each of its Subsidiaries (i) are, and since November 30, 2017 have been, in material compliance with all applicable Data Protection Requirements and (ii) since November 30, 2017, have taken reasonable steps to protect (A) the confidentiality, integrity, availability, and security of its software, systems, and websites that are involved in the collection and/or processing of Personal Data, in the conduct of the business as currently conducted and (B) Personal Data, in the possession and/or control of the Company or such Subsidiary from unauthorized use, access, disclosure, and modification.

          (b)   The Company and each of its Subsidiaries have not experienced any material failures, crashes, security breaches, unauthorized access to or use of the information technology equipment, software or systems operated by the Company or, to the Knowledge of the Company, used by the Company, nor material unauthorized use or disclosure of Personal Data on such equipment or systems, that would require notification to law enforcement or any Governmental Authority, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of its software, equipment or systems. There are no material pending complaints or actions, and since November 30, 2017, no material fines, or other penalties have been imposed on the Company or any Subsidiary for violation of Data Protection Laws in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure.

          (c)   From and after the date of this Agreement, none of the Company and its Subsidiaries has experienced a material unauthorized accessing of (i) unencrypted Personal Data or (ii) encrypted Personal Data together with necessary encryption keys to unencrypt such encrypted Personal Data, in either case, (A) that is maintained on information technology systems owned and managed by the Company or any of its Subsidiaries, and (I) for which the Company or any of its Subsidiaries is required under applicable Data Protection Law to issue notifications to a Governmental Authority in respect of more than fifteen percent (15%) of the discrete policyholders of the Company and its Subsidiaries and (II) becomes public in news media, security blogs, or social media in a manner that is reasonably expected to have a material and negative impact to the Company and its

  Subsidiaries, taken as a whole or (B) that is maintained on information technology systems not owned and managed by the Company or any of its Subsidiaries and that is reasonably be likely to have a Company Material Adverse Effect (except, in the case of (A) or (B) any unauthorized accessing caused by QOMPLX, Inc.).

        Section 4.28    No Other Representation or Warranty.     Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub I, Merger Sub II or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub I, Merger Sub II or any other Person resulting from the distribution to Parent, Merger Sub I, Merger Sub II or their respective Representatives or Affiliates, or Parent's, Merger Sub I's, Merger Sub II's or their Representatives' or Affiliates' use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain "data rooms" or management presentations in connection with Parent's, Merger Sub I's and Merger Sub II's consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub I, Merger Sub II or any Person on behalf of Parent, Merger Sub I or Merger Sub II makes any other express or implied representation or warranty with respect to Parent, Merger Sub I or Merger Sub II or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

        Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled "Risk Factors" or "forward-looking statements" (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Parent Disclosure Letter to the extent reasonably relevant to such Section or subsection), Parent, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company as follows:

        Section 5.01    Organization and Good Standing; Organizational Documents.

          (a)   Each of Parent and its Subsidiaries (i) is a corporation or other legal entity, duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

          (b)   The copies of the certificate of incorporation and bylaws of Parent that are incorporated by reference into the Parent 10-K are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of certificate of incorporation and bylaws of Parent.

        Section 5.02    Authority for Agreement.     Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement, and the consummation by Parent, Merger Sub I and Merger Sub II of the Mergers and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Merger Sub I or Merger Sub II, and no other votes or approvals of any class or series of capital stock or share capital of Parent, Merger Sub I or Merger Sub II, are necessary to authorize this Agreement or to consummate the Mergers or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, except as enforcement thereof may be limited against Parent, Merger Sub I or Merger Sub II by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the board of directors of each Merger Sub has (i) determined that it is in the best interests of such Merger Sub, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its sole shareholder.

        Section 5.03    Capitalization.

          (a)   The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share ("Parent Preferred Stock"). As of February 5, 2020, (i) 275,617,654 shares of Parent Common Stock are issued and outstanding and (ii) no shares of Parent Preferred Stock are issued and outstanding. All outstanding shares of Parent Common Stock are, and any additional shares of Parent Common Stock issued by Parent after the date hereof and prior to the First Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 5.03(a) and for changes after the date hereof resulting from either the vesting of awards granted pursuant to the Parent Equity Plans outstanding on the date hereof or the exercise of the purchase rights under the Parent ESPP, there are no outstanding shares of capital stock of or other voting securities or ownership interests in Parent.

          (b)   There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Parent Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.

          (c)   As of the date hereof, neither Parent nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than Parent or any wholly-owned Subsidiary of Parent.

        Section 5.04    Parent Subsidiaries.     A true and complete list of all the Subsidiaries of Parent as of the date hereof is set forth in Exhibit 21.1 to the Parent 10-K. Parent or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of Parent and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned by Parent free and clear of all Liens. There are no outstanding Parent Subsidiary Stock Rights. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of Parent or any Parent Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

        Section 5.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, or the equivalent organizational documents of any Subsidiary of Parent, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or "blue sky" laws, (ii) the HSR Act, (iii) the New York Stock Exchange, (iv) filing of the First Plan of Merger, the Second Plan of Merger and other documents required under the CICL to effect the Mergers with the Registrar of Companies of the Cayman Islands as provided by

  Section 233 of the CICL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.05(b) of the Parent Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

        Section 5.06    Compliance.     Parent and its Subsidiaries hold, and at all times since December 31, 2018 have held, all Parent Permits material to the conduct of their respective businesses and are, and since December 31, 2018 have been, in compliance with the terms of such material Parent Permits. All such material Parent Permits are in full force and effect in all material respects. The business of Parent and its Subsidiaries is not being, and at all times since December 31, 2018 has not been, conducted in material violation of any Law or Order. Since December 31, 2018 through the date hereof, neither Parent nor any of its Subsidiaries has received any written notification or, to the Knowledge of Parent, oral notification from any Governmental Authority of any material violation of Law applicable to Parent or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

        Section 5.07    Litigation.

          (a)   As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Parent Material Adverse Effect.

          (b)   As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Parent Material Adverse Effect. Since December 31, 2018, neither Parent nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

        Section 5.08    Parent Reports; Financial Statements.

          (a)   Parent has filed all Parent Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Parent Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. None of the Parent Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          (b)   Parent has made available (including via the SEC's EDGAR system, as applicable) to the Company all of the Parent Financial Statements. The Parent Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of Parent at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

          (c)   There are no liabilities of Parent or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Parent Balance Sheet or in the balance sheets included in the Parent Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2018, (iii) incurred on behalf of Parent in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

          (d)   Parent maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by Parent in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports.

          (e)   Parent maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management's authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on the financial statements.

          (f)    Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent's auditors and the audit committee of the board of directors of Parent, (i) all "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. For the purposes of this Section 5.08(f), the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

          (g)   Since December 31, 2018, (i) neither Parent nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

          (h)   There are no "off balance sheet arrangements" as defined in Item 303 of Regulation S-K under the Securities Act, to which Parent or any of its Subsidiaries is a party.

        Section 5.09    Capacity.     Parent has the financial capacity to perform and to cause Merger Sub I, Merger Sub II, the Surviving Company and the Final Surviving Company to perform their respective obligations under this Agreement, and Parent has available on the date hereof and will have available at the Closing unencumbered cash or cash equivalents and availability under Parent's revolving line of credit that are sufficient to permit Parent to fund the aggregate Cash Consideration set forth in

Article II and the associated costs and expenses to be paid by Parent, Merger Sub I or Merger Sub II and any other amounts payable by Parent, Merger Sub I, Merger Sub II, the Surviving Company, the Final Surviving Company or any of their respective Subsidiaries in connection with this Agreement, the Mergers and the other transactions contemplated hereby. The shares of Parent Common Stock to be issued in the First Merger have been duly authorized and, when issued, will be (a) validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (b) listed on the New York Stock Exchange, subject to official notice of issuance.

        Section 5.10    Absence of Certain Changes or Events.     Except as contemplated by, or as disclosed in, this Agreement: (a) since December 31, 2018 through the date hereof, Parent and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since December 31, 2018, no Parent Material Adverse Effect has occurred.

        Section 5.11    Insurance Reports.

          (a)   A true and complete list as of the date hereof of all the Subsidiaries through which Parent conducts its material insurance operations (collectively, the "Parent Insurance Entities") is set forth in Section 5.11 of the Parent Disclosure Letter. Since December 31, 2018, each of the Parent Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "Parent SAP Statements"), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The financial statements included in the Parent SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Parent Insurance Entity at the respective dates thereof and the results of operations of such Parent Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Parent SAP Statements that has not been resolved prior to the date hereof. Except as indicated therein, all assets that are reflected as admitted assets on the Parent SAP Statements comply with all applicable Insurance Laws with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

          (b)   The Reserves reported in the Parent SAP Statements (i) were determined to be within a reasonable range of estimates determined in accordance with generally accepted actuarial standards and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent does not make any representation or warranty in this Section 5.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

        Section 5.12    Insurance Business.

          (a)   All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Parent Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

          (b)   Except to the extent prohibited by applicable Law, Parent has made available to the Company true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Parent Insurance Entity since December 31, 2018 through the date hereof.

          (c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, since December 31, 2018, to the Knowledge of Parent, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Parent Insurance Entity, in compliance with applicable Law, to act as a Producer for a Parent Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Parent Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Parent Insurance Entity or violated any Law or policy of a Parent Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Parent Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer's actions in his, her or its capacity as a Producer for a Parent Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

        Section 5.13    Taxes.

          (a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries:

              (i)  have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

             (ii)  have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Parent Financial Statements; and

            (iii)  have complied with all applicable Tax Laws with respect to the withholding of Taxes.

          (b)   There are no pending audits with respect to any material Tax Returns of the Parent or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by Parent or any of its Subsidiaries that are currently outstanding.

          (c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no Liens for Taxes have been filed against Parent or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Parent Financial Statements.

          (d)   With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Parent or any of its Subsidiaries.

          (e)   Since December 31, 2018 through the date hereof, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (f)    There are no agreements relating to the allocating or sharing of Taxes to which Parent or any of its Subsidiaries is a party, other than agreements with Parent or any of its Subsidiaries and other than agreements entered into by Parent or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

          (g)   Neither Parent nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

          (h)   Neither Parent nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of Parent or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

          (i)    Neither Parent nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is Parent or any Subsidiary), or has any material liability for the Taxes of any Person (other than Parent or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor. None of Parent Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Parent Insurance Entities).

          (j)    Within the two-year period ending on the Closing Date, neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

          (k)   Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (l)    Notwithstanding any other representation or warranty in this Article V, the representations and warranties in this Section 5.13 and Section 5.15 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.

        Section 5.14    Related Party Transactions.     Since December 31, 2018 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

        Section 5.15    Employee Benefit Plans.

          (a)   No material liability under Title IV or Section 302 of ERISA (other than any liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due)) has been incurred by the Parent or any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with Parent, in each case, as defined in Sections 414(b), (c), (m) or

  (o) of the Code ("Parent ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability. With respect to each Parent Benefit Plan that is subject to Title IV of ERISA as of the date hereof, (i) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, and (ii) no proceedings have been commenced or threatened by the PBGC to terminate such Parent Benefit Plan.

          (b)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. With respect to each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (i) each such Parent Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption.

        Section 5.16    Interim Operations of Merger Subs.     Each of the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and each of the Merger Subs has, and immediately prior to the First Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

        Section 5.17    Ownership of Shares.     Except as set forth in the Schedule 13G filed with SEC by Parent dated February 14, 2018, none of Parent, any of its Subsidiaries (including Merger Sub I and Merger Sub II), or to the Knowledge of Parent, any of its directors or officers or their respective Affiliates, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Ordinary Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Ordinary Shares.

        Section 5.18    Vote/Approval Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of each of the Merger Subs (which shall have occurred prior to the First Effective Time) is the only vote or consent of the holders of any class or series of capital stock of either of the Merger Subs necessary to approve the Agreement or the Mergers or the transactions contemplated hereby.

        Section 5.19    Information Provided.     The Registration Statement will, if and when filed with the SEC and at the time it is mailed to the Company Shareholders comply as to form in all material respects with the applicable requirements of the Securities Act. None of the information provided by Parent to be included in the Proxy Statement/Prospectus or the Registration Statement at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, each of Parent, Merger Sub I and Merger Sub II makes no representation or warranty with respect to any information supplied by the Company that is contained or incorporated by reference in any of the foregoing documents.

        Section 5.20    No Other Arrangements.     None of Parent, Merger Sub I, Merger Sub II, Cannae Holdings, Inc., Bilcar, LLC, Black Knight, Inc. nor any of their respective Affiliates are party to any Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) pursuant to which (i) any holder of Company Ordinary Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any holder of Series A Shares or Series B Shares would receive treatment other than as contemplated by Section 2.07, (iii) any shareholder of the Company agrees to vote to approve this Agreement or the Mergers or agrees to vote against any Takeover Proposal, (b) with any member of the Company's management or the Company's board of directors relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Company after the First Effective Time or (c) pursuant to which any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers or the other transactions contemplated by this Agreement, other than, in the case of clauses (a), (b) and (c) above, those entered into with the prior written consent of the Company Special Committee or as disclosed on Section 5.20 of the Parent Disclosure Letter.

        Section 5.21    Brokers.     No broker, finder or investment banker (other than BofA Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, its Subsidiaries or any of their respective directors, officers or employees.

        Section 5.22    No Other Representation or Warranty.     Except for the representations and warranties expressly contained in this Article V, none of Parent, Merger Sub I or Merger Sub II nor any other Person on behalf of Parent, Merger Sub I or Merger Sub II makes any express or implied representation or warranty with respect to Parent, Merger Sub I or Merger Sub II or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article IV, each of Parent, Merger Sub I and Merger Sub II acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement. Except for the representations and warranties contained in Article IV, each of Parent, Merger Sub I and Merger Sub II acknowledges that it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers) in reliance on any other express or implied representation or warranty or any other information provided or made available to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub I, Merger Sub II or their Representatives or Affiliates in certain "data rooms" or management presentations.

ARTICLE VI

COVENANTS

        Section 6.01    Conduct of Business by the Company Pending the Mergers.     During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) to the extent consistent with clause (x) above, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

          (a)   declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries' capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company, (ii) quarterly cash dividends paid by the Company on the Company Ordinary Shares not in excess of $0.01 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement or (iii) dividends paid by the Company on the Series A Shares and Series B Shares in the ordinary course of business consistent with past practice;

          (b)   adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

          (c)   repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights, other than for any tax net settlements upon the vesting or exercise of Company Stock Options or Company Restricted Stock Rights;

          (d)   issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of Company Ordinary Shares upon the vesting or exercise of Company Stock Options, Company Restricted Stock Rights or Company Warrants outstanding as of the date hereof in accordance with the terms thereof;

          (e)   amend the Company Memorandum or equivalent organizational documents of the Company's Subsidiaries;

          (f)    purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

          (g)   sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

          (h)   incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (collectively, "Indebtedness"), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company, (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l)), or (iii) borrowings under the Company Existing Credit Agreement; provided, that the Company shall consult with Parent before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

          (i)    make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

          (j)    settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

          (k)   cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

          (l)    make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines as in effect on the date hereof, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Entity, in each case, except as required by GAAP or SAP;

          (m)  except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

          (n)   except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

          (o)   make or change any material Tax election, settle or compromise any material Tax liability, change its method of accounting, file any material amended Tax Return, fail to file any material Tax Return when due, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to join any affiliated, consolidated, combined or unitary group for Tax purposes;

          (p)   enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than (i) in the ordinary course of business consistent with past practice, (ii) extensions in accordance with the applicable terms of such Contract or under which the financial obligations of the Company and its Subsidiaries, taken as a whole, are less than one hundred and two and a half percent (102.5%) of the financial obligations of the Company and its Subsidiaries, taken as a whole, under such Contract on the date hereof, (iii) amendments, modification and terminations that the Company does not reasonably expect will materially reduce the expected business or economic benefits or impose additional material obligations on the Company or its Subsidiaries under such Contract or (iv) automatic terminations in accordance with the applicable terms of such Contract;

          (q)   enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

          (r)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

          (s)   (i) enter into any material new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

          (t)    enter into any material agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

          (u)   enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; or

          (v)   agree to take any of the actions described in this Section 6.01;

provided, that for the avoidance of doubt, the Company shall not be deemed to be in breach of this Section 6.01 as a result of any action taken by an advisor or sub-advisor pursuant to any investment management agreement to which the Company or any of its Affiliates is a party.

        Section 6.02    Conduct of Business by Parent Pending the Mergers.     During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.02 of the Parent Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Parent shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) to the extent consistent with clause (x) above, Parent shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) Parent shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by Parent or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

          (a)   declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries' capital stock, other than (i) any dividends or distributions by a Subsidiary of Parent to Parent or to any other Subsidiary of Parent or (ii) quarterly cash dividends paid by Parent on the shares of Parent Common Stock not in excess of $0.39 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates generally consistent with the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

          (b)   adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

          (c)   repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Parent Stock Rights (other than (i) for any tax net settlements upon the vesting or exercise of Parent Stock Options or Parent Restricted Stock Rights, (ii) any share repurchase made pursuant to Parent's current share repurchase program, or (iii) in the ordinary course of business);

          (d)   issue, deliver, offer, grant or sell any shares of its capital stock, Parent Stock Rights or Parent Subsidiary Stock Rights, other than (i) the issuance of shares of Parent Common Stock upon the vesting or exercise of Parent Stock Options or Parent Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof, (ii) the grant, issuance or delivery of equity-based awards pursuant to the Company Equity Plan in the ordinary course of business, or (iii) the issuance of shares of Parent Common Stock upon the exercise of the purchase rights under the Parent ESPP in accordance with the terms thereof;

          (e)   amend the certificate of incorporation and bylaws of Parent or equivalent organizational documents of Parent's Subsidiaries, in each case in a manner that would disproportionally affect the Company's stockholders in their capacity as Parent's stockholders as compared to Parent's other stockholders;

          (f)    authorize, recommend, propose or announce an intention to adopt a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to Parent;

          (g)   make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves) or (ii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Parent Insurance Entity, in each case, except as required by GAAP or SAP; or

          (h)   agree to take any of the actions described in this Section 6.02.

        Section 6.03    Access to Information and Employees; Confidentiality.

          (a)   From the date hereof to the First Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent, upon not less than two (2) days' prior written notice, which shall be directed to the Company's General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties.

          (b)   Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its Affiliates and Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

        Section 6.04    Reasonable Best Efforts to Consummate Mergers; Notification.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to promptly consummate and make effective, the Mergers and the other transactions contemplated hereby, including (i) obtaining all necessary actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and making all necessary registrations, filings and notices and, subject to Section 6.04(b), taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b)   Without limiting the foregoing, Parent shall use, and shall cause its Subsidiaries to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Mergers or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Mergers or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Mergers or any other transaction contemplated hereby; provided, that Parent's obligations with respect to such actions pursuant to the foregoing clauses (i) through (iii) shall not require Parent to (x) agree to any term or condition or take any action that would impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses that are material to (A) Parent and its Subsidiaries, taken as a whole, or (B) the Company and its Subsidiaries, taken as a whole, (y) impair, in any material respect, the ability of Parent, the Company or any of their respective Subsidiaries to continue to conduct their respective businesses following the Closing substantially in the manner conducted in the twelve-month (12) period prior to the date hereof or (z) impose any other obligation on Parent, the Company or any of their respective Affiliates if, in the case of clause (z) herein, such imposition would reasonably be expected to result in (A) a material adverse effect on the financial condition or results of operations of Parent and its Affiliates, taken as a whole, or (B) a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (any such agreement, action, impairment or imposition, other than proposing or negotiating (but not committing to or effecting) any such agreement, action, impairment or imposition, a "Burdensome Condition"). Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall confer in good faith for a reasonable period of time in order to (I) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (II) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. Nothing in this Agreement shall require Parent or its Affiliates to initiate litigation of any claim in any court or administrative or other tribunal against any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing; provided, however, that Parent and its Affiliates shall defend on the merits any claim, cause of action, proceeding or litigation in any court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing.

          (c)   In furtherance and without limiting the foregoing, (i) if required, Parent shall file, or cause to be filed, a "Form A" Acquisition of Control Statement with the Insurance Commissioner of the State of Iowa within fifteen (15) Business Days of the date hereof; (ii) if required, Parent shall file, or cause to be filed, a Section 1506 filing with the Superintendent of Financial Services of the State of New York within fifteen (15) Business Days of the date hereof; (iii) Parent shall file, or cause to be filed, a "Form D" Prior Notice of a Transaction (with respect to the exchange and disposition of the Company Ordinary Shares and Series B Shares held by Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company) with the Florida Office of Insurance Regulation within fifteen (15) Business Days of the date hereof; (iv) if required, the Company shall file, or cause to be filed, a "Form D" Prior Notice of a Transaction (with respect to the Second Amended and Restated Investment Management Agreements, by and among Blackstone ISG-I Advisors L.L.C. and Fidelity & Guaranty Life Insurance Company) with the Iowa Insurance Division within fifteen (15) Business Days of the date hereof; (v) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Mergers and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within fifteen (15) Business Days of the date hereof; (vi) Parent shall file, or cause to be filed, any pre-acquisition notifications on "Form E" or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within twenty (20) Business Days of the date hereof; and (vii) the parties shall take, make or any other nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, within fifteen (15) Business Days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by Parent. Parent agrees promptly to provide, or cause to be provided, to relevant Governmental Authorities, on a confidential basis (if permitted under the applicable Insurance Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any relevant Governmental Authorities (including under New York Insurance Regulation 52) relating to Parent (including any of its directors, executive officers or shareholders) and all Persons who are deemed or may be deemed to "control" Parent within the meaning of applicable Insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, executive officers or shareholders. Parent and the Company acknowledge that, in the event divestiture notices are required or requested by any Governmental Authority (including under New York Insurance Regulation 52, New York Insurance Law Section 1506(f) and Iowa Code

  Section 521.A.3(1)(b)), pursuant to and in accordance with the applicable Information Delivery Letter Agreement, Parent and the Company shall enforce the terms of each such Information Delivery Letter Agreement to seek to cause each of the applicable Persons thereto to promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information in connection therewith relating to itself (including its directors, officers, employees, general and limited partners, members or shareholders) or its or their structure, ownership, businesses, operations, investment management, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general and limited partners, members or shareholders to the requesting or requiring Governmental Authority, including filing any such required or requested divestiture notices.

          (d)   Each of the Company and Parent agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company and Parent shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Parent and the Company shall have the right to review in advance, subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party), and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any Third Party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Laws and subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party).

          (e)   Parent and the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement from any Governmental Authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

          (f)    None of Parent and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

          (g)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

          (h)   Parent's breach of any of its obligations in this Section 6.04 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.

        Section 6.05    Registration Statement; Proxy Statement/Prospectus.     As promptly as practicable after the date hereof, (i) the Company (with Parent's reasonable cooperation) shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and (ii) Parent (with the Company's reasonable cooperation) shall prepare and file with the SEC a Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger. Each of Parent and the Company shall use reasonable best efforts to (A) cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares Parent Common Stock in connection with the First Merger and (C) keep the Registration Statement effective through the Closing Date in order to permit the consummation of the First Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Registration Statement shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders. If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The party that discovers such information shall promptly notify the other parties, an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders. Subject to applicable Law, each party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Mergers.

        Section 6.06    Shareholders Meetings.     The Company, acting through the Company Special Committee, shall take all actions in accordance with applicable Law, the Company Memorandum and the rules and regulations of the New York Stock Exchange to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the Registration Statement shall have become effective, the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement, the Mergers and the other transactions contemplated hereby. Subject to Section 6.07, to the extent permitted by applicable Law, the Company Special Committee shall recommend approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Shareholders (the "Company Recommendation") and include the Company Recommendation in the Proxy Statement/Prospectus. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Special Committee to modify its recommendation in a manner adverse to Parent under circumstances as specified in Section 6.07, take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve this Agreement, the Mergers and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Shareholders that is required by the rules and regulations of the New York Stock Exchange and the CICL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement/Prospectus or the Registration Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

        Section 6.07    Takeover Proposals; Go-Shop Period.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the fortieth (40th) day after the date of this Agreement (the "Go-Shop Period"), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate and encourage any inquiry regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal and (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, the Company and its Subsidiaries pursuant to a confidentiality agreement not less restrictive with respect to terms regarding confidentiality with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to Parent, provided that all such material information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

          (b)   Except (x) as expressly permitted by Section 6.07(c) and (y) as may relate to any Person, group of Persons or other group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a bona fide written Takeover Proposal that Company Special Committee determines after consultation with its financial advisors and outside counsel prior to the Go-Shop Period End Date constitutes or could reasonably be expected to lead to a Superior Proposal (any such Person, group of Persons or other group, an "Excluded Party"), the Company agrees that (i) at 12:00 a.m. (Eastern time) on the day that follows the end of the Go-Shop Period (the "Go-Shop Period End Date"), the Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the Go-Shop Period End Date with respect to any Takeover Proposal and (ii) following the Go-Shop Period End Date (A) it and its directors and officers shall not, (B) its Subsidiaries and its Subsidiaries' directors and officers shall not and (C) it shall use reasonable best efforts to ensure that its and its Subsidiaries' other Representatives shall not, directly or indirectly, (I) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (II) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (III) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (IV) publicly propose or agree to do any of the foregoing; provided, that following the Go-Shop Period End Date, the Company may continue to engage in the activities described in Section 6.07(b) with respect to any Excluded Party, including with respect to any amended proposal submitted by any Excluded Party following the Go-Shop Period End Date, and the restrictions in Section 6.07(b) (other than in clause (C)(III), which shall remain subject to Section 6.07(e)) shall not apply with respect thereto and such acts shall not constitute a breach of Section 6.07(b).

          (c)   Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time following the Go-Shop Period End Date and prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal that did not result from a material breach of Section 6.07(b), if the Company Special Committee determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.07(f), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement not less restrictive with respect to terms regarding confidentiality with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to Parent;provided that all such material information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (i) and (ii), the Company Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands. Notwithstanding anything contained in this Section 6.07 to the contrary, following the Go-Shop Period, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement (A) if the Takeover Proposal made by such Excluded Party is determined by the Company Special Committee that it could not reasonably be expected to lead to a Superior Proposal and such Excluded Party does not deliver to the Company Special Committee (or its Representatives) within three (3) Business Days of such determination by the Company Special Committee an updated or revised Takeover Proposal that the Company Special Committee determines is or could reasonably be expected to lead to a Superior Proposal, following such third (3rd) Business Day or (B) at such time as the Takeover Proposal made by such Excluded Party is withdrawn, terminates or expires by its terms.

          (d)   Subject to Section 6.07(e), the Company Special Committee shall not (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify in a manner adverse to Parent), the Company Recommendation, (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal or (C) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal Documentation (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"; it being understood that any "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) cause to permit the Company or any of its Subsidiaries to execute or enter into any Takeover Proposal Documentation.

          (e)   Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time prior to obtaining the Company Required Vote, the Company Special Committee may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands, (x) make an Adverse Recommendation Change in response of a Change in Circumstance, (y) make an Adverse Recommendation Change in response to a Superior Proposal or (z) cause or permit the Company to terminate this Agreement in order to enter into any Takeover Proposal Documentation regarding a Superior Proposal, if and only if:

              (i)  the Company shall have given Parent notice at least three (3) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (z) above, which notice shall include (A) the most current version of any proposed written agreement, or if there is no such proposed written agreement, a reasonable description of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Special Committee (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new notice and an additional two (2) Business Day period prior to taking any specified action) or (B) the material event or development or material change in circumstance constituting such Change in Circumstance;

             (ii)  the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves available to negotiate in good faith with Parent and its Representatives during the period referred to in clause (i) above in order to permit Parent to propose one or more amendments to this Agreement that would result in such Takeover Proposal ceasing to constitute a Superior Proposal or such other matter no longer constituting a Change in Circumstance; and

            (iii)  after considering any proposed binding offers to amend this Agreement committed to in writing by Parent during the period referred to in clause (i) above, if any, the Company Special Committee shall have determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstance or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands.

          (f)    In addition to the obligations of the Company set forth in Section 6.07(a), Section 6.07(b) and Section 6.07(c) , the Company shall (i) as promptly as practicable advise Parent of any Takeover Proposal received by the Company following the Go-Shop Period End Date, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal and (ii) subject to the fiduciary duties of directors under the Laws of the Cayman Islands, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal described in clause (i) above (including any material changes thereto).

          (g)   Nothing contained in this Section 6.07 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Special Committee determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands, it being understood, however, that this clause (ii) shall not be deemed to permit the

  Company Special Committee to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.07(d) except, in each case, to the extent permitted by Section 6.07(e).

        Section 6.08    Public Announcements.     The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange, (b) to enforce its rights and remedies under this Agreement or (c) as contemplated by Section 6.07(e).

        Section 6.09    Employee Matters.

          (a)   For a period of no less than twelve (12) months following the Closing Date, Parent shall provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a "Company Employee"), (i) base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities that are, in each case, no less than the base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities (excluding any equity or equity-based compensation opportunities but subject to Section 6.01) applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) that are no less favorable, in the aggregate, than those employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) provided to Company Employees immediately prior to the Closing Date.

          (b)   Parent shall provide each Company Employee who incurs a termination of employment other than for "cause" or resigns with "good reason" or is not offered "comparable employment" during the twelve (12) month period following the Closing Date with severance payments and severance benefits, subject to such Company Employee's execution and non-revocation of a waiver and general release of claims in favor of Parent and its Affiliates (in the form reasonably acceptable to Parent) that becomes effective no later than the sixtieth (60th) day following such termination, that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination or resignation under the Fidelity & Guaranty Life 2015 Severance Plan or, if applicable, employment agreement, in each case, as in effect immediately prior to the Closing Date.

          (c)   Parent shall, or shall cause the Surviving Company or the Final Surviving Company, as applicable, or Parent's or the Surviving Company's or the Final Surviving Company's Subsidiaries, as applicable, to use commercially reasonable efforts to give Company Employees full credit for Company Employees' service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan or for purposes of any benefit plan that provides retiree health or welfare benefits or any equity or equity-based compensation plan, program, agreement or arrangement, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Company or the Final Surviving Company, as applicable, or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date under a comparable Benefit Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

          (d)   Parent shall, or shall cause the Surviving Company or the Final Surviving Company, as applicable, or Parent's or the Surviving Company's or the Final Surviving Company's Subsidiaries, as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Company or the Final Surviving Company, as applicable, or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

          (e)   The Company shall take all actions, including through resolutions of the board of directors (or a duly constituted and authorized committee thereof or other appropriate governing body) of the Company or it applicable Subsidiary, that may be necessary or appropriate to cause any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (including any plan intended to qualify under 401(k) of the Code) (the "Company 401(k) Plan") to terminate effective on the Business Day immediately preceding the Closing Date, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent's reasonable prior review and approval. As of the Closing Date, Parent shall offer participation in Parent's tax-qualified defined contribution plan ("Parent 401(k) Plan"), effective as of the Closing Date, to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. If elected by a Company Employee in accordance with applicable Law, Parent shall cause the Parent 401(k) Plan to, following the Closing Date, accept a "direct rollover" to such Parent 401(k) Plan of the account balances (including promissory notes evidencing outstanding participant loans) of such Company Employee.

          (f)    This Section 6.09 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.09 or any other provision of this Agreement or any other related Contract, express or implied: (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement; (ii) except as expressly provided by Section 6.09(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

        Section 6.10    Directors' and Officers' Indemnification and Insurance.

          (a)   From and after the First Effective Time, the Surviving Company or the Final Surviving Company, as applicable, shall, and Parent shall cause the Surviving Company or the Final Surviving Company, as applicable, to, indemnify, defend and hold harmless, and advance out-of-pocket expenses with respect to, all past and present directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") for acts or omissions occurring at or prior to the First Effective Time to the fullest extent permitted by the CICL or provided under the Company Memorandum in effect on the date hereof. Parent shall guarantee such performance by the Surviving Company or the Final Surviving Company, as applicable.

          (b)   From the First Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company or the Final Surviving Company, as applicable, shall maintain in effect directors' and officers', fiduciary and employment practices liability insurance covering acts or omissions occurring at or prior to the First Effective Time with respect to those persons who are currently covered by the Company's directors' and officers', fiduciary and employment practices liability insurance policies (copies of which have been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage;provided, however, that in no event will Parent, the Surviving Company or the Final Surviving Company be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the "Maximum Premium"), which Maximum Premium is set forth in Section 6.10(b) of the Company Disclosure Letter; and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Company or the Final Surviving Company, as applicable, will be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company's option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the First Effective Time, six (6) year "tail" insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the aggregate Maximum Premium.

          (c)   Parent and the Company agree that all rights to indemnification and exculpation from, and advancement of expenses with respect to, liabilities for acts or omissions occurring at or prior to the First Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective memorandum and articles of association (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Company or the Final Surviving Company, as applicable,without further action, at the First Effective Time and shall survive the Mergers and shall continue in full force and effect in accordance with their terms. Further, the memorandum and articles of association of the Surviving Company or the Final Surviving Company, as applicable, shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses of former or present directors and officers than are presently set forth in the Company Memorandum, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the CICL during such period.

          (d)   This Section 6.10 shall survive the consummation of the Mergers, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Company or the Final Surviving Company, as applicable,and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

          (e)   In the event that Parent, the Surviving Company or the Final Surviving Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Company or the Final Surviving Company, as applicable, or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company or the Final Surviving Company, as applicable, shall succeed to the obligations set forth in Section 6.09 and this Section 6.10. In addition, Parent and the Surviving Company or the Final Surviving Company, as applicable, shall not distribute, sell, transfer or otherwise dispose of any of their respective assets in a manner that would reasonably be expected to render Parent or the Surviving Company or the Final Surviving Company, as applicable, unable to satisfy its obligations under this Section 6.10.

          (f)    The rights of the Indemnified Parties under this Section 6.10 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the memorandum and articles of association (or comparable organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Company or the Final Surviving Company, as applicable, to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

        Section 6.11    Section 16 Matters.     Prior to the First Effective Time, the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each Company Insider (as hereinafter defined) with respect to equity securities of the Company. Further, the board of directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the First Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Ordinary Shares and derivative securities with respect to Company Ordinary Shares pursuant to the transaction contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder, which resolution shall, to the extent the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion (and at least five (5) Business Days) prior to the First Effective Time, specifically address such Company Section 16 Information. "Company Section 16 Information" shall mean information accurate in all material respects regarding Company Insiders, the number of Company Ordinary Shares and derivative securities with respect to Company Ordinary Shares held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock pursuant to the transactions contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. "Company Insider" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

        Section 6.12    No Control of the Other Party's Business.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the First Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the First Effective Time. Prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 6.13    Shareholder Litigation.     The Company shall promptly advise Parent orally and in writing of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent's advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company orally and in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

        Section 6.14    Stock Exchange Listing.     Parent shall cause the shares of Parent Common Stock to be issued in the First Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the First Effective Time.

        Section 6.15    Stock Exchange De-listing.     Parent and the Company shall use their respective reasonable best efforts to cause the Company's securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the First Effective Time.

        Section 6.16    Tax Matters.

          (a)   Parent, Merger Sub I, Merger Sub II, and the Company shall use their respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Mergers from qualifying, as a "reorganization" under Section 368(a) of the Code.

          (b)   Parent, Merger Sub I, Merger Sub II, and the Company shall not take any Tax reporting position inconsistent with the treatment of, the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.

          (c)   The parties shall cooperate and use their commercially reasonable efforts, including in the case of the Company by providing to Skadden, Arps, Slate, Meagher & Flom LLP, a duly authorized and executed officer's certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) in substantially the form attached hereto as Exhibit D (the "Company Officer's Certificate"), and in the case of Parent by providing to Skadden, Arps, Slate, Meagher & Flom LLP, a duly authorized and executed officer's certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) in substantially the form attached hereto as Exhibit E (the "Parent Officer's Certificate"), in order for the Company to obtain the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or if Skadden, Arps, Slate, Meagher & Flom LLP is unable or unwilling to provide this opinion, then Deloitte LLP, or if each of Skadden, Arps, Slate, Meagher & Flom LLP and Deloitte LLP is unable or unwilling to provide this opinion, then a nationally recognized accounting firm or law firm reasonably acceptable to the Company and Parent, in form and substance reasonably acceptable to the Company and Parent, dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) (the "Company Tax Opinion") to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Mergers, together with the purchase of the Series A Shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a reorganization within the meaning of Section 368(a)

  of the Code. In the event the Company Tax Opinion is not provided by Skadden, Arps, Slate, Meagher & Flom LLP, the Company Officer's Certificate and Parent Officer's Certificate shall be provided to the law firm or accounting firm providing the Company Tax Opinion.

        Section 6.17    Resignation or Removal of Directors.     At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation or removal of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing (and, in any event, at least ten (10) Business Days prior to Closing), in each case, effective at the First Effective Time.

        Section 6.18    Remediation Agreement.     The Company agrees not to materially amend or make any material changes to the Remediation Agreement without Parent's prior written consent; provided that Parent shall consider any such proposed amendments or changes in good faith and shall not unreasonably withhold, condition or delay its consent thereto. The Company agrees to cooperate in good faith with Parent and to use its reasonable best efforts to perform its obligations under and in accordance with the Remediation Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01    Conditions to Each Party's Obligation to Effect the Mergers.     The obligations of the parties to effect the Mergers on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Company Shareholder Approval.    The Company Required Vote shall have been obtained.

          (b)    No Order.    No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Mergers.

          (c)    Governmental Consents.    The consents, approvals, authorizations or filings set forth in Section 4.05(b) of the Company Disclosure Letter and Section 5.05(b) of the Parent Disclosure Letter, have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (d)    Stock Exchange Listing.    The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

          (e)    Registration Statement Effectiveness.    The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending.

          (f)    Series A Preferred Share Purchase Agreement.    The conditions to closing set forth in Section 4 of the Series A Preferred Share Purchase Agreement shall have been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the Series A Shares, but subject to the satisfaction or waiver of those conditions) and the GSO Sellers shall be ready, willing and able to sell and transfer the Series A Shares to Parent pursuant to the Series A Preferred Share Purchase Agreement.

        Section 7.02    Additional Conditions to Obligations of Parent, Merger Sub I and Merger Sub II.     The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company (i) contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect and (ii) contained in Section 4.27(c) shall be true and correct as of the Closing Date as if made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of clause (i) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to "material," "materiality" or "Company Material Adverse Effect" (other than with respect to Section 4.09(b)). Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time. Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

        Section 7.03    Additional Conditions to Obligation of the Company.     The obligation of the Company to effect the Mergers on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to "material," "materiality" or "Parent Material Adverse Effect" (other than with respect to Section 5.10(b)). The Company shall have received a certificate signed by an officer of Parent on its behalf to the foregoing effect.

          (b)    Agreements and Covenants.    Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the First Effective Time. The Company shall have received a certificate signed by an officer of Parent on its behalf to the foregoing effect.

          (c)    Company Tax Opinion.    The Company shall have received the Company Tax Opinion, dated as of the Closing Date, addressed to the Company.

 ARTICLE VIII

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

        Section 8.01    Termination.     This Agreement may be terminated and the Mergers (and the other transactions contemplated hereby) may be abandoned at any time prior to the First Effective Time (notwithstanding if the Company Required Vote has been obtained):

          (a)   by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of the Company Special Committee and the board of directors or the Parent Special Committee;

          (b)   by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Mergers, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

          (c)   by Parent or the Company, if the Company Required Vote shall not have been obtained following a vote thereon having been taken at the Company Shareholder Meeting;

          (d)   by the Company, in accordance with Section 6.07(e);

          (e)   by Parent, if (i) the Company Special Committee shall have made an Adverse Recommendation Change, (ii) the board of directors of the Company shall have recommended to the Company Shareholders that they approve or accept a Superior Proposal, (iii) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Superior Proposal, (iv) the Company shall have materially breached its obligation under Section 6.06 by failing to hold the Company Shareholders Meeting, or (v) the Company shall have willfully and materially breached any of its obligations under Section 6.07 (provided that, for the purposes of this Section 8.01(e)(v), the Company shall not be deemed to have willfully or materially breached any of its obligations under Section 6.07(b)(ii)(C) for the actions of any of its or its Subsidiaries' Representatives (A) to which the Company had previously provided directions not to take any of the actions the Company is prohibited from taking pursuant to Section 6.07(b)(ii)(A) or (B) of which the Company did not have Knowledge as of the time such Representative took such action);

          (f)    by Parent or the Company, if the Closing shall not have occurred prior to November 7, 2020 (as such date may be extended pursuant to the proviso below or pursuant to Section 9.09, the "Outside Termination Date"); provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before such date; provided, further, that if on November 7, 2020 the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Parent or the Company may unilaterally extend the Outside Termination Date for three (3) months, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

          (g)   by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than a breach by the Company of the representation and warranty contained in Section 4.09(b)) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent, Merger Sub I or Merger Sub II is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

          (h)   by the Company, if (i) there has been a breach by Parent, Merger Sub I or Merger Sub II of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii)such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

        Section 8.02    Fees and Expenses.

          (a)    Expense Allocation.    Except as otherwise specified in Section 6.04 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

          (b)    Company Termination Fee.

              (i)  If this Agreement is terminated by the Company pursuant to Section 8.01(d) or by Parent pursuant to Section 8.01(e), the Company shall within three (3) Business Days after the date of such termination, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent, Merger Sub I and Merger Sub II against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Mergers to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

             (ii)  If this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(c) or by Parent pursuant to Section 8.01(g) as a result of a breach of any covenant or agreement contained in this Agreement and (A) at any time after the date hereof and prior to the Company Shareholders Meeting or the breach giving rise to Parent's right to terminate under Section 8.01(g), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Special Committee or the shareholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Shareholders Meeting or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the consummation of such Takeover Proposal, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent, Merger Sub I and Merger Sub II against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Mergers to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

            (iii)  Notwithstanding anything to the contrary contained in this Agreement, Parent's right to receive payment of the Company Termination Fee pursuant to this Section 8.02(b) constitute the sole and exclusive remedy of Parent or any of its Affiliates against the Company, or any of its Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee in accordance with this Section 8.02(b), none of the Company or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated hereby.

          (c)    Expenses; Interest.    The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

          (d)   For the purposes of this Section 8.02, all references in the term Takeover Proposal to "15% or more" shall be deemed to be references to "more than 50%." For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 8.02 the Company Termination Fee more than once.

        Section 8.03    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub I and Merger Sub II or the Company, except that (a) the provisions of Section 6.03(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Mergers by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute the sole and exclusive remedy for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination.

        Section 8.04    Amendment.     This Agreement may be amended by the parties in writing by action of the Company Special Committee and the board of directors of Parent or the Parent Special Committee, and the boards of directors of Merger Sub I and Merger Sub II at any time before or after the Company Required Vote has been obtained and prior to the filing of the of the First Plan of Merger and other documents required under the CICL to effect the First Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Shareholders or alter or change any other terms or conditions of this Agreement if such change would materially and adversely affect the Company or the Company Shareholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

        Section 8.05    Extension; Waiver.     At any time prior to the First Effective Time, each of the Company, Parent, Merger Sub I and Merger Sub II may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the First Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the First Effective Time and (b) this Article IX.

        Section 9.02    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

        if to Parent, Merger Sub I or Merger Sub II, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Facsimile:	702-243-3251
Email:	mgravelle@fnf.com
Attention:	General Counsel

        with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	212-728-9642 212-728-9662
Email:	adye@willkie.com ldelanoy@willkie.com
Attention:	Alexander M. Dye Laura L. Delanoy

        if to the Company, to

FGL Holdings
601 Locust Street, 9th floor
Des Moines, IA 50309
Email:	marhoun@fglife.bm
Attention:	General Counsel & Secretary

        with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com jon.hlafter@skadden.com
Attention:	Todd E. Freed Jon A. Hlafter

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:	212-446-4900
Email:	daniel.wolf@kirkland.com lauren.colasacco@kirkland.com
Attention:	Daniel E. Wolf, P.C. Lauren M. Colasacco, P.C.

        Section 9.03    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

        Section 9.04    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.10, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of Parent's, Merger Sub I's or Merger Sub II's breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discreton, on behalf of the Company Shareholders) and (iii) the right of the Company Shareholders to receive the Merger Consideration and the holders of Company Stock Options, Company Phantom Units, Company Restricted Stock Rights and Company Warrants to receive the payments to which they have the right to receive pursuant to Section 2.06 and Section 2.08, respectively, after the Closing (a claim with respect to which may not be made unless and until the First Effective Time shall have occurred). The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.05    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.06    Governing Law.     This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Mergers, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub I in the Company, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Surviving Company in Merger Sub II, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the board of directors of the Company and the boards of directors of Merger Sub I and Merger Sub II and the internal corporate affairs of the Company, Merger Sub I and Merger Sub II.

        Section 9.07    Consent to Jurisdiction.     Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) ("Delaware Courts"), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

        Section 9.08    Waiver of Jury Trial.     EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        Section 9.09    Specific Performance.     The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party's right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

        Section 9.10    Exclusions from Representations and Warranties.     Except as expressly set forth in Section 4.11(b), notwithstanding anything to the contrary contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any Reinsurance Contract. Furthermore, each of Parent, Merger Sub I and Merger Sub II acknowledges, understands and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

        Section 9.11    Severability.     If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 9.12    Parent Undertaking.     Parent hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel & Corporate Secretary

F I CORP.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Director

F II CORP.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Director

FGL HOLDINGS
By:	/s/ Christopher O. Blunt
	Name:	Christopher O. Blunt
	Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

DATED [    ]

FGL HOLDINGS

F I CORP.

PLAN OF MERGER

THIS PLAN OF MERGER is made on [                        ] 2020.

BETWEEN

(1)
FGL HOLDINGS, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Surviving Company"); and

(2)
F I CORP., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Merging Company" and together with the Surviving Company, the "Companies").

WHEREAS

(A)
The respective boards of directors (or a duly appointed committee thereof) of the Surviving Company and the Merging Company have approved the consummation of the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of that Agreement and Plan of Merger, dated as of February 7, 2020, by and among Fidelity National Financial, Inc. ("Parent"), the Surviving Company, the Merging Company and F II Corp. (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)
The shareholders of each of the Surviving Company and the Merging Company have approved this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)
Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.     DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.     PLAN OF MERGER

2.1
Company Details:

(a)
The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Law) is the Surviving Company.

(c)
The registered office of the Surviving Company is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)
Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

(e)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2
Effective Date

        In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies (the "Effective Date").

2.3
Terms and Conditions; Share Rights

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)
The rights and restrictions attaching to the shares in the Surviving Company are set out in the amended and restated memorandum and articles of association of the Surviving Company.

(c)
From the Effective Date:

(i)
the authorised share capital of the Surviving Company shall be decreased:

      from US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each;

      to US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

    (ii)
    the Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto.

2.4
Directors' Interests in the Merger

(a)
The name and address of the sole director of the surviving company (as defined in the Companies Law) is as follows: Michael L. Gravelle of 1701 Village Center Circle, Las Vegas, Nevada, 89134, United States of America.

(b)
The directors of the Surviving Company has been or will be paid the following amounts or receive the following benefits in connection with the Merger:

(i)
In consideration of a member of the board of directors of the Surviving Company serving on the Company Special Committee (other than Chinh Chu), each participating member of the Company Special Committee (other than Chinh Chu) shall be entitled to receive from the Surviving Company, without regard to whether the Merger is consummated, (a) a one-time fee of $100,000 and (b) reimbursement for out-of-pocket expenses in connection with his service on the Company Special Committee;

(ii)
In consideration of Chinh Chu serving as Chairman of the Company Special Committee, Chinh Chu shall be entitled to receive from the Surviving Company, without regard to whether the Merger is consummated, (a) a one-time fee of $120,000 and (b) reimbursement for out-of-pocket expenses in connection with his service on the Company Special Committee;

(iii)
Each member of the board of directors of the Surviving Company shall be entitled to receive the Merger Consideration into which each Share that is owned by such member of the board of directors of the Surviving Company immediately prior to the First Effective Time have been converted;

(iv)
Each member of the board of directors of the Surviving Company shall indemnified, defended and held harmless for acts or omissions occurring at or prior to the First

      Effective Time to the fullest extent permitted by the Companies Law or provided under the Company Memorandum in effect on the date hereof;

    (v)
    Each member of the board of directors of the Surviving Company shall receive the benefit of the maintenance of directors' and officers', fiduciary and employment practices liability insurance covering acts or omissions occurring at or prior to the First Effective Time (or in lieu of the foregoing insurance coverage, the purchase of six (6) year "tail" insurance coverage);

    (vi)
    CC Capital Partners, LLC (an entity controlled by Chinh Chu) shall receive (a) a work management fee for services provided in connection with the transaction, a portion of which is contingent on closing, and (b) reimbursement for out-of-pocket expenses in connection with its performance of such services; and

    (vii)
    In connection with Blackstone ISG-I Advisors LLC ("BISGA")'s activities as investment advisor to certain subsidiaries of the Surviving Company, MVB Management, LLC, an entity owned by affiliates of Chinh Chu and William Foley ("MVB Management"), shall receive fees from BISGA pursuant to a Participation Fee Agreement and related side letter agreements with BISGA and Parent; MVB Management will receive a direct benefit from the Participation Fee Agreement and related side letter agreements with BISGA and Parent, and will receive an indirect benefit as a result of the Amended and Restated Omnibus Investment Management Agreement Termination Side Letter which, among other things, will extend the initial term of such agreement through the fifth anniversary of the Closing and provide that certain future investment assets acquired by the Surviving Company and its affiliates will be placed under management by BISGA and be subject to similar fee arrangements.

  (c)
  No director of the Merging Company will be paid any amounts or receive any benefits consequent upon the Merger.

2.5
Secured Creditors

(a)
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.     VARIATION

3.1
At any time prior to the Effective Date, this Plan of Merger may be amended by the boards of directors (or a duly appointed committee thereof) of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

4.     TERMINATION

4.1
At any time prior to the Effective Date, this Plan of Merger may be terminated in accordance with the terms of the Merger Agreement.

5.     COUNTERPARTS

5.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.     GOVERNING LAW

6.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank)

        IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of F I CORP.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	MICHAEL L. GRAVELLE
)
	)	Title:	Director

)
SIGNED for and on behalf of FGL HOLDINGS:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

 ANNEXURE 1

MERGER AGREEMENT

 ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE
SURVIVING COMPANY

ANNEX C

DATED [    ]

FGL HOLDINGS

F II CORP.

PLAN OF MERGER

THIS PLAN OF MERGER is made on [            ] 2020.

BETWEEN

(1)
FGL HOLDINGS, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Merging Company"); and

(2)
F II CORP., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Surviving Company" and together with the Merging Company, the "Companies").

WHEREAS

(A)
The respective boards of directors (or a duly appointed committee thereof) of the Surviving Company and the Merging Company have approved the consummation of the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of that Agreement and Plan of Merger, dated as of February 7, 2020, by and among Fidelity National Financial, Inc. ("Parent"), the Merging Company, the Surviving Company and F I Corp. (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)
The shareholders of each of the Surviving Company and the Merging Company have approved this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)
Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.     DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.     PLAN OF MERGER

2.1
Company Details:

(a)
The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)
The surviving company (as defined in the Companies Law) is the Surviving Company.

(c)
The registered office of the Merging Company is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Surviving Company is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

(e)
Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2
Effective Date

  In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies (the "Effective Date").

2.3
Terms and Conditions; Share Rights

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)
The rights and restrictions attaching to the shares in the Surviving Company are set out in the amended and restated memorandum and articles of association of the Surviving Company.

(c)
From the Effective Date, the Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto.

2.4
Directors' Interests in the Merger

(a)
The name and address of the sole director of the surviving company (as defined in the Companies Law) is as follows: Michael L. Gravelle of 1701 Village Center Circle, Las Vegas, Nevada, 89134, United States of America.

(b)
No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.5
Secured Creditors

(a)
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.     VARIATION

3.1
At any time prior to the Effective Date, this Plan of Merger may be amended by the boards of directors (or a duly appointed committee thereof) of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

4.     TERMINATION

4.1
At any time prior to the Effective Date, this Plan of Merger may be terminated in accordance with the terms of the Merger Agreement.

5.     COUNTERPARTS

5.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.     GOVERNING LAW

6.1
This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank)

        IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of F II CORP.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	Michael L. Gravelle
)
	)	Title:	Director

)
SIGNED for and on behalf of FGL HOLDINGS:	)
	)	Duly Authorised Signatory
)
	)	Name:	Michael L. Gravelle
)
	)	Title:	Director

 ANNEXURE 1

MERGER AGREEMENT

 ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

ANNEX D

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[FGL HOLDINGS]
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
[FGL HOLDINGS]
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1
The name of the Company is "[FGL Holdings]".

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member's shares.

5
The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

 THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
[FGL HOLDINGS]
(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1           Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these articles of association of the Company.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Company"	means the above named company.
"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"Ordinary Resolution"

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Share"	means a share in the Company and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.

"Statute"	means the Companies Law (2020 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2           Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3           Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)
issue one Share to itself;

(b)
transfer that Share by an instrument of transfer to any person; and

(c)
update the Register of Members in respect of the issue and transfer of that Share.

3.2
The Company shall not issue Shares to bearer.

4           Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5           Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6           Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7           Transfer of Shares

7.1
Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8           Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9           Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10         Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11         Commission on Sale of Shares

             The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12         Non Recognition of Trusts

             The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13         Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts,

  liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14         Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15         Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16         Transmission of Shares

16.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17         Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

18         Offices and Places of Business

             Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19         General Meetings

19.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3
The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4
A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5
The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6
If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20         Notice of General Meetings

20.1
At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21         Proceedings at General Meetings

21.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11
The demand for a poll may be withdrawn.

21.12
Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22         Votes of Members

22.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23         Proxies

23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24         Corporate Members

             Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25         Shares that May Not be Voted

             Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26         Directors

             There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27         Powers of Directors

27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28         Appointment and Removal of Directors

28.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29         Vacation of Office of Director

             The office of a Director shall be vacated if:

  (a)
  the Director gives notice in writing to the Company that he resigns the office of Director; or

  (b)
  the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

  (c)
  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

  (d)
  the Director is found to be or becomes of unsound mind; or

  (e)
  all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30         Proceedings of Directors

30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31         Presumption of Assent

             A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32         Directors' Interests

32.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3
A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33         Minutes

             The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34         Delegation of Directors' Powers

34.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35         Alternate Directors

35.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3
An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4
Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36         No Minimum Shareholding

             The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37         Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38         Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39         Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40         Capitalisation

             The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41         Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42         Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43         Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44         Winding Up

44.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45         Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46         Financial Year

             Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47         Transfer by Way of Continuation

             If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48         Mergers and Consolidations

             The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

ANNEX E

February 6, 2020

The Special Committee of the Board of Directors of FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman, Cayman Islands KY1-1102

Dear Members of the Special Committee:

        We understand that FGL Holdings (the "Company"), Fidelity National Financial, Inc. ("Parent"), F I Corp., a wholly-owned subsidiary of Parent ("Merger Sub I"), and F II Corp., a wholly-owned subsidiary of Parent ("Merger Sub II"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, (i) Merger Sub I will be merged with and into the Company, with the Company surviving the merger (the "First Merger"), and (ii) immediately following the First Merger, the Company will be merged with and into Merger Sub II (the "Second Merger" and, together with the First Merger, the "Transaction"), with Merger Sub II surviving the Second Merger and becoming a wholly-owned subsidiary of Parent. In connection with the First Merger, each outstanding ordinary share, par value $0.0001 per share, of the Company (the "Company Ordinary Shares"), excluding Dissenting Shares (as defined in the Merger Agreement), shares owned by the Company as treasury stock or otherwise or by any subsidiary of the Company, and shares owned by Parent, Merger Sub I, Merger Sub II or any other subsidiary thereof (which shares will be converted into the right to receive consideration as set forth in the Merger Agreement), will be converted into the right to receive, in each case as the holder thereof shall have elected or be deemed to have elected, either (x) $12.50 in cash (the "Cash Consideration"), or (y) 0.2558 shares (the "Exchange Ratio") of common stock, par value $0.0001 per share, of Parent (the "Parent Common Stock") (such number of shares, the "Stock Consideration" and, together with the Cash Consideration, taken in the aggregate, the "Merger Consideration"). The Merger Consideration is subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which we express no opinion). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        The Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Ordinary Shares (other than Parent and its affiliates) in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed a draft dated February 6, 2020 of the Merger Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company and Parent;

245 Park Avenue, 20th FL • New York, NY 10167 • Tel 212.497.4100 • Fax 212.661.3070 • HL.com
Broker-dealer services through Houlihan Lokey Capital, Inc.

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and approved for our use by the Company and the Committee, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2019 through 2023 (the "Company Forecasts");

  4.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Parent made available to us by Parent and approved for our use by the Company and the Committee, including financial projections prepared by the management of Parent relating to Parent for the fiscal years ending 2019 through 2021 (the "Parent Forecasts");

  5.
  spoken with certain members of the managements of the Company and Parent and certain of their and the Committee's representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and Parent, the Transaction and related matters;

  6.
  compared the financial and operating performance of the Company and Parent with that of other public companies that we deemed to be relevant;

  7.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  8.
  reviewed the current and historical market prices and trading volume for certain of the Company's and Parent's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  9.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company has advised us, and we have assumed, that the Company Forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, with the authorization of the management of the Company, we have assumed that the Parent Forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial results and condition of Parent and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Committee, that the Transaction will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Transaction, the Company or Parent or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ from the draft of the Merger Agreement identified above in any respect material to our analyses or this Opinion.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Parent or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject.

        We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Company Ordinary Shares or the Parent Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of the Parent Common Stock to be issued in the Transaction to the shareholders of the Company will be listed on the New York Stock Exchange.

        This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act, vote or make any election with respect to any matter relating to the Transaction or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory services to the Company and have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to The Blackstone Group Inc. ("Blackstone"), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (collectively, with Blackstone, the "Blackstone Group") and CC Capital Management LLC ("CC Capital"), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, CC Capital (collectively, with CC Capital, the "CC Capital Group"), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain financial advisory services to a transaction committee of the Company in connection with its evaluation of a prior contemplated transaction, (ii) having acted as financial advisor to certain members of the Blackstone Group in connection with the sale of Tangerine Confectionery Ltd, which transaction closed in August 2018, (iii) having acted as financial advisor to an ad hoc group of secured debtholders, of which GSO Capital Partners ("GSO"), a member of the Blackstone Group, was a significant member, in connection with the recapitalization of Concordia International Corp., which closed in September 2018, (iv) having acted as financial advisor to GSO as a secured lender to Gibson Brands in connection with its Chapter 11 restructuring, which was completed in November 2018, (v) having acted as financial advisor to GSO as a lender to One Call Corp. in connection with a recapitalization transaction, which was completed in October 2019, (vi) having in the past provided and currently providing valuation advisory and/or financial advisory services to various members of the Blackstone Group, (vii) having acted or currently acting as financial advisor to other groups of lenders, noteholders or creditors, of which one or more affiliates of the Blackstone Group were or are members, of certain companies in connection with restructuring transactions, (viii) having acted as financial advisor to Constellation Healthcare Technologies and its affiliates, then members of the CC Capital Group, in connection with its sale of substantially all of its assets, which transaction was completed in August 2018, and (ix) having acted as an underwriter in connection with acquisition financing for CC Capital's acquisition of Dun & Bradstreet Corporation, which transaction was completed in February 2019. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, members of the Blackstone Group, members of the CC Capital Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Blackstone or CC Capital, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Blackstone Group or members of the CC Capital Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, members of the Blackstone Group, members of the CC Capital Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), including the terms of the Series A Preferred Share Purchase Agreement (as defined in the Merger Agreement), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents, including, without limitation, the fairness of the Merger Consideration relative to the consideration to be received by holders of Series A Shares or Series B Shares (each as defined in the Merger Agreement) pursuant to the Series A Preferred Share Purchase Agreement or the Merger Agreement, respectively, (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Ordinary Shares (other than Parent and its affiliates) in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

ANNEX F

Rights of Dissenters
238.	(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person's shares upon dissenting from a merger or consolidation.
	(2)	A member who desires to exercise that person's entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
	(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person's shares if the merger or consolidation is authorised by the vote.
(4)

Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)

A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person's decision to dissent, stating—

		(a)	his name and address;
		(b)	the number and classes of shares in respect of which that person dissents; and
		(c)	a demand for payment of the fair value of that person's shares.
	(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.
(7)

Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person's shares and the rights referred to in subsections (12) and (16).

(8)

Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person's shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person's shares, the company shall pay to the member the amount in money forthwith.

(9)

If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

		(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)

the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)

A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)

At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)

Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)

The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)

The enforcement by a member of that person's entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

F-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        As permitted by the DGCL, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the DGCL, the registrant's certificate of incorporate and bylaws provide that:

  •
  the registrant is required to indemnify its directors and officers to the fullest extent permitted under the DGCL, subject to very limited exceptions;

  •
  the registrant may indemnify its other employees and agents to the fullest extent permitted by law, subject to very limited exceptions;

  •
  the registrant is required to advance expenses, as incurred, to its directors and officers in connection with a proceeding to the maximum extent permitted under the DGCL, subject to very limited exceptions;

  •
  the rights conferred in the certificate of incorporation or bylaws are not exclusive.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits.

        Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b)
Financial Statement Schedule.

        Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto included in the proxy statement/prospectus that forms a part of this registration statement.

(c)
Opinions.

        The opinion of Houlihan Lokey, financial advisor to the FGL special committee, is attached as Annex E to the proxy statement/prospectus contained herein.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (c)   That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (e)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

2.1		Agreement and Plan of Merger, dated as of February 7, 2020, by and between FGL Holdings, Fidelity National Financial, Inc., F I Corp. and F II Corp. (included as Annex A to the proxy statement/prospectus)†
3.1		Fourth Amended and Restated Bylaws of Fidelity National Financial, Inc., February 1, 2017 (incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K, dated February 2, 2017)
3.2		Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 13, 2018)
5.1	*	Opinion and consent of Willkie Farr & Gallagher LLP, as to the legality of the securities being offered
10.1
Voting Agreement, dated February 7, 2020, by and between FGL Holdings, Fidelity National Financial, Inc. and Shareholders (incorporated by reference to Exhibit 99.3 to Registrant's Schedule 13D, filed February 7, 2020)
10.2
Voting Agreement, dated February 7, 2020, by and between FGL Holdings, Fidelity National Financial, Inc. and Shareholders (incorporated by reference to Exhibit 99.4 to Registrant's Schedule 13D, filed February 7, 2020)
10.3
Voting Agreement, dated February 7, 2020, by and between FGL Holdings, Fidelity National Financial, Inc. and Shareholders (incorporated by reference to Exhibit 99.5 to Registrant's Schedule 13D, filed February 7, 2020)
10.4
Voting Agreement, dated February 7, 2020, by and between FGL Holdings, Fidelity National Financial, Inc. and Shareholders (incorporated by reference to Exhibit 99.6 to Registrant's Schedule 13D, filed February 7, 2020)
23.1	*	Consent of Willkie Farr & Gallagher LLP (contained in opinion to be filed as Exhibit 5.1 to an amendment hereto)
23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to FGL's financial statements
23.4		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, relating to FNF's financial statements (2017, 2018 and 2019)
24.1		Powers of Attorney (included on signature page of this Registration Statement)
99.1		Consent of Houlihan Lokey Capital, Inc.
99.2	*	Form of Election
99.3		Form of Proxy Card for FGL Extraordinary General Meeting

*
To be filed by amendment.

†
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, Florida, on April 1, 2020.

Fidelity National Financial, Inc.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

POWERS OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Michael L. Gravelle as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAYMOND R. QUIRK Raymond R. Quirk	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2020
/s/ ANTHONY J. PARK Anthony J. Park	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2020
/s/ WILLIAM P. FOLEY, II William P. Foley, II	Director and Chairman of the Board	April 1, 2020
/s/ DOUGLAS K. AMMERMAN Douglas K. Ammerman	Director	April 1, 2020
/s/ THOMAS M. HAGERTY Thomas M. Hagerty	Director	April 1, 2020

Signature	Title	Date

/s/ DANIEL D. (RON) LANE Daniel D. (Ron) Lane	Director	April 1, 2020
/s/ RICHARD N. MASSEY Richard N. Massey	Director	April 1, 2020
/s/ JOHN D. ROOD John D. Rood	Director	April 1, 2020
/s/ PETER O. SHEA, JR. Peter O. Shea, Jr.	Director	April 1, 2020
/s/ CARY H. THOMPSON Cary H. Thompson	Director	April 1, 2020
/s/ HEATHER H. MURREN Heather H. Murren	Director	April 1, 2020